As filed with the Securities and Exchange Commission on June 18, 2012

Registration No. 333-179487

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EQT Midstream Partners, LP
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	4922 (Primary Standard Industrial Classification Code Number)	37-1661577 (IRS Employer Identification Number)

625 Liberty Avenue
Pittsburgh, Pennsylvania 15222
(412) 553-5700
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Philip P. Conti
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222
(412) 553-5700
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Joshua Davidson Laura Lanza Tyson Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002-4995 (713) 229-1234	David P. Oelman Matthew R. Pacey Vinson & Elkins L.L.P. First City Tower 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 (713) 758-2222

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED JUNE 18, 2012

PRELIMINARY PROSPECTUS

12,500,000 Common Units

Representing Limited Partner Interests

EQT Midstream Partners, LP

          This is the initial public offering of our common units representing limited partner interests. We are offering 12,500,000 common units in this offering. We currently expect that the initial public offering price will be between $19.00 and $21.00 per common unit. Prior to this offering, there has been no public market for our common units. We have been approved to list our common units on the New York Stock Exchange, subject to official notice of issuance, under the symbol "EQM."

          As a result of certain FERC rate-making policies, we require an owner of our common units to be an eligible taxable holder. Eligible taxable holders are individuals or entities subject to United States federal income taxation on our income or entities not subject to such taxation so long as all of the entity's owners are subject to such taxation.

          We are an "emerging growth company" as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

          Investing in our common units involves risks. Please read "Risk Factors" beginning on page 22.

          These risks include the following:

  •
  We are dependent on EQT Corporation and its affiliates for a substantial majority of our revenues and future growth. Therefore, we are indirectly subject to the business risks of EQT. We have no control over EQT's business decisions and operations, and EQT is under no obligation to adopt a business strategy that favors us.

  •
  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to holders of our common and subordinated units.

  •
  On a pro forma basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all units for the year ended December 31, 2011 or the twelve-month period ended March 31, 2012.

  •
  Our natural gas transmission, storage and gathering services are subject to extensive regulation by federal, state and local regulatory authorities; regulatory measures adopted by such authorities could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions.

  •
  Our general partner and its affiliates, including EQT, have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

  •
  EQT and other affiliates of our general partner are not restricted in their ability to compete with us.

  •
  You will experience immediate and substantial dilution in net tangible book value of $8.02 per common unit.

  •
  Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

  •
  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

  •
  Our unitholders' share of our income will be taxable to them for U.S. federal income tax purposes even if they do not receive any cash distributions from us.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to EQT Midstream Partners, LP (Before Expenses)	$	$

(1)
Excludes a structuring fee of an aggregate of 0.60% of the gross offering proceeds payable to Citigroup Global Markets Inc. and Barclays Capital Inc. Please read "Underwriting" beginning on page 219.

          To the extent that the underwriters sell more than 12,500,000 common units in this offering, the underwriters have the option to purchase up to an additional 1,875,000 common units from EQT Midstream Partners, LP at the initial public offering price less underwriting discounts.

          The underwriters expect to deliver the common units to purchasers on or about                        , 2012, through the book-entry facilities of The Depository Trust Company.

Citigroup		Barclays
BofA Merrill Lynch	Credit Suisse	J.P. Morgan	Wells Fargo Securities

Deutsche Bank Securities
Goldman, Sachs & Co.
RBC Capital Markets

                        , 2012

EQT Midstream PARTNERS, LP

CANADA
MI
New York
Massachusetts
Connecticut
Marcellus
Utica
Pennsylvania
New Jersey
Ohio
Maryland
Delaware
West Virginia
Virginia
Kentucky

Columbiana
Beaver
Butler
Carroll
Hancock
Jefferson
Allegheny
Harrison
Washington
Brooke
Westmoreland
Ohio
Belmont
Greene
Fayette
Marshall
Monroe
Wetzel
Monongalia
Tyler
Marion
Preston
Doddridge
Taylor
Harrison
Barbour
Ritchie
Tucker
Lewis
Gilmer
Upshur
Braxton
Webster
Legend
Equitrans Transmission
Equitrans Gathering
Equitrans Storage Pools
Compressor Stations

Contracting Mix*

Interruptible 20%
Firm Usage 16%
Firm Reservation 64%

Operating Mix*

Gathering 15%
Transmission & Storage 85%

*Percentage of revenue for the year ended December 31, 2011.

i

VALIDITY OF THE COMMON UNITS	225
EXPERTS	225
WHERE YOU CAN FIND MORE INFORMATION	225
FORWARD-LOOKING STATEMENTS	227
INDEX TO FINANCIAL STATEMENTS	F-1
APPENDIX A—FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EQT MIDSTREAM PARTNERS, LP	A-1
APPENDIX B—GLOSSARY OF TERMS	B-1

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in the common units. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 22 and the historical and pro forma financial statements and the notes to those financial statements included elsewhere in this prospectus. Unless indicated otherwise, the information presented in this prospectus assumes (1) an initial public offering price of $20.00 per common unit (the midpoint of the price range set forth on the cover page of this prospectus) and (2) that the underwriters do not exercise their option to purchase additional units. We include a glossary of some of the terms used in this prospectus as Appendix B. References in this prospectus to "EQT Midstream," "we," "our," "us" or like terms when used in a historical context refer to the businesses and assets of Equitrans, L.P., which EQT Corporation is contributing to EQT Midstream Partners, LP in connection with this offering. The results of operations of Equitrans, L.P. exclude the results of Big Sandy Pipeline, a FERC-regulated transmission pipeline sold by Equitrans, L.P. to an unrelated party in July 2011 and not reflected in the presentation of our financial statements. When used in the present tense or prospectively, those terms refer to EQT Midstream Partners, LP and its subsidiaries. References in this prospectus to "EQT" refer to EQT Corporation and its controlled affiliates (other than us). Please read "—Formation Transactions and Partnership Structure" on page 9.

EQT Midstream Partners, LP

Overview

        We are a growth-oriented limited partnership formed by EQT Corporation (NYSE: EQT) to own, operate, acquire and develop midstream assets in the Appalachian Basin. We provide substantially all of our natural gas transmission, storage and gathering services under contracts with fixed reservation and/or usage fees, with a significant portion of our revenues being generated pursuant to long-term firm contracts. We will initially focus our operations in the Marcellus Shale fairway in southern Pennsylvania and northern West Virginia, a rapidly growing natural gas play and the core operating area of EQT. We believe that our strategically located assets and our relationship with EQT position us as a leading Appalachian Basin midstream energy company serving the Marcellus Shale.

        EQT is our largest customer and is one of the largest natural gas producers in the Appalachian Basin. For the year ended December 31, 2011, EQT reported 5.4 Tcfe of proved reserves and total production of 198.8 Bcfe, representing a 44% increase in production as compared to the year ended December 31, 2010. Approximately 42% of EQT's total production in 2011 was from wells in the Marcellus Shale. During the year ended December 31, 2011 and the three-month period ended March 31, 2012, approximately 64% and 65%, respectively, of our total natural gas transmission and gathering volumes were comprised of natural gas produced by EQT. In order to facilitate production growth in its areas of operation, EQT has invested $1.7 billion in midstream infrastructure from January 1, 2007 through March 31, 2012 and currently owns a substantial and growing portfolio of midstream assets, many of which have multiple interconnects into our system. We believe EQT's economic relationship with us incentivizes EQT to provide us with access to additional production growth in and around our existing assets and with acquisitions and organic growth opportunities, although EQT is under no obligation to do so.

        We provide midstream services to EQT and third parties in the Appalachian Basin across 22 counties in Pennsylvania and West Virginia through our two primary assets: our transmission and storage system, which serves as a header system transmission pipeline, and our gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines.

        Equitrans Transmission and Storage System.    Our transmission and storage system includes an approximately 700 mile FERC-regulated interstate pipeline system that connects to five interstate pipelines and multiple distribution companies, and it is supported by 14 associated natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capability and 32 Bcf of working gas capacity. As of March 31, 2012, our transmission assets had total throughput capacity of approximately 1.0 TBtu per day. Revenues associated with our transmission and storage system represented approximately 85% and 87%, respectively, of our total revenues for the year ended December 31, 2011 and the three-month period ended March 31, 2012. As of March 31, 2012, the weighted average remaining contract life based on total revenues for our firm transmission and storage contracts was approximately 9.5 years.

        Our transmission and storage system was initially constructed to receive natural gas from interstate pipelines and local conventional natural gas producers for delivery to local distribution companies, or LDCs, and industrial end-users located in West Virginia and western Pennsylvania, including the city of Pittsburgh. Prompted by the rapid development of the Marcellus Shale beginning in 2007 and the resulting excess supply of natural gas in the region, we shifted the focus of our transmission and storage system and reengineered our pipeline to act as a header system receiving natural gas produced in the Marcellus Shale for delivery into interstate pipelines that serve customers throughout the Mid-Atlantic and Northeastern United States in addition to our continued deliveries to LDCs and end-users directly connected to our system.

        In 2010, we initiated an expansion of our transmission and storage system, which is now complete, to increase its ability to receive gas produced in the Marcellus Shale for delivery to high demand end-user markets through existing interconnects with several interstate transmission pipelines, which we refer to as the Equitrans 2010 Marcellus expansion project. The Equitrans 2010 Marcellus expansion project involved increasing the maximum allowable operating pressure of six miles of pipeline, installing emission controls and increasing horsepower on two engines at the Pratt Compressor Station, installing a delivery point interconnect with Texas Eastern Transmission LP, or Texas Eastern, and installing two receipt points with an affiliated Marcellus gathering system located in Greene County, Pennsylvania. The Equitrans 2010 Marcellus expansion project increased off-system capacity by over 200 BBtu per day at a cost of approximately $16 million.

        Pursuant to an acreage dedication to us from EQT, we have the right to elect to transport on our transmission and storage system all natural gas produced from wells drilled by EQT under an area covering approximately 60,000 acres in Allegheny, Washington and Greene Counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis Counties in West Virginia. EQT has a significant drilling program in these areas and is expanding its retained midstream infrastructure, which connects to our transmission and storage system, to meet expected production growth. For additional information on this acreage dedication, please see "Certain Relationships and Related Transactions—Contracts with Affiliates—Acreage Dedication."

        Equitrans Gathering System.    Our gathering system consists of approximately 2,100 miles of FERC-regulated low-pressure gathering lines that have multiple delivery interconnects with our transmission and storage system and a gathering and interstate pipeline system owned and operated by Dominion Transmission, Inc., or Dominion Transmission. Revenues associated with our gathering system, all of which were generated under interruptible gathering service contracts, represented approximately 15% and 13%, respectively, of our total revenues for the year ended December 31, 2011 and the three-month period ended March 31, 2012.

        The following table provides information regarding our transmission, storage and gathering assets as of March 31, 2012 and for the periods indicated:

				Approximate Average Daily Throughput (BBtu/d)
System	Approximate Number of Miles	Approximate Number of Receipt Points	Approximate Compression (Horsepower)	Year Ended December 31, 2011	Three-Month Period Ended March 31, 2012
Transmission and Storage	700	62	17,000	397	462
Gathering	2,100	2,400	23,000	78	75

Business Strategies

        Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time while ensuring the ongoing stability of our business. We expect to achieve this objective through the following business strategies:

  •
  Pursuing accretive acquisitions from EQT.  We intend to seek opportunities to expand our existing natural gas transmission, storage and gathering operations primarily through accretive acquisitions from EQT. We believe that EQT's economic relationship with us incentivizes it to offer us acquisition opportunities, although it is under no obligation to do so.

  •
  Capitalizing on economically attractive organic growth opportunities.  EQT's acreage dedication to our assets and EQT's economic relationship with us provide us with a platform for organic growth. We expect to achieve this growth by meeting EQT's midstream needs, which we expect to increase as a result of its anticipated drilling activity in our areas of operation. In addition, we intend to use EQT's knowledge of, and expertise in, the Marcellus Shale in order to target and efficiently execute economically attractive organic growth projects, although EQT is under no obligation to share with us such knowledge and expertise.

  •
  Attracting additional third-party volumes to our system.  We actively market our midstream services to, and pursue strategic relationships with, third-party producers in order to attract additional volumes and/or expansion opportunities. We believe that our connectivity to interstate pipelines, which is a key feature of a header system transmission pipeline, as well as our position as an early developer of midstream infrastructure within certain areas of the Marcellus Shale, will allow us to capture additional third-party volumes in the future.

  •
  Focusing on stable, fixed-fee business.  We intend to pursue opportunities to provide fixed-fee transmission, storage and gathering services to EQT and third parties. We will focus on obtaining additional long-term firm commitments from customers, which may include reservation-based charges, volume commitments and acreage dedications.

  •
  Increasing access to existing and new delivery markets.  We are actively working to increase delivery interconnects with interstate pipelines, neighboring LDCs, large industrial facilities and electric generation plants in order to increase access to existing and new markets for natural gas consumption. Our transmission and storage system has the flexibility to accommodate significant additional throughput to service new end-user markets and we believe that our access to numerous supply sources, including Marcellus Shale production, five interstate pipelines and our on-system storage facilities, which can be used to balance volatile load swings, make us an attractive option for these end-user delivery markets.

Competitive Strengths

        We believe we are well-positioned to successfully execute our business strategies because of the following competitive strengths:

  •
  Our affiliation with EQT.  We believe that EQT, as the owner of our 2.0% general partner interest, all of our incentive distribution rights and a 62.7% limited partner interest in us, is motivated to promote and support the successful execution of our principal business objective through, for example, the following:

  —
  Acquisition opportunities:  EQT owns and operates a large and growing portfolio of Appalachian Basin midstream assets, and we believe EQT will offer us the opportunity to purchase some or all of such assets in the future, although it is not obligated to do so.

  —
  EQT Production and Marketing:  EQT Production Company, which is EQT's production affiliate, is one of the largest natural gas producers in the Appalachian Basin with 5.4 Tcfe of proved reserves as of December 31, 2011, a portion of which is dedicated to our transmission system. EQT Energy, LLC, EQT's marketing affiliate, is one of our largest customers and is an anchor tenant on a number of recently completed and ongoing midstream growth projects.

  —
  Equitable Gas Company:  Equitable Gas Company, LLC, EQT's local distribution company, which serves approximately 275,000 customers in southwestern Pennsylvania and northern West Virginia, has multiple interconnects with our transmission and storage system.

  —
  Significant industry and management expertise:  Through our relationship with EQT, we will have access to a significant pool of management talent, strong commercial relationships throughout the energy industry and the broad operational, commercial, technical, risk management and administrative infrastructure of EQT. We believe this access will, among other things, enhance the efficiency of our operations in areas such as pipeline and gathering expansion projects, an area where EQT has significant experience in the Appalachian Basin.

  •
  Strategically located asset base.  Our assets are strategically located in the fairway of the Marcellus Shale. Moreover, we own a header system transmission pipeline that has multiple connections to major interstate pipelines and provides access to natural gas end-user markets in the region as well as in the Mid-Atlantic and Northeastern United States.

  •
  Stable cash flows underpinned by long-term, fixed-fee contracts.  Substantially all of our revenues are generated under long-term, fixed-fee contracts. In addition, for the year ended December 31, 2011, approximately 64% of our revenues were generated from capacity reservation charges under long-term firm contracts that our customers are required to pay regardless of the actual capacity utilized. This contract structure enhances the stability of our cash flows and minimizes our direct exposure to commodity price risk.

  •
  Operational flexibility of our transmission and storage system.  One of the key strengths of our transmission and storage system is that it is a header system transmission pipeline that contains valuable operational flexibility. This inherent flexibility, derived from our pipeline's multiple receipt and delivery interconnects, numerous pipeline segments and the diverse location of its storage reservoirs, enables us to leverage system pressures to optimize gas flows and expand capacity at a low cost, resulting in increased throughput and maximum system utilization. For these reasons, we believe that our operational flexibility will allow us to continue to attract suppliers and increase the utilization of our assets.

  •
  Financial flexibility and strong capital structure.  At the closing of this offering, we expect to have no outstanding indebtedness and undrawn borrowing capacity of $350 million under our new $350 million revolving credit facility, allowing us to competitively pursue acquisitions and organic growth opportunities.

 Our Relationship with EQT

        One of our principal attributes is our relationship with EQT. Headquartered in Pittsburgh, Pennsylvania, in the heart of the Appalachian Basin, EQT is an integrated energy company, with an emphasis on natural gas production, gathering, transmission, distribution and marketing. EQT conducts its business through three business segments: EQT Production, EQT Midstream and Distribution. EQT Production is one of the largest natural gas producers in the Appalachian Basin with 5.4 Tcfe of proved reserves as of December 31, 2011 across three major plays: Marcellus Shale, Huron Shale and coalbed methane. EQT Midstream provides transmission, storage and gathering services for EQT's produced natural gas and to third parties in the Appalachian Basin. EQT also has a regulated natural gas distribution subsidiary, Equitable Gas Company, LLC, or Equitable Gas Company, which distributes and sells natural gas to residential, commercial and industrial customers in southwestern Pennsylvania and West Virginia.

        At the closing of this offering, EQT will own a 2.0% general partner interest in us, all of our incentive distribution rights and a 62.7% limited partner interest in us. Because of its ownership of the incentive distribution rights, EQT is positioned to directly benefit from committing additional natural gas volumes to our systems and facilitating accretive acquisitions and organic growth opportunities. However, EQT is under no obligation to make acquisition opportunities available to us, is not restricted from competing with us and may acquire, construct or dispose of midstream assets without any obligation to offer us the opportunity to purchase or construct these assets. Please read "Certain Relationships and Related Transactions—Omnibus Agreement" beginning on page 169.

        We believe that our relationship with EQT is advantageous for the following reasons:

  •
  EQT is a leader among exploration and production companies in the Appalachian Basin.  EQT had approximately 3.5 million acres as of December 31, 2011, of which approximately 530,000 acres were located in the Marcellus Shale. A substantial portion of EQT's drilling efforts in 2011 were focused on drilling horizontal wells in Marcellus Shale formations in Pennsylvania and northern West Virginia. For the year ended December 31, 2011, EQT reported total production of 198.8 Bcfe, representing a 44% increase in production as compared to the year ended December 31, 2010. Approximately 42% of EQT's total production in 2011 was from wells in the Marcellus Shale.

  •
  EQT has a substantial and growing portfolio of midstream assets.  We expect to have the opportunity to purchase additional midstream assets from EQT in the future, although EQT is under no obligation to make the opportunities available to us. EQT's retained midstream assets include:

  —
  Sunrise Pipeline project.    EQT will retain ownership of the Sunrise Pipeline project, or Sunrise Pipeline, which is currently under construction and is expected to be placed into service in the third quarter of 2012. The Sunrise Pipeline will provide access to liquids-rich Marcellus Shale acreage and will consist of 41.5 miles of 24-inch diameter pipeline that parallels and interconnects with the segment of our transmission and storage system from Wetzel County, West Virginia to Greene County, Pennsylvania. In addition, the Sunrise Pipeline project will include connecting to a new delivery point with Texas Eastern in Greene County and constructing the Jefferson compressor station. The Sunrise Pipeline project will provide 314 BBtu per day of additional firm capacity to the system at an estimated cost of approximately $220 million, approximately $205 million of which is expected to have been expended by June 30, 2012. Furthermore, the Jefferson compressor station can be expanded to provide in aggregate over 470 BBtu per day of additional firm capacity. Management of EQT has indicated to us that EQT currently anticipates that this system will be fully developed over the next several years through the addition of relatively low-cost compression, including the expansion of the Jefferson compressor station.

      Initially, we will operate the Sunrise Pipeline under a lease agreement with EQT pursuant to which we will market the capacity, enter into all agreements for transportation service with customers and operate the Sunrise Pipeline pursuant to the terms of our tariff. We will make lease payments to EQT once the pipeline is placed into service based on revenues collected and the actual cost to operate the Sunrise Pipeline. As a result, the Sunrise Pipeline lease is not expected to have a net positive or negative impact on cash available for distribution. Upon termination of the lease agreement, we will be required to purchase the Sunrise Pipeline at a price to be negotiated between the parties. EQT has the ability to terminate the lease agreement early in its sole discretion. We expect that EQT will terminate the lease once this system is fully developed. For a description of this lease agreement, please read "Certain Relationships and Related Transactions—Contracts with Affiliates—Sunrise Pipeline Lease Agreement."

    —
    Other retained midstream assets.    EQT's retained midstream asset base also includes approximately 8,300 miles of gathering pipelines that gathered approximately 706 BBtu of natural gas per day for the three-month period ended March 31, 2012. These retained assets include approximately 100 miles of high-pressure gathering lines serving both liquids-rich and dry areas in the Marcellus Shale located in Greene, Washington, Armstrong and Tioga Counties in Pennsylvania and Doddridge and Taylor Counties in West Virginia.

    —
    Development of additional midstream assets.    As EQT expands its exploration and production operations in the Appalachian Basin, primarily in the Marcellus and Utica Shales, into areas that are currently underserved by midstream infrastructure, we expect it will develop, either independently or in partnership with us, additional midstream assets to ensure takeaway capacity for expected production growth.

        While our relationship with EQT and its subsidiaries may provide significant benefits, it may also become a source of potential conflicts. For example, EQT is not restricted from competing with us. In addition, all of the executive officers and a majority of the directors of our general partner also serve as officers and/or directors of EQT, and these officers and directors face conflicts of interest, including conflicts of interest regarding the allocation of their time between us and EQT. Please read "Conflicts of Interest and Duties."

Risk Factors

        An investment in our common units involves risks associated with our business, our regulatory and legal matters, our limited partnership structure and the tax characteristics of our common units. The following list of risk factors is not exhaustive. You should carefully consider the risks described in "Risk Factors" beginning on page 22 of this prospectus and the other information in this prospectus before deciding whether to invest in our common units.

Risks Inherent in Our Business

  •
  We are dependent on EQT for a substantial majority of our revenues and future growth. Therefore, we are indirectly subject to the business risks of EQT. We have no control over EQT's business decisions and operations, and EQT is under no obligation to adopt a business strategy that favors us.

  •
  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to holders of our common and subordinated units.

  •
  On a pro forma basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all units for the year ended December 31, 2011 or for the twelve-month period ended March 31, 2012.

  •
  Our natural gas transmission, storage and gathering services are subject to extensive regulation by federal, state and local regulatory authorities. Changes or additional regulatory measures adopted by such authorities could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions.

  •
  Any significant decrease in production of natural gas in our areas of operation could adversely affect our business and operating results and reduce our cash available for distribution to unitholders.

  •
  We may not be able to increase our third-party throughput and resulting revenue due to competition and other factors, which could limit our ability to grow and extend our dependence on EQT.

  •
  Increased competition from other companies that provide transmission, storage or gathering services, or from alternative fuel sources, could have a negative impact on the demand for our services, which could adversely affect our financial results.

  •
  If we are unable to make acquisitions on economically acceptable terms from EQT or third parties, our future growth will be limited, and the acquisitions we do make may reduce, rather than increase, our cash generated from operations on a per unit basis.

  •
  We are subject to numerous hazards and operational risks.

Risks Inherent in an Investment in Us

  •
  Our general partner and its affiliates, including EQT, have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

  •
  EQT and other affiliates of our general partner are not restricted in their ability to compete with us.

  •
  You will experience immediate and substantial dilution in net tangible book value of $8.02 per common unit.

  •
  Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

  •
  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

  •
  Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

Tax Risks to Common Unitholders

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the IRS were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

  •
  If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

  •
  The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

  •
  Our unitholders' share of our income will be taxable to them for U.S. federal income tax purposes even if they do not receive any cash distributions from us.

Management of EQT Midstream Partners, LP

        We are managed and operated by the board of directors and executive officers of our general partner, EQT Midstream Services, LLC. EQT will own all of the ownership interests in our general partner and will be entitled to appoint the entire board of directors of our general partner. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operation. All of the officers of our general partner are also officers and/or directors of EQT. For information about the executive officers and directors of our general partner, please read "Management" beginning on page 156.

        Under the listing requirements of the New York Stock Exchange, or NYSE, the board of directors of our general partner will be required to have at least three independent directors meeting the NYSE's independence standards. The board of directors of our general partner is comprised of six directors, including two independent directors. EQT will appoint a third independent director within one year following this offering.

        In connection with the closing of this offering, we will enter into an omnibus agreement with EQT and our general partner, pursuant to which we will agree upon certain aspects of our relationship with them, including the provision by EQT to us of certain administrative services and employees, our agreement to reimburse EQT for the cost of such services and employees, certain indemnification and reimbursement obligations, the use by us of the name "EQT" and related marks, and other matters. In addition, we will also enter into an operation and management services agreement with EQT, pursuant to which EQT will operate our assets and be reimbursed in accordance with the terms of the omnibus agreement. Neither our general partner nor EQT will receive any management fee or other compensation in connection with our general partner's management of our business. However, prior to making any distribution on our common units, we will reimburse our general partner and its affiliates, including EQT, for all expenses they incur and payments they make on our behalf pursuant to the omnibus agreement and the operation and management services agreement. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read "Certain Relationships and Related Transactions—Omnibus Agreement" beginning on page 169.

        Our general partner will own 707,744 general partner units representing a 2.0% general partner interest in us, which will entitle it to receive 2.0% of all the distributions we make. Our general partner will also own all of our incentive distribution rights, which will entitle it to increasing percentages, up to a maximum of 48.0%, of the cash we distribute in excess of $0.4025 per unit per quarter after the closing of our initial public offering. In addition, EQT will own 4,839,718 common units and 17,339,718 subordinated units. Please read "Certain Relationships and Related Transactions" beginning on page 168.

 Formation Transactions and Partnership Structure

        At or prior to the closing of this offering the following transactions, which we refer to as the formation transactions, will occur:

  •
  Equitrans, L.P. will distribute its interest in the Sunrise Pipeline to EQT;

  •
  Equitrans, L.P. will assign certain trade and other accounts receivable to EQT;

  •
  EQT will make a capital contribution to Equitrans, L.P., which Equitrans, L.P. will use to retire all outstanding intercompany indebtedness and certain amounts due to a related party with EQT;

  •
  EQT will contribute all of the partnership interests in Equitrans, L.P. to us;

  •
  We will issue to EQT 4,839,718 common units and 17,339,718 subordinated units, representing an aggregate 62.7% limited partner interest in us;

  •
  We will issue to our general partner 707,744 general partner units representing a 2.0% general partner interest in us and all of our incentive distribution rights;

  •
  We will issue 12,500,000 common units to the public in this offering, representing a 35.3% limited partner interest in us, and will use the proceeds of this offering as described in "Use of Proceeds" beginning on page 59;

  •
  We will enter into a new $350 million revolving credit facility, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Facility" beginning on page 111;

  •
  We will enter into a lease agreement with EQT pursuant to which we will lease and operate the Sunrise Pipeline, as described under "Certain Relationships and Related Transactions" beginning on page 168; and

  •
  We will enter into an omnibus agreement and an operation and management services agreement with EQT, our general partner and certain of their affiliates, as described under "Certain Relationships and Related Transactions" beginning on page 168.

        The number of common units to be issued to EQT includes 1,875,000 common units that will be issued at the expiration of the underwriters' option to purchase additional common units, assuming that the underwriters do not exercise their option. Any exercise of the underwriters' option to purchase additional units would reduce the common units shown as issued to EQT by the number to be purchased by the underwriters in connection with such exercise. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to any exercise will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to EQT at the expiration of the option period. All of the net proceeds from any exercise of the underwriters' option to purchase additional common units will be used to make an additional cash distribution to EQT.

Ownership of EQT Midstream Partners, LP

        The following diagram depicts our simplified organizational and ownership structure after giving effect to the formation transactions and this offering.

Public Common Units	35.3%
EQT:
Common Units(1)	13.7%
Subordinated Units	49.0%
General Partner Units	2.0%

Total	100.0%

(1)
Assumes no exercise of the underwriters' option to purchase additional common units. Please read "—Formation Transactions and Partnership Structure" on page 9 for a description of the impact of an exercise of the option on the common unit ownership percentages.

EQT Corporation
(NYSE: EQT)
4,839,718 Common Units
17,339,718 Subordinated Units
100% indirect ownership interest
EQT Midstream Services, LLC
(our general partner)
707,744 General Partner Units
Incentive Distribution Rights
Public Unitholders
12,500,000 Common Units
2.0% general partner interest
62.7% indirect limited partner interest
35.3% limited partner interest
EQT Midstream Partners, LP
NYSE: EQM
(the partnership)
100% indirect ownership interest
Equitrans, L.P.

 Principal Executive Offices and Internet Address

        Our principal executive offices are located at 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222, and our telephone number is (412) 553-5700. Our website is located at www.eqtmidstreampartners.com and will be activated immediately following this offering. We expect to make available our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, which we refer to as the SEC, free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Duties

        Our general partner has a duty to manage our partnership in a manner it subjectively believes is in our best interests. However, the officers and directors of our general partner also have duties to manage our general partner in a manner beneficial to its owner, EQT. Additionally, all of our executive officers and a majority of our directors are also officers and/or directors of EQT. As a result, conflicts of interest may arise in the future between us and our common unitholders, on the one hand, and EQT and our general partner, on the other hand. For a more detailed description of the conflicts of interest of our general partner, please read "Risk Factors—Risks Inherent in an Investment in Us" and "Conflicts of Interest and Duties—Conflicts of Interest."

        Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties owed by the general partner to limited partners and the partnership. Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to our common unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty. Our partnership agreement also provides that affiliates of our general partner, including EQT and its other subsidiaries and affiliates, are permitted to compete with us. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each common unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

        For a description of our other relationships with our affiliates, please read "Certain Relationships and Related Transactions" beginning on page 168.

The Offering

Common units offered to the public	12,500,000 common units, or 14,375,000 common units if the underwriters exercise their option to purchase additional common units in full.
Units outstanding after this offering

17,339,718 common units and 17,339,718 subordinated units, representing a 49.0% and 49.0% limited partner interest in us, respectively. If the underwriters do not exercise their option to purchase additional common units, we will issue an additional 1,875,000 common units to EQT at the expiration of the option for no additional consideration. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to any exercise will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to EQT at the expiration of the option period. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Our general partner will own 707,744 general partner units, representing a 2.0% general partner interest in us.

Use of proceeds

We intend to use the net proceeds from this offering of approximately $230 million (assuming an initial public offering price of $20.00 per common unit, the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts, the structuring fee and offering expenses, to

• fund a cash distribution of approximately $182 million to EQT, in part for reimbursement of capital expenditures associated with our assets;

•

provide approximately $14 million in working capital to replenish amounts distributed by Equitrans to EQT, in the form of trade and other accounts receivable, in connection with the closing of this offering;

•

pre-fund approximately $32 million of maintenance capital expenditures, the majority of which is expected to be incurred over the next two years, related to two identified regulatory compliance initiatives; and

• pay approximately $2 million in revolving credit facility origination fees.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds will be approximately $35.1 million. The net proceeds from any exercise of such option will be used to make an additional cash distribution to EQT.

Cash distributions

We intend to pay the minimum quarterly distribution of $0.3500 per unit ($1.40 per unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We refer to this cash as "available cash," and we define its meaning in our partnership agreement. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption "Our Cash Distribution Policy and Restrictions on Distributions" beginning on page 63.

We will adjust the amount of our distribution for the period from the completion of this offering through September 30, 2012, based on the actual length of that period.
Our partnership agreement requires us to distribute all of our available cash each quarter in the following manner:

•

first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received the minimum quarterly distribution of $0.3500 plus any arrearages from prior quarters;

• second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received the minimum quarterly distribution of $0.3500; and
• third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received a distribution of $0.4025.

If cash distributions to our unitholders exceed $0.4025 per unit in any quarter, our general partner will receive, in addition to distributions on its 2.0% general partner interest, increasing percentages, up to 48.0%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions" because they incentivize our general partner to increase distributions to our unitholders. In certain circumstances, our general partner, as the initial holder of our incentive distribution rights, will have the right to reset the minimum quarterly distribution and the target distribution levels at which the incentive distributions receive increasing percentages of the cash we distribute to higher levels based on our cash distributions at the time of the exercise of this reset election. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions" beginning on page 79.

Prior to making distributions, we will reimburse EQT for its provision of certain general and administrative services and any additional services we may request from EQT (including certain incremental costs and expenses we will incur as a result of being a publicly traded partnership) each pursuant to the omnibus agreement. Please read "Certain Relationships and Related Transactions—Omnibus Agreement" beginning on page 169.

Pro forma cash available for distribution generated during the year ended December 31, 2011 and the twelve-month period ended March 31, 2012 was approximately $44.9 million and $44.8 million, respectively. The amount of available cash we will need to pay the minimum quarterly distribution for four quarters on our common units, subordinated units and general partner units to be outstanding immediately after this offering will be approximately $49.5 million (or an average of approximately $12.4 million per quarter). As a result, we would not have generated available cash sufficient to pay the full minimum quarterly distribution of $0.3500 per unit per quarter ($1.40 per unit on an annualized basis) on all of our common units and subordinated units for the year ended December 31, 2011 or the twelve-month period ended March 31, 2012. Please read "Our Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2011 and the Twelve-Month Period Ended March 31, 2012" beginning on page 66.

We believe that, based on the financial forecasts and related assumptions included under the caption "Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Twelve-Month Period Ending June 30, 2013," we will have sufficient cash available for distribution to make cash distributions for the twelve-month period ending June 30, 2013, at the minimum quarterly distribution rate of $0.3500 per unit per quarter ($1.40 per unit on an annualized basis) on all common units, subordinated units and general partner units.

Subordinated units

EQT will initially indirectly own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. If we do not pay distributions on our subordinated units, our subordinated units will not accrue arrearages for those unpaid distributions.

Conversion of subordinated units

The subordination period will end on the first business day after we have earned and paid at least (i) $1.40 (the minimum quarterly distribution on an annualized basis) on each outstanding common, subordinated and general partner unit, for each of three consecutive, non-overlapping four-quarter periods ending on or after June 30, 2015, or (ii) $2.10 (150% of the annualized minimum quarterly distribution) on each outstanding common unit, subordinated unit and general partner unit, in addition to any distribution made in respect of the incentive distribution rights, for any four-quarter period ending on or after June 30, 2013, in each case provided that there are no arrearages on our common units at that time. In addition, the subordination period will end upon the removal of our general partner other than for cause if the units held by our general partner and its affiliates are not voted in favor of such removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages. Please read "Provisions of Our Partnership Agreement Related to Cash Distributions—Subordination Period" beginning on page 83.

Issuance of additional units

Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read "Units Eligible for Future Sale" beginning on page 198 and "The Partnership Agreement—Issuance of Additional Partnership Interests" on page 188.

Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon closing of this offering, EQT and its affiliates will own an aggregate of approximately 64.0% of our common and subordinated units. This will give EQT the ability to prevent the involuntary removal of our general partner. Please read "The Partnership Agreement—Voting Rights" beginning on page 185.

Limited call right

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner will have the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price not less than the then-current market price of the common units, as calculated in accordance with our partnership agreement.

Redemption of ineligible holders	Each transferee of common units, upon becoming the record holder of such common units, will automatically certify, and the general partner at any time can request such unitholder to re-certify, that such transferee is an eligible taxable holder. Eligible taxable holders are:

•

individuals or entities subject to U.S. federal income taxation on the income generated by us; or

•

entities not subject to U.S. federal income taxation on the income generated by us, so long as all of the entity's owners are subject to such taxation.

We will have the right, which we may assign to any of our affiliates, but not the obligation, to redeem all of the common units of any holder that is not an eligible taxable holder or that has failed to certify or has falsely certified that such holder is an eligible taxable holder. The redemption price would be equal to the then-current market price of the common units, as calculated in accordance with our partnership agreement. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. The units will not be entitled to any allocations of income or loss or distributions or voting rights while held by such unitholder.

Please read "The Partnership Agreement—Redemption of Ineligible Holders" on page 194.

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2014, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed to you with respect to that period. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" on page 203.

Material federal income tax consequences

For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Federal Income Tax Consequences" on page 200.

Directed Unit Program

At our request, the underwriters have reserved up to 8% of the common units being offered by this prospectus for sale at the initial public offering price to the officers, directors and employees of our general partner and its affiliates and certain other persons associated with us, as designated by us. For further information regarding our directed unit program, please read "Underwriting."

New York Stock Exchange listing	We have been approved to list our common units on the New York Stock Exchange, subject to official notice of issuance, under the symbol "EQM."

Summary Historical and Pro Forma Financial and Operating Data

        The following table shows summary historical financial and operating data of Equitrans, L.P., which we refer to as our Predecessor, excluding the results of operations of Big Sandy Pipeline, a FERC-regulated transmission pipeline sold by Equitrans, L.P. to an unrelated party in July 2011, and summary pro forma financial data of EQT Midstream Partners, LP as of and for the year ended December 31, 2011 and the three-month period ended March 31, 2012. The summary historical financial data presented as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 are derived from the historical audited financial statements that are included elsewhere in this prospectus. The summary historical financial data of our Predecessor presented as of March 31, 2012 and for the three-month period ended March 31, 2011 and 2012 are derived from the unaudited historical financial statements that are included elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical and unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 97.

        The summary pro forma financial data presented as of and for the three-month period ended March 31, 2012 and for the year ended December 31, 2011 was derived from the unaudited and audited financial statements of our Predecessor included elsewhere in this prospectus. Our unaudited pro forma financial statements give pro forma effect to:

  •
  the distribution of Equitrans, L.P.'s interest in the Sunrise Pipeline to EQT;

  •
  the retirement by Equitrans, L.P. of all outstanding intercompany indebtedness and certain amounts due to/from related parties with EQT with the proceeds of a capital contribution by EQT;

  •
  the assignment of trade and other accounts receivable by Equitrans, L.P.;

  •
  the contribution by EQT of all of the partnership interests in Equitrans, L.P. to us;

  •
  the issuance to EQT of 4,839,718 common units and 17,339,718 subordinated units, representing an aggregate 62.7% limited partner interest in us;

  •
  the issuance to our general partner of 707,744 general partner units representing a 2.0% general partner interest in us and all of our incentive distribution rights;

  •
  the issuance of 12,500,000 common units to the public in this offering, representing a 35.3% limited partner interest in us;

  •
  our entry into a new $350 million revolving credit facility;

  •
  the use of proceeds of this offering as described in "Use of Proceeds" beginning on page 59; and

  •
  our entry into a lease agreement with EQT pursuant to which we will lease and operate the Sunrise Pipeline.

						Pro Forma
				Three-Month Period Ended March 31,
	Year Ended December 31,					Year Ended December 31, 2011	Three-Month Period Ended March 31, 2012
	2009	2010	2011	2011	2012
				(unaudited)		(unaudited)
	(In thousands, except per unit and operating data)
Statement of Operations Data:
Total operating revenues	$80,057	$91,600	$109,613	$26,626	$31,003	$109,613	$31,003
Operating expenses:
Operating and maintenance	18,433	24,300	26,221	4,887	7,024	26,221	7,024
Selling, general and administrative(1)	23,268	18,477	17,302	3,802	4,549	17,302	4,549
Depreciation and amortization	9,652	10,886	11,470	2,841	3,038	11,470	3,038

Total operating expenses	51,353	53,663	54,993	11,530	14,611	54,993	14,611

Operating income	28,704	37,937	54,620	15,096	16,392	54,620	16,392
Other income(2)	1,115	498	3,826	346	2,471	3,826	2,471
Interest expense, net(3)	(5,187)	(5,164)	(5,050)	(1,294)	(1,539)	(1,305)	(326)
Income tax expense(4)	(10,601)	(14,030)	(20,807)	(5,513)	(6,201)	—	—

Net income	$14,031	$19,241	$32,589	$8,635	$11,123	$57,141	$18,537

Net income per limited partners' unit
Common units						$1.61	0.52
Subordinated units						1.61	0.52
Balance Sheet Data (at period end):
Total assets	$386,682	$415,001	$546,442		$597,906		$588,545
Property, plant and equipment, net	320,769	337,218	470,892		521,966		521,966
Long-term debt—affiliate	57,107	135,235	135,235		135,235		—
Total partners' capital	102,656	125,523	173,633		184,756		423,796
Cash Flow Data:
Net cash provided by (used in)
Operating activities	$48,193	$28,716	$47,564	$13,478	$11,606
Investing activities	(32,143)	(36,404)	(135,831)	(10,992)	(51,240)
Financing activities	3,228	2,751	73,926	(2,420)	39,634
Other Financial Data: (unaudited)
Adjusted EBITDA(5)	$39,400	$50,115	$68,339	$18,393	$20,071	$68,339	$20,071
Operating Data: (unaudited)
Transmission pipeline throughput (BBtu per day)	150	204	397	319	462	397	462
Gathered volumes (BBtu per day)	71	83	78	64	75	78	75
Capital expenditures
Expansion capital expenditures(6)	$18,989	$22,777	$108,981	$8,541	$47,134
Maintenance capital expenditures(7)
Ongoing maintenance(8)	$13,093	$13,339	$26,636	$2,351	$4,106
Regulatory compliance(9)	61	288	214	100	—

Total maintenance capital expenditures	$13,154	$13,627	$26,850	$2,451	$4,106

(1)
Pro forma selling, general and administrative expenses do not give effect to annual incremental selling, general and administrative expenses of approximately $3.0 million that we expect to incur as a result of being a publicly traded partnership.

(2)
Consists of AFUDC equity income. AFUDC, or allowance for funds used during construction, is the amount approved by the FERC for inclusion in our tariff rates as reimbursement for the cost of financing construction projects with investor capital until a project is placed into operation.

(3)
Pro forma interest expense is related to commitment fees on, and the amortization of origination fees incurred in connection with, our new revolving credit facility.

(4)
Our historical financial statements include U.S. federal and state income tax expense incurred by us. Due to our status as a partnership, we will not be subject to U.S. federal income tax and certain state income taxes in the future.

(5)
For a discussion of the non-GAAP financial measure Adjusted EBITDA, please read "—Non-GAAP Financial Measure" below.

(6)
Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term.

(7)
Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

(8)
Ongoing maintenance capital expenditures are all maintenance capital expenditures other than the specific regulatory compliance capital expenditures discussed in footnote (9) below.

(9)
Regulatory compliance capital expenditures are identified maintenance capital expenditures necessary to comply with regulatory and other legal requirements. We have identified two specific regulatory compliance initiatives which will require us to expend approximately $32 million, the majority of which is expected to be incurred over the next two years. We will retain approximately $32 million from the net proceeds of this offering, which we anticipate will fully fund these expenditures. For a more complete description of these initiatives as well as their anticipated costs, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors and Trends Impacting Our Business—Regulatory Compliance" on page 104.

Non-GAAP Financial Measure

        We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense, depreciation and amortization expense, and non-cash long-term compensation expense less other income and the Sunrise Pipeline lease payment. There were no Sunrise Pipeline lease payments in the historical periods.

        Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

  •
  our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, financing methods;

  •
  the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

  •
  our ability to incur and service debt and fund capital expenditures; and

  •
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

        We believe that the presentation of Adjusted EBITDA in this prospectus provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA should not be considered an alternative to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. Additionally, because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of

Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

        The following table presents a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

						Pro Forma
				Three-Month Period Ended March 31,
	Year Ended December 31,						Three-Month Period Ended March 31, 2012
						Year Ended December 31, 2011
	2009	2010	2011	2011	2012
	(In thousands)
Reconciliation of Adjusted EBITDA to Net Income
Net income	$14,031	$19,241	$32,589	$8,635	$11,123	$57,141	$18,537
Add:
Interest expense, net	5,187	5,164	5,050	1,294	1,539	1,305	326
Depreciation and amortization	9,652	10,886	11,470	2,841	3,038	11,470	3,038
Income tax expense	10,601	14,030	20,807	5,513	6,201	—	—
Non-cash long-term compensation expense(1)	1,044	1,292	2,249	456	641	2,249	641
Less:
Other income(2)	(1,115)	(498)	(3,826)	(346)	(2,471)	(3,826)	(2,471)
Sunrise Pipeline lease payment(3)	—	—	—	—	—	—	—

Adjusted EBITDA	$39,400	$50,115	$68,339	$18,393	$20,071	$68,339	$20,071
Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
Net cash provided by (used in) operating activities	$48,193	$28,716	$47,564	$13,478	$11,606
Add:
Interest expense, net	5,187	5,164	5,050	1,294	1,539
Current tax	(2,210)	2,915	8,301	2,199	(9,978)
Other, including changes in operating working capital	(11,770)	13,320	7,424	1,422	16,904

Adjusted EBITDA	$39,400	$50,115	$68,339	$18,393	$20,071

(1)
Represents non-cash long-term compensation expense associated with EQT's long-term incentive plan.

(2)
Consists of AFUDC equity income. AFUDC, or allowance for funds used during construction, is the amount approved by the FERC for inclusion in our tariff rates as reimbursement for the cost of financing construction projects with investor capital until a project is placed into operation.

(3)
At the closing of this offering, we will transfer ownership of the Sunrise Pipeline, which is under construction and is expected to be placed into service in the third quarter of 2012, to EQT. We will then enter into a capital lease with EQT for the lease of the Sunrise Pipeline. The lease payment we are required to make to EQT is designed to transfer any revenues in excess of our actual costs of operating the Sunrise Pipeline to EQT. As a result, the Sunrise Pipeline project and related lease is not expected to have net positive or negative impact on our cash available for distribution. For more information on this lease agreement, please read "Certain Relationships and Related Transactions—Contracts with Affiliates—Sunrise Pipeline Lease Agreement."

RISK FACTORS

        Limited partner interests are inherently different from shares of capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. We urge you to carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment in us.

Risks Related to our Business

We are dependent on EQT for a substantial majority of our revenues and future growth. Therefore, we are indirectly subject to the business risks of EQT. We have no control over EQT's business decisions and operations, and EQT is under no obligation to adopt a business strategy that favors us.

        Historically, we have provided a substantial percentage of our natural gas transmission, storage and gathering services to EQT. During the year ended December 31, 2011 and the three-month period ended March 31, 2012, approximately 79% and 78%, respectively, of our revenues were from EQT. We expect to derive a substantial majority of our revenues from EQT for the foreseeable future. Therefore, any event, whether in our area of operations or otherwise, that adversely affects EQT's production, financial condition, leverage, results of operations or cash flows may adversely affect our ability to sustain or increase cash distributions to our unitholders. Accordingly, we are indirectly subject to the business risks of EQT, including the following:

  •
  natural gas price volatility may have an adverse effect on its drilling operations, revenue, profitability, future rate of growth and liquidity;

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  infrastructure capacity constraints and interruptions;

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  risks associated with the operation of its wells, pipelines and facilities, including potential environmental liabilities;

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  the availability of capital on a satisfactory economic basis to fund its operations;

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  its ability to identify production opportunities based on market conditions;

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  uncertainties inherent in projecting future rates of production;

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  its ability to develop additional reserves that are economically recoverable, to optimize existing well production and sustain production;

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  adverse effects of governmental and environmental regulation and negative public perception regarding its operations; and

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  the loss of key personnel.

        Unless we are successful in attracting significant unaffiliated third-party customers, our ability to maintain or increase the capacity subscribed and volumes transported under service arrangements on our transmission and storage system as well as the volumes gathered on our gathering system will be dependent on receiving consistent or increasing commitments from EQT. While EQT has dedicated acreage to, and entered into long-term firm transportation contracts on, our systems, it may determine in the future that drilling in areas outside of our current areas of operations is strategically more attractive to it and it is under no contractual obligation to maintain its production dedicated to us. For example, EQT Energy, LLC, or EQT Energy, a wholly-owned marketing affiliate of EQT, allowed a storage agreement with us for 3.6 Bcf of storage capacity and the associated firm transmission agreement to expire on March 31, 2012. This decision was likely due to lower natural gas price spreads and increased supply of natural gas from the Marcellus Shale. A reduction in the capacity subscribed or volumes transported, stored or gathered on our systems by EQT could have a material adverse effect on our business, financial condition, results or operations and ability to make quarterly cash distributions to our unitholders.

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to holders of our common and subordinated units.

        In order to pay the minimum quarterly distribution of $0.3500 per unit, or $1.40 per unit on an annualized basis, we will require available cash of approximately $12.4 million per quarter, or $49.5 million per year, based on the number of common, subordinated and general partner units to be outstanding immediately after completion of this offering. We may not have sufficient available cash each quarter to enable us to pay the minimum quarterly distribution. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the rates we charge for our transmission, storage and gathering services;

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  the level of firm transmission and storage capacity sold and volumes of natural gas we transport, store and gather for our customers;

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  regional, domestic and foreign supply and perceptions of supply of natural gas; the level of demand and perceptions of demand in our end-use markets; and actual and anticipated future prices of natural gas and other commodities (and the volatility thereof), which may impact our ability to renew and replace firm transmission and storage agreements;

  •
  the effect of seasonal variations in temperature on the amount of natural gas that we transport, store and gather;

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  the level of competition from other midstream energy companies in our geographic markets;

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  the creditworthiness of our customers;

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  the level of our operating, maintenance and general and administrative costs;

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  regulatory action affecting the supply of, or demand for, natural gas, the rates we can charge on our assets, how we contract for services, our existing contracts, our operating costs or our operating flexibility; and

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  prevailing economic conditions.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

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  the level and timing of capital expenditures we make;

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  the level of our operating and general and administrative expenses, including reimbursements to our general partner and its affiliates, including EQT, for services provided to us;

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  the cost of acquisitions, if any;

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  our debt service requirements and other liabilities;

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  fluctuations in our working capital needs;

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  our ability to borrow funds and access capital markets;

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  restrictions on distributions contained in our debt agreements;

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  the amount of cash reserves established by our general partner; and

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  other business risks affecting our cash levels.

        For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read "Our Cash Distribution Policy and Restrictions on Distributions."

On a pro forma basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all units for the year ended December 31, 2011 or the twelve-month period ended March 31, 2012.

        The amount of pro forma available cash generated during the year ended December 31, 2011 and the twelve-month period ended March 31, 2012 would have been sufficient to allow us to pay the full minimum quarterly distribution on all of our common units, but only approximately 81.1% and 80.7%, respectively, of the minimum quarterly distribution on all of our subordinated units for each such period. For a calculation of our ability to make cash distributions to our unitholders based on our pro forma results for the year ended December 31, 2011 and the twelve-month period ended March 31, 2012, please read "Our Cash Distribution Policy and Restrictions on Distributions."

The assumptions underlying the forecast of cash available for distribution that we include in "Our Cash Distribution Policy and Restrictions On Distributions" are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

        The forecast of cash available for distribution set forth in "Our Cash Distribution Policy and Restrictions On Distributions" includes our forecasted results of operations, Adjusted EBITDA and cash available for distribution for the twelve-month period ending June 30, 2013. We estimate that our total cash available for distribution for the twelve-month period ending June 30, 2013 will be approximately $54.5 million, as compared to approximately $44.9 million for the year ended December 31, 2011 and approximately $44.8 million for the twelve-month period ended March 31, 2012, in each case on a pro forma basis. A portion of the expected increase in cash available for distribution is attributable to increased revenues from usage fees from EQT based on current projections of production growth. To the extent this growth is not achieved, our revenues during the forecast period will be adversely affected. In addition, a portion of this expected increase in cash available for distribution is attributable to revenues from additional firm capacity subscriptions associated with the Blacksville Compressor Station project, which is expected to be placed into service in the third quarter of 2012. To the extent the Blacksville Compressor Station is not placed into service in the third quarter of 2012 or we are not able to subscribe additional firm transmission capacity for the project, our revenues during the forecast period will be adversely affected. Furthermore, our forecast assumes that during the forecast period we will recover a portion of costs incurred in 2011 to comply with the Pipeline Safety Improvement Act of 2002; however the amount of such recovery is subject to FERC approval on an annual basis and it has not yet been approved and is subject to two protests. For additional information, please see "Business—Regulatory Environment—Pipeline Safety Tracker." The financial forecast has been prepared by management, and we have not received an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially.

Our natural gas transportation, storage and gathering services are subject to extensive regulation by federal, state and local regulatory authorities. Changes or additional regulatory measures adopted by such authorities could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions.

        Our interstate natural gas transportation and storage operations are regulated by the FERC under the Natural Gas Act of 1938, or the NGA, the Natural Gas Policy Act of 1978, or the NGPA, and the Energy Policy Act of 2005. Our gathering operations are also regulated by the FERC in connection with our interstate transportation operations. Our system operates under a tariff approved by the FERC that establishes rates, cost recovery mechanisms and terms and conditions of service to our customers. Generally, the FERC's authority extends to:

  •
  rates and charges for our natural gas transmission, storage and gathering services;

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  certification and construction of new interstate transmission and storage facilities;

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  abandonment of interstate transmission and storage services and facilities;

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  maintenance of accounts and records;

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  relationships between pipelines and certain affiliates;

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  terms and conditions of services and service contracts with customers;

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  depreciation and amortization policies;

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  acquisition and disposition of interstate transmission and storage facilities; and

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  initiation and discontinuation of interstate transmission and storage services.

        Interstate pipelines may not charge rates or impose terms and conditions of service that, upon review by the FERC, are found to be unjust and unreasonable or unduly discriminatory. The maximum recourse rate that may be charged by our interstate pipeline for its transmission and storage services is established through the FERC's ratemaking process. The maximum applicable recourse rate and terms and conditions for service are set forth in our FERC-approved tariff.

        Pursuant to the NGA, existing interstate transportation and storage rates and terms and conditions of service may be challenged by complaint and are subject to prospective change by the FERC. Additionally, rate increases and changes to terms and conditions of service proposed by a regulated interstate pipeline may be protested and such increases or changes can be delayed and may ultimately be rejected by the FERC. We currently hold authority from the FERC to charge and collect (i) "recourse rates" (i.e., the maximum rates an interstate pipeline may charge for its services under its tariff) and (ii) "negotiated rates" which generally involve rates above the "recourse rates," provided that the affected customers are willing to agree to such rates and that the FERC has approved the negotiated rate agreement. As of March 31, 2012, approximately 46% of our system's contracted firm transportation capacity was committed under such "negotiated rate" contracts, rather than recourse rate or discount rate contracts. There can be no guarantee that we will be allowed to continue to operate under such rate structures for the remainder of those assets' operating lives. Any successful challenge against rates charged for our transportation and storage services could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions.

        While the FERC does not generally regulate the rates and terms of service over facilities determined to be performing a natural gas gathering function, the FERC has traditionally regulated rates charged by interstate pipelines for gathering services performed on the pipeline's own gathering facilities when those gathering services are performed in connection with jurisdictional interstate transmission facilities. We maintain rates and terms of service in our tariff for unbundled gathering services performed on our gathering facilities, which are connected to our transmission and storage system. Just as with rates and terms of service for transportation and storage services, our rates and terms of services for our gathering may be challenged by complaint and are subject to prospective change by the FERC. Rate increases and changes to terms and conditions of service which we propose for our gathering service may be protested and such increases or changes can be delayed and may ultimately be rejected by the FERC.

        The FERC's jurisdiction extends to the certification and construction of interstate transportation and storage facilities, including, but not limited to, acquisitions, facility maintenance, expansions, and abandonment of facilities and services. While the FERC exercises jurisdiction over the rate and terms of service for our gathering operations, our gathering facilities are not subject to the FERC's certification and construction authority. Prior to commencing construction of new or existing interstate transportation and storage facilities, an interstate pipeline must obtain a certificate authorizing the construction, or file to amend its existing certificate, from the FERC. Typically, a significant expansion project requires review by a number of governmental agencies, including state and local agencies, whose cooperation is important in completing the regulatory process on schedule. Any refusal by an agency to issue authorizations or permits for one or more of these projects may mean that we will not be able to pursue these projects or that they will be constructed in a manner or with capital requirements that we did not anticipate. Such refusal or modification could materially and negatively impact the additional revenues expected from these projects.

        FERC regulations also extend to the terms and conditions set forth in agreements for transportation and storage services executed between interstate pipelines and their customers. These service agreements are required to conform, in all material respects, with the form of service agreements set forth in the pipeline's FERC-approved tariff. Non-conforming agreements must be filed with, and accepted by, the FERC. In the event that the FERC finds that an agreement, in whole or part, is materially non-conforming, it could reject the agreement or require us to seek modification, or alternatively require us to modify our tariff so that the non-conforming provisions are generally available to all customers.

        Under current policy, the FERC permits interstate pipelines to include an income tax allowance in the cost-of-service used as the basis for calculating their regulated rates. For pipelines owned by partnerships or limited liability companies taxed as partnerships for federal income tax purposes, the tax allowance will reflect the actual or potential income tax liability on the FERC-jurisdictional income attributable to all partnership or limited liability company interests if the ultimate owner of the interest has an actual or potential income tax liability on such income. This policy was upheld on May 29, 2007 by the Court of Appeals for the District of Columbia Circuit. The FERC will determine, on a case-by-case basis, whether the owners of an interstate pipeline have such actual or potential income tax liability. In a future rate case, we may be required to demonstrate the extent to which inclusion of an income tax allowance in the applicable cost-of-service is permitted under the current income tax allowance policy. In addition, the FERC's income tax allowance policy is frequently the subject of challenge, and we cannot predict whether the FERC or a reviewing court will alter the existing policy. If the FERC's policy were to change and if the FERC were to disallow a substantial portion of our pipeline's income tax allowance, our regulated rates, and therefore our revenues and ability to make distributions, could be materially adversely affected.

        The FERC may not continue to pursue its approach of pro-competitive policies as it considers matters such as interstate pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity and transportation and storage facilities.

        Failure to comply with applicable provisions of the NGA, the NGPA, the Pipeline Safety Act of 1968 and certain other laws, as well as with the regulations, rules, orders, restrictions and conditions associated with these laws, could result in the imposition of administrative and criminal remedies and civil penalties of up to $1,000,000 per day, per violation.

        In addition, future federal, state, or local legislation or regulations under which we will operate our natural gas transportation, storage and gathering businesses may have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to you.

Any significant decrease in production of natural gas in our areas of operation could adversely affect our business and operating results and reduce our cash available for distribution to unitholders.

        Our business is dependent on the continued availability of natural gas production and reserves in our areas of operation. Low prices for natural gas or regulatory limitations could adversely affect development of additional reserves and production that is accessible by our pipeline and storage assets. Production from existing wells and natural gas supply basins with access to our systems will naturally decline over time. The amount of natural gas reserves underlying these wells may also be less than anticipated, and the rate at which production from these reserves declines may be greater than anticipated. Additionally, the competition for natural gas supplies to serve other markets could reduce the amount of natural gas supply for our customers or lower natural gas prices could cause producers to determine in the future that drilling activities in areas outside of our current areas of operation are strategically more attractive to them. For example, in response to historically low natural gas prices, a number of large natural gas producers have recently announced their intention to re-evaluate and/or reduce their drilling programs in certain areas, including the Appalachian Basin. A reduction in the natural gas volumes supplied by EQT or other third party producers could result in reduced throughput on our systems and adversely impact our ability to grow our operations and increase cash distributions to our unitholders. Accordingly, to maintain or increase the contracted capacity or the volume of natural gas transported, stored and gathered on our systems and cash flows associated therewith, our customers must continually obtain adequate supplies of natural gas.

        The primary factors affecting our ability to obtain non-dedicated sources of natural gas include (i) the level of successful drilling activity near our systems and (ii) our ability to compete for volumes from successful new wells. While EQT has dedicated production from certain of its leased properties to us, we have no control over the level of drilling activity in our areas of operation, the amount of reserves associated with wells connected to our gathering system or the rate at which production from a well declines. In addition, we have no control over EQT or other producers or their drilling or production decisions, which are affected by, among other things, the availability and cost of capital, prevailing and projected energy prices, demand for hydrocarbons, levels of reserves, geological considerations, environmental or other governmental regulations, the availability of drilling permits, the availability of drilling rigs, and other production and development costs.

        Fluctuations in energy prices can also greatly affect the development of new natural gas reserves. In general terms, the prices of natural gas, oil and other hydrocarbon products fluctuate in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. These factors include worldwide economic conditions; weather conditions and seasonal trends; the levels of domestic production and consumer demand; the availability of imported liquefied natural gas, or LNG; the ability to export LNG; the availability of transportation systems with adequate capacity; the volatility and uncertainty of regional pricing differentials and premiums; the price and availability of alternative fuels; the effect of energy conservation measures; the nature and extent of governmental regulation and taxation; and the anticipated future prices of natural gas, LNG and other commodities. Declines in natural gas prices could have a negative impact on exploration, development and production activity and, if sustained, could lead to a material decrease in such activity. Sustained reductions in exploration or production activity in our areas of operation would lead to reduced utilization of our systems. Because of these factors, even if new natural gas reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. Moreover, EQT may not develop the acreage it has dedicated to us. If reductions in drilling activity result in our inability to maintain levels of contracted capacity and throughput, it could reduce our revenue and impair our ability to make quarterly cash distributions to our unitholders.

        The price of natural gas has been at historically low levels recently, with the five-year NYMEX natural gas futures price at $3.62 per MMbtu in April 2012, compared to a high of $11.51 per MMbtu in July 2008. As of May 31, 2012, the near month NYMEX natural gas futures price was $2.43 per MMbtu. The lower prices of natural gas are due in part to high levels of natural gas in storage, increased production, especially from unconventional sources, like shale plays, and the effects of the economic downturn starting in 2008. According to the U.S. Energy Information Administration, or EIA, the amount of natural gas produced in the continental United States increased 14.1% from 55.3 Bcf/d to 63.0 Bcf/d from 2008 to 2011. Furthermore, the amount of natural gas in storage in the United States has increased from approximately 1.6 Tcf as of March 31, 2011 to approximately 2.5 Tcf as of March 31, 2012, due to the unseasonably warm winter of 2011/2012 and to the decisions of many producers to store natural gas based on their expectation of higher prices in the future. In response to lower natural gas prices, the number of land-based natural gas drilling rigs in the continental United States has declined from approximately 1,403 as of December 31, 2008 to approximately 635 as of March 31, 2012 according to Smith Bits (a unit of Schlumberger).

        In addition, it may be more difficult to maintain or increase the current volumes on our gathering systems in unconventional resource plays such as the Marcellus Shale, as the basins in those plays generally have higher initial production rates and steeper production decline curves than wells in more conventional basins. Furthermore, our gathering assets were initially constructed as a low-pressure system designed for shallow, vertical wells and Marcellus Shale production is increasingly from horizontal wells at higher pressure than our existing gathering assets were designed to handle. If natural gas prices remain low, production in the area around our low-pressure gathering system may continue to decline. Accordingly, volumes on our gathering system would need to be replaced at a faster rate to maintain or grow the current volumes than may be the case in other regions of production. Should we determine that the economics of our gathering assets do not justify the capital expenditures needed to grow or maintain volumes associated therewith, revenues associated with these assets will decline over time.

        If new supplies of natural gas are not obtained to replace the natural decline in volumes from existing supply basins, or if natural gas supplies are diverted to serve other markets, the overall volume of natural gas transported and stored on our systems would decline, which could have a material adverse effect on our business, financial condition and results of operations and on our ability to make quarterly cash distributions to our unitholders.

We may not be able to increase our third-party throughput and resulting revenue due to competition and other factors, which could limit our ability to grow and extend our dependence on EQT.

        Part of our growth strategy includes diversifying our customer base by identifying opportunities to offer services to third parties. For the year ended December 31, 2011 and the three-month period ending March 31, 2012, EQT accounted for approximately 83% and 81%, respectively, of our transmission revenues, 77% and 74%, respectively, of our storage revenues, 64% and 64%, respectively, of our gathering revenues and 79% and 78%, respectively, of our total revenues. Our ability to increase our third-party throughput and resulting revenue is subject to numerous factors beyond our control, including competition from third parties and the extent to which we have available capacity when third-party shippers require it. To the extent that we lack available capacity on our systems for third-party volumes, we may not be able to compete effectively with third-party systems for additional natural gas production in our areas of operation.

        We have historically provided transmission, storage and gathering services to third parties on only a limited basis, and we may not be able to attract material third-party service opportunities. Our efforts to attract new unaffiliated customers may be adversely affected by our relationship with EQT and our desire to provide services pursuant to fee-based contracts. Our potential customers may prefer to obtain services under other forms of contractual arrangements under which we would be required to assume direct commodity exposure, and potential customers may desire to contract for gathering services that are not subject to FERC regulation. In addition, we will need to continue to improve our reputation among our potential customer base for providing high quality service in order to continue to successfully attract unaffiliated third parties.

We are exposed to the credit risk of our customers in the ordinary course of our business.

        We extend credit to our customers as a normal part of our business. As a result, we are exposed to the risk of loss resulting from the nonpayment and/or nonperformance of our customers. While we have established credit policies, including assessing the creditworthiness of our customers as permitted by our FERC-approved natural gas tariff, and requiring appropriate terms or credit support from them based on the results of such assessments, we may not have adequately assessed the creditworthiness of our existing or future customers. Furthermore, unanticipated future events could result in a deterioration of the creditworthiness of our contracted customers, including EQT. Any resulting nonpayment and/or nonperformance by our customers could have a material adverse effect on our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

Increased competition from other companies that provide transmission, storage or gathering services, or from alternative fuel sources, could have a negative impact on the demand for our services, which could adversely affect our financial results.

        Our ability to renew or replace existing contracts at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of our competitors. Our systems compete primarily with other interstate and intrastate pipelines and storage facilities in the transportation and storage of natural gas. Some of our competitors have greater financial resources and may now, or in the future, have access to greater supplies of natural gas than we do. Some of these competitors may expand or construct transportation and storage systems that would create additional competition for the services we provide to our customers. In addition, our customers may develop their own transmission, storage or gathering services instead of using ours. Moreover, EQT and its affiliates are not limited in their ability to compete with us. Please read "Conflicts of Interest and Duties."

        The policies of the FERC promoting competition in natural gas markets are having the effect of increasing the natural gas transportation and storage options for our traditional customer base. As a result, we could experience some "turnback" of firm capacity as existing agreements expire. If we are unable to remarket this capacity or can remarket it only at substantially discounted rates compared to previous contracts, we may have to bear the costs associated with the turned back capacity. Increased competition could reduce the volumes of natural gas transported or stored by our systems or, in cases where we do not have long-term fixed rate contracts, could force us to lower our transportation or storage rates.

        Further, natural gas as a fuel competes with other forms of energy available to end-users, including electricity, coal and liquid fuels. Increased demand for such forms of energy at the expense of natural gas could lead to a reduction in demand for natural gas storage and transportation services.

        All of these competitive pressures could make it more difficult for us to retain our existing customers and/or attract new customers as we seek to expand our business, which could have a material adverse effect on our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders. In addition, competition could intensify the negative impact of factors that decrease demand for natural gas in the markets served by our systems, such as adverse economic conditions, weather, higher fuel costs and taxes or other governmental or regulatory actions that directly or indirectly increase the cost or limit the use of natural gas.

If third-party pipelines and other facilities interconnected to our pipelines and facilities become unavailable to transport natural gas, our revenues and cash available to make distributions to you could be adversely affected.

        We depend upon third-party pipelines and other facilities that provide receipt and delivery options to and from our transmission and storage system. For example, our transmission and storage system interconnects with the following interstate pipelines: Texas Eastern, Dominion Transmission, Columbia Gas Transmission, Tennessee Gas Pipeline Company and National Fuel Gas Supply Corporation, as well as multiple distribution companies. Similarly, our gathering system has multiple delivery interconnects to the Dominion Transmission system. Additionally, substantially all of the natural gas that is gathered by our gathering system that requires processing and treating is handled by Dominion Transmission. In the event that our access to such facility was impaired or if we were unable to negotiate a processing and treating contract with another party on like terms, the amount of natural gas that our gathering system can gather and transport onto our transmission and storage system would be adversely affected, and which could reduce revenues from our gathering activities. Because we do not own these third party pipelines or facilities, their continuing operation is not within our control. If these or any other pipeline connections or facilities were to become unavailable for current or future volumes of natural gas due to repairs, damage to the facility, lack of capacity or any other reason, our ability to operate efficiently and continue shipping natural gas to end markets could be restricted, thereby reducing our revenues. Any temporary or permanent interruption at any key pipeline interconnect or facility could have a material adverse effect on our business, results of operations, financial condition and ability to make quarterly cash distributions to our unitholders.

Certain of the services we provide on our transmission and storage system are subject to long-term, fixed-price "negotiated rate" contracts that are not subject to adjustment, even if our cost to perform such services exceeds the revenues received from such contracts, and, as a result, our costs could exceed our revenues received under such contracts.

        It is possible that costs to perform services under "negotiated rate" contracts will exceed the negotiated rates. If this occurs, it could decrease the cash flow realized by our systems and, therefore, the cash we have available for distribution to our unitholders. Under FERC policy, a regulated service provider and a customer may mutually agree to sign a contract for service at a "negotiated rate," which is generally above the FERC-regulated "recourse rate" for that service, and that contract must be filed with and accepted by the FERC. As of March 31, 2012, approximately 46% of our contracted transmission firm capacity was subscribed under such "negotiated rate" contracts. These "negotiated rate" contracts are not generally subject to adjustment for increased costs which could be caused by inflation or other factors relating to the specific facilities being used to perform the services. For example, on March 1, 2012, Equitrans made an annual filing with the FERC to recover costs it incurs to comply with the Pipeline Safety Improvement Act of 2002; however the amount of such recovery is subject to FERC approval. The 2012 filing has not yet been approved and is the subject of two protests. To the extent the FERC ultimately agrees with the protestors, the level of the surcharge, and thus the amount of the anticipated cost recovery, could be significantly reduced. For additional information, please see "Business—Regulatory Environment—Pipeline Safety Tracker." If the level of the surcharge is reduced, we will not generally be able to adjust these "negotiated rate" contracts to take into account the increased costs we incur to comply with the Pipeline Safety Improvement Act of 2002. Any shortfall of revenue, representing the difference between "recourse rates" (if higher) and negotiated rates, under current FERC policy is generally not recoverable from other shippers. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations—Revenues and Contract Mix."

We may not be able to renew or replace expiring contracts at favorable rates or on a long-term basis.

        Our primary exposure to market risk occurs at the time our existing contracts expire and are subject to renegotiation and renewal. As of March 31, 2012, the weighted average remaining contract life based on total revenues for our firm transmission and storage contracts was approximately 9.5 years. The extension or replacement of existing contracts, including our contracts with EQT, depends on a number of factors beyond our control, including:

  •
  the level of existing and new competition to provide services to our markets;

  •
  the macroeconomic factors affecting natural gas economics for our current and potential customers;

  •
  the balance of supply and demand, on a short-term, seasonal and long-term basis, in our markets;

  •
  the extent to which the customers in our markets are willing to contract on a long-term basis; and

  •
  the effects of federal, state or local regulations on the contracting practices of our customers.

        Any failure to extend or replace a significant portion of our existing contracts, or extending or replacing them at unfavorable or lower rates, could have a material adverse effect on our business, results of operations, financial condition and ability to make quarterly cash distributions to our unitholders.

If the tariff governing the services we provide is successfully challenged, we could be required to reduce our tariff rates, which would have a material adverse effect on our business, results of operations, financial condition and ability to make quarterly cash distributions to our unitholders.

        Any of our shippers, the FERC, or other interested stakeholders, such as state regulatory agencies, may challenge the maximum recourse rates or the terms and conditions of service included in our tariff. We do not have an agreement in place that would prohibit EQT or its affiliates from challenging our tariff. If any challenge were successful, among other things, the rates that we charge on our systems could be reduced. Successful challenges would have a material adverse effect on our business, results of operations, financial condition and ability to make quarterly cash distributions to our unitholders.

If we are unable to make acquisitions on economically acceptable terms from EQT or third parties, our future growth will be limited, and the acquisitions we do make may reduce, rather than increase, our cash generated from operations on a per unit basis.

        Our ability to grow depends, in part, on our ability to make acquisitions that increase our cash generated from operations on a per unit basis. The acquisition component of our strategy is based, in large part, on our expectation of ongoing divestitures of midstream energy assets by industry participants, including EQT. We have no contractual arrangement with EQT that would require it to provide us with an opportunity to offer to purchase midstream assets that it may sell. Accordingly, while we note elsewhere in this prospectus that we believe EQT will be incentivized pursuant to its economic relationship with us to offer us opportunities to purchase midstream assets, there can be no assurance that any such offer will be made. Furthermore, many factors could impair our access to future midstream assets and the willingness of EQT to offer us acquisition opportunities, including a change in control of EQT or a transfer the incentive distribution rights by our general partner to a third party. A material decrease in divestitures of midstream energy assets from EQT or otherwise would limit our opportunities for future acquisitions and could have a material adverse effect on our business, results of operations, financial condition and ability to make quarterly cash distributions to our unitholders.

        If we are unable to make accretive acquisitions from EQT or third parties, whether because, among other reasons, (i) EQT elects not to sell or contribute additional assets to us or to offer acquisition opportunities to us, (ii) we are unable to identify attractive third-party acquisition opportunities, (iii) we are unable to negotiate acceptable purchase contracts with EQT or third parties, (iv) we are unable to obtain financing for these acquisitions on economically acceptable terms, (v) we are outbid by competitors or (vi) we are unable to obtain necessary governmental or third-party consents, then our future growth and ability to increase distributions will be limited. Furthermore, even if we do make acquisitions that we believe will be accretive, these acquisitions may nevertheless result in a decrease in the cash generated from operations on a per unit basis.

        Any acquisition involves potential risks, including, among other things:

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  mistaken assumptions about volumes, revenue and costs, including synergies and potential growth;

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  an inability to secure adequate customer commitments to use the acquired systems or facilities;

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  an inability to integrate successfully the assets or businesses we acquire;

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  the assumption of unknown liabilities for which we are not indemnified or for which our indemnity is inadequate;

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  the diversion of management's and employees' attention from other business concerns; and

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  unforeseen difficulties operating in new geographic areas or business lines.

        If any acquisition eventually proves not to be accretive to our distributable cash flow per unit, it could have a material adverse effect on our business, results of operations, financial condition and ability to make quarterly cash distributions to our unitholders.

Expanding our business by constructing new midstream assets subjects us to risks.

        Organic and greenfield growth projects, such as those described under "Business—Our Assets—Internal Growth Projects," are a significant component of our growth strategy. The development and construction of pipelines and storage facilities involves numerous regulatory, environmental, political and legal uncertainties beyond our control and may require the expenditure of significant amounts of capital. These types of projects may not be completed on schedule, at the budgeted cost or at all. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new midstream asset, the construction will occur over an extended period of time, and we will not receive material increases in revenues until the project is placed into service. Moreover, we may construct facilities to capture anticipated future growth in production and/or demand in a region in which such growth does not materialize. As a result, new facilities may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our business, financial condition, results of operations and ability to make distributions.

        Certain of our internal growth projects may require regulatory approval from federal and state authorities prior to construction, including any extensions from or additions to our transmission and storage system. The approval process for storage and transportation projects located in the Northeast has become increasingly challenging, due in part to state and local concerns related to unregulated exploration and production and gathering activities in new production areas, including the Marcellus Shale play. Such authorization may not be granted or, if granted, such authorization may include burdensome or expensive conditions.

The Sunrise Pipeline project is currently under construction and may not be completed on schedule, at the budgeted cost or at all. In addition, our ability to purchase the Sunrise Pipeline in the future is subject to a number of uncertainties, including the timing and receipt of governmental and third party approvals.

        We believe the Sunrise Pipeline will be placed into service in the third quarter of 2012. The construction of the Sunrise Pipeline involves numerous regulatory, environmental, political and legal uncertainties beyond our control and may not be completed on schedule, at the budgeted cost or at all.

        After transfer of the Sunrise Pipeline, we will lease and operate the Sunrise Pipeline under a lease agreement with EQT that terminates after 15 years, unless terminated earlier at EQT's sole discretion. Upon termination of the lease agreement, we will be required to purchase the Sunrise Pipeline at a price to be negotiated between the parties. For a description of this lease agreement, please read "Certain Relationships and Related Transactions—Contracts with Affiliates—Sunrise Pipeline Lease Agreement." There can be no assurance that the acquisition of the Sunrise Pipeline will prove accretive to our distributable cash flow.

        In addition there may be certain consents, orders, or approvals required from local, state, or federal authorities or other third parties involving the transfer and lease of the Sunrise Pipeline, the financing for the acquisition of the project, and the disposition of any land interests associated with the project. Although our growth strategy includes the acquisition of the Sunrise Pipeline, the parties may not be able to obtain all required governmental or third party approvals for such acquisition on schedule or at all.

If we are unable to obtain needed capital or financing on satisfactory terms to fund expansions of our asset base, our ability to make quarterly cash distributions may be diminished or our financial leverage could increase. We do not have any commitment with any of our affiliates to provide any direct or indirect financial assistance to us following the closing of this offering.

        In order to expand our asset base, we will need to make expansion capital expenditures. If we do not make sufficient or effective expansion capital expenditures, we will be unable to expand our business operations and may be unable to maintain or raise the level of our quarterly cash distributions. We will be required to use cash from our operations or incur borrowings or sell additional common units or other limited partner interests in order to fund our expansion capital expenditures. Using cash from operations will reduce cash available for distribution to our common unitholders. Our ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering as well as the covenants in our debt agreements, general economic conditions and contingencies and uncertainties that are beyond our control. Even if we are successful in obtaining funds for expansion capital expenditures through equity or debt financings, the terms thereof could limit our ability to pay distributions to our common unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional limited partner interests may result in significant common unitholder dilution and increase the aggregate amount of cash required to maintain the then-current distribution rate, which could materially decrease our ability to pay distributions at the then-current distribution rate.

        We do not have any commitment with our general partner or other affiliates, including EQT, to provide any direct or indirect financial assistance to us following the closing of this offering.

We are subject to numerous hazards and operational risks.

        Our business operations are subject to all of the inherent hazards and risks normally incidental to the gathering, compressing, transportation and storage of natural gas. These operating risks include, but are not limited to:

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  damage to pipelines, facilities, equipment and surrounding properties caused by hurricanes, earthquakes, tornadoes, floods, fires and other natural disasters and acts of terrorism;

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  inadvertent damage from construction, vehicles, farm and utility equipment;

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  uncontrolled releases of natural gas and other hydrocarbons;

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  leaks, migrations or losses of natural gas as a result of the malfunction of equipment or facilities and, with respect to storage assets, as a result of undefined boundaries, geologic anomalies, natural pressure migration and wellbore migration;

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  ruptures, fires and explosions; and

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  other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

        These risks could result in loss of human life, personal injuries, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. The location of certain segments of our systems in or near populated areas, including residential areas, commercial business centers and industrial sites, could increase the damages resulting from these risks. In spite of any precautions taken, an event such as those described above could cause considerable harm to people or property and could have a material adverse effect on our financial condition and results of operations. Accidents or other operating risks could further result in loss of service available to our customers. Such circumstances, including those arising from maintenance and repair activities, could result in service interruptions on segments of our systems. Potential customer impacts arising from service interruptions on segments of our systems could include limitations on our ability to satisfy customer requirements, obligations to provide reservations charge credits to customers in times of constrained capacity, and solicitation of existing customers by others for potential new projects that would compete directly with existing services. Such circumstances could adversely impact our ability to meet contractual obligations and retain customers, with a resulting negative impact on our business, financial condition, results of operations and cash flows, and on our ability to make distributions to you.

We do not insure against all potential losses and could be seriously harmed by unexpected liabilities.

        We are not fully insured against all risks inherent to our businesses, including environmental accidents that might occur. In addition, we do not maintain business interruption insurance in the type and amount to cover all possible risks of loss. The occurrence of any operating risks not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows, and on our ability to make distributions to you.

        EQT currently maintains excess liability insurance that covers EQT's and its affiliates', including our, legal and contractual liabilities arising out of bodily injury, personal injury or property damage, including resulting loss of use, to third parties. This excess liability insurance includes coverage for sudden and accidental pollution liability but excludes: release of pollutants subsequent to their disposal; release of substances arising from the combustion of fuels that result in acidic deposition; and testing, monitoring, clean-up, containment, treatment or removal of pollutants from property owned, occupied by, rented to, used by or in the care, custody or control of EQT and its affiliates.

        EQT also maintains coverage for itself and its affiliates, including us, for physical damage to assets and resulting business interruption, including damage caused by terrorist acts committed by a U.S. person or interest.

        All of EQT's insurance is subject to deductibles. If a significant accident or event occurs for which we are not fully insured, it could adversely affect our operations and financial condition. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates, and we may elect to self insure a portion of our asset portfolio. The insurance coverage we do obtain may contain large deductibles or fail to cover certain hazards or cover all potential losses. In addition, we share insurance coverage with EQT, for which we will reimburse EQT pursuant to the terms of the omnibus agreement. To the extent EQT experiences covered losses under the insurance policies, the limit of our coverage for potential losses may be decreased.

We are subject to stringent environmental laws and regulations that may expose us to significant costs and liabilities.

        Our natural gas gathering, transportation and storage operations are subject to stringent and complex federal, state and local environmental laws and regulations that govern the discharge of materials into the environment or otherwise relate to environmental protection. Examples of these laws include:

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  the federal Clean Air Act and analogous state laws that impose obligations related to air emissions;

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  the federal Comprehensive Environmental Response, Compensation and Liability Act, known as CERCLA or the Superfund law, and analogous state laws that regulate the cleanup of hazardous substances that may be or have been released at properties currently or previously owned or operated by us or at locations to which our wastes are or have been transported for disposal;

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  the federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws that regulate discharges from our facilities into state and federal waters, including wetlands;

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  the federal Oil Pollution Act, or OPA, and analogous state laws that establish strict liability for releases of oil into waters of the United States;

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  the federal Resource Conservation and Recovery Act, or RCRA, and analogous state laws that impose requirements for the storage, treatment and disposal of solid and hazardous waste from our facilities;

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  the Endangered Species Act, or ESA; and

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  the Toxic Substances Control Act, or TSCA, and analogous state laws that impose requirements on the use, storage and disposal of various chemicals and chemical substances at our facilities.

        These laws and regulations may impose numerous obligations that are applicable to our operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our pipelines and facilities, and the imposition of substantial liabilities and remedial obligations for pollution resulting from our operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, or the EPA, and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly corrective actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our operations. In addition, we may experience a delay in obtaining or be unable to obtain required permits or regulatory authorizations, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenue. In addition, future changes in environmental or other laws may result in additional compliance expenditures that have not been pre-funded and which could adversely affect our business and results of operations and our ability to make cash distributions to our unitholders. For example, on April 7, 2012, the EPA issued final rules that establish new air emission controls for oil and natural gas production, processing, transmission and storage operations. Specifically, EPA's rule package includes standards to address emissions of sulfur dioxide and volatile organic compounds, or VOC, and a separate set of emission standards to address hazardous air pollutants frequently associated with oil and natural gas production and processing activities. The rules establish new or more stringent requirements regarding emissions from compressors, dehydrators, storage tanks and other production equipment in addition to leak detection requirements for natural gas processing plants. These rules may require modifications to certain of our operations, which could include the installation of new equipment to control emissions. Compliance with such rules could result in significant costs, including increased capital expenditures and operating costs, and could adversely affect our business.

        There is a risk that we may incur costs and liabilities in connection with our operations due to historical industry operations and waste disposal practices, our handling of wastes and potential emissions and discharges related to our operations. Private parties, including the owners of the properties through which our transmission and storage system or our gathering system pass and facilities where our wastes are taken for reclamation or disposal, may have the right to pursue legal actions to require remediation of contamination or enforce compliance with environmental requirements as well as to seek damages for personal injury or property damage. For example, an accidental release from one of our pipelines could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage and fines or penalties for related violations of environmental laws or regulations. Pursuant to the terms of the omnibus agreement, EQT will indemnify us for certain potential environmental and toxic tort claims, losses and expenses associated with the operation of the assets retained by us and occurring before the closing date of this offering. However, the maximum liability of EQT for these indemnification obligations will not exceed $15 million, which may not be sufficient to fully compensate us for such claims, losses and expenses. In addition, changes in environmental laws occur frequently, and any such changes that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations or financial position. We may not be able to recover all or any of these costs from insurance. Please read "Business—Environmental Matters" for more information.

Climate change legislation, regulatory initiatives and litigation could result in increased operating costs and reduced demand for the natural gas services we provide.

        In December 2009, the EPA published its findings that emissions of greenhouse gases, or GHGs, present a danger to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the Earth's atmosphere and other climatic conditions. Based on these findings, the EPA adopted two sets of regulations that restrict emissions of GHGs under existing provisions of the federal Clean Air Act, including one that requires a reduction in emissions of GHGs from motor vehicles and another that regulates GHG emissions from certain large stationary sources under the Clean Air Act Prevention of Significant Deterioration and Title V permitting programs. The stationary source rule "tailors" these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. In addition, the EPA expanded its existing GHG emissions reporting rule to include onshore oil and natural gas processing, transmission, storage, and distribution activities, beginning in 2012 for emissions occurring in 2011. Congress has also from time to time considered legislation to reduce emissions of GHGs. The adoption of any legislation or regulations that restrict emissions of GHGs from our equipment and operations could require us to incur significant added costs to reduce emissions of GHGs or could adversely affect demand for the natural gas we transport, store and gather.

Significant portions of our pipeline systems have been in service for several decades. There could be unknown events or conditions or increased maintenance or repair expenses and downtime associated with our pipelines that could have a material adverse effect on our business and results of operations.

        Significant portions of our transmission and storage system and our gathering system have been in service for several decades. The age and condition of our systems could result in increased maintenance or repair expenditures, and any downtime associated with increased maintenance and repair activities could materially reduce our revenue. Any significant increase in maintenance and repair expenditures or loss of revenue due to the age or condition of our systems could adversely affect our business and results of operations and our ability to make cash distributions to our unitholders.

We may incur significant costs and liabilities as a result of pipeline integrity management program testing and related repairs.

        Pursuant to the Pipeline Safety Improvement Act of 2002, as reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, the U.S. Department of Transportation, or DOT, has adopted regulations requiring pipeline operators to develop integrity management programs for transmission pipelines located where a leak or rupture could harm "high consequence areas," including high population areas, unless the operator effectively demonstrates by risk assessment that the pipeline could not affect the area. The regulations require operators, including us, to:

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  perform ongoing assessments of pipeline integrity;

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  identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

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  maintain processes for data collection, integration and analysis;

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  repair and remediate pipelines as necessary; and

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  implement preventive and mitigating actions.

        Moreover, changes to pipeline safety laws and regulations that result in more stringent or costly safety standards could have a significant adverse effect on us and similarly situated midstream operators. On January 3, 2012, President Obama signed the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, which act, among other things, directs the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in high consequence areas. These safety enhancement requirements and other provisions of this act could require us to install new or modified safety controls, pursue additional capital projects, or conduct maintenance programs on an accelerated basis, any or all of which tasks could result in our incurring increased operating costs that could be significant and have a material adverse effect on our financial position or results of operations.

        In addition, many states have adopted regulations similar to existing DOT regulations for intrastate gathering and transmission lines. Although many of our natural gas facilities fall within a class that is not subject to these requirements, we may incur significant costs and liabilities associated with repair, remediation, preventative or mitigation measures associated with our non-exempt pipelines, particularly our gathering pipelines. This estimate does not include the costs, if any, for repair, remediation, preventative or mitigating actions that may be determined to be necessary as a result of the testing program, which could be substantial. Such costs and liabilities might relate to repair, remediation, preventative or mitigating actions that may be determined to be necessary as a result of the testing program, as well as lost cash flows resulting from shutting down our pipelines during the pendency of such repairs. Additionally, should we fail to comply with DOT regulations, we could be subject to penalties and fines. We intend to retain approximately $32 million of the net proceeds from this offering in order to pre-fund certain identified regulatory compliance capital expenditures, the majority of which are expected to be incurred over the next two years; however the actual cost of such expenditures may exceed $32 million. Furthermore, we are not restricted from using this approximately $32 million for other purposes. In addition, we may be required to make additional maintenance capital expenditures in the future for similar regulatory compliance initiatives that are not reflected in our forcasted maintenance capital expenditures. For additional information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors and Trends Impacting our Business—Regulatory Compliance Capital Expenditures."

The adoption of legislation relating to hydraulic fracturing and the enactment of severance taxes and impact fees on natural gas wells could cause our current and potential customers to reduce the number of wells they drill in the Marcellus Shale. If drilling reductions are significant, the reductions would have a material adverse effect on our business, results of operations, financial condition and ability to make quarterly cash distributions to our unitholders.

        Our assets are primarily located in the Marcellus Shale fairway in southern Pennsylvania and northern West Virginia and a majority of the production that we receive from customers is produced from wells completed using hydraulic fracturing. Hydraulic fracturing is an important and commonly used process in the completion of oil and gas wells, particularly in unconventional resource plays like the Marcellus Shale. The EPA is developing permitting guidance under the federal Safe Drinking Water Act for hydraulic fracturing activities that use diesel fuels in fracturing fluids. In addition, legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing and to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process. Any such legislation may provide more opportunities for third parties opposed to hydraulic fracturing to initiate legal proceedings against our customers. In addition, a number of federal agencies, including the EPA and the U.S. Department of Energy, are analyzing, or have been requested to review, a variety of environmental issues associated with shale development, including hydraulic fracturing. On May 4, 2012, the Department of the Interior's Bureau of Land Management, or BLM, issued a proposed rule to regulate hydraulic fracturing on public and Indian land. The rule would require companies to disclose the chemicals used in hydraulic fracturing operations to the BLM after fracturing operations have been completed, which would then become publicly available, and includes provisions addressing well-bore integrity and flowback water management plans. Some industry commentators have predicted that similar rules will follow that will impose a national minimum standard on hydraulic fracturing activities. These additional regulatory burdens could make it more costly or uneconomical for our customers to develop wells, thereby limiting future oil and gas production and reducing future demand for our services. In addition, some states and municipalities have adopted, and other states and municipalities are considering adopting, regulations that could prohibit hydraulic fracturing in certain areas or impose more stringent disclosure and/or well construction requirements on hydraulic fracturing operations. For example, Pennsylvania has adopted a variety of regulations since 2010 governing well drilling and hydraulic fracturing completion practices, including the adoption of upgraded well construction and casing standards, upgraded cement standards and new recordkeeping requirements. Additionally, in 2012 Pennsylvania enacted legislation that authorizes counties to assess a local impact fee for unconventional gas wells, establishes additional regulatory requirements relating to horizontal drilling, and is intended to ensure uniformity between statewide environmental protection standards and municipal ordinances. Similarly, in 2011, West Virginia adopted legislation that establishes additional regulatory requirements relating to horizontal drilling and hydraulic fracturing. These initiatives could result in additional levels of regulation and permitting of hydraulic fracturing operations, which could cause our customers to experience operational delays, increased operating and compliance costs, restrictions or bans on drilling new wells, and additional regulatory burdens that could make it more difficult or commercially impracticable for our customers to perform hydraulic fracturing, delaying the development of unconventional gas resources from shale formations which are not commercial without the use of hydraulic fracturing and reducing the volume of natural gas transported through our pipelines.

        The results of our operations are affected by natural gas drilling activity which in turn could be affected by the state tax burdens placed on gas production and drilling and completion operations. West Virginia imposes severance tax on oil and gas production. Pennsylvania does not impose a severance tax. In 2012, Pennsylvania enacted legislation authorizing counties to impose an annual impact fee on unconventional gas wells (generally defined as wells using hydraulic fracturing or multilateral well bores) for the first 15 years of each well's life. Total fees per well over the 15-year term range from $190,000 to $355,000, depending on gas prices and subject to consumer price indexing.

The counties had sixty days or until April 16th to adopt the fee, and thirty-seven counties had chosen to opt for imposing the fee, as have fourteen counties who as of yet do not have any of these wells within their borders. As Pennsylvania counties adopt impact fees, growth in drilling and production in Pennsylvania could be reduced. If drilling reductions are significant, our operations could be adversely impacted.

We are exposed to costs associated with lost and unaccounted for volumes.

        A certain amount of natural gas is naturally lost in connection with its transportation across a pipeline system, and under our contractual arrangements with our customers we are entitled to retain a specified volume of natural gas in order to compensate us for such lost and unaccounted for volumes as well as the natural gas used to run our compressor stations, which we refer to as fuel usage. The level of fuel usage and lost and unaccounted for volumes on our transmission and storage system and our gathering system may exceed the natural gas volumes retained from our customers as compensation for our fuel usage and lost and unaccounted for volumes pursuant to our contractual agreements and it will be necessary to purchase natural gas in the market to make up for the difference, which exposes us to commodity price risk. For the years ended December 31, 2009, 2010 and 2011, our actual level of fuel usage and lost and unaccounted for volumes exceeded the amounts recovered from our gathering customers by approximately 300 BBtu, 1,500 BBtu and 1,300 BBtu, respectively and for which we recognized $2.0 million, $5.7 million and $4.9 million of purchased gas cost as a component of operating and maintenance expense in 2009, 2010 and 2011, respectively. Future exposure to the volatility of natural gas prices as a result of gas imbalances could have a material adverse effect on our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

Our exposure to direct commodity price risk may increase in the future.

        Although we intend to enter into fixed-fee contracts with new customers in the future, our efforts to obtain such contractual terms may not be successful. In addition, we may acquire or develop additional midstream assets in the future that do not provide services primarily based on capacity reservation charges or other fixed fee arrangements and therefore have a greater exposure to fluctuations in commodity price risk than our current operations. Future exposure to the volatility of natural gas prices as a result of our future contracts could have a material adverse effect on our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

We do not own all of the land on which our pipelines and facilities are located, which could disrupt our operations.

        We do not own all of the land on which our pipelines and facilities have been constructed, and we are therefore subject to the possibility of more onerous terms and/or increased costs to retain necessary land use if we do not have valid rights-of-way, if such rights-of-way lapse or terminate or if our facilities are not properly located within the boundaries of such rights-of-way. Although many of these rights are perpetual in nature, we occasionally obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies for a specific period of time. If we were to be unsuccessful in renegotiating rights-of-way, we might have to relocate our facilities. A loss of rights-of-way or a relocation could have a material adverse effect on our business, financial condition, results of operations and cash flows, and on our ability to make distributions to you.

Any significant and prolonged change in or stabilization of natural gas prices could have a negative impact on our natural gas storage business.

        Historically, natural gas prices have been seasonal and volatile, which has enhanced demand for our storage services. The natural gas storage business has benefited from significant price fluctuations resulting from seasonal price sensitivity, which impacts the level of demand for our services and the rates we are able to charge for such services. On a system-wide basis, natural gas is typically injected into storage between April and October when natural gas prices are generally lower and withdrawn during the winter months of November through March when natural gas prices are typically higher. However, the market for natural gas may not continue to experience volatility and seasonal price sensitivity in the future at the levels previously seen. If volatility and seasonality in the natural gas industry decrease, because of increased production capacity or otherwise, the demand for our storage services and the prices that we will be able to charge for those services may decline. For example, between 2010 and 2011 the natural gas commodity market pricing spreads between the summer and winter months decreased, resulting in a decrease in our parking service volumes and pricing, and accordingly we experienced a decrease in storage operating revenues for the year ended December 31, 2011 as compared to the prior year.

        In addition to volatility and seasonality, an extended period of high natural gas prices would increase the cost of acquiring base gas and likely place upward pressure on the costs of associated storage expansion activities. For instance, the settlement approved by the FERC in our most recent rate case included a provision allowing us to recover 7.1 Bcf of storage base gas through our transmission fuel retention percentage. To the extent we need to replace storage base gas in excess of 7.1 Bcf, we may not be able to recover the cost of acquiring such base gas from our customers and will be subject to commodity price risk. An extended period of low natural gas prices could adversely impact storage values for some period of time until market conditions adjust. These commodity price impacts could have a negative impact on our business, financial condition, results of operations and ability to make distributions.

Restrictions in our new credit facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

        Upon the closing of the offering, we will enter into a $350 million revolving credit facility. Our new credit facility will contain various covenants and restrictive provisions that will limit our ability to, among other things:

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  incur or guarantee additional debt;

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  make distributions on or redeem or repurchase units;

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  make certain investments and acquisitions;

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  incur certain liens or permit them to exist;

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  enter into certain types of transactions with affiliates;

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  merge or consolidate with another company; and

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  transfer, sell or otherwise dispose of assets.

        Our new credit facility also will contain covenants requiring us to maintain certain financial ratios. Our ability to meet those financial ratios and tests can be affected by events beyond our control and we cannot assure you that we will meet those ratios and tests. In addition, our credit facility will contain events of default customary for transactions of this nature, including the occurrence of a change of control (which will occur if EQT fails to own a majority of the equity interests of our general partner, we fail to own 100% of Equitrans, L.P., or our general partner fails to be our general partner).

        The provisions of our new credit facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our new credit facility could result in an event of default, which could enable our lenders to, subject to the terms and conditions of the revolving credit facility, declare any outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and our unitholders could experience a partial or total loss of their investment. The new credit facility will also have cross default provisions that apply to any other indebtedness we may have with an aggregate principal amount in excess of $15.0 million. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Facility."

Our future debt levels may limit our flexibility to obtain financing and to pursue other business opportunities.

        Following this offering, we will have the ability to incur debt, subject to limitations in our credit facility. Our level of debt could have important consequences to us, including the following:

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  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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  our funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of our cash flow required to make interest payments on our debt;

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  we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

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  our flexibility in responding to changing business and economic conditions may be limited.

        Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. We may not be able to effect any of these actions on satisfactory terms or at all.

The credit and risk profile of our general partner and its owner, EQT, could adversely affect our credit ratings and risk profile, which could increase our borrowing costs or hinder our ability to raise capital.

        The credit and business risk profiles of our general partner and EQT may be factors considered in credit evaluations of us. This is because our general partner, which is owned by EQT, controls our business activities, including our cash distribution policy and growth strategy. Any adverse change in the financial condition of EQT, including the degree of its financial leverage and its dependence on cash flow from us to service its indebtedness, or a downgrade of EQT's investment-grade credit rating, may adversely affect our credit ratings and risk profile.

        If we were to seek a credit rating in the future, our credit rating may be adversely affected by the leverage of our general partner or EQT, as credit rating agencies such as Standard & Poor's Ratings Services and Moody's Investors Service may consider the leverage and credit profile of EQT and its affiliates because of their ownership interest in and control of us. Any adverse effect on our credit rating would increase our cost of borrowing or hinder our ability to raise financing in the capital markets, which would impair our ability to grow our business and make distributions to common unitholders.

Increases in interest rates could adversely impact demand for our storage capacity, our unit price, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

        There is a financing cost for our customers to store natural gas in our storage facilities. That financing cost is impacted by the cost of capital or interest rate incurred by the customer in addition to the commodity cost of the natural gas in inventory. Absent other factors, a higher financing cost adversely impacts the economics of storing natural gas for future sale. As a result, a significant increase in interest rates could adversely affect the demand for our storage capacity independent of other market factors.

        In addition, interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price is impacted by our level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

The amount of cash we have available for distribution to unitholders depends primarily on our cash flow rather than on our profitability, which may prevent us from making distributions, even during periods in which we record net income.

        The amount of cash we have available for distribution depends primarily upon our cash flow and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net earnings for financial accounting purposes.

The lack of diversification of our assets and geographic locations could adversely affect our ability to make distributions to our common unitholders.

        We rely exclusively on revenues generated from transmission, storage and gathering systems that we own, which are exclusively located in the Appalachian Basin in Pennsylvania and West Virginia. Due to our lack of diversification in assets and geographic location, an adverse development in these businesses or our areas of operations, including adverse developments due to catastrophic events, weather, regulatory action and decreases in demand for natural gas, could have a significantly greater impact on our results of operations and cash available for distribution to our common unitholders than if we maintained more diverse assets and locations.

If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud, which would likely have a negative impact on the market price of our common units.

        Prior to this offering, we have not been required to file reports with the SEC. Upon the completion of this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We prepare our financial statements in accordance with GAAP, but our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and to operate successfully as a publicly traded partnership. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Section 404. For example, Section 404 will require us, among other things, to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting. We must comply with Section 404 (except for the requirement for an auditor's attestation report, as described below) beginning with for our fiscal year ending December 31, 2013. Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, we can provide no assurance as to our, or our independent registered public accounting firm's, conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Ineffective internal controls will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

For as long as we are an emerging growth company, we will not be required to comply with certain disclosure requirements that apply to other public companies.

        In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we remain an "emerging growth company" as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.0 billion of revenues in a fiscal year, have more than $700 million in market value of our limited partner interests held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

        In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to "opt out" of this exemption and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

        To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our common units to be less attractive as a result, there may be a less active trading market for our common units and our trading price may be more volatile.

Terrorist attacks aimed at our facilities or surrounding areas could adversely affect our business.

        The U.S. government has issued warnings that energy assets, specifically the nation's pipeline and terminal infrastructure, may be the future targets of terrorist organizations. Any terrorist attack at our facilities, those of our customers and, in some cases, those of other pipelines, refineries or terminals could materially and adversely affect our business, financial condition, results of operations or cash flows.

 Risks Inherent in an Investment in Us

Our general partner and its affiliates, including EQT, have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

        Following this offering, EQT will indirectly own and control our general partner and will appoint all of the officers and directors of our general partner. All of our initial officers and a majority of our initial directors will also be officers and/or directors of EQT. Although our general partner has a duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to EQT. Conflicts of interest will arise between EQT and our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of EQT over our interests and the interests of our unitholders. These conflicts include the following situations, among others:

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  Neither our partnership agreement nor any other agreement requires EQT to pursue a business strategy that favors us, and the directors and officers of EQT have a fiduciary duty to make these decisions in the best interests of EQT, which may be contrary to our interests. EQT may choose to shift the focus of its investment and growth to areas not served by our assets.

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  EQT, as our primary customer, has an economic incentive to cause us not to seek higher tariff rates or gathering fees, even if such higher rates or fees would reflect rates and fees that could be obtained in arm's-length, third party transaction.

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  EQT is not limited in its ability to compete with us and may offer business opportunities or sell midstream assets to third parties without first offering us the right to bid for them.

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  Our general partner is allowed to take into account the interests of parties other than us, such as EQT, in resolving conflicts of interest.

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  All of the officers and a majority of the directors of our general partner are also officers and/or directors of EQT and will owe fiduciary duties to EQT. The officers of our general partner will also devote significant time to the business of EQT and will be compensated by EQT accordingly.

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  Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limits our general partner's liabilities and restricts the remedies available to our unitholders for actions that, without such limitations, might constitute breaches of fiduciary duty.

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  Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

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  Disputes may arise under our commercial agreements with EQT and its affiliates.

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  Our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash available for distribution to our unitholders.

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  Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion or investment capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and the ability of the subordinated units to convert to common units.

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  Our general partner determines which costs incurred by it are reimbursable by us.

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  Our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period.

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  Our partnership agreement permits us to classify up to $30 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated or general partner units or to our general partner in respect of the incentive distribution rights.

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  Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

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  Our general partner intends to limit its liability regarding our contractual and other obligations.

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  Our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of the common units.

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  Our general partner controls the enforcement of the obligations that it and its affiliates owe to us, including EQT's obligations under the omnibus agreement and its commercial agreements with us.

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  Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

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  Our general partner may transfer its incentive distribution rights without unitholder approval.

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  Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        Please read "Conflicts of Interest and Duties."

EQT and other affiliates of our general partner are not restricted in their ability to compete with us.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. Affiliates of our general partner, including EQT and its other subsidiaries, are not prohibited from owning assets or engaging in businesses that compete directly or indirectly with us. EQT currently holds interests in, and may make investments in and purchases of, entities that acquire, own and operate other natural gas midstream assets. EQT will be under no obligation to make any acquisition opportunities available to us. Moreover, while EQT may offer us the opportunity to buy additional assets from it, it is under no contractual obligation to accept any offer we might make with respect to such opportunity.

        Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors and EQT. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our common unitholders. Please read "Conflicts of Interest and Duties."

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

        We expect that we will distribute all of our available cash to our unitholders and will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

        In addition, because we intend to distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement, and we do not anticipate there being limitations in our new credit facility, on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. Following this offering, the market price of our common units may fluctuate significantly, and you could lose all or part of your investment.

        Prior to this offering, there has been no public market for our common units. After this offering, there will be only 12,500,000 publicly traded common units, assuming no exercise of the underwriters' over-allotment option. In addition, EQT will own 4,839,718 common units and 17,339,718 subordinated units, representing an aggregate of approximately 62.7% limited partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

        The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

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  the level of our quarterly distributions;

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  our quarterly or annual earnings or those of other companies in our industry;

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  the loss of a large customer;

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  announcements by us or our competitors of significant contracts or acquisitions;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  general economic conditions;

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  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

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  future sales of our common units; and

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  other factors described in these "Risk Factors."

You will experience immediate and substantial dilution in net tangible book value of $8.02 per common unit.

        The estimated initial public offering price of $20.00 per common unit (the mid-point of the price range set forth on the cover of this prospectus) exceeds our pro forma net tangible book value of $11.98 per unit. Based on the estimated initial public offering price of $20.00 per common unit, you will incur immediate and substantial dilution of $8.02 per common unit. This dilution results primarily because the assets contributed by EQT are recorded in accordance with GAAP at their historical cost, and not their fair value. Please read "Dilution."

The NYSE does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

        We have been approved to list our common units on the NYSE, subject to official notice of issuance. Unlike most corporations, we are not required by NYSE rules to have, and we do not intend to have, a majority of independent directors on our general partner's board of directors or a compensation committee or a nominating and corporate governance committee. Additionally, any future issuance of additional common units or other securities, including to affiliates, will not be subject to the NYSE's shareholder approval rules. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read "Management."

If you are not an eligible taxable holder, you will not be entitled to allocations of income or loss or distributions or voting rights on your common units and your common units will be subject to redemption.

        In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by our subsidiaries on assets that are subject to rate regulation by FERC or analogous regulatory body, we have adopted certain requirements regarding those investors who may own our common units. Eligible holders are individuals or entities subject to United States federal income taxation on the income generated by us or entities not subject to United States federal income taxation on the income generated by us, so long as all of the entity's owners are subject to such taxation. Please read "Description of the Common Units—Transfer of Common Units." If you are not a person who fits the requirements to be an eligible taxable holder, you will not receive allocations of income or loss or distributions or voting rights on your units and you run the risk of having your units redeemed by us at the market price calculated in accordance with our partnership agreement as of the date of redemption. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please see "The Partnership Agreement—Non-Citizen Assignees; Redemption."

Our partnership agreement replaces our general partner's fiduciary duties to holders of our common units with contractual standards governing its duties.

        Our partnership agreement contains provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replace those duties with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our unitholders other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

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  how to allocate corporate opportunities among us and its affiliates;

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  whether to exercise its limited call right;

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  whether to seek approval of the resolution of a conflict of interest by the conflicts committee of the board of directors of our general partner;

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  how to exercise its voting rights with respect to the units it owns;

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  whether to elect to reset target distribution levels;

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  whether to transfer the incentive distribution rights or any units it owns to a third party; and

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  whether or not to consent to any merger, consolidation or conversion of the partnership or amendment to the partnership agreement.

        By purchasing a common unit, a common unitholder agrees to become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Duties— Duties of our General Partner."

Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that:

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  whenever our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) makes a determination or takes, or declines to take, any other action in their respective capacities, our general partner, the board of directors of our general partner and any committee thereof (including the conflicts committee), as applicable, is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the decision was in the best interests of our partnership, and, except as specifically provided by our partnership agreement, will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

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  our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith;

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  our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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  our general partner will not be in breach of its obligations under the partnership agreement (including any duties to us or our unitholders) if a transaction with an affiliate or the resolution of a conflict of interest is:

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  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates;

    —
    determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

    —
    determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner or the conflicts committee must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in the third and fourth bullets above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce cash available for distribution to our common unitholders. The amount and timing of such reimbursements will be determined by our general partner.

        Prior to making any distribution on our common units, we will reimburse our general partner and its affiliates, including EQT, for expenses they incur and payments they make on our behalf. Under the omnibus agreement, we will reimburse our general partner and its affiliates for certain expenses incurred on our behalf, including administrative costs, such as compensation expense for those persons who provide services necessary to run our business, and insurance expenses, which we project to be approximately $50 million, excluding reimbursements related to the Sunrise Pipeline lease, for the twelve-month period ending June 30, 2013. Please read "Certain Relationships and Related Transactions—Omnibus Agreement." Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of available cash to pay cash distributions to our common unitholders. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. Rather, the board of directors of our general partner will be appointed by EQT. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

        Unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates, including EQT, will own sufficient units upon the closing of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, EQT will indirectly own 64.0% of our outstanding common and subordinated units. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on our common units will be extinguished. A removal of our general partner under these circumstances would adversely affect our common units by prematurely eliminating their distribution and liquidation preference over our subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of unitholder dissatisfaction with the performance of our general partner in managing our partnership will most likely result in the termination of the subordination period and conversion of all subordinated units to common units.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Unitholders' voting rights are further restricted by a provision of our partnership agreement providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of EQT to transfer all or a portion of its ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own designees and thereby exert significant control over the decisions made by the board of directors and officers.

The incentive distribution rights of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its incentive distribution rights to a third party at any time without the consent of our unitholders. If our general partner transfers its incentive distribution rights to a third party but retains its general partner interest, our general partner may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if it had retained ownership of its incentive distribution rights. For example, a transfer of incentive distribution rights by our general partner could reduce the likelihood of EQT selling or contributing additional midstream assets to us, as EQT would have less of an economic incentive to grow our business, which in turn would impact our ability to grow our asset base.

We may issue additional units without your approval, which would dilute your existing ownership interests.

        Our partnership agreement does not limit the number of additional limited partner interests, including limited partner interests that rank senior to the common units, that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

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  our existing unitholders' proportionate ownership interest in us will decrease;

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  the amount of cash available for distribution on each unit may decrease;

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  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

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  because the amount payable to holders of incentive distribution rights is based on a percentage of the total cash available for distribution, the distributions to holders of incentive distribution rights will increase even if the per unit distribution on common units remains the same;

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  the ratio of taxable income to distributions may increase;

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  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

EQT may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

        After the sale of the common units offered by this prospectus, assuming that the underwriters do not exercise their option to purchase additional common units, EQT will indirectly hold an aggregate of 4,839,718 common units and 17,339,718 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier under certain circumstances. In addition, we have agreed to provide EQT with certain registration rights. The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement permits our general partner to limit its liability, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our general partner has a limited call right that may require you to sell your units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price that is not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. At the closing of this offering, and assuming no exercise of the underwriters'

option to purchase additional common units, EQT will indirectly own approximately 27.9% of our outstanding common units. At the end of the subordination period, assuming no additional issuances of common units (other than upon the conversion of the subordinated units), EQT will indirectly own approximately 64.0% of our outstanding common units. For additional information about this right, please read "The Partnership Agreement—Limited Call Right."

Our general partner, or any transferee holding a majority of the incentive distribution rights, may elect to cause us to issue common units to it in connection with a resetting of the minimum quarterly distribution and the target distribution levels related to the incentive distribution rights, without the approval of the conflicts committee of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        The holder or holders of a majority of the incentive distribution rights, which is initially our general partner, have the right, at any time when there are no subordinated units outstanding and the holders have received incentive distributions at the highest level to which they are entitled (48.0%) for each of the prior four consecutive fiscal quarters (and the amount of each such distribution did not exceed adjusted operating surplus for each such quarter), to reset the minimum quarterly distribution and the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution. Our general partner has the right to transfer the incentive distribution rights at any time, in whole or in part, and any transferee holding a majority of the incentive distribution rights shall have the same rights as our general partner with respect to resetting target distributions.

        In the event of a reset of the minimum quarterly distribution and the target distribution levels, the holders of the incentive distribution rights will be entitled to receive, in the aggregate, the number of common units equal to that number of common units which would have entitled the holders to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions on the incentive distribution rights in the prior two quarters. Our general partner will also be issued the number of general partner units necessary to maintain its general partner interest in us that existed immediately prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not otherwise be sufficiently accretive to cash distributions per common unit. It is possible, however, that our general partner or a transferee could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued common units rather than retain the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued common units to our general partner in connection with resetting the target distribution levels. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels."

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency were to determine that:

  •
  we were conducting business in a state but had not complied with that particular state's partnership statute; or

  •
  your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

        For a discussion of the implications of the limitations of liability on a unitholder, please read "The Partnership Agreement—Limited Liability."

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Transferees of common units are liable both for the obligations of the transferor to make contributions to the partnership that were known to the transferee at the time of transfer and for those obligations that were unknown if the liabilities could have been determined from the partnership agreement. Neither liabilities to partners on account of their partnership interest nor liabilities that are non-recourse to the partnership are counted for purposes of determining whether a distribution is permitted.

We will incur increased costs as a result of being a publicly traded partnership.

        We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 and related rules subsequently implemented by the SEC and the NYSE have required changes in the corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly traded partnership reporting requirements and our general partner will maintain director and officer liability insurance under a separate policy from EQT's corporate director and officer insurance. We have included $3.0 million of estimated annual incremental costs associated with being a publicly traded partnership in our financial forecast included elsewhere in this prospectus. However, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

Tax Risks to Common Unitholders

        In addition to reading the following risk factors, you should read "Material Federal Income Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the IRS were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

        The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service, or IRS, on this or any other tax matter affecting us.

        Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. A change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35.0%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, if we were treated as a corporation for federal income tax purposes there would be material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

        Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

        Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of such additional tax on us by a state will reduce the cash available for distribution to you. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to entity-level taxation, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read "Material Federal Income Tax Consequences—Partnership Status." We are unable to predict whether any of these changes or any other proposals will ultimately be enacted, but it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

Our unitholders' share of our income will be taxable to them for U.S. federal income tax purposes even if they do not receive any cash distributions from us.

        Because a unitholder will be treated as a partner to whom we will allocate taxable income which could be different in amount than the cash we distribute, a unitholder's allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes on its share of our taxable income even if it receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS's positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take and such positions may not ultimately be sustained. A court may not agree with some or all of our counsel's conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

Tax gain or loss on the disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the common units you sell will, in effect, become taxable income to you if you sell such common units at a price greater than your tax basis in those common units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized on any sale or other disposition of your common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We will prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations. Recently, however, the U.S. Treasury Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Our counsel has not rendered an opinion with respect to whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees."

A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because a unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We will adopt certain valuation methodologies and monthly conventions for U.S. federal income tax purposes that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between our general partner and certain of our unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has recently announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

As a result of investing in our common units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

        In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We will initially own property or conduct business in a number of states, most of which currently impose a personal income tax on individuals. Most of these states also impose an income tax on corporations and other entities. As we make acquisitions or expand our business, we may own property or conduct business in additional states that impose a personal income tax. It is your responsibility to file all U.S. federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

Compliance with and changes in tax laws could adversely affect our performance.

        We are subject to extensive tax laws and regulations, including federal, state and foreign income taxes and transactional taxes such as excise, sales/use, payroll, franchise and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted that could result in increased tax expenditures in the future. Many of these tax liabilities are subject to audits by the respective taxing authority. These audits may result in additional taxes as well as interest and penalties.

USE OF PROCEEDS

        We intend to use the estimated net proceeds of approximately $230 million from this offering (assuming an initial public offering price of $20.00 per common unit, the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts, the structuring fee and offering expenses,

  •
  to fund a cash distribution of approximately $182 million to EQT, in part for reimbursement of capital expenditures associated with our assets;

  •
  to provide approximately $14 million in working capital to replenish amounts distributed by Equitrans to EQT, in the form of trade and other accounts receivable, in connection with the closing of this offering;

  •
  to pre-fund approximately $32 million of maintenance capital expenditures, the majority of which is expected to be incurred over the next two years, related to two identified regulatory compliance initiatives; and

  •
  pay approximately $2 million in revolving credit facility origination fees.

        If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder of the 1,875,000 additional common units, if any, will be issued to EQT. Any such units issued to EQT will be issued for no additional consideration. If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds would be approximately $35.1 million. The net proceeds from any exercise of the underwriters' option to purchase additional common units will be distributed to EQT.

        A $1.00 increase or decrease in the assumed initial public offering price of $20.00 per common unit would cause the net proceeds from this offering, after deducting the underwriting discounts, the structuring fee and offering expenses, to increase or decrease, respectively, by approximately $11.7 million. If the proceeds increase due to a higher initial public offering price or decrease due to a lower initial public offering price, then the cash distribution to EQT from the proceeds of this offering will increase or decrease, as applicable, by a corresponding amount.

 CAPITALIZATION

        The following table shows:

  •
  the historical capitalization of our Predecessor as of March 31, 2012; and

  •
  our pro forma capitalization as of March 31, 2012, after giving effect to this offering and other formation transactions described under "Prospectus Summary—Formation Transactions and Partnership Structure," including the application of the net proceeds of this offering as described under "Use of Proceeds."

        This table is derived from, should be read in conjunction with and is qualified in its entirety by reference to, our historical and unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of March 31, 2012
	Predecessor Historical	Partnership Pro Forma(1)
	(In thousands)
Cash and cash equivalents	$—	$45,800

Intercompany notes payable	$135,235	$—	(2)
Partners' capital:
Predecessor partners' capital	$184,756	$—
Common units—public(3)		229,750
Common units—EQT(3)		41,033
Subordinated units—EQT		147,013
General partner units—EQT		6,000

Total partners' capital	184,756	423,796

Total capitalization	$319,991	$423,796

(1)
On a pro forma basis, as of March 31, 2012, the public would have held 12,500,000 common units, EQT would have held an aggregate of 4,839,718 common units and 17,339,718 subordinated units, and our general partner would have held 707,744 general partner units.

(2)
Reflects the retirement by Equitrans, L.P. of all outstanding intercompany indebtedness with EQT with the proceeds of a capital contribution by EQT.

(3)
An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from this offering, after deducting underwriting discounts, the structuring fee and offering expenses, to increase or decrease by $11.7 million. If the proceeds increase due to a higher initial public offering price or decrease due to a lower initial public offering price, then the cash distribution to EQT from the proceeds of this offering will increase or decrease, as applicable, by a corresponding amount.

DILUTION

        Dilution is the amount by which this offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after this offering. On a pro forma basis as of March 31, 2012, our net tangible book value was $423.8 million, or $11.98 per unit. Purchasers of common units in this offering will experience immediate and substantial dilution in pro forma net tangible book value per unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per unit before this offering(1)	$8.07
Increase in pro forma net tangible book value per unit attributable to purchasers in this offering	3.91

Less: Pro forma net tangible book value per unit after this offering(2)		11.98

Immediate dilution in pro forma net tangible book value per unit attributable to purchasers in this offering(3)(4)		$8.02

(1)
Determined by dividing the number of units (4,839,718 common units, 17,339,718 subordinated units and 707,744 general partner units) to be issued to subsidiaries of EQT for their contribution of assets and liabilities to EQT Midstream Partners, LP into predecessor historical capital.

(2)
Determined by dividing the total number of units to be outstanding after this offering (17,339,718 common units, 17,339,718 subordinated units and 707,744 general partner units) and the application of the related net proceeds into our pro forma net tangible book value, after giving effect to the application of the net proceeds of this offering.

(3)
If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $8.69 and $7.35, respectively.

(4)
Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters' option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in this offering due to any such exercise of the option.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by EQT and by the purchasers of common units in this offering upon completion of the transactions contemplated by this prospectus:

	Units Acquired		Total Consideration ($ in thousands)
	Number	Percent	Amount	Percent
Units owned by EQT and its affiliates(1)(2)(3)	22,887,180	64.7%	$196,446	44.0%
Public Common Units	12,500,000	35.3%	$250,000	56.0%

Total	35,387,180	100.0%	$446,446	100.0%

(1)
The units acquired by our general partner and its affiliates consist of 4,839,718 common units, 17,339,718 subordinated units and 707,744 general partner units.

(2)
Assumes the underwriters' option to purchase additional common units is not exercised.

(3)
The assets contributed by the general partner and its affiliates were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by the general partner and its affiliates, as of March 31, 2012, after giving effect to the formation transaction, is as follows:

(In thousands)
Book value of net assets contributed	$378,496
Less: Distribution to EQT from net proceeds of this offering	(182,050)

Total consideration	$196,446

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the factors and assumptions upon which our cash distribution policy is based, which are included under the heading "—Assumptions and Considerations" below. In addition, please read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business. For additional information regarding our historical and pro forma operating results, you should refer to our historical and pro forma financial statements and related notes included elsewhere in this prospectus.

General

  Rationale for Our Cash Distribution Policy

        Our partnership agreement requires us to distribute all of our available cash quarterly. Our cash distribution policy reflects our belief that our unitholders will be better served if we distribute rather than retain available cash, because, among other reasons, we believe we will generally finance any expansion capital expenditures from external financing sources. Generally, our available cash is the sum of our (i) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (ii) cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to our unitholders than would be the case were we subject to federal income tax.

  Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that our unitholders will receive quarterly distributions from us. We do not have a legal obligation to pay the minimum quarterly distribution or any other distribution except as provided in our partnership agreement. Our cash distribution policy is subject to certain restrictions and may be changed at any time. The reasons for such uncertainties in our stated cash distribution policy include the following factors:

  •
  Our cash distribution policy will be subject to restrictions on cash distributions under our revolving credit facility. Should we be unable to satisfy these restrictions included in our revolving credit facility, we would be prohibited from making cash distributions notwithstanding our cash distribution policy. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Facility."

  •
  Our general partner will have the authority to establish reserves for the proper conduct of our business and for future cash distributions to our unitholders, and the establishment or increase of those reserves could result in a reduction in cash distributions to our unitholders from the levels we currently anticipate pursuant to our stated cash distribution policy. Any determination to establish cash reserves made by our general partner in good faith will be binding on our unitholders. Our partnership agreement provides that in order for a determination by our general partner to be considered to have been made in good faith, our general partner must subjectively believe that the determination is in our best interests.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders other than in certain circumstances where no unitholder approval is required. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by our general partner and its affiliates) after the subordination period has ended. At the closing of this offering, assuming no exercise of the underwriters' over-allotment option, EQT will own our general partner as well as approximately 27.9% of our outstanding common units and all of our outstanding subordinated units, representing an aggregate 62.7% limited partner interest in us. Please read "The Partnership Agreement—Amendment of the Partnership Agreement."

  •
  Even if our cash distribution policy is not modified or revoked, the amount of cash that we distribute and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

  •
  Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expense, principal and interest payments on our debt, working capital requirements and anticipated cash needs. Our cash available for distribution to common unitholders is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase.

  •
  Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

  •
  If and to the extent our cash available for distribution materially declines, we may elect to reduce our quarterly cash distributions in order to service or repay our debt or fund expansion capital expenditures.

        All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus, as defined in our partnership agreement, includes certain components, including a $30 million cash basket, that represent non-operating sources of cash. Accordingly, it is possible that return of capital distributions could be made from operating surplus. Any cash distributed by us in excess of operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. We do not anticipate that we will make any distributions from capital surplus.

  Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital

        Because we will distribute all of our available cash to our unitholders, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. We do not have any commitment with our general partner or other affiliates, including EQT, to provide any direct or indirect financial assistance to us following the closing of this offering. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we intend to distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units and the incremental distributions on the incentive distribution rights may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement, and we do not anticipate that there will be limitations in our new credit facility, on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Minimum Quarterly Distribution

        Upon the consummation of this offering, our partnership agreement will provide for a minimum quarterly distribution of $0.3500 per unit for each complete quarter, or $1.40 per unit on an annualized basis. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under "—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy." Quarterly distributions, if any, will be made within 45 days after the end of each quarter, on or about the 15th day of each February, May, August and November to holders of record on or about the first day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the first business day immediately following the indicated distribution date. We will not make distributions for the period that begins on April 1, 2012, and ends on the day prior to the closing of this offering other than the distribution to be made to EQT in connection with the closing of this offering as described in "Prospectus Summary—Formation Transactions and Partnership Structure" and "Use of Proceeds." We will adjust the amount of our distribution for the period from the completion of this offering through September 30, 2012, based on the actual length of the period. The amount of available cash needed to pay the minimum quarterly distribution on all of our common units, subordinated units and general partner units to be outstanding immediately after this offering for one quarter and on an annualized basis is summarized in the table below:

		Minimum Quarterly Distributions
		(in millions)
	Number of Units	One Quarter	Annualized
Publicly held common units	12,500,000	$4.4	$17.5
Common Units held by EQT and its affiliates(1)	4,839,718	$1.7	$6.8
Subordinated Units held by EQT	17,339,718	$6.1	$24.2
General Partner Units	707,744	$0.2	$1.0

Total	35,387,180	$12.4	$49.5

(1)
Assumes no exercise of the underwriters' option to purchase additional common units. Please read "Prospectus Summary—Formation Transactions and Partnership Structure" for a description of the impact of an exercise of the option on the common unit ownership percentages.

        As of the date of this offering, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner's initial 2.0% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its initial 2.0% general partner interest. Our general partner will also hold the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 48.0%, of the cash we distribute in excess of $0.4025 per unit per quarter.

        During the subordination period, before we make any quarterly distributions to our subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution plus any arrearages in distributions of the minimum quarterly distribution from prior quarters. Please read "Provisions of our Partnership Agreement Relating to Cash Distributions—

Subordination Period." We cannot guarantee, however, that we will pay the minimum quarterly distribution on our common units in any quarter.

        Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware Act or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in "good faith," our general partner must subjectively believe that the determination is in our best interests. Please read "Conflicts of Interest and Duties."

        Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement; however, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above.

        In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our annualized minimum quarterly distribution of $1.40 per unit for the twelve-month period ending June 30, 2013. In those sections, we present two tables, consisting of:

  •
  "Unaudited Pro Forma Cash Available for Distribution," in which we present the amount of cash we would have had available for distribution on a pro forma basis for the year ended December 31, 2011 and the twelve-month period ended March 31, 2012, derived from our unaudited pro forma financial data that are included in this prospectus, as adjusted to give pro forma effect to this offering and the related formation transactions; and

  •
  "Estimated Cash Available for Distribution for the Twelve-Month Period Ending June 30, 2013," in which we demonstrate our ability to generate sufficient cash available for distribution for us to pay the minimum quarterly distribution on all units for the twelve month period ending June 30, 2013.

Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2011 and the Twelve-Month Period Ended March 31, 2012

  Overview

        If we had completed this offering and related transactions on January 1, 2011, our unaudited pro forma cash available for distribution for the year ended December 31, 2011 would have been approximately $44.9 million. This amount would have been sufficient to pay the minimum quarterly distribution of $0.3500 per unit per quarter ($1.40 per unit on an annualized basis) on all of our common units and a cash distribution of $0.28 per unit per quarter ($1.14 per unit on an annualized basis), or approximately 81.1% of the minimum quarterly distribution, on all of our subordinated units for such period.

        If we had completed this offering and related transactions on April 1, 2011, our unaudited pro forma cash available for distribution for the twelve-month period ended March 31, 2012 would have been approximately $44.8 million. This amount would have been sufficient to pay the minimum quarterly distribution of $0.3500 per unit per quarter ($1.40 per unit on an annualized basis) on all of our common units and a cash distribution of $0.28 per unit per quarter ($1.13 per unit on an annualized basis), or approximately 80.7% of the minimum quarterly distribution, on all of our subordinated units for such period.

        Our unaudited pro forma available cash for the year ended December 31, 2011 and the twelve-month period ended March 31, 2012 includes $3.0 million of estimated incremental general and administrative expenses that we expect to incur as a result of becoming a publicly traded partnership. Incremental general and administrative expenses related to being a publicly traded partnership include expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation. These expenses are not reflected in historical financial statements of our Predecessor or our unaudited pro forma financial statements included elsewhere in the prospectus.

  Sunrise Pipeline Project

        At the closing of this offering, we will transfer ownership of the Sunrise Pipeline, which is under construction and is expected to be placed into service in the third quarter of 2012, to EQT. We will then enter into a capital lease with EQT for the lease of the Sunrise Pipeline and we will operate the pipeline as part of our transmission and storage system under the rates, terms, and conditions of our FERC-approved tariff. As a result of the transfer of the Sunrise Pipeline to EQT in connection with the closing of this offering, the expansion capital expenditures for the construction completed during the year ended December 31, 2011 and the twelve-month period ended March 31, 2012 are excluded from our calculation of pro forma cash available for distribution for such period. Further, as a result of the way the lease of the Sunrise Pipeline is structured, we will be required to include the revenues received from, and the costs, including depreciation, incurred in, operating the Sunrise Pipeline in our results of operations. However, the lease payment we are required to make to EQT is designed to transfer any revenues in excess of our actual costs of operating the Sunrise Pipeline to EQT. As a result, the Sunrise Pipeline project and related lease are not expected to have a net positive or negative impact on our cash available for distribution. For that reason, discussions below in "—Assumptions and Considerations" regarding our estimated cash available for distribution for the period ended June 30, 2013 correspond to the amounts in the column titled "Twelve-Month Period Ending June 30, 2013 (Excluding Sunrise Pipeline)." For more information regarding this lease agreement, please read "Certain Relationships and Related Transactions—Contracts with Affiliates—Sunrise Pipeline Lease Agreement."

  Unaudited Pro Forma Cash Available for Distribution

        We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had this offering and related formation transactions been completed as of the date indicated. In addition, cash available for distribution is primarily a cash accounting concept, while the historical financial statements of our Predecessor and our unaudited pro forma financial statements included elsewhere in the prospectus have been prepared on an accrual basis. As a result, you should view the amount of pro forma cash available for distribution only as a general indication of the amount of cash available for distributions that we might have generated had we completed this offering on the dates indicated. The pro forma amounts below are presented on a twelve-month basis, and there is no guarantee that we would have had available cash sufficient to pay the full minimum quarterly distribution on all of our outstanding common units and subordinated units for each quarter within the twelve-month periods presented.

        The following table illustrates, on a pro forma basis, for the year ended December 31, 2011 and the twelve-month period ended March 31, 2012, the amount of cash that would have been available for distribution to our unitholders, assuming that this offering and the related formation transactions had been completed on January 1, 2011 and April 1, 2011, respectively. Each of the adjustments reflected or presented below is explained in the footnotes to such adjustments.

EQT Midstream Partners, LP
Unaudited Pro Forma Cash Available for Distribution

	Year Ended December 31, 2011	Twelve-Month Period Ended March 31, 2012
	(In millions, except per unit data)
Pro Forma Net Income:	$57.1	$60.6
Add:
Depreciation and amortization	11.5	11.7
Interest expense(1)	1.3	1.3
Income tax expense	—	—
Non-cash long-term compensation expense(2)	2.2	2.4

Less:
Other income(3)	(3.8)	(6.0)
Sunrise Pipeline lease payment	—	—
Pro Forma Adjusted EBITDA(4)	68.3	70.0

Less:
Cash interest, net(5)	(0.9)	(0.9)
Expansion capital expenditures(6)	(23.5)	(31.9)
Ongoing maintenance capital expenditures(7)	(20.3)	(22.1)
Pre-funded regulatory compliance capital expenditures(8)	(0.2)	(0.1)
Incremental general and administrative expense of being a public company	(3.0)	(3.0)
Add:
Elimination of compensation expense related to cash incentive payments that would have been paid in common units(9)	0.8	0.8
Borrowings to fund expansion capital expenditures	23.5	31.9
Proceeds retained from this offering to pre-fund regulatory compliance capital expenditures	0.2	0.1

Pro Forma Cash Available for Distribution	$44.9	$44.8

Pro Forma Cash Distributions
Distribution per unit (based on a minimum quarterly distribution rate of $0.3500 per unit)	$1.40	1.40
Annual distributions to:
Public common unitholders	$17.5	17.5
EQT:
Common units(10)	6.8	6.8
Subordinated units	24.2	24.2
General partner units	1.0	1.0

Total distributions to EQT	32.0	32.0

Total Distributions	$49.5	49.5

Excess (Shortfall)	$(4.6)	(4.7)

Percent of minimum quarterly distribution payable to common unitholders	100%	100%

Percent of minimum quarterly distribution payable to subordinated unitholders	81.1%	80.7%

(1)
Interest expense includes commitment fees on, and the amortization of origination fees incurred in connection with, our new revolving credit facility.

(2)
Represents non-cash long-term compensation expense associated with EQT's long-term incentive plan. As discussed in footnote (9) below, EQT's long-term incentive plan has been settled in both cash and equity in historic periods.

(3)
Consists of AFUDC equity income. AFUDC, or allowance for funds used during construction, is the amount approved by the FERC for inclusion in our tariff rates as reimbursement for the cost of financing construction projects with investor capital until a project is placed into operation.

(4)
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense, depreciation and amortization expense and non-cash long-term compensation expense less other income and the Sunrise Pipeline lease payment. For a reconciliation to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Prospectus Summary—Non-GAAP Financial Measure."

(5)
Cash interest, net includes commitment fees on our new revolving credit facility.

(6)
Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Excludes approximately $85.5 million and $115.7 million related to construction of the Sunrise Pipeline for the year ended December 31, 2011 and the twelve-month period ended March 31, 2012, respectively.

(7)
Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. Ongoing maintenance capital expenditures are all maintenance capital expenditures other than the specific pre-funded regulatory compliance capital expenditures discussed in footnote (8) below. The amount shown as ongoing maintenance capital expenditures for the year ended December 31, 2011 and the twelve-month period ended March 31, 2012 excludes $4.7 million and $4.6 million, respectively, in costs associated with bare steel pipe replacement and $1.6 million and $1.7 million, respectively, in costs associated with plugging and abandonment liabilities, as such amounts would have been reimbursed by EQT pursuant to the omnibus agreement. For a more complete description of the reimbursement obligations, please see "Certain Relationships and Related Transactions—Contracts with Affiliates—Omnibus Agreement."

(8)
Pre-funded regulatory compliance capital expenditures are identified maintenance capital expenditures necessary to comply with regulatory and other legal requirements. We have identified two specific regulatory compliance initiatives which will require us to expend approximately $32 million, the majority of which is expected to be incurred over the next two years. We will retain approximately $32 million from the net proceeds of this offering which we anticipate will fully fund these expenditures. For a more complete description of these initiatives as well as their anticipated costs, please see "—Assumptions and Considerations—Capital Expenditures," beginning on page 75.

(9)
Represents elimination of compensation expense related to cash incentive payments under EQT's long-term incentive plan, as we expect that the incentive compensation payments made under our long-term incentive plan will consist of grants of phantom and performance units rather than cash.

Estimated Cash Available for Distribution for the Twelve-Month Period Ending June 30, 2013

        We forecast that our estimated cash available for distribution during the twelve-month period ending June 30, 2013 will be approximately $54.5 million. This amount would exceed by $5.0 million the amount needed to pay the minimum quarterly distribution of $0.3500 per unit on all of our units for the twelve-month period ending June 30, 2013.

        We are providing the forecast of estimated cash available for distribution to supplement the historical financial statements of EQT Midstream Partners' Predecessor and our unaudited pro forma financial statements included elsewhere in the prospectus in support of our belief that we will have sufficient cash available to allow us to pay cash distributions at the minimum quarterly distribution rate on all of our units for the twelve-month period ending June 30, 2013. Please read "—Assumptions and Considerations" for further information as to the assumptions we have made for the forecast. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates" for information as to the accounting policies we have followed for the financial forecast.

        Our forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve-month period ending June 30, 2013. We believe that our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. If our estimates are not achieved, we may not be able to pay the minimum quarterly distribution or any other distribution on our common units. The assumptions and estimates underlying the forecast are inherently uncertain and, though we consider them reasonable as of the date of this prospectus, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast, including, among others, risks and uncertainties contained in "Risk Factors." Accordingly, there can be no assurance that the forecast is indicative of our future performance or that actual results will not differ materially from those presented in the forecast. Inclusion of the forecast in this prospectus should not be regarded as a representation by any person that the results contained in the forecast will be achieved.

        We have prepared the following forecast to present the estimated cash available for distribution to our common unitholders during the forecasted period. The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not necessarily indicative of future results.

        Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The independent registered public accounting firm's report included in this prospectus relates to historical financial information. It does not extend to prospective financial information and should not be read to do so.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast or the assumptions used to prepare the forecast to reflect events or circumstances after the completion of this offering. In light of this, the statement that we believe that we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all of our outstanding units for the twelve-month period ending June 30, 2013, should not be regarded as a representation by us, the underwriters or any other person that we will make such distribution. Therefore, you are cautioned not to place undue reliance on this information.

        The table below presents (i) our projection of operating results for the twelve-month period ending June 30, 2013, (ii) the impact of the Sunrise Pipeline project and related lease on our projected results of operations, and (iii) our adjusted forecast excluding the impact of the Sunrise Pipeline project. The assumptions discussed below correspond to the amounts in the column titled "Twelve-Month Period Ending June 30, 2013 (Excluding Sunrise Pipeline)," which we believe presents a more meaningful representation of our anticipated operating results because the Sunrise Pipeline project and related lease are not expected to have a net positive or negative impact on our cash available for distribution during the forecast period.

 EQT Midstream Partners, LP
Estimated Cash Available for Distribution

	Twelve-Month Period Ending June 30, 2013 (Including Sunrise Pipeline)	Adjustments to Exclude Sunrise Pipeline	Twelve-Month Period Ending June 30, 2013 (Excluding Sunrise Pipeline)
	(In millions, except per unit data)
Operating revenues:
Transmission and storage	$135.9	$(27.3)	$108.6
Gathering	15.0	—	15.0

Total operating revenues	150.9	(27.3)	123.6

Operating expenses:
Operating and maintenance	32.3	(1.4)	30.9
Selling, general and administrative(1)	22.0	(1.6)	20.4
Depreciation and amortization	28.6	(14.7)	13.9

Total operating expenses	82.9	(17.7)	65.2

Operating income	68.0	(9.6)	58.4
Other income(2)	1.8	(1.0)	0.8
Interest expense, net(3)	(16.1)	14.5	(1.6)

Net income	53.7	3.9	57.6
Add:
Depreciation and amortization	28.6	(14.7)	13.9
Interest expense, net(3)	16.1	(14.5)	1.6
Non-cash long-term compensation expense(4)	0.6	—	0.6
Less:
Other income(2)	(1.8)	1.0	(0.8)
Sunrise Pipeline lease payment	(24.3)	24.3	—
Adjusted EBITDA(5)	72.9	—	72.9
Less:
Cash interest, net(6)	(1.2)	—	(1.2)
Expansion capital expenditures(7)	(33.4)	—	(33.4)
Ongoing maintenance capital expenditures(8)	(17.2)	—	(17.2)
Pre-funded regulatory compliance capital expenditures(9)	(15.3)	—	(15.3)
Add:
Borrowings to fund expansion capital expenditures	33.4	—	33.4
Proceeds retained from this offering to pre-fund regulatory compliance capital expenditures	15.3	—	15.3

Minimum estimated cash available for distribution	$54.5	$—	$54.5

Distribution per unit (based on a minimum quarterly distribution rate of $0.3500 per unit)	$1.40	$—	$1.40
Annual distributions to:(10)
Public common unitholders	$17.5	$—	$17.5
EQT:
Common units(11)	6.8	—	6.8
Subordinated units	24.2	—	24.2
General partner units	1.0	—	1.0

Total distributions to EQT	32.0	—	32.0

Total distributions to our unitholders and general partner at the minimum distribution rate	$49.5	$—	$49.5

Excess of cash available for distribution over aggregate annualized minimum quarterly cash distributions	$5.0	$—	$5.0

(1)
Includes approximately $3.0 million in external expenses we will incur as a result of becoming a publicly traded partnership, such as costs associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation, and includes approximately $0.9 million of compensation expense associated with the long-term incentive awards that we anticipate will be made under the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan at the time of this offering.

  Excludes compensation expense of EQT associated with its long-term incentive program, which will not be allocated to us following the closing of this offering pursuant to the omnibus agreement.

(2)
Consists of AFUDC equity income. AFUDC, or allowance for funds used during construction, is the amount approved by the FERC for inclusion in our tariff rates as reimbursement for the cost of financing construction projects with investor capital until a project is placed into operation.

(3)
Interest expense, net includes commitment fees on, and the amortization of origination fees incurred in connection with, our new revolving credit facility and interest expense on funds used for expansion capital expenditures.

(4)
Eliminates a non-cash charge associated with compensation that is expected to be paid in common units issued pursuant to our new long-term incentive plan. This charge is based on the long-term incentive awards that will be made at the time of this offering. Please see footnote (11) below.

(5)
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense, depreciation and amortization expense and non-cash long-term compensation expense less other income and the Sunrise Pipeline lease payment. Adjusted EBITDA should not be considered an alternative to net income, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. Please read "Prospectus Summary—Non-GAAP Financial Measure."

(6)
Cash interest, net, includes commitment fees on our new revolving credit facility and interest costs on funds used for expansion capital expenditures.

(7)
Excludes all expansion capital expenditures related to the Sunrise Pipeline project as those amounts will be paid by EQT after the closing of this offering and throughout the term of the lease. Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term.

(8)
Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. Ongoing maintenance capital expenditures are all maintenance capital expenditures other than the specific pre-funded regulatory compliance capital expenditures discussed in footnote (9) below. The amount shown as ongoing maintenance capital expenditures excludes approximately $6 million in costs associated with bare steel pipe replacement and approximately $6 million in costs associated with plugging and abandonment liabilities as we anticipate such amounts will be reimbursed by EQT pursuant to the omnibus agreement. For a more complete description of the reimbursement obligations, please see "Certain Relationships and Related Transactions—Contracts with Affiliates—Omnibus Agreement."

(9)
Pre-funded regulatory compliance capital expenditures are identified maintenance capital expenditures necessary to comply with regulatory and other legal requirements. We have identified two specific regulatory compliance initiatives which will require us to expend approximately $32 million, the majority of which are expected to be incurred over the next two years. We will retain approximately $32 million from the net proceeds of this offering which we anticipate will fully fund these expenditures. For a more complete description of these initiatives as well as their anticipated costs, please see "—Assumptions and Considerations—Capital Expenditures."

(10)
The table reflects the number of common, subordinated and general partner units that we anticipate will be outstanding immediately following the closing of this offering, and the aggregate distribution amounts payable on those units during the forecast period at our minimum quarterly distribution rate of $0.3500 per unit on an annualized basis assuming that the underwriters' option to purchase additional common units has not been exercised and the additional common units subject to the underwriters' option are issued to EQT.

Assumptions and Considerations

        We believe our estimated available cash for distribution for the twelve-month period ending June 30, 2013 will not be less than $54.5 million. This amount of estimated minimum available cash for distribution is approximately $9.6 million, or approximately 21%, more than the unaudited pro forma available cash for distribution for the year ended December 31, 2011, and approximately $9.7 million, or approximately 22%, more than the unaudited pro forma available cash for distribution for the twelve months ended March 31, 2012. Substantially all of this increase in available cash for distribution is attributable to increased revenues from (i) continuing firm capacity commitments associated with the Equitrans 2010 Marcellus expansion project, (ii) increases in usage fees from EQT associated with projected growth in production resulting from EQT's 2011 drilling and development program as well as the development program EQT has announced for 2012 and (iii) increased capacity revenues associated with the Blacksville Compressor Station Project, which is expected to be placed into service by the third quarter of 2012. Our estimates do not assume any incremental revenue, expenses or other costs associated with potential future acquisitions.

        While the assumptions disclosed in this prospectus are not all-inclusive, the assumptions listed are those that we believe are significant to our forecasted results of operations and any assumptions not discussed below were not deemed significant. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results, including without limitation, the anticipated in service dates of our growth projects, will be achieved. The assumptions discussed below correspond to the amounts in the column titled "Twelve-Month Period Ending June 30, 2013 (Excluding Sunrise Pipeline)" which we believe presents a more meaningful representation of our anticipated operating results because the Sunrise Pipeline project and related lease are not expected to have a net positive or negative impact on our cash available for distribution during the forecast period. For more information on this lease agreement, please read "Certain Relationships and Related Transactions—Contracts with Affiliates—Sunrise Pipeline Lease Agreement."

Total Revenue

        We estimate that our total revenues for the twelve-month period ending June 30, 2013 will be approximately $123.6 million, as compared to approximately $109.6 million for the pro forma year ended December 31, 2011 and approximately $114.0 million for the pro forma twelve-month period ended March 31, 2012. Approximately 60% of these revenues are derived from capacity reservation fees, which is consistent with historical periods. Our forecast is based primarily on the following assumptions:

        Transmission and Storage.    We estimate that approximately 88%, or approximately $108.6 million, of our total revenue will be generated from transmission and storage services for the twelve-month period ending June 30, 2013. This compares to approximately 85%, or approximately $93.7 million, of our pro forma revenues that were generated from transmission and storage revenues during the year ended December 31, 2011, and approximately 85%, or approximately $97.4 million, of our pro forma revenues that were generated from transmission and storage revenues during the twelve-month period ended March 31, 2012. Our historical transmission and storage revenue is primarily attributable to the firm capacity we have contracted to EQT under long-term contracts.

        Transmission and storage revenues are expected to increase by $11.2 million during the twelve-month period ending June 30, 2013 as compared to the pro forma twelve-month period ended March 31, 2012. Transmission revenues are expected to increase by a total of $13.7 million, primarily consisting of the following:

  •
  Approximately $7.4 million of the increase is due to increased revenue from continuing firm transmission capacity increases and projected usage fees associated with contracts entered into in support of the Equitrans 2010 Marcellus expansion project.

  •
  Approximately $5.3 million of the increase is due to firm transmission capacity and projected usage fees associated with the 100 BBtu per day of capacity that is currently contracted for the Blacksville Compressor Station project, which is expected to be placed into service in the third quarter of 2012.

        Our transmission and storage revenue for the forecast period also assumes that during the forecast period we will recover costs incurred in 2011 to comply with the Pipeline Safety Improvement Act of 2002; however the amount of such recovery is subject to FERC approval on an annual basis and it has not yet been approved and is subject to two protests. If the amount of the surcharge is reduced, it could reduce our revenues. For additional information, please see "Business—Regulatory Environment—Pipeline Safety Tracker." Pursuant to the omnibus agreement, EQT has agreed to reimburse us for the amount by which the qualifying pipeline safety costs included in the applicable annual pipeline safety cost tracker filings made by Equitrans with the FERC exceed the qualifying pipeline safety costs actually recovered each year. Please read "Certain Relationships and Related Transactions—Omnibus Agreement."

        These expected increases in transmission revenues are partially offset by an expected decrease of $2.5 million in storage revenues primarily due to an expiring firm storage and associated firm transmission contract and an expected decrease in park and loan service volumes stored by our affiliates as a result of expected commodity market pricing spreads. During the forecast period, we anticipate that the substantial majority of the cash generated by our transmission and storage operations will be generated by our transportation assets.

        In addition to the expected increases in revenue during the twelve-month period ending June 30, 2013 discussed above, we expect to receive a total of approximately $8.7 million in incremental annual revenue associated with firm transmission capacity reservation charges for the Equitrans 2010 Marcellus expansion project and the Blacksville Compressor Station project based on contracts currently in place. We expect approximately $6.8 million of this incremental annual revenue to be received in the twelve-month period ending June 30, 2014.

        In addition to the incremental annual revenues discussed above that we expect beyond the forecast period from existing contracts, we expect that we will enter into additional firm capacity commitments with respect to each of the Blacksville Compressor Station project, the Low Pressure East Expansion project, Hartson Compression Upgrade project and the New Delivery Interconnect project described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors and Trends Impacting Our Business—Growth Associated with Acquisitions and Expansion Projects."

        Gathering.    We estimate that approximately 12%, or approximately $15.0 million, of our total revenue will be generated from gathering services. This compares to approximately 15%, or approximately $15.9 million, of our pro forma revenues that were generated from gathering services during the year ended December 31, 2011, and approximately 15%, or approximately $16.6 million, of our pro forma revenues that were generated from gathering services during the twelve-month period ended March 31, 2012. We expect our gathering operating revenues to decrease by approximately $1.6 million during the twelve-month period ending June 30, 2013, as compared to the pro forma twelve-month period ended March 31, 2012, due to an expected reduction in wellhead volumes due to natural production decline from wells currently connected to our system. We have not assumed any new well connections to our system.

Operating and Maintenance Expense

        We estimate that operating and maintenance expense for the twelve-month period ending June 30, 2013 will be $30.9 million compared to $26.2 million for the pro forma year ended December 31, 2011 and $28.4 million for the pro forma twelve-month period ended March 31, 2012. The $2.5 million increase in operating and maintenance expense, as compared to the pro forma twelve-month period ended March 31, 2012, is primarily due to higher

  •
  costs associated with abandonment initiatives,

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  expected direct labor costs,

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  maintenance and contract service costs,

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  regulatory and compliance costs,

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  operating costs associated with our internal growth projects, and

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  property taxes.

Selling, General and Administrative Expense

        We estimate that selling, general and administrative expense for the twelve-month period ending June 30, 2013 will be $20.4 million, compared to $17.3 million for the pro forma year ended December 31, 2011 and $18.0 million for the pro forma twelve-month period ended March 31, 2012. The forecast period includes an estimated $3.0 million of incremental expenses of being a publicly traded partnership, which is partially offset by a reduction of approximately $2.3 million of long-term compensation expense. The remaining $1.7 million increase is primarily due to higher corporate and management services associated with operating our business on a stand alone basis and higher expected labor during the forecast period.

Depreciation and Amortization Expense

        We estimate that depreciation and amortization expense for the twelve-month period ending June 30, 2013 will be $13.9 million compared to $11.5 million for the year ended December 31, 2011 and $11.7 million for the pro forma twelve-month period ended March 31, 2012. The $2.2 million increase, as compared to the pro forma twelve-month period ended March 31, 2012, is primarily attributable to depreciation on the new infrastructure built and to be built during 2011 and 2012.

Capital Expenditures

        The transmission, storage and gathering businesses can be capital intensive, requiring significant investment for the maintenance of existing assets or acquisition or development of new systems and facilities. We categorize our capital expenditures as either:

  •
  Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of equipment and the construction, development or acquisition of additional pipeline, storage or gathering capacity to the extent such capital expenditures are expected to expand our operating capacity or our operating income.

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  Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

  —
  Ongoing maintenance capital expenditures are all maintenance capital expenditures other than pre-funded regulatory compliance capital expenditures described below.

  —
  Pre-funded regulatory compliance capital expenditures are identified maintenance capital expenditures necessary to comply with certain regulatory and other legal requirements. We have identified two specific regulatory compliance initiatives which will require us to expend approximately $32 million, the majority of which is expected to be incurred over the next two years. We will retain approximately $32 million from the net proceeds of this offering, which we anticipate will fully fund these expenditures, each of which is described in more detail below.

        We estimate that total capital expenditures for the twelve-month period ending June 30, 2013, will be $65.9 million compared to $44.0 million for the pro forma year ended December 31, 2011 and

$54.1 million for the pro forma twelve-month period ended March 31, 2012. Our estimate is based on the following assumptions:

  •
  Expansion Capital Expenditures.  We estimate that expansion capital expenditures for the twelve-month period ending June 30, 2013, will be $33.4 million, as compared to expansion capital expenditures for the pro forma year ended December 31, 2011 and the pro forma twelve-month period ended March 31, 2012, of $23.5 million and $31.9 million, respectively. We expect to fund our expansion capital expenditures with borrowings under our revolving credit facility or cash generated by our operations. These expenditures are primarily comprised of the following expansion capital projects that we intend to pursue during the forecast period:

  —
  Blacksville Compressor Station Project. The Blacksville Compressor Station project involves the construction of a new booster compressor station in Monongalia County, West Virginia, including two compressor units with an aggregate compression of approximately 9,470 horsepower, at an estimated total cost of approximately $29 million, of which approximately $22 million is expected to have been expended by June 30, 2012 and the remaining approximately $7 million is expected to have been expended during the forecast period. This project will enable us to provide approximately 200 BBtu per day of incremental firm transmission capacity to third parties, 100 BBtu of which is already under contract. This project has received all regulatory approvals, including FERC approval, and we expect it will be completed and placed into service in the third quarter of 2012.

  —
  Low Pressure East Expansion Project. This project involves uprating or replacing 26 miles of existing Equitrans transmission pipeline in Greene, Washington and Allegheny counties, Pennsylvania, at a cost of approximately $26 million, of which we expect approximately $18 million to be expended during the forecast period and the remaining $8 million to be expended after the forecast period. We expect to complete and place this project into service in the fourth quarter of 2013. When complete, this project will triple the current maximum allowable operating pressure of the pipeline, thereby creating approximately 150 BBtu per day of incremental firm transmission capacity on the system. We assume that no revenues related to this project will be recognized during the forecast period.

  —
  New Delivery Interconnect Expansion. The project includes three new interconnects, two with Texas Eastern and one with The Peoples Natural Gas Company. The first Texas Eastern interconnect has daily capacity of over 300 BBtu and was placed into service in the fourth quarter of 2011. The second Texas Eastern interconnect has 200 BBtu of immediate incremental daily capacity and was placed into service in the second quarter of 2012. Combined, the interconnects with Texas Eastern have over 800 BBtu per day of capacity at a cost of approximately $12 million, all of which we expect to have been expended by June 30, 2012. The Peoples Natural Gas Company Ginger Hill interconnect is expected to have 250 BBtu per day of interconnect capacity at an estimated cost of approximately $3 million, $2.4 million of which we expect to be expended in the forecast period. We expect this project will be placed into service in the fourth quarter of 2012. We assume that no revenues related to this project will be recognized during the forecast period.

  —
  Other Growth Initiatives. Approximately $6 million of capital expenditures is related to projects that will increase our long-term operating capacity and position us to capitalize on the growth opportunities we anticipate impacting our areas of operations in the near-term.

  •
  Ongoing Maintenance Capital Expenditures.  We estimate that ongoing maintenance capital expenditures will be $17.2 million for the twelve-month period ending June 30, 2013, as compared to pro forma ongoing maintenance capital expenditures of approximately $20.3 million and $22.1 million, respectively, for the pro forma year ended December 31, 2011 and twelve-month period ended March 31, 2012. We expect to fund these maintenance capital expenditures with cash generated by our operations. We expect ongoing maintenance capital expenditures to be approximately $15 million to $20 million per year in the near term.

    —
    Bare Steel Replacement. Our historical ongoing maintenance capital expenditures include our bare steel replacement program. In 2005, we initiated a plan to replace bare steel pipes within our transmission and storage system over time, including in high consequence areas, as defined by the Department of Transportation, or DOT. Storage pipelines were also considered a high replacement priority due to the operating stresses associated with such systems. Over the next ten years, we expect to replace approximately 60% of the remaining bare steel pipe on our transmission and storage system at a cost of approximately $31.5 million, of which approximately $6.7 million is expected to be incurred during the forecast period. EQT has agreed to reimburse us for bare steel replacement capital expenditures in the event that ongoing maintenance capital expenditures (other than capital expenditures associated with plugging and abandonment liabilities to be reimbursed by EQT) exceed $17.2 million (with respect to our current assets) in any year for the next ten years after the closing of this offering. If such ongoing maintenance capital expenditures exceed $17.2 million during a year, EQT will reimburse us for the lesser of (i) the amount of bare steel replacement capital expenditures during such year and (ii) the amount by which such ongoing capital expenditures exceeds $17.2 million. This bare steel replacement reimbursement obligation is capped at an aggregate amount of $31.5 million over the next ten years. As a result of EQT's reimbursement obligation, the $4.7 million and $4.6 million that was incurred in the year ended December 31, 2011 and the twelve-month period ended March 31, 2012, respectively, related to our bare steel replacement program have not been included as expenditures in determining our unaudited pro forma cash available for distribution for the year ended December 31, 2011 and the twelve-month period ended March 31, 2012, as the full amount of such expenditures would have been in excess of the $17.2 million of ongoing maintenance capital expenditures otherwise incurred during such period and therefore would be fully covered by the indemnity provided by EQT. Approximately $5.9 million of the $6.7 million expected to be incurred during the forecast period has not been included as expenditures in determining our forecast of estimated cash available for distribution for the period ending June 30, 2013, as we expect such amount will be reimbursed by EQT pursuant to the omnibus agreement.

    —
    Plugging and Abandonment. Our historical ongoing maintenance capital expenditures also include our plugging and abandonment obligations. During the forecast period, we expect to expend approximately $6.3 million to fulfill our plugging and abandonment obligation associated with EQT wells located within our storage field boundaries. EQT has agreed to reimburse us for the plugging and abandonment liabilities associated with certain identified wells. As a result of EQT's reimbursement obligation, the approximately $6.3 million expected to be incurred during the forecast period and the $1.6 million and $1.7 million, respectively, that was incurred in the year ended December 31, 2011 and the twelve-month period ended March 31, 2012 related to our plugging and abandonment liabilities have not been included as expenditures in determining our forecast of estimated cash available for distribution for the period ending June 30, 2013 or in our unaudited pro forma cash available for distribution for the year ended December 31, 2011 and the twelve-month period ended March 31, 2012.

  •
  Pre-funded Regulatory Compliance Capital Expenditures.  We estimate that pre-funded regulatory compliance capital expenditures will be $15.3 million for the twelve-month period ending June 30, 2013, as compared to our pro forma regulatory compliance capital expenditures of approximately $0.2 million and $0.1 million, respectively, for the pro forma year ended December 31, 2011 and the twelve-month period ended March 31, 2012. In order to fund these initiatives, we will retain approximately $32 million of the net proceeds from this offering. These pre-funded regulatory compliance capital expenditures include the following:

  —
  System segmentation and isolation: Recently enacted federal legislation required us to develop a plan to install remote valve operation and pressure monitoring on our transmission and storage system. We expect to make the required system upgrades over the next four years. We have recently initiated this program and we do not have any comparable historical costs. Over the next four years, we expect to expend approximately $26.3 million for this program, of which $9.8 million is expected to be expended during the forecast period.

  —
  Valve pit remediation: In response to a 2011 Pipeline and Hazardous Materials Safety Administration, or PHMSA, Integrated Audit of our system, we have developed a plan to move our valve operators above ground level and to apply coating and corrosion protection. We expect to expend approximately $5.5 million for this program, all of which is expected to be expended during the forecast period.

Financing

        We estimate that interest expense will be approximately $1.6 million for the twelve-month period ending June 30, 2013. Our interest expense for the forecast period is based on the following assumptions:

  •
  We expect to have average borrowings under our new revolving credit facility of approximately $13 million during the twelve-month period ending June 30, 2013. We expect to pay approximately $0.9 million in credit facility commitment fees and approximately $0.1 million in administrative agent fees. We have assumed that the new revolving credit facility will bear interest at an average rate of 2.3%. An increase or decrease of 1.0% in the interest rate will result in increased or decreased annual interest expense of $0.1 million.

  •
  Interest expense also includes the amortization of origination fees of $1.9 million which are assumed to be incurred in connection with our revolving credit facility. These fees are expected to be amortized at a rate of approximately $0.4 million per year.

Regulatory, Industry and Economic Factors

        Our forecast for the twelve-month period ending June 30, 2013, is based on the following significant assumptions related to regulatory, industry and economic factors:

  •
  There will not be any new federal, state or local regulation of the midstream energy sector, or any new interpretation of existing regulations, that will be materially adverse to our business.

  •
  There will not be any major adverse change in the midstream energy sector, commodity prices, capital or insurance markets or general economic conditions.

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  There will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our facilities or those of third parties on which we depend.

  •
  We will not make any acquisitions or other significant expansion capital expenditures (other than as described above).

  •
  Market, insurance and overall economic conditions will not change substantially.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

  General

        Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending September 30, 2012, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the amount of our distribution for the period from the completion of this offering through September 30, 2012, based on the actual length of the period.

  Definition of Available Cash

        Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by our general partner to:

  —
  provide for the proper conduct of our business (including reserves for our future capital expenditures, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

  —
  comply with applicable law, any of our debt instruments or other agreements; or

  —
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

  •
  plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

        The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.

  Intent to Distribute the Minimum Quarterly Distribution

        We intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $0.3500 per unit, or $1.40 on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Facility" for a discussion of the restrictions to be included in our new credit facility that may restrict our ability to make distributions.

  General Partner Interest and Incentive Distribution Rights

        Initially, our general partner will be entitled to 2.0% of all quarterly distributions from inception that we make prior to our liquidation. This general partner interest will be represented by 707,744 general partner units. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner's initial 2.0% interest in these distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.

        Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.4025 per unit per quarter. The maximum distribution of 48.0% does not include any distributions that our general partner or its affiliates may receive on common, subordinated or general partner units that they own. Please read "—General Partner Interest and Incentive Distribution Rights" for additional information.

Operating Surplus and Capital Surplus

  General

        All cash distributed to unitholders will be characterized as either being paid from "operating surplus" or "capital surplus." We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

  Operating Surplus

        We define operating surplus as:

  •
  $30 million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

  •
  working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

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  cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

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  cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to finance the expansion capital expenditures referred to in the prior bullet; less

  •
  all of our operating expenditures (as defined below) after the closing of this offering; less

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  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings; less

  •
  any cash loss realized on disposition of an investment capital expenditure.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $30 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the 12-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

        We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) sales of equity securities, and (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements.

        We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, director and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of a rate hedge contract or a commodity hedge contract will be amortized at the life of such rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

  •
  repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

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  expansion capital expenditures;

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  investment capital expenditures;

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  payment of transaction expenses (including taxes) relating to interim capital transactions;

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  distributions to our partners;

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  repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans); or

  •
  any other expenditures or payments using the proceeds of this offering that are described in "Use of Proceeds."

  Capital Surplus

        Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

  •
  borrowings other than working capital borrowings;

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  sales of our equity and debt securities; and

  •
  sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

  Characterization of Cash Distributions

        Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of equipment and the construction, development or acquisition of additional pipeline, storage or gathering capacity to the extent such capital expenditures are expected to expand our operating capacity or our operating income. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of.

        Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

        We have identified two specific regulatory compliance initiatives which will require us to expend approximately $32 million, the majority of which are expected to be incurred over the next two years. We will retain approximately $32 million from the net proceeds of this offering, which we anticipate will fully fund these expenditures. Maintenance capital expenditures generally are included in operating expenditures and thus will reduce operating surplus; however, because these $32 million in maintenance capital expenditures will be funded from the net proceeds of this offering, they will not be included in operating expenditures or reduce operating surplus. For a more complete description of these initiatives as well as their anticipated costs, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Requirements."

        Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but that are not expected to expand our operating capacity or operating income over the long term.

        Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Subordination Period

  General

        Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.3500 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

  Subordination Period

        Except as described below, the subordination period will begin on the closing date of this offering and will extend until the first business day following the distribution of available cash in respect of any quarter beginning with the quarter ending June 30, 2015, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded $1.40 (the annualized minimum quarterly distribution), for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of $1.40 (the annualized minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units during those periods on a fully diluted basis; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

  Early Termination of Subordination Period

        Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day following the distribution of available cash in respect of any quarter beginning with the quarter ending June 30, 2013, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded $2.10 per unit (150% of the annualized minimum quarterly distribution), for the four-quarter period immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (i) $2.10 per unit (150% of the annualized minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units during that period on a fully diluted basis and (ii) the corresponding distributions on the incentive distribution rights; and

  •
  there are no arrearages in payment of the minimum quarterly distributions on the common units.

  Expiration Upon Removal of the General Partner

        In addition, if the unitholders remove our general partner other than for cause:

  •
  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner;

  •
  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

  Expiration of the Subordination Period

        When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash.

  Adjusted Operating Surplus

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under the caption "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  the amount of any payments by EQT pursuant to the omnibus agreement for certain unrecoverable pipeline safety tracker costs as described in "Certain Relationships and Related Transactions—Omnibus Agreement"; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus during the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus after the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

 General Partner Interest and Incentive Distribution Rights

        Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest if we issue additional units. Our general partner's 2.0% interest, and the percentage of our cash distributions to which it is entitled from such 2.0% interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units in this offering or upon expiration of such option, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to us of common units or other property.

        Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement.

        The following discussion assumes that our general partner maintains its 2.0% general partner interest and that our general partner continues to own the incentive distribution rights.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.4025 per unit for that quarter (the "first target distribution");

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.4375 per unit for that quarter (the "second target distribution");

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.5250 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Available Cash From Operating Surplus

        The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Per Unit Target Amount." The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2.0% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2.0% general partner interest, our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

			Marginal Percentage Interest in Distributions
	Total Quarterly Distribution per Unit Target Amount		Unitholders	General Partner
Minimum Quarterly Distribution		$0.3500	98.0%	2.0%
First Target Distribution	above $	0.3500	98.0%	2.0%
	up to $	0.4025
Second Target Distribution	above $	0.4025	85.0%	15.0%
	up to $	0.4375
Third Target Distribution	above $	0.4375	75.0%	25.0%
	up to $	0.5250
Thereafter	above $	0.5250	50.0%	50.0%

General Partner's Right to Reset Incentive Distribution Levels

        Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee, at any time when there are no subordinated units outstanding, we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter, respectively. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

        In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. In addition, our general partner will be issued the number of general partner units necessary to maintain our general partner's interest in us immediately prior to the reset election.

        The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per common unit during each of these two quarters.

        Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (i) pursuant to the cash distribution provisions of our partnership agreement in effect at the completion of this offering, as well as (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.60.

			Marginal Percentage Interest in Distribution
					Quarterly Distribution per Unit following Hypothetical Reset
	Quarterly Distribution per Unit Prior to Reset		Unitholders	General Partner
Minimum Quarterly Distribution		$0.3500	98.0%	2.0%		$0.6000
First Target Distribution	above $	0.3500	98.0%	2.0%	above $	0.6000
	up to $	0.4025			up to $	0.6900	(1)
Second Target Distribution	above $	0.4025	85.0%	15.0%	above $	0.6900
	up to $	0.4375			up to $	0.7500	(2)
Third Target Distribution	above $	0.4375	75.0%	25.0%	above $	0.7500
	up to $	0.5250			up to $	0.9000	(3)
Thereafter	above $	0.5250	50.0%	50.0%	above $	0.9000

(1)
This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(2)
This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, or IDRs, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 34,679,436 common units outstanding, our general partner's 2.0% interest has been maintained, and the average distribution to each common unit would be $0.60 per quarter for the two consecutive non-overlapping quarters prior to the reset.

	Prior to Reset
				General Partner Cash Distributions
	Quarterly Distribution per Unit		Common Unitholders Cash Distribution	Common Units	2.0% General Partner Interest	IDRs	Total	Total Distribution
Minimum Quarterly Distribution		$0.3500	$12,137,803	—	$247,710	—	$247,710	$12,385,513
First Target Distribution	above $	0.3500	$1,820,670	—	$37,157	—	$37,157	$1,857,827
	up to $	0.4025
Second Target Distribution	above $	0.4025	$1,213,780	—	$28,560	$185,637	$214,197	$1,427,977
	up to $	0.4375
Third Target Distribution	above $	0.4375	$3,034,451	—	$80,919	$930,565	$1,011,484	$4,045,935
	up to $	0.5250
Thereafter	above $	0.5250	$2,600,958	—	$104,038	$2,496,919	$2,600,957	$5,201,915

			$20,807,662	—	$498,384	$3,613,121	$4,111,505	$24,919,167

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of IDRs, with respect to the quarter after the reset occurs. The table reflects that as a result of the reset there would be 40,701,305 common units outstanding, our general partner has maintained its 2.0% general partner interest, and that the average distribution to each common unit would be $0.60. The number of common units issued as a result of the reset was calculated by dividing (x) $3,613,121 as the average of the amounts received by the general partner in respect of its IDRs for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, by (y) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $0.60.

	After Reset
				General Partner Cash Distributions
	Quarterly Distribution per Unit		Common Unitholders Cash Distribution	Common Units Issued As a Result of the Reset	2.0% General Partner Interest	IDRs	Total	Total Distributions
Minimum Quarterly Distribution		$0.6000	$20,807,662	$3,613,121	$498,384	—	$4,111,505	$24,919,167
First Target Distribution	above $	0.6000	—	—	—	—	—	—
	up to $	0.6900
Second Target Distribution	above $	0.6900	—	—	—	—	—	—
	up to $	0.7500
Third Target Distribution	above $	0.7500	—	—	—	—	—	—
	up to $	0.9000
Thereafter	above $	0.9000	—	—	—	—	—	—

			$20,807,662	$3,613,121	$498,384	—	$4,111,505	$24,919,167

        Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

  How Distributions from Capital Surplus Will Be Made

        We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below under "—Effect of a Distribution from Capital Surplus";

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, as if such distributions were from operating surplus.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

  Effect of a Distribution from Capital Surplus

        Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50.0% being paid to the unitholders, pro rata, and 2.0% to our general partner and 48% to the holder of our incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  target distribution levels;

  •
  the unrecovered initial unit price;

  •
  the number of general partner units comprising the general partner interest; and

  •
  the arrearages in payment of the minimum quarterly distribution on the common units

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of its initial level, and each subordinated unit would be split into two subordinated units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

  General

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

  Manner of Adjustments for Gain

        The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

  •
  first, to our general partner to the extent of any negative balance in its capital account;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

  •
  fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

  •
  sixth, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence;

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

  Manner of Adjustments for Losses

        If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

  •
  first, 98.0% to the holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100.0% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

  Adjustments to Capital Accounts

        Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners' capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

        The following table shows summary historical financial and operating data of our Predecessor, and selected pro forma financial data of EQT Midstream Partners, LP as of the dates and for the periods indicated. The selected historical financial data presented as of December 31, 2007 are derived from our unaudited historical financial statements, which are not included in this prospectus. The selected historical financial data presented as of December 31, 2008 and for the year ended December 31, 2008 are derived from our audited historical financial statements which are not included in this prospectus. The selected historical financial data presented as of December 31, 2009, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 are derived from the historical audited financial statements that are included elsewhere in this prospectus. The selected historical financial data of our Predecessor presented as of March 31, 2012 and for the three-month periods ended March 31, 2011 and 2012 are derived from the unaudited historical financial statements that are included elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical and unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The selected pro forma financial data presented for the year ended December 31, 2011 and the three-month period ended March 31, 2012 are derived from the unaudited pro forma financial statements of Equitrans, L.P. included elsewhere in this prospectus. Our unaudited pro forma financial statements give pro forma effect to:

  •
  the distribution of Equitrans, L.P.'s interest in the Sunrise Pipeline to EQT;

  •
  the retirement by Equitrans, L.P. of all outstanding intercompany indebtedness and certain amounts due to/from related parties with EQT with the proceeds of a capital contribution by EQT;

  •
  the assignment of trade and other accounts receivable by Equitrans, L.P.

  •
  the contribution by EQT of all of the partnership interests in Equitrans, L.P. to us;

  •
  the issuance to EQT of 4,839,718 common units and 17,339,718 subordinated units, representing an aggregate 62.7% limited partner interest in us;

  •
  the issuance to our general partner of 707,744 general partner units representing a 2.0% general partner interest in us and all of our incentive distribution rights;

  •
  the issuance of 12,500,000 common units to the public in this offering, representing a 35.3% limited partner interest in us;

  •
  our entry into a new $350 million revolving credit facility;

  •
  the use of proceeds of this offering as described in "Use of Proceeds;" and

  •
  our entry into a lease agreement with EQT pursuant to which we will lease and operate the Sunrise Pipeline.

								Pro Forma
						Three-Month Period Ended March 31,
									Three-Month Period Ended March 31, 2012
	Year Ended December 31,							Year Ended December 31, 2011
	2007	2008	2009	2010	2011	2011	2012
	(unaudited)					(unaudited)		(unaudited)
	(In thousands, except per unit and operating data)
Statement of Operations Data:
Total operating revenues	$68,820	$71,862	$80,057	$91,600	$109,613	$26,626	$31,003	$109,613	$31,003
Operating expenses:
Operating and maintenance	16,210	21,905	18,433	24,300	26,221	4,887	7,024	26,221	7,024
Selling, general and administrative(1)	19,755	21,316	23,268	18,477	17,302	3,802	4,549	17,302	4,549
Depreciation and amortization	8,487	8,410	9,652	10,886	11,470	2,841	3,038	11,470	3,038

Total operating expenses	44,452	51,631	51,353	53,663	54,993	11,530	14,611	54,993	14,611

Operating income	24,368	20,231	28,704	37,937	54,620	15,096	16,392	54,620	16,392
Other income, net	785	1,414	1,115	498	3,826	346	2,471	3,826	2,471
Interest expense, net(2)	(5,587)	(5,489)	(5,187)	(5,164)	(5,050)	(1,294)	(1,539)	(1,305)	(326)
Income taxes(3)	(5,104)	(7,809)	(10,601)	(14,030)	(20,807)	(5,513)	(6,201)	—	—

Net income	$14,462	$8,347	$14,031	$19,241	$32,589	8,635	11,123	$57,141	$18,537

Net income per limited partners' unit
Common units								$1.61	0.52
Subordinated units								1.61	0.52
Balance Sheet Data (at period end):
Total assets	$307,106	$349,352	$386,682	$415,001	$546,442		$597,906		$588,545
Property, plant and equipment, net	246,508	297,071	320,769	337,218	470,892		521,966		521,966
Long-term debt—affiliate	57,107	57,107	57,107	135,235	135,235		135,235		—
Total partners' capital	80,737	91,585	102,656	125,523	173,633		184,756		423,796
Cash Flow Data:
Net cash provided by (used in)
Operating activities	$57,234	$23,234	$48,193	$28,716	$47,564	$13,478	$11,606
Investing activities	(45,994)	(35,951)	(32,143)	(36,404)	(135,831)	(10,992)	(51,240)
Financing activities	(57,953)	12,717	3,228	2,751	73,926	(2,420)	39,634
Other Financial Data: (unaudited)
Adjusted EBITDA(4)		$28,997	$39,400	$50,115	$68,339	$18,393	$20,071	$68,339	$20,071
Operating Data: (unaudited)
Transmission pipeline throughput (BBtu/d)	152	159	150	204	397	319	462	397	462
Gathered volumes (BBtu/d)	67	73	71	83	78	64	75	78	75
Capital expenditures
Expansion capital expenditures(5)		$14,035	$18,989	$22,777	$108,981	$8,541	$47,134
Maintenance capital expenditures(6)
Ongoing maintenance(7)		21,916	13,093	13,339	26,636	2,351	4,106
Regulatory compliance(8)		—	61	288	214	100	—

Total maintenance capital expenditures		21,916	13,154	13,627	26,850	2,451	4,106

(1)
Pro forma selling, general and administrative expenses do not give effect to annual incremental selling, general and administrative expenses of approximately $3.0 million that we expect to incur as a result of being a publicly traded partnership.

(2)
Pro forma interest expense is related to commitment fees on, and the amortization of origination fees incurred in connection with, our revolving credit facility.

(3)
Our historical financial statements include U.S. federal and state income tax expense incurred by us. Due to our status as a partnership, we will not be subject to U.S. federal income tax and certain state income taxes in the future.

(4)
For a discussion of the non-GAAP financial measure Adjusted EBITDA, please read "—Non-GAAP Financial Measure" below.

(5)
Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term.

(6)
Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

(7)
Ongoing maintenance capital expenditures are all maintenance capital expenditures other than the specific regulatory compliance capital expenditures discussed in footnote (8) below.

(8)
Regulatory compliance capital expenditures are identified maintenance capital expenditures necessary to comply with regulatory and other legal requirements. We have identified two specific regulatory compliance initiatives which will require us to expend approximately $32 million, the majority of which is expected to be incurred over the two years. We will retain approximately $32 million from the net proceeds of this offering, which we anticipate will fully fund these expenditures. For a more complete description of these initiatives as well as their anticipated costs, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors and Trends Impacting Our Business—Regulatory Compliance Capital Expenditures."

Non-GAAP Financial Measure

        The following table presents a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

					Three-Month Period Ended March 31,		Pro Forma
	Year Ended December 31,							Three-Month Period Ended March 31, 2012
							Year Ended December 31, 2011
	2008	2009	2010	2011	2011	2012
					(unaudited)		(unaudited)
	(in thousands)
Reconciliation of Adjusted EBITDA to Net Income
Net income	$8,347	$14,031	$19,241	$32,589	$8,635	$11,123	$57,141	$18,537
Add:
Interest expense, net	5,489	5,187	5,164	5,050	1,294	1,539	1,305	326
Depreciation and amortization	8,410	9,652	10,886	11,470	2,841	3,038	11,470	3,038
Income tax expense	7,809	10,601	14,030	20,807	5,513	6,201	—	—
Non-cash long-term compensation expense	356	1,044	1,292	2,249	456	641	2,249	641
Less:
Other income	(1,414)	(1,115)	(498)	(3,826)	(346)	(2,471)	(3,826)	(2,471)
Sunrise Pipeline lease payment	—	—	—	—	—	—	—	—

Adjusted EBITDA	$28,997	$39,400	$50,115	$68,339	$18,393	$20,071	$68,339	$20,071

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
Net cash provided by (used in) operating activities	$23,234	$48,193	$28,716	$47,564	$13,478	$11,606
Add:
Interest expense, net	5,489	5,187	5,164	5,050	1,294	1,539
Current tax	(2,552)	(2,210)	2,915	8,301	2,199	(9,978)
Other, including changes in operating working capital	2,826	(11,770)	13,320	7,424	1,422	16,904

Adjusted EBITDA	$28,997	$39,400	$50,115	$68,339	$18,393	$20,071

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The historical financial statements included in this prospectus reflect the assets, liabilities and operations of Equitrans, L.P. excluding the results of operations of Big Sandy Pipeline, a FERC-regulated transmission pipeline sold by Equitrans to an unrelated party in July 2011, which we refer to as our "Predecessor." In connection with this offering, EQT will contribute to us its partnership interests in our Predecessor. The following discussion analyzes the financial condition and results of operations of our Predecessor. You should read the following discussion and analysis of financial condition and results of operations in conjunction with the historical and pro forma financial statements, and the notes thereto, included elsewhere in this prospectus. For ease of reference, we refer to the historical financial results of our Predecessor as being "our" historical financial results.

Overview

        We are a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. We provide substantially all of our natural gas transmission, storage and gathering services under contracts with fixed reservation and/or usage fees, with a significant portion of our revenues being generated pursuant to long-term firm contracts. We will initially focus our operations in the Marcellus Shale fairway in southern Pennsylvania and northern West Virginia, a rapidly growing natural gas play and the core operating area of EQT. We believe that our strategically located assets and our relationship with EQT position us as a leading Appalachian Basin midstream energy company serving the Marcellus Shale.

        EQT is our largest customer and is one of the largest natural gas producers in the Appalachian Basin. For the year ended December 31, 2011, EQT reported 5.4 Tcfe of proved reserves and total production of 198.8 Bcfe, representing a 44% increase in production as compared to the year ended December 31, 2010. Approximately 42% of EQT's total production in 2011 was from wells in the Marcellus Shale. During the year ended December 31, 2011 and the three-month period ended March 31, 2012, approximately 64% and 65%, respectively, of our total natural gas transmission and gathering volumes were comprised of natural gas produced by EQT. In order to facilitate production growth in its areas of operation, EQT has invested $1.7 billion in midstream infrastructure from January 1, 2007 through March 31, 2012 and currently owns a substantial and growing portfolio of midstream assets, many of which have multiple interconnects into our system. We believe EQT's economic relationship with us incentivizes EQT to provide us with access to additional production growth in and around our existing assets and with acquisitions and organic growth opportunities, although EQT is under no obligation to do so.

        We provide midstream services to EQT and third parties in the Appalachian Basin across 22 counties in Pennsylvania and West Virginia through our two primary assets: our transmission and storage system, which serves as a header system transmission pipeline, and our gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines.

        Equitrans Transmission and Storage System.    Our transmission and storage system includes an approximately 700 mile FERC-regulated interstate pipeline system that connects to five interstate pipelines and multiple distribution companies, and is supported by 14 associated natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capability and 32 Bcf of working gas capacity. As of March 31, 2012, our transmission assets had total throughput capacity of approximately 1.0 TBtu per day. Revenues associated with our transmission and storage system represented approximately 85% and 87%, respectively, of our total revenues for the year ended December 31, 2011 and the three-month period ended March 31, 2012. As of March 31, 2012, the weighted average remaining contract life based on total revenues for our firm transmission and storage contracts was approximately 9.5 years.

        Our transmission and storage system was initially constructed to receive natural gas from interstate pipelines and local conventional natural gas producers for delivery to local distribution companies, or LDCs, and industrial end-users located in West Virginia and western Pennsylvania, including the city of Pittsburgh. Prompted by the rapid development of the Marcellus Shale beginning in 2007 and the resulting excess supply of natural gas in the region, we shifted the focus of our transmission and storage system and reengineered our pipeline to act as a header system receiving natural gas produced in the Marcellus Shale for delivery into interstate pipelines that serve customers throughout the Mid-Atlantic and Northeastern United States in addition to our continued deliveries to LDCs and end-users directly connected to our system.

        In 2010, we initiated an expansion of our transmission and storage system, which is now complete, to increase its ability to receive gas produced in the Marcellus Shale for delivery to high demand end-user markets through existing interconnects with several interstate transmission pipelines, which we refer to as the Equitrans 2010 Marcellus expansion project. The Equitrans 2010 Marcellus expansion project involved increasing the maximum allowable operating pressure of six miles of pipeline, installing emission controls and increasing horsepower on two engines at the Pratt Compressor Station, installing a delivery point interconnect with Texas Eastern and installing two receipt points with an affiliated Marcellus gathering system located in Greene County, Pennsylvania. The Equitrans 2010 Marcellus expansion project increased off-system capacity by over 200 BBtu per day at a cost of approximately $16 million.

        Pursuant to an acreage dedication to us from EQT, we have the right to elect to transport on our transmission and storage system all natural gas produced from wells drilled by EQT under an area covering approximately 60,000 acres in Allegheny, Washington and Greene Counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis Counties in West Virginia. EQT has a significant drilling program in these areas and is expanding its retained midstream infrastructure, which connects to our transmission and storage system, to meet expected production growth. For additional information on this acreage dedication, please see "Certain Relationships and Related Transactions—Contracts with Affiliates—Acreage Dedication."

        Equitrans Gathering System.    Our gathering system consists of approximately 2,100 miles of FERC-regulated low-pressure gathering lines that have multiple delivery interconnects with our transmission and storage system and a gathering and interstate pipeline system owned and operated by Dominion Transmission. Revenues associated with our gathering system, all of which were generated under interruptible gathering service contracts, represented approximately 15% and 13%, respectively, of our total revenues for the year ended December 31, 2011 and the three-month period ended March 31, 2012.

Our Operations

        Our results are driven primarily by the volume of natural gas transmission and storage capacity under firm contracts, the volume of natural gas that we gather and transport, and the fees assessed for such services. We provide both firm and interruptible services on our transmission and storage system. Approximately 1.0 TBtu per day of transmission capacity and 20 TBtu of storage capacity, was subscribed under binding precedent agreements or firm transmission and storage contracts with a weighted average remaining contract life based on contracted revenues of approximately 9.9 years for transmission contracts and 3.7 years for storage contracts as of March 31, 2012. The primary term of a typical gathering agreement is one year with month-to-month roll over provisions terminable upon at least 30 days notice.

        We generally do not take title to the natural gas that we transport, store or gather. We currently provide substantially all of our services pursuant to fee-based contracts, which provides us with a relatively steady revenue stream that minimizes our exposure to direct commodity price risk.

        Our primary customer is EQT, which accounted for approximately 79% and 78%, respectively, of our total revenues for the year ended December 31, 2011 and the three-month period ended March 31, 2012. For the year ended December 31, 2011 and the three-month period ended March 31, 2012, EQT accounted for approximately 83% and 81%, respectively, of our transmission revenues, 77% and 74%, respectively, of our storage revenues and 64% and 64%, respectively, of our gathering revenues.

How We Evaluate Our Operations

        We evaluate our business on the basis of the following key measures:

  •
  our revenues and contract mix, particularly the level of firm capacity subscribed;

  •
  our operating expenses;

  •
  our Adjusted EBITDA; and

  •
  our distributable cash flow.

  Revenues and Contract Mix

        Our results are driven primarily by the volume of natural gas transmission and storage capacity under firm contracts, the volume of natural gas that we gather and transport, and the fees assessed for such services. One of our main operational goals is to maximize the portion of our physical capacity that is contracted under long-term firm contracts in order to enhance the stability and visibility of our revenue stream. We provide a significant portion of our transmission and storage services through firm contracts and derive a small portion of our revenues through interruptible service contracts. To the extent that physical capacity that is contracted by firm service customers is not being fully utilized, we can offer such capacity to interruptible service customers.

        Transmission and Storage.    Firm transmission service requires the reservation of pipeline capacity by a customer between certain receipt and delivery points. Firm transmission contracts obligate our customers to pay a fixed monthly charge to reserve an agreed upon amount of pipeline capacity regardless of the actual pipeline capacity used by a customer during each month, which we refer to as monthly reservation charges. In addition to monthly reservation charges, we also collect usage charges when a firm transmission customer uses the capacity it has reserved under these firm transmission contracts. Usage charges are assessed on the actual volume of natural gas transported on the transmission system. Firm storage contracts also obligate our customers to pay a fixed monthly reservation charge for the right to inject, withdraw and store a specified volume of natural gas regardless of the amount of storage capacity actually utilized by the customer. Firm storage customers are also assessed usage charges for the actual quantities of natural gas injected into or withdrawn from storage. The high percentage of our revenues derived from reservation charges under long-term, fixed-fee contracts mitigates the risk of revenue fluctuations due to changes in near-term supply and demand conditions and commodity prices.

        Interruptible transmission and storage service is typically short-term in nature and is generally used by customers that either do not need firm service or have been unable to contract for firm service. These customers are assessed a usage charge for the volume of natural gas actually transported or stored. Interruptible customers and firm customers that overrun their reserved capacity level are not guaranteed capacity or service on the applicable pipeline and storage facilities. To the extent that firm contracted capacity is not being fully utilized or there is excess capacity that has not been contracted for firm service, the system can allocate such excess capacity to interruptible services. FERC-regulated transmission and storage operators are obligated to provide interruptible services only if a shipper is willing to pay the maximum tariff recourse rate. Our interruptible services are competitively priced in order to be in a position to capture short-term market opportunities as they occur. Included in our interruptible transmission and storage services is our natural gas "park and loan" services to assist customers in managing short-term natural gas surpluses or deficits. Under our park and loan service agreements, customers are charged a usage fee based on the quantities of natural gas they store in (park), or borrow from (loan), our storage facilities.

        Under FERC policy, a regulated service provider and a customer are permitted to mutually agree to sign a contract for service at a "negotiated rate" which is generally above the FERC-regulated "recourse rate" for that service. Negotiated rate contracts must be filed with and accepted by the FERC. As of March 31, 2012, approximately 54% of our contracted firm transmission capacity was subscribed at the maximum recourse rate allowed under our tariff. The remaining 46% of contracted firm transmission capacity was subscribed by customers under negotiated rate agreements at rates generally above the maximum recourse rate under the tariff, some of which is under contracts pending execution pursuant to binding precedent agreements with the remainder having been filed with and accepted by the FERC. A principal reason our customers have entered into negotiated rate agreements at rates above the maximum recourse rate has been to ensure their access to capacity with respect to the construction of new facilities. For example, we have recently entered into long-term negotiated rate agreements with two anchor customers for 50 BBtu per day each to support the construction of the Blacksville Compressor Station project.

        Gathering.    We have gathering agreements conforming to our tariff with producers that ship natural gas and marketers and distribution companies that purchase and ship natural gas from receipt points on our system for delivery to the interstate pipeline market. The primary term of a typical gathering agreement is one year with month-to-month roll over provisions terminable upon at least 30 days notice. The rates for gathering service are based on the maximum permitted gathering fee under our tariff and are assessed on actual receipts into the gathering system. We also retain a fixed percentage of wellhead gas receipts to recover the cost of compressor fuel and lost and unaccounted for natural gas experienced on our gathering system.

        The table below sets forth certain information regarding revenue composition for each of our systems, as of and for the year ended December 31, 2011:

	Revenue Composition %
			Interruptible Contracts
	Firm Contracts				Percentage of Segment Revenues Attributable to EQT
	Capacity Reservation Charges	Usage Charges	Usage Charges	Total
Transmission and Storage	64%	16%	5%	85%	82%
Gathering	—	—	15%	15%	64%

  Operating Expenses

        The primary components of our operating expenses that we evaluate include operating and maintenance expense, selling, general and administrative expense and depreciation and amortization expense. Our operating expenses typically do not vary significantly based upon the amount of natural gas that we transport or store, but rather are driven primarily by expenses related to the maintenance and growth of our asset base.

        Operating and maintenance expense.    Operating and maintenance expense is comprised primarily of operating and maintenance costs, electricity, non-income taxes, direct labor costs, insurance costs, lost and unaccounted for gas and contract services. The timing of maintenance expenditures during a year generally fluctuates with customer demands as we typically endeavor to schedule as much planned maintenance as possible during off-peak periods. Changes in regulation can also impact maintenance requirements and affect the timing and amount of our costs and expenditures. As an example, the Pipeline Inspection, Protection, Enforcement, and Safety Act of 2006 set new standards for pipelines in assessing the safety and reliability of the pipeline infrastructure and we have incurred and will continue to incur additional costs, as have other pipelines, to meet these standards. For more information read "Business—Regulatory Environment."

        A certain amount of natural gas is naturally lost in connection with its transportation across a pipeline system, and under our contractual arrangements with our customers we are entitled to retain a specified volume of natural gas in order to compensate us for such lost and unaccounted for volumes as well as the natural gas used to run our compressor stations, which we refer to as fuel usage. Historically the natural gas volumes retained from our transmission and storage customers as compensation for our fuel usage and lost and unaccounted for volumes pursuant to our transmission and storage agreements have been sufficient to cover our fuel usage and lost and unaccounted for volumes on our transmission and storage system. However, the level of fuel usage and lost and unaccounted for volumes on our gathering system have historically exceeded the natural gas volumes retained from our gathering customers and it has been necessary for us to purchase natural gas in the market to make up for the difference, which exposes us to commodity price risk. For the years ended December 31, 2009, 2010 and 2011 our actual level of fuel usage and lost and unaccounted for volumes exceeded the amounts recovered from our gathering customers by approximately 300 BBtu, 1,500 BBtu and 1,300 BBtu, respectively and for which we recognized $2.0 million, $5.7 million and $4.9 million of purchased gas cost as a component of operating and maintenance expense in 2009, 2010 and 2011, respectively. See "—Quantitative and Qualitative Disclosures About Market Risk—Commodity Price Risk." We do not currently hedge this commodity price risk.

        Selling, general and administrative expense.    In our historical financial statements, selling, general and administrative expense included direct costs incurred by EQT on our behalf and various direct and indirect cost allocations from EQT. In the future, we expect selling, general and administrative expense to be comprised primarily of such amounts we reimburse to EQT pursuant to our omnibus agreement with EQT and expenses attributable to our status as a publicly traded partnership, such as: expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; and registrar and transfer agent fees; director and officer liability insurance expenses and director compensation. Our future selling, general and administrative expense will also include compensation expense associated with the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan.

        Depreciation and amortization expense.    Depreciation and amortization expense consists of our estimate of the decrease in value of the assets capitalized in Property, Plant, & Equipment as a result of using the assets throughout the applicable year. Depreciation is recorded using composite rates on a straight-line basis. We estimate our pipelines have useful lives ranging from 37 years to 65 years and our compression equipment has a useful life of 45 years. Depreciation rates are re-evaluated each time we file with the FERC for a change in our transportation and storage rates.

  Adjusted EBITDA and Distributable Cash Flow

        We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense, depreciation and amortization expense and non-cash long-term compensation expense less other income and the Sunrise Pipeline lease payment. Although we have not quantified distributable cash flow on a historical basis, after the closing of this offering we intend to use distributable cash flow, which we define as Adjusted EBITDA less net cash paid for interest expense, maintenance capital expenditures and income taxes, to analyze our performance. Distributable cash flow will not reflect changes in working capital balances. Distributable cash flow and Adjusted EBITDA are not presentations made in accordance with GAAP.

        Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

  •
  our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

  •
  the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

  •
  our ability to incur and service debt and fund capital expenditures; and

  •
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

        We believe that the presentation of Adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please see "Prospectus Summary—Non-GAAP Financial Measure."

Factors and Trends Impacting Our Business

        We expect to continue to be affected by certain key factors and trends described below. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about or interpretations of available information prove to be incorrect, our actual results may vary materially from our expected results. Please read "Risk Factors."

  Increasing Regional Natural Gas Supply and Demand

        We believe that the results of our operations will be primarily driven by the growth in natural gas production in the Marcellus Shale as well as in demand for natural gas in the Northeast region of the United States. According to the EIA, natural gas consumption accounted for approximately 25% of all energy used in the United States in 2010. Natural gas consumption is expected to grow 10% from 25 Tcf in 2010 to 27 Tcf by 2035. We believe that the strong economics of the Marcellus Shale play along with the close proximity of our assets to demand in the region and to high-demand end-user markets in the Mid-Atlantic and Northeastern United States, which decreases transportation costs, will drive continued growth in production even in low commodity price environments. We anticipate that the Northeast region will continue to experience a shift towards natural gas consumption, including the conversion from coal-fired power generation and home heating or residual fuel oil to natural gas. In addition, local distribution companies in our areas of operation appear to be growing increasingly comfortable from a reliability standpoint with including a significant component of Marcellus Shale production in their portfolio of natural gas supplies.

        We believe that the combination of increased regional natural gas supply and demand will drive our results of operations both through increasing demand for our firm transmission and storage services as well as by providing opportunities to grow our gathering operations as EQT and third parties increase production in the region. For more information see "Industry Overview—Market Fundamentals."

  Growth Associated with Acquisitions and Expansion Projects

        We believe that we are well-positioned to achieve growth based on the combination of our relationship with EQT and our strategically located assets, which include portions of the Marcellus Shale that lack substantial natural gas pipeline infrastructure. As production increases in our areas of operations, we believe that we will have a competitive advantage in attracting volumes to our transmission and storage system through relatively low-cost capacity expansions. Additionally, we may acquire additional midstream energy assets from EQT or pursue selected asset acquisitions from third parties to the extent such acquisitions complement our or EQT's existing asset base or allow us to capture operational efficiencies from EQT's production. Should EQT choose to pursue midstream asset sales, it is under no contractual obligation to offer assets or business opportunities to us.

        Our financial results for the year ended December 31, 2011 and the three-month period ended March 31, 2012 reflect capital expenditures for the Sunrise Pipeline project, which is currently under construction and is estimated to be placed into service in the third quarter of 2012. In connection with the closing of this offering, EQT will retain ownership of the Sunrise Pipeline and will be responsible for the remaining costs of construction. Initially, we will operate the Sunrise Pipeline under a lease agreement with EQT. Upon termination of the lease agreement, we will be required to purchase the Sunrise Pipeline at a price to be negotiated between the parties. EQT has the ability to terminate the lease agreement early in its sole discretion. We expect that EQT will terminate the lease once this system is fully developed.

        In the near term, we expect that the following internal transmission and storage expansion projects, at an estimated aggregate total cost of $79 million, of which approximately $43 million is expected to have been expended by June 30, 2012, will allow us to capitalize on increased drilling activity by EQT and other third-party producers:

  •
  Blacksville Compressor Station Project.  The Blacksville Compressor Station project involves the construction of a new booster compressor station in Monongalia County, West Virginia, including two compressor units with an aggregate compression of approximately 9,470 horsepower, at an estimated total cost of approximately $29 million, of which approximately $22 million is expected to have been expended by June 30, 2012. This project will enable us to provide approximately 200 BBtu per day of incremental firm transmission capacity to third parties, 100 BBtu of which is already under contract. This project has received all regulatory approvals, including FERC approval, and we expect it will be completed and placed into service in the third quarter of 2012.

  •
  Low Pressure East Expansion Project.  This project involves uprating or replacing 26 miles of existing Equitrans transmission pipeline in Greene, Washington and Allegheny counties, Pennsylvania, at a cost of approximately $26 million, of which approximately $0.2 million is expected to have been expended by June 30, 2012. We expect to complete and place this project into service in the fourth quarter of 2013. When complete, this project will triple the current maximum allowable operating pressure of the pipeline, thereby creating approximately 150 BBtu per day of incremental firm transmission capacity on the system.

  •
  New Delivery Interconnect Expansion.  This project includes three new interconnects, two with Texas Eastern and one with The Peoples Natural Gas Company. The first Texas Eastern interconnect has daily capacity of over 300 BBtu and was placed into service in the fourth quarter of 2011. The second Texas Eastern interconnect has 200 BBtu of immediate incremental daily capacity and was placed into service in the second quarter of 2012. Combined, the interconnects with Texas Eastern have over 800 BBtu per day of capacity at a cost of approximately $12 million, all of which is expected to have been expended by June 30, 2012. The Peoples Natural Gas Company Ginger Hill interconnect is expected to have 250 BBtu per day of interconnect capacity at an estimated cost of approximately $3 million, of which approximately $0.4 million is expected to have been expended by June 30, 2012. We expect this project will be placed into service in the fourth quarter of 2012.

  •
  Hartson Compression Upgrade.  In order to provide additional operational flexibility and increase transmission capacity, we are upgrading the existing compression at the Hartson Compressor Station to install emissions reduction technology, and adding 750 horsepower of compression at a cost of approximately $9 million, of which approximately $8 million is expected to have been expended by June 30, 2012. We expect this upgrade will be placed into service in the third quarter of 2012.

  Increasing Competition

        Our systems compete primarily with other interstate and intrastate pipelines that transport, store and gather natural gas. Some of these competitors may expand or construct transportation systems that would create additional competition for the services we provide to our customers. In addition, future pipeline transmission and storage capacity could be constructed in excess of actual demand, which could reduce the demand for our services and the rates that we receive for our services. As a result of a substantial majority of our capacity being reserved on a long-term, fixed-fee basis, our revenues are not significantly affected by variation in customers' actual usage resulting from increased competition during the near-term.

  Regulatory Compliance

        Regulation of natural gas transportation by the FERC and other federal and state regulatory agencies, including the Department of Transportation, or DOT, has a significant impact on our business. For example, the Pipeline and Hazardous Materials Safety Administration, or PHMSA, office of the DOT has established pipeline integrity management programs that require more frequent inspections of pipeline facilities and other preventative measures, which may increase our compliance costs and increase the time it takes to obtain required permits. FERC regulatory policies govern the rates that each pipeline is permitted to charge customers for interstate transportation and storage of natural gas. Our operations are also impacted by new regulations, which have increased the time that it takes to obtain required permits. Additionally, increased regulation of natural gas producers in our areas of operations, including regulation associated with hydraulic fracturing, could reduce regional supply of natural gas and therefore throughput on our assets. For more information see "Business—Regulatory Environment."

  Commodity Prices

        Our business is dependent on the continued availability of natural gas production and reserves in our areas of operation. Low prices for natural gas could adversely affect development of additional reserves and production that is accessible by our pipeline and storage assets. In addition, lower natural gas prices could cause producers to determine in the future that drilling activities in areas outside of our current areas of operation are strategically more attractive to them. For example, in response to historically low natural gas prices, a number of large natural gas producers have recently announced their intention to re-evaluate and/or reduce their drilling programs in certain areas, including the Appalachian Basin.

        Fluctuations in energy prices can also greatly affect the development of new natural gas reserves. For example, the five-year NYMEX natural gas futures price ranged from a high of $11.51 per Mmbtu in July 2008 to a low of $3.62 per MMbtu in April 2012. As of May 31, 2012, the near month NYMEX natural gas futures price was $2.43 per MMbtu. In general terms, the prices of natural gas, oil and other hydrocarbon products fluctuate in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. These factors include worldwide economic conditions; weather conditions and seasonal trends; the levels of domestic production and consumer demand; the availability of imported liquefied natural gas, or LNG; the ability to export LNG; the availability of transportation systems with adequate capacity; the volatility and uncertainty of regional pricing differentials and premiums; the price and availability of alternative fuels; the effect of energy conservation measures; the nature and extent of governmental regulation and taxation; and the anticipated future prices of natural gas, LNG and other commodities. Declines in natural gas prices could have a negative impact on exploration, development and production activity and, if sustained, could lead to a material decrease in such activity. Sustained reductions in exploration or production activity in our areas of operation would lead to reduced utilization of our systems.

        We believe the high percentage of our revenues derived from reservation charges under long-term, fixed-fee contracts will mitigate the risk of revenue fluctuations due to changes in near-term supply and demand conditions and commodity prices. Furthermore, we believe the location of our assets in the fairway of the Marcellus Shale, and our access to natural gas end-user markets in the region as well as in the Mid-Atlantic and Northeastern United States, will drive continued growth in production even in periods of low commodity prices. For more information see "Risk Factors—Risks Related to Our Business—Any significant decrease in production of natural gas in our areas of operation could adversely affect our business and operating results and reduce our cash available for distribution to unitholders."

Results of Operations

        The following provides a summary of our results of operations for each of the years ended December 31, 2009, 2010 and 2011 and for each of the three-month periods ended March 31, 2011 and 2012.

	Years Ended December 31,			Three-Month Period Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
	(in thousands, other than per day amounts)
FINANCIAL DATA
Operating revenues:
Transmission and storage revenues	$65,521	$74,393	$93,707	$23,386	$27,098
Gathering revenues	14,536	17,207	15,906	3,240	3,905

Total operating revenues	80,057	91,600	109,613	26,626	31,003
Operating expenses:
Operating and maintenance	18,433	24,300	26,221	4,887	7,024
Selling, general and administrative	23,268	18,477	17,302	3,802	4,549
Depreciation and amortization	9,652	10,886	11,470	2,841	3,038

Total operating expenses	51,353	53,663	54,993	11,530	14,611

Operating income	28,704	37,937	54,620	15,096	16,392
Other income	1,115	498	3,826	346	2,471
Interest expense, net	(5,187)	(5,164)	(5,050)	(1,294)	(1,539)

Income before income taxes	24,632	33,271	53,396	14,148	17,324
Income tax expense	(10,601)	(14,030)	(20,807)	(5,513)	(6,201)

Net income	$14,031	$19,241	$32,589	8,635	11,123

Adjusted EBITDA(1)	$39,400	$50,115	$68,339	$18,393	$20,071
CAPITAL EXPENDITURE AND OPERATING DATA
Transmission pipeline throughput (BBtu per day)	150	204	397	319	462
Gathered volumes (BBtu per day)	71	83	78	64	75
Capital expenditures:
Expansion capital expenditures	$18,989	$22,777	$108,981	$8,541	$47,134
Maintenance capital expenditures:
Ongoing maintenance	$13,093	$13,339	$26,636	2,351	4,106
Regulatory compliance	61	288	214	100	—

Total maintenance capital expenditures	13,154	13,627	26,850	2,451	4,106

Total capital expenditures	$32,143	$36,404	$135,831	$10,992	$51,240
SEGMENT FINANCIAL DATA—TRANSMISSION AND STORAGE
Operating revenues:
Operating revenues—affiliate	$54,115	$62,961	$76,449	$19,575	$21,744
Operating revenues—third party	11,406	11,432	17,258	3,811	5,354

Total operating revenues	$65,521	$74,393	$93,707	$23,386	$27,098
Operating expenses:
Operating and maintenance	$10,237	$10,009	$11,677	$2,375	$4,061
Selling, general and administrative	19,101	13,892	12,274	2,702	3,283
Depreciation and amortization	7,438	8,212	8,850	2,183	2,363

Total operating expenses	36,776	32,113	32,801	7,260	9,707

Operating income	$28,745	$42,280	$60,906	$16,126	$17,391

SEGMENT OPERATIONAL DATA—TRANSMISSION AND STORAGE
Transmission pipeline throughput (BBtu per day)	150	204	397	319	462
Capital expenditures	$22,203	$33,158	$131,902	$10,377	$50,823

	Years Ended December 31,			Three-Month Period Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
	(in thousands, other than per day amounts)
SEGMENT FINANCIAL DATA—GATHERING
Operating revenues:
Operating revenues—affiliate	$8,370	$11,067	$10,107	$1,895	$2,490
Operating revenues—third party	6,166	6,140	5,799	1,345	1,415

Total operating revenues	14,536	17,207	15,906	3,240	3,905
Operating expenses:
Operating and maintenance	8,196	14,291	14,544	2,512	2,963
Selling, general and administrative	4,167	4,585	5,028	1,100	1,266
Depreciation and amortization	2,214	2,674	2,620	658	675

Total operating expenses	14,577	21,550	22,192	4,270	4,904

Operating income	$(41)	$(4,343)	$(6,286)	$(1,030)	$(999)

SEGMENT OPERATIONAL DATA—GATHERING
Gathering volumes (BBtu per day)	71	83	78	64	75
Capital expenditures	$9,940	$3,246	$3,929	$615	$417

(1)
For a discussion of the non-GAAP financial measure Adjusted EBITDA, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measure."

  Three-Month Period Ended March 31, 2012 Compared to Three-Month Period Ended March 31, 2011

        Revenues.    Total operating revenues were $31.0 million for the three-month period ended March 31, 2012 compared to $26.6 million for the three-month period ended March 31, 2011. The $4.4 million increase was due to a $3.7 million increase in transmission and storage operating revenues and a $0.7 million increase in gathering operating revenues.

        The majority of the increase in transmission and storage operating revenues was attributable to an increase in firm transmission service reservation revenues associated with an average daily increase of 143 BBtu of firm transmission service provided during the three-month period ended March 31, 2012 when compared to the three-month period ended March 31, 2011. This increased firm transmission capacity sold was due to the completion of a portion of the Equitrans 2010 Marcellus expansion project in the fourth quarter of 2010 and the addition of new receipt point interconnects with EQT's gathering systems. The increased firm transmission service also resulted in higher usage fees based on increased throughput for the period, contributing to the increased revenues.

        Gathering revenues increased due to 1,076 BBtu of additional volumes gathered for the three-month period ended March 31, 2012 when compared to the three-month period ended March 31, 2011. The increased volumes were primarily a result of higher production gathered from EQT in the Marcellus formation.

        Operating Expenses.    Operating expenses totaled $14.6 million for the three-month period ended March 31, 2012 compared to $11.5 million for the three-month period ended March 31, 2011. The increase in operating expenses was primarily due to a $2.1 million increase in operating and maintenance expense and a $0.7 million increase in selling, general, and administrative expense.

        The increase in operating and maintenance expense for both transmission and storage and gathering was primarily due to the increased activity on the expanded system. These increased expenses included costs related to compliance, training, and engineering. Selling, general, and administrative expense increased for both transmission and storage and gathering due primarily to higher labor-related costs.

        Depreciation and amortization expense increased $0.2 million year over year due to the increased investment in transmission infrastructure.

        Other Income.    Other income represents allowance for equity funds used during construction, or AFUDC, which is the amount approved by the FERC for inclusion in our tariff rates as reimbursement for the cost of financing construction projects with investor capital until a project is placed into operation. Other income generally increases during periods of increased construction, and decreases during times of less construction. The $2.1 million increase for the three-month period ended March 31, 2012 when compared to the three-month period ended March 31, 2011 was primarily the result of increased construction expenditures in connection with the Sunrise Pipeline project.

        Income Tax Expense.    Income taxes for the three-month period ended March 31, 2012 totaled $6.2 million compared to $5.5 million for the three-month period ended March 31, 2011. The $0.7 million increase was primarily driven by an increase in pre-tax income. Our historical financial statements include U.S. federal and state income tax expense. Due to our status as a partnership, we will not be subject to U.S. federal income tax and certain state income taxes in the future.

        Net Income.    Net income for the three-month period ended March 31, 2012 totaled $11.1 million compared to $8.6 million for the three-month period ended March 31, 2011. The $2.5 million increase was primarily driven by higher transmission, storage and gathering revenues combined with an increase in other income, which were partially offset by an increase in operating expenses.

  Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

        Revenues.    Total operating revenues were $109.6 million for the year ended December 31, 2011 compared to $91.6 million for the year ended December 31, 2010. The $18.0 million increase was due to a $19.3 million increase in transmission and storage operating revenues, partially offset by a $1.3 million decrease in gathering operating revenues.

        The majority of the increase in transmission and storage operating revenues was attributable to an increase in firm transmission service reservation revenues associated with an average daily increase of 193 BBtu of firm transmission service provided during the year ended December 31, 2011 when compared to the year ended December 31, 2010. This increased firm transmission capacity sold was due to the completion of a portion of the Equitrans 2010 Marcellus expansion project in the fourth quarter of 2010 and the addition of new receipt point interconnects with EQT's gathering systems. The increased firm transmission capacity sold also resulted in higher usage fees based on increased throughput for the period, which also contributed to the increased revenues.

        Gathering revenues decreased due to fewer volumes gathered for the year ended December 31, 2011 when compared to the year ended December 31, 2010. The decreased volumes were primarily due to the addition of new direct interconnects between EQT's gathering systems and our transmission and storage system, resulting in decreased usage by EQT of our gathering system for connection onto our transmission & storage system. Volumes also decreased as a result of the natural decline in natural gas production from mature wells and limited additional development of some of the shallow, low-pressure formations served by our gathering system.

        Operating Expenses.    Operating expenses totaled $55.0 million for the year ended December 31, 2011 compared to $53.7 million for the year ended December 31, 2010. The increase in operating expenses was primarily due to a $1.9 million increase in operating and maintenance expense partially offset by a $1.2 million decrease in selling, general, and administrative expense.

        The increase in operating and maintenance expense for both transmission and storage and gathering was primarily due to the increased activity on the expanded system. These increased expenses included costs related to compliance, training, and engineering. Selling, general, and administrative expense decreased primarily as a result of completing the amortization of previously deferred costs for post-retirement benefits other than pensions in 2010.

        Depreciation and amortization expense increased $0.6 million year over year due to the increased investment in transmission infrastructure, which included the Equitrans 2010 Marcellus expansion project and a large compressor station.

        Other Income.    Other income represents allowance for equity funds used during construction, or AFUDC, which is the amount approved by the FERC for inclusion in our tariff rates as reimbursement for the cost of financing construction projects with investor capital until a project is placed into operation. Other income generally increases during periods of increased construction, and decreases during times of less construction. The $3.3 million increase for the year ended December 31, 2011 when compared to the year ended December 31, 2010 was primarily the result of increased construction expenditures in connection with the Sunrise Pipeline project.

        Income Tax Expense.    Income taxes for the year ended December 31, 2011 totaled $20.8 million compared to $14.0 million for the year ended December 31, 2010. The $6.8 million increase was primarily driven by an increase in pre-tax income. Our historical financial statements include U.S. federal and state income tax expense. Due to our status as a partnership, we will not be subject to U.S. federal income tax and certain state income taxes in the future.

        Net Income.    Net income for the year ended December 31, 2011 totaled $32.6 million compared to $19.2 million for the year ended December 31, 2010. The $13.4 million increase was primarily driven by higher transmission revenues, which were partially offset by decreases in gathering and storage revenues and an increase in operating expenses.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

        Revenues.    Total operating revenues were $91.6 million for the year ended December 31, 2010 compared to $80.1 million for the year ended December 31, 2009. The $11.5 million increase in total operating revenues was primarily due to an $8.9 million increase in transmission and storage operating revenues and a $2.7 million increase in gathering operating revenues. Transmission and storage operating revenues increased primarily due to an increase in contracted firm transmission capacity associated with the Equitrans 2010 Marcellus expansion project. In addition, storage revenues increased primarily due to park and loan services provided to affiliates. Gathering operating revenues in 2010 increased from the prior year primarily as a result of higher wellhead production volumes from affiliated shippers, including volumes produced from the Marcellus Shale.

        Operating Expenses.    Operating expenses totaled $53.7 million for the year ended December 31, 2010 compared to $51.4 million for the year ended December 31, 2009. The increase in operating expenses was primarily due to increases of $5.9 million in operating and maintenance expense and $1.2 million in depreciation and amortization expense. The increase in operating and maintenance expense was entirely related to gathering due to higher electricity and labor-related costs associated with the growth of the business. Transmission and storage operating and maintenance expense remained at approximately the same level. Transmission and storage depreciation and amortization expense increased by $0.8 million while gathering depreciation and amortization expense increased by $0.5 million. Both increases were primarily due to the increased investment in the respective system infrastructure.

        These increases in operating expenses were mostly offset by a $4.8 million decrease in selling, general and administrative expense. Transmission and storage selling, general and administrative expense decreased by $5.2 million, which was partially offset by an increase in gathering selling, general and administrative expense of $0.4 million. Approximately $4.7 million of this decrease is attributable to an allocation of selling, general and administrative expense in 2009 associated with EQT's long-term incentive plan. Gathering selling, general and administrative expense increased due to higher direct labor-related expense.

        Other Income.    Other income decreased $0.6 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009 primarily as a result of having fewer assets under construction on regulated pipeline projects during 2010.

        Income Tax Expense.    Income taxes for the year ended December 31, 2010 totaled $14.0 million compared to $10.6 million for the year ended December 31, 2009. The $3.4 million increase was primarily driven by an increase in pre-tax income. Our historical financial statements include U.S. federal and state income tax expense. Due to our status as a partnership, we will not be subject to U.S. federal income tax and certain state income taxes in the future.

        Net Income.    Net income for the year ended December 31, 2010 totaled $19.2 million compared to $14.0 million for the year ended December 31, 2009. The $5.2 million increase was primarily driven by higher revenues, specifically transmission, while operating expenses increased marginally.

Liquidity and Capital Resources

        Our principal liquidity requirements are to finance our operations, fund capital expenditures and acquisitions, make cash distributions and satisfy our indebtedness obligations. Our ability to meet these liquidity requirements will depend on our ability to generate cash in the future. Historically, our sources of liquidity included cash generated from operations and intercompany loans from EQT. We also participated in EQT's cash management program, whereby EQT on a periodic basis swept cash balances residing in our bank accounts. Therefore, our historical financial statements reflect little or no cash balances. Unlike our transactions with third parties, which ultimately settle in cash, our affiliate transactions are settled on a net basis through an intercompany receivable/payable with EQT. Due to capital expenditures funded in this manner, these balances have accumulated over time to reflect a net payable to EQT. We have treated these balances as payables, demand notes and ultimately converted them to long-term debt. The intercompany demand notes, which are current liabilities, have historically been responsible for our working capital deficits. Prior to the completion of this offering, EQT will make a capital contribution to Equitrans, L.P., which we will use to retire all outstanding intercompany indebtedness with EQT.

        Subsequent to this offering, we expect our sources of liquidity to include:

  •
  cash generated from our operations;

  •
  $350 million available for borrowing under our credit facility;

  •
  cash on hand of approximately $46 million after the application of the net proceeds of this offering, of which we will use approximately $32 million to fund certain compliance maintenance capital expenditures as described in more detail under "—Capital Requirements" and approximately $14 million for working capital to replenish amounts distributed by Equitrans to EQT, in the form of trade and other accounts receivable, in connection with the closing of this offering;

  •
  issuances of additional partnership units; and

  •
  debt offerings.

        We believe that cash on hand, cash generated from operations and availability under our credit facility will be adequate to meet our operating needs, our planned short-term capital and debt service requirements, and our cash distribution requirements. We believe that future internal growth projects or potential acquisitions will be funded primarily through borrowings under our credit facility or through issuances of debt and equity securities.

New Credit Facility

        Upon the closing of this offering, we will enter into a $350 million senior credit facility with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders, which will mature on the fifth anniversary of the closing date of this offering. Our new credit facility will be available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes. We expect to have no outstanding borrowings under this new credit facility as of the closing date of this offering. Our credit facility will have an accordion feature that will allow us to increase the available revolving borrowings under the facility by up to an additional $150 million, subject to our receiving increased commitments from existing lenders or new commitments from new lenders and the satisfaction of certain other conditions. In addition, our credit facility will include a sublimit up to $35 million for same-day swing line advances and a sublimit up to $150 million for letters of credit. Further, we will have the ability to request that one or more lenders make term loans to us under our credit facility subject to the satisfaction of certain conditions, which term loans will be secured by cash and qualifying investment grade securities. Our obligations under the revolving portion of our credit facility will be unsecured.

        Our credit facility will contain various covenants and restrictive provisions that will limit our ability to, among other things:

  •
  incur or guarantee additional debt;

  •
  make distributions on or redeem or repurchase units;

  •
  make certain investments and acquisitions;

  •
  incur certain liens or permit them to exist;

  •
  enter into certain types of transactions with affiliates;

  •
  merge or consolidate with another company; and

  •
  transfer, sell or otherwise dispose of assets.

        Our credit facility will also require maintenance of a consolidated leverage ratio (as defined in our credit agreement) of not more than 5.00 to 1.00 (or, after we obtain an investment grade rating, not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions) and, until we obtain an investment grade rating, a consolidated interest coverage ratio (as defined in our credit agreement) of not less than 3.00 to 1.00.

        In addition, our credit facility will contain events of default customary for transactions of this nature, including, but not limited to (i) events of default resulting from our failure to comply with covenants and financial ratios, (ii) the occurrence of a change of control (which will occur if EQT fails to own a majority of the equity interests of our general partner, we fail to own 100% of Equitrans, L.P., or our general partner fails to be our general partner), (iii) the institution of insolvency or similar proceedings against us, and (iv) the occurrence of a default under any other material indebtedness we may have (specifically, other indebtedness with an aggregate principal amount in excess of $15.0 million). Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of our credit facility, the lenders may declare any outstanding principal of our credit facility debt, together with accrued and unpaid interest, to be immediately due and payable.

        Loans under the credit facility (other than swing line loans) will bear interest at our option at either:

  •
  a Base Rate, which will be the highest of (i) the federal funds rate in effect on such day plus 0.50%, (ii) the administrative agent's prime rate in effect on such day and (iii) one-month LIBOR plus 1.0%, in each case, plus an applicable margin; or

  •
  a Fixed Period Eurodollar Rate plus an applicable margin.

        Swing line loans will bear interest at (i) the Base Rate plus an applicable margin or (ii) a Daily Floating Eurodollar Rate plus an applicable margin.

        Prior to our obtaining an investment grade rating, the applicable margin will vary based upon our consolidated leverage ratio (as defined in our credit agreement) and, following our obtaining an investment grade rating, the applicable margin will vary based upon our long term unsecured senior, non-credit enhanced debt rating.

        The unused portion of our credit facility will be subject to a commitment fee ranging from (i) 0.25% to 0.35% per annum before we obtain an investment grade rating and (ii) 0.15% to 0.35% upon our obtaining an investment grade rating.

Working Capital

        Working capital is the amount by which current assets exceed current liabilities. As of March 31, 2012, we had a working capital deficiency of $86.3 million compared to a working capital deficiency of $61.0 million at December 31, 2011, a working capital surplus of $11.9 million at December 31, 2010 and a working capital deficiency of $86.4 million at December 31, 2009. As more fully described in the first paragraph under "—Liquidity and Capital Resources" above, the increases in working capital deficiency from December 31, 2011 to March 31, 2012 and from December 31, 2010 to December 31, 2011 were primarily due to the increases in intercompany advances used to fund capital expenditures in the year ended December 31, 2011 and the three-month period ended March 31, 2012. The decrease in working capital deficiency from December 31, 2009 to December 31, 2010 was mainly due to the subsequent refinancing of intercompany demand notes to intercompany long-term notes, which reduced the current maturities at December 31, 2010.

        Our working capital requirements have been and will continue to be primarily driven by changes in accounts receivable and accounts payable, including transactions with affiliates. These changes are primarily impacted by such factors as the timing of collections from customers and the level of spending for maintenance and expansion capital activity. Changes in the terms of our transmission and storage agreements have a direct impact on our generation and use of cash from operations due to their impact on cash receipts, along with the related changes in working capital. A material adverse change in operations or available financing under our revolving credit facility may impact our ability to fund our requirements for liquidity and capital resources.

        Following this offering, we believe that our anticipated cash flows from operations and the borrowing capacity under our revolving credit facility will be sufficient to meet our liquidity needs for the next 12 months.

Historical Cash Flow

        The following table and discussion presents a summary of our net cash provided by operating activities, net cash provided by (used in) investing activities and net cash provided by financing activities for the years ended December 31, 2009, 2010 and 2011 and the three-month periods ended March 31, 2011 and 2012.

	Year Ended December 31			Three-Month Period Ended March 31,
	2009	2010	2011	2011	2012
	(in thousands)
Net cash provided by (used in):
Operating activities	$48,193	$28,716	$47,564	$13,478	$11,606
Investing activities	$(32,143)	$(36,404)	$(135,831)	$(10,992)	$(51,240)
Financing activities	$3,228	$2,751	$73,926	$(2,420)	$39,634
Net increase (decrease) in cash	$19,278	$(4,937)	$(14,341)	$66	$—

        Operating Activities.    Net cash provided by operations decreased $1.9 million for the three-month period ended March 31, 2012 as compared to the three-month period ended March 31, 2011. Net income increased $2.5 million for the three months ended March 31, 2012 as compared to the three-month period ended March 31, 2011. However, a reduction in accounts payable combined with increases in capitalized equity AFUDC and other assets were sufficient to offset the higher net income and cause a resulting reduction in cash flows. The decrease in accounts payable was primarily due to timing of payments for the increased activity associated with expansion efforts. The increase in capitalized equity AFUDC occurred as a result of higher capital expenditure levels which predominantly related to the Sunrise Pipeline project as discussed below under investing activities. Other assets increased due to costs associated with our formation.

        Net cash provided by operations increased $18.8 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This increase was primarily attributable to increases in net income and third party accounts payable. Net income increased $13.3 million for the year ended December 31, 2011 compared to the year ended December 31, 2010. The favorable variance in net income was attributable to an $18.0 million increase in firm transmission service as a result of increased reservation revenues and the associated average daily increase of 193 BBtu of firm transmission service provided during the year ended December 31, 2011 when compared to the year ended December 31, 2010. The increase in third party accounts payable was due to higher accrued costs at December 31, 2011 as a result of increased construction activity during the year primarily related to the Sunrise Pipeline project.

        Net cash provided by operations for the year ended December 31, 2010 decreased $19.5 million compared to the year ended December 31, 2009. Net income increased $5.2 million for the year ended December 31, 2010 compared to the year ended December 31, 2009. However, the increase in net income did not correspond to an increase in cash from operations as increases in amounts due from related parties and in third party accounts receivable slowed cash inflow. The increase in amounts due from related parties was primarily due to timing of settlements and reimbursements owed to EQT Midstream. The increase in third party accounts receivable related to the increased activity on Equitrans compared to 2009. We did not experience significant collection issues with these amounts.

        Investing Activities.    Net cash used in investing activities for the three-month period ended March 31, 2012 increased by $40.2 million from net cash used in investing activities for the three-month period ended March 31, 2011. The increase was primarily related to capital expenditures related to construction of the Sunrise Pipeline project.

        Net cash used in investing activities for the year ended December 31, 2011 increased by $99.4 million from net cash used in investing activities for the year ended December 31, 2010. The increase was primarily related to capital expenditures related to construction of the Sunrise Pipeline project. The $4.3 million increase in net cash used in investing activities for the year ended December 31, 2010 was primarily related to increased capital expenditures for transmission expansion projects offset by decreased spending on gathering assets. See additional discussion in "Capital Requirements" below.

        Financing Activities.    EQT historically funded our working capital, maintenance capital and growth capital expansion initiatives. We historically paid EQT all excess cash generated from operations.

        Net cash provided by financing activities for the three-month period ended March 31, 2012 increased by $42.1 million as compared to the three-month period ended March 31, 2011. The increase in cash provided by financing activities was primarily related to advances from EQT which were used to fund capital expenditures discussed in the investing activities section above. Net cash provided by financing activities for the year ended December 31, 2011 increased by $71.2 million as compared to the year ended December 31, 2010. The increase in cash provided by financing activities was primarily related to advances from EQT. The net use of this cash was for the capital expenditures discussed in the investing activities section above. The net cash provided by financing activities for the year ended December 31, 2010 remained at approximately the same level as the net cash provided by financing activities for the year ended December 31, 2009.

Capital Requirements

        The transmission, storage and gathering businesses can be capital intensive, requiring significant investment to maintain and upgrade existing operations.

        We categorize our capital expenditures as either:

  •
  Expansion capital expenditures, which include those cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of equipment and the construction, development or acquisition of additional pipeline, storage or gathering capacity to the extent such capital expenditures are expected to expand our operating capacity or our operating income.

  •
  Maintenance capital expenditures, which include those cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

  —
  Ongoing maintenance capital expenditures are all maintenance capital expenditures other than the specific regulatory compliance capital expenditures that we have decided to pre-fund with proceeds from this offering described below.

  —
  Regulatory compliance capital expenditures are maintenance capital expenditures necessary to comply with regulatory and other legal requirements that we have decided to pre-fund with proceeds from this offering. We have identified two specific regulatory compliance initiatives which will require us to expend approximately $32 million, the majority of which are expected to be incurred over the next two years. We will retain approximately $32 million from the net proceeds of this offering, which we anticipate will fully fund these expenditures.

        Our historical capital expenditures for the years ended December 31, 2009, 2010 and 2011 and for the three-month periods ended March 31, 2011 and 2012 were as follows:

	Years Ended December 31,			Three-Month Period Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands)
Expansion capital expenditures	$18,989	$22,777	$108,981	8,541	47,134
Maintenance capital expenditures
Ongoing maintenance	13,093	13,339	26,636	2,351	4,106
Regulatory compliance	61	288	214	100	—

Total maintenance capital expenditures	13,154	13,627	26,850	2,451	4,106

Total capital expenditures	$32,143	$36,404	$135,831	10,992	51,240

Expansion Capital Expenditures

        Expansion capital expenditures totaled $22.8 million for the year ended December 31, 2010, $109 million for the year ended December 31, 2011 and $47.1 million for the three-month period ended March 31, 2012. The increase in expansion capital expenditures in 2011 and the first three months of 2012 was primarily due to the Sunrise Pipeline project. Our future expansion capital expenditures may vary significantly from period to period based on the investment opportunities available to us. We expect to fund future capital expenditures through a combination of funds generated from our operations, cash on hand after the application of the net proceeds of this offering, borrowings under our new credit facility and the issuance of additional partnership units and debt offerings.

Maintenance Capital Expenditures

        Our historical and continuing maintenance capital expenditures are composed of regulatory compliance initiatives and ongoing maintenance activities.

        Regulatory Compliance Capital Expenditures.    The regulatory compliance capital expenditures totaled $0.3 million for the year ended December 31, 2010 and $0.2 million for the year ended December 31, 2011. There were no regulatory capital expenditures for the three-month period ended March 31, 2012. We expect to incur approximately $15.3 million during the twelve-month period ended June 30, 2013 for these regulatory compliance capital expenditures and approximately $32 million in the aggregate, the majority of which are expected to be incurred over the next two years, for which we have retained $32 million of the offering proceeds. These regulatory compliance capital expenditures that we have decided to pre-fund with the proceeds from this offering include the following:

  •
  System segmentation and isolation:  Recently enacted federal legislation required us to develop a plan to install remote valve operation and pressure monitoring on our transmission and storage system. We expect to make the required system upgrades over the next four years at a cost of approximately $26.3 million. We have recently initiated this program and we do not have any comparable historical costs.

  •
  Valve pit remediation:  In response to a 2011 audit of our system by the PHMSA, we have developed a plan to move our valve operators above ground level and to apply coating and corrosion protection to certain equipment. We expect to expend approximately $5.5 million for this program, all of which is expected to be expended during 2012.

        Ongoing Maintenance Capital Expenditures.    The ongoing maintenance capital expenditures totaled $13.3 million for the year ended December 31, 2010, $26.6 million for the year ended December 31, 2011 and $4.1 million for the three-month period ended March 31, 2012. The increase in maintenance capital expenditures in 2011 and the first three months of 2012 was primarily due to upgrades to a measuring and regulating station. We expect ongoing maintenance capital expenditures to be approximately $15 million to $20 million per year in the near term.

  •
  Bare Steel Replacement.  Our historical ongoing maintenance capital expenditures include our bare steel replacement program. In 2005, we initiated a plan to replace bare steel pipes within our transmission and storage system over time, including high consequence areas, as defined by the DOT. Storage pipelines were also considered a high replacement priority due to the operating stresses associated with such systems. Over the next ten years, we expect to replace approximately 60% of the remaining bare steel pipe on our transmission and storage system at a cost of approximately $31.5 million. EQT has agreed to reimburse us for bare steel replacement capital expenditures in the event that ongoing maintenance capital expenditures (other than capital expenditures associated with plugging and abandonment liabilities to be reimbursed by EQT) exceed $17.2 million (with respect to our current assets) in any year for the next ten years after the closing of this offering. If such ongoing maintenance capital expenditures exceed $17.2 million during a year, EQT will reimburse us for the lesser of (i) the amount of bare steel replacement capital expenditures during such year and (ii) the amount by which such ongoing capital expenditures exceeds $17.2 million. This bare steel replacement reimbursement obligation is capped at an aggregate amount of $31.5 million over the next ten years. We would not have been entitled to any reimbursement for bare steel replacement capital expenditures in either of the years ended December 31, 2009 or 2010 due to ongoing maintenance capital expenditures being less than $17.2 million during such years.

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  Plugging and Abandonment.  Our historical ongoing maintenance capital expenditures also include our plugging and abandonment obligations associated with EQT wells located within our storage field boundaries. EQT has agreed to reimburse us for the plugging and abandonment liabilities associated with certain identified wells.

  Distributions

        We intend to pay a quarterly distribution at an initial rate of $0.3500 per unit, which equates to an aggregate distribution of approximately $12.4 million per quarter ($49.5 million on an annualized basis), based on the number of common, subordinated and general partner units anticipated to be outstanding immediately after the closing of this offering. We do not have a legal obligation to make distributions except as provided in our partnership agreement. Please read "Our Cash Distribution Policy and Restrictions on Distributions" and "Provisions of Our Partnership Agreement Relating to Cash Distributions."

  Contractual Obligations

        The following table details the future projected payments associated with our contractual obligations and other commitments as of December 31, 2011:

Contractual Obligations	Total	Less than 1 Year (2012)	2-3 Years (2013-2014)	3-4 Years (2015-2016)	More than 5 Years (2017+)
	(Thousands)
Long-term debt(1)	$135,235	$—	$—	$—	$135,235
Interest payments(2)	82,008	8,179	16,256	16,256	41,317

Total contractual obligations	$217,243	$8,179	$16,256	$16,256	$176,552

(1)
Represents borrowings under intercompany loans with EQT. Prior to the completion of this offering, EQT will make a capital contribution to Equitrans, L.P., which we will use to retire all outstanding intercompany indebtedness with EQT.

(2)
Represents interest expense on notes payable. In 2012, certain outstanding intercompany loans with EQT were refinanced which resulted in the outstanding long-term debt being consolidated with a demand note. The stated interest rate on the consolidated demand note is 6.01%.

        In addition to the obligations existing as of December 31, 2011, contemporaneously with our transfer of the Sunrise Pipeline to EQT, we will enter into a capital lease with a wholly-owned subsidiary of EQT for the lease of the Sunrise Pipeline and we will operate the facilities as part of our transmission and storage system under the rates, terms, and conditions of our FERC-approved tariff. While this lease agreement will be effective upon the transfer of the Sunrise Pipeline, no lease payments will be due pursuant to this lease agreement until the Sunrise Pipeline is placed into service. The lease payment due in any given month will be the lesser of the following alternatives: (1) a revenue-based payment reflecting the revenues generated by the operation of the Sunrise Pipeline minus our actual costs of operating the Sunrise Pipeline and (2) a payment based on depreciation expense and pre-tax return on invested capital for the Sunrise Pipeline. The first alternative is designed to pass through to EQT the revenues we collect for service on the Sunrise Pipeline, including reservation charges and usage charges, net of our costs of operating and maintaining such facilities. This alternative is intended to protect us from adverse economic consequences in the event we do not subscribe all of the available capacity on the Sunrise Pipeline, a possibility that may persist for the first few years following the in-service date of the Sunrise Pipeline until production in the Marcellus Shale region ramps up. The second lease payment alternative is designed to reflect the actual cost of service to operate the Sunrise Pipeline. As a result, the payments we make under the Sunrise Pipeline lease will be variable and are not expected to have a net positive or negative impact on our cash available for distribution. For more information on this lease agreement, please read "Certain Relationships and Related Transactions—Contracts with Affiliates—Sunrise Pipeline Lease Agreement."

        The personnel who operate our assets are employees of EQT. EQT directly charges us for the payroll and benefit costs associated with these employees and retirees. EQT carries the obligation for pension and other employee-related benefits in its financial statements.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

  Commodity Price Risk

        Other than the base gas we purchase and use in our natural gas storage facilities, which is necessary to maintain pressure and deliverability in our storage pools, and purchases of a small amount of natural gas for system operations, we generally do not take title to the natural gas that we store or transport for our customers and, accordingly, we are not exposed to commodity price fluctuations on natural gas stored in our facilities or transported through our pipelines by our customers. Base gas purchased and used in natural gas storage facilities, which was generally purchased more than 30 years ago, is considered a long-term asset and is not re-valued at current market prices. A certain amount of gas is naturally lost in connection with transporting natural gas across a pipeline system, and under our contractual arrangements with our customers we are entitled to retain a specified volume of natural gas in order to compensate us for such lost and unaccounted for volumes as well as our fuel usage. Historically the natural gas volumes retained from our transmission and storage customers as compensation for our fuel usage and lost and unaccounted for volumes pursuant to our transmission and storage agreements have been sufficient to cover our fuel usage and lost and unaccounted for volumes on our transmission and storage system. However, the level of fuel usage and lost and unaccounted for volumes on our gathering system have historically exceeded the natural gas volumes retained from our gathering customers as compensation for our fuel usage and lost and unaccounted for volumes pursuant to our gathering agreements and it has been necessary to purchase natural gas in the market to make up for the difference. For the years ended December 31, 2009, 2010 and 2011, our actual level of fuel usage and lost and unaccounted for volumes exceeded the amounts recovered from our gathering customers by approximately 300 BBtu, 1,500 BBtu and 1,300 BBtu, respectively, for which we recognized $2.0 million, $5.7 million and $4.9 million of purchased gas cost as a component of operating and maintenance expense in 2009, 2010 and 2011, respectively. Except for the base gas in our natural gas storage facilities, which we consider to be a long-term asset, and volume and pricing variations related to the volumes of fuel we purchase to make up for line loss, our current business model is designed to minimize our exposure to fluctuations in commodity prices. As a result, absent other market factors that could adversely impact our operations, changes in the price of natural gas over the intermediate term should not materially impact our operations. We have not historically engaged in material commodity hedging activities relating to our assets. However, we may engage in commodity hedging activities in the future, particularly if we undertake growth projects or engage in acquisitions that expose us to direct commodity price risk.

  Interest Rate Risk

        Our operating and acquisition activities have historically been funded through intercompany borrowings with EQT at market rates. EQT's debt issuer credit ratings, as determined by S&P, Moody's or Fitch, determine the interest rate charged by the counterparties. The lower the debt credit rating, the higher the borrowing rate.

        As described above, at the closing of this offering, we will enter into a new $350 million revolving credit facility. We may or may not hedge the interest on portions of our borrowings under the revolving credit facility from time to time in order to manage risks associated with floating interest rates.

  Credit Risk

        We are exposed to credit risk. Credit risk represents the loss that we would incur if a counterparty fails to perform under its contractual obligations. Approximately 42% and 49% of our third party accounts receivable balances of $4.7 million and $5.1 million as of December 31, 2010 and 2011, respectively, represent amounts due from marketers. We manage our exposure to credit risk associated with customers to whom we extend credit through credit analysis, credit approval, credit limits and monitoring procedures. For certain transactions, we may request letters of credit, cash collateral, prepayments or guarantees as forms of credit support. Our tariff requires customers that do not meet specified credit standards to provide three months of credit support; however, we are exposed to credit risk beyond this three-month period when our tariff does not require our customers to provide credit support. For some of our more recent long-term contracts associated with system expansions, we have entered into negotiated credit agreements that provide for more stringent forms of credit support if certain credit standards are not met. We have historically experienced only minimal credit losses in connection with our receivables. In connection with this offering, EQT has entered into a guarantee of EQT Energy's obligations. Please read "Certain Relationships and Related Transactions—Contracts with Affiliates." EQT's public senior debt has an investment grade credit rating.

Recent Accounting Pronouncements

        In June 2011, the FASB issued a standard update to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The amendments are effective for fiscal years beginning after December 15, 2011. This standard did not have an impact on our financial statements because we did not have any items reported in other comprehensive income.

Critical Accounting Policies and Estimates

        Our significant accounting policies are described in Note 2 to the financial statements included elsewhere in this prospectus. Management's discussion and analysis of financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. The accounting policies discussed below are considered by management to be critical to an understanding of our financial statements as their application places the most significant demands on management's judgment. Due to the inherent uncertainties involved with this type of judgment, actual results could differ significantly from estimates and may have a material adverse impact on our results of operations, equity or cash flows. For additional information concerning our other accounting policies, please read the notes to the financial statements included elsewhere in this prospectus.

        Revenue Recognition.    Revenues relating to the transmission, storage and gathering of natural gas are recognized in the period service is provided. Reservation revenues on firm contracted capacity are recognized ratably over the contract period regardless of the amount of natural gas that is transported. Revenues associated with interruptible services are recognized as physical deliveries of natural gas are made. Revenue is recognized for gathering activities when deliveries of natural gas are made.

        We encounter risks associated with the collection of our accounts receivable. As such, we record a monthly provision for accounts receivable that are considered to be uncollectible. In order to calculate the appropriate monthly provision, we utilize a historical rate of accounts receivable losses as a percentage of total revenue. This historical rate is applied to the current revenues on a monthly basis and is updated periodically based on events that may change the rate, such as a significant change to the natural gas industry or to the economy as a whole. Management reviews the adequacy of the allowance on a quarterly basis using the assumptions that apply at that time.

        We believe that the accounting estimates related to revenue recognition and the allowance for doubtful accounts receivable are "critical accounting policies" because the underlying assumptions used for the allowance can change from period to period and the changes in the allowance could potentially have a material impact on the results of operations and on working capital. In addition, the actual mix of customers and their ability to pay may vary significantly from management's estimates and may impact the collectability of customer accounts.

        Regulatory Accounting.    Our regulated operations consist of interstate pipeline, intrastate gathering and storage operations subject to regulation by the FERC. Rate regulation provided by the FERC is designed to recover the costs of providing the regulated services. The application of Financial Accounting Standards Topic 980 "Regulated Operations" allows us to defer expenses and income on our combined balance sheet as regulatory assets and liabilities when it is probable that those expenses and income will be allowed in the rate setting process in a period different from the period in which they would have been reflected in the statement of operations for a non-regulated company. The deferred regulatory assets and liabilities are then recognized in the statement of operations in the period in which the same amounts are reflected in rates. The amounts deferred in the balance sheet relate primarily to the accounting for income taxes and post-retirement benefit costs. We believe that we will continue to be subject to rate regulation that will provide for the recovery of deferred costs.

        We believe that the accounting estimates related to regulatory accounting are "critical accounting policies" because the underlying assumptions regarding the recovery of deferred costs and revenues in future rates can change from period to period and changes in the recoverability of these amounts could potentially have a material impact on the results of operations and on working capital. Actual rate recovery amounts and periods may vary significantly from management's estimates and may impact the realization or recovery of regulatory assets and liabilities.

        Property, Plant and Equipment.    Property, plant and equipment are stated at amortized cost. Maintenance projects that do not increase the overall life of the related assets are expensed as incurred. Expenditures that extend the useful life of the underlying asset are capitalized.

        Depreciation is recorded using composite rates on a straight-line basis. The overall rate of depreciation for the years ended December 31, 2009, 2010 and 2011 were approximately 1.9%, 2.1% and 1.9%, respectively. We estimate our pipelines have useful lives ranging from 37 years to 65 years and our compression equipment has a useful life of 45 years. Depreciation rates are re-evaluated each time we file with the FERC for a change in our transportation and storage rates.

        Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, we review the long-lived assets for impairment by first comparing the carrying value of the assets to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value exceeds the sum of the assets' undiscounted cash flows, we estimate an impairment loss by taking the difference between the carrying value and fair value of the assets.

        We believe that the accounting estimate related to asset impairment is a "critical accounting estimate" as it is highly susceptible to change from period to period, because it requires management to make assumptions about cash flows over future years. These assumptions affect the amount of an impairment, which would have an impact on our results of operations and our financial position. Management's assumptions about future cash flows require significant judgment because actual operating levels have fluctuated in the past and are expected to do so in the future.

        Income Taxes.    We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

        We have recorded deferred tax assets and liabilities principally resulting from tax depreciation in excess of book depreciation and regulatory temporary differences, including AFUDC. We establish a valuation allowance against any portion of deferred tax for which we believe that it is more likely than not that these deferred tax assets will not all be realized. Any determination to change the valuation allowance would impact our income tax expense and net income in the period in which such a determination is made.

        We estimate the amount of financial statement benefit to record for uncertain tax positions by first determining whether it is more likely than not that a tax position in a tax return will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. If this step is satisfied, then we must measure the tax position. The tax position is measured at the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. See the financial statements for further discussion.

        We believe that accounting estimates related to income taxes are "critical accounting estimates" because we must assess the likelihood that deferred tax assets will be recovered from future taxable income and exercise judgment regarding the amount of financial statement benefit realizable upon ultimate settlement. To the extent we believe it is more likely than not (a likelihood of more than 50%) that some portion or all of deferred tax assets will not be realized, a valuation allowance must be established. Significant management judgment is required in determining any valuation allowance recorded against deferred tax assets and in determining the amount of financial statement benefit to record for uncertain tax positions. We consider all available evidence, both positive and negative, to determine whether, based on the weight of the evidence, a valuation allowance is needed. In making this determination, we consider the amounts and probabilities of the outcomes that could be realized upon ultimate settlement of an uncertain tax position using the facts, circumstances and information available at the reporting date to establish the appropriate amount of financial statement benefit. Evidence used for the valuation allowance includes information about our current financial position and results of operations for the current and preceding years, as well as all currently available information about future years, including our anticipated future performance, the reversal of deferred tax assets and liabilities and tax planning strategies available to us. To the extent that an uncertain tax position or valuation allowance is established or increased or decreased during a period, we must include an expense or benefit within tax expense in the income statement.

        Contingencies and Asset Retirement Obligations.    We are involved in various regulatory and legal proceedings that arise in the ordinary course of business. We record a liability for contingencies based upon our assessment that a loss is probable and the amount of the loss can be reasonably estimated. We consider many factors in making these assessments, including history and specifics of each matter. Estimates are developed in consultation with legal counsel and are based upon an analysis of potential results.

        We operate and maintain our transmission and storage system and our gathering system, and we intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, we believe that we cannot reasonably estimate the asset retirement obligations for our system assets as these assets have indeterminate lives.

        We believe that the accounting estimates related to contingencies and asset retirement obligations are "critical accounting estimates" because we must assess the probability of loss related to contingencies and the expected amount and timing of asset retirement obligations. In addition, we must determine the estimated present value of future liabilities. Future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions.

        Emerging Growth Company.    The JOBS Act provides that an emerging growth company may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to "opt out" of this exemption and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

INDUSTRY OVERVIEW

General

        The midstream natural gas industry provides the link between the exploration and production of natural gas from the wellhead and the delivery of natural gas and its by-products to industrial, commercial and residential end-users. Companies generate revenues at various links within the midstream value chain by gathering, processing, treating, fractionating, transporting, storing and marketing natural gas and natural gas liquids, or NGLs. Our midstream operations currently focus on acting as an interstate pipeline header system by gathering, storing and transporting natural gas to various interconnects with long-haul interstate pipelines and local distribution companies, or LDCs. Revenues associated with our transmission and storage system and our gathering system represented approximately 85% and 15%, respectively, of our total revenues for the year ended December 31, 2011.

        The following diagram illustrates the various components of the midstream value chain:

Midstream Services

        The services provided by us and other midstream natural gas companies are generally classified into the categories described below. As indicated above, we do not currently provide all of these services, although we may do so in the future.

        Gathering.    At the initial stages of the midstream value chain, a network of small diameter pipelines known as gathering systems connect to wellheads and other receipt points in the production area. These gathering systems transport natural gas from the wellhead and other receipt points either to treating and processing plants or directly to interstate or intrastate pipelines. A large gathering system may involve thousands of miles of gathering lines connected to thousands of wells and other receipt points. Gathering systems are typically designed to be highly flexible to allow gathering of natural gas at different pressures and scalable to allow for additional production and well connections without significant incremental capital expenditures. Gathering systems are operated at design pressures that maximize the total throughput from all connected wells. Through a mechanical process known as compression, volumes of natural gas at a given pressure are compressed to a sufficiently higher pressure, thereby allowing those volumes to be delivered into a higher pressure downstream pipeline to be brought to market.

        Processing and Treating.    Once the natural gas has been gathered, it is usually treated to remove impurities such as water, carbon dioxide, nitrogen and hydrogen sulfide. These impurities must be removed for the natural gas to meet the specifications for transportation on interstate and intrastate pipelines. Additionally, natural gas containing significant amounts of NGLs must be processed to remove these heavier hydrocarbon components. NGLs not only interfere with pipeline transportation, but are also valuable commodities once removed from the natural gas stream and fractionated into their key components. Gas processors typically charge for these services under three different types of contracts: (i) fee-based arrangements, in which the service provider receives a fee for each unit of natural gas gathered and compressed at the wellhead and an additional fee per unit of natural gas treated or processed at its facility; (ii) percent-of-proceeds arrangements, in which the service provider typically remits to the producers either a percentage of the proceeds from the sale of residue gas and/or NGLs or a percentage of the actual residue gas and/or NGLs at the outlet of the plant; or (iii) keep-whole arrangements, in which the service provider keeps 100% of the NGLs produced, and the processed natural gas, or value of the gas, is returned to the producer. Since some of the gas is used and removed during processing, the processor compensates the producer for the amount of gas used and removed in processing by supplying additional gas or by paying an agreed-upon value for the gas utilized. Our assets do not currently include processing and treating facilities.

        Fractionation.    NGL fractionation facilities separate mixed NGL streams into discrete components such as ethane, propane, normal butane, isobutane and natural gasoline. Fractionation is accomplished by controlling the temperature and pressure of the stream of mixed NGLs in order to take advantage of the different boiling points of separate components. The discrete NGLs are then marketed to end-users where they are utilized in various industrial processes such as enhanced oil recovery and the fabrication of petroleum and chemical products. Our assets do not currently include fractionation operations.

        Transportation.    The transportation of natural gas involves the movement of pipeline-quality natural gas from gathering systems (and, to the extent necessary, processing and treating facilities) to wholesalers and end-users, including industrial plants and LDCs. The transportation of natural gas may be accomplished through header system transmission pipelines or long-haul transmission pipelines or both.

        Header system transmission pipelines are characterized as networks of medium to large-diameter high pressure pipelines that connect local gathering systems to large-diameter high pressure long-haul transmission pipelines through multiple interconnects. Header system transmission pipelines typically do not transport natural gas long distances. Our transmission and storage system is a header system transmission pipeline.

        Long-haul transmission pipelines generally span considerable distances, consist of large-diameter high pressure pipelines and have few interconnects with other gathering and transmission systems. In fact, many long-haul transmission pipelines are designed to transport natural gas from one receipt point to one delivery point.

        Through compression, header system transmission pipelines and long-haul transmission pipelines are operated at design pressures that maximize the total throughput.

        The concentration of natural gas production in a few regions of the U.S. generally requires transportation pipelines to cross state borders to meet national demand. These pipelines are referred to as interstate pipelines and are primarily regulated by federal agencies or commissions, including the FERC. Pipelines that transport natural gas produced and consumed wholly within one state are generally referred to as intrastate pipelines. Intrastate pipelines are primarily regulated by state agencies or commissions.

        Storage.    Natural gas storage plays an important role in maintaining the reliability of natural gas supplies needed to meet the demands of consumers. Storage facilities are also utilized by pipelines to manage imbalances caused by LDCs, natural gas producers and independent natural gas marketing and trading companies in connection with the execution of their trading strategies. Storage allows for the warehousing of natural gas and is used to inject excess production during periods of low demand (typically warmer months) and to withdraw natural gas during periods of high demand (typically colder winter months).

Transportation and Storage Services Contractual Arrangements

        There are two basic forms of service provided in the transportation and storage of natural gas, as described below:

        Firm.    Firm transportation service obligates customers to pay a fixed reservation charge for reserving an agreed upon amount of pipeline capacity, regardless of the actual pipeline capacity used, and a usage charge when a customer uses the capacity it has reserved under these firm transmission contracts. In addition, firm service transmission customers are typically charged an overrun usage charge when the level of natural gas they deliver exceeds their reserved capacity. Firm storage contracts involve the reservation of a specific amount of storage capacity, including injection and withdrawal rights, and generally include a capacity reservation charge based on the amount of capacity being reserved plus an injection and/or withdrawal usage charge based on the volumes actually injected or withdrawn relative to their total reserved capacity. In addition, firm service storage customers are typically charged an overrun usage charge when the level of natural gas withdrawn exceeds a customer's maximum daily withdrawal limit.

        Interruptible.    Interruptible transportation and storage service is typically short term in nature and is generally used by customers that either do not need firm service or have been unable to contract for firm service. These customers are assessed a usage fee for the volume of natural gas actually transported or stored. The obligation to provide this service is limited to available capacity not otherwise used by firm service customers. Unlike customers receiving firm services, customers receiving services under interruptible contracts are not guaranteed capacity on the pipeline or at the storage facility.

Market Fundamentals

        Both total energy supply and demand are projected to grow in coming decades. Population is one key determinant of energy consumption through its influence on demand for travel, housing, consumer goods and services. The EIA anticipates the total U.S. population will increase by 25% from 2010 to 2035. The EIA forecasts energy consumption to increase 10% over the same period. A review of other supply and demand elements follows.

  Natural Gas Consumption

        Natural gas is a significant component of energy consumption in the United States. According to the EIA, natural gas consumption accounted for approximately 25% of all energy used in the United States in 2010. Natural gas consumption is expected to grow 10% from 25 Tcf in 2010 to 27 Tcf by 2035. The following charts illustrate expected energy consumption by fuel source in 2035 as compared to 2010.

Energy Consumption by Fuel Source: 2010 and 2035

Source: EIA, Annual Energy Outlook 2012 (January 2012).

        Forecasts published by the EIA and other industry sources anticipate that long-term domestic demand for natural gas will continue to grow, and that the historical trend of growth in natural gas demand from seasonal and weather-sensitive consumption sectors will continue. These forecasts are supported by various factors, including (i) expectations of continued growth in the U.S. gross domestic product, which has a significant influence on long-term growth in natural gas demand; (ii) an increased likelihood that regulatory and legislative initiatives regarding domestic carbon policy will drive greater demand for cleaner burning fuels like natural gas; (iii) increased acceptance of the view that natural gas is a clean and abundant domestic fuel source that can lead to greater energy independence for the United States by reducing its dependence on imported petroleum; (iv) the emergence of low-cost natural gas shale developments, which suggest ample supplies and which are expected to keep natural gas prices low relative to crude oil prices, making the commodity attractive as a feedstock; and (v) continued growth in electricity generation from intermittent renewable energy sources, primarily wind and solar energy, for which natural-gas fired generation is a logical back-up power supply source.

        The majority of fuel switching is occurring in electric power generation where coal-fired plants are being replaced with cleaner burning fuel sources. However, as a result of more rapid increases in generation from natural gas and renewable fuels, coal's share of the total generation mix is projected to fall from 45% to 39% from 2010 to 2035. Over the same period, the share of generation from natural gas is projected to increase from 24% in 2010 to 27% in 2035.

Electricity Generation by Fuel Source: 1990-2035

Source: EIA, Annual Energy Outlook 2012 (January 2012).

        In addition to increasing domestic consumption, domestic natural gas consumers will also compete for supply with foreign natural gas consumers. According to the EIA, the U.S. is expected to become a net exporter of LNG starting in 2016 and an overall net exporter of natural gas in 2021. The EIA estimates that LNG capacity of 1.1 Bcfe/d starting in 2016 will double by 2019. This shift from being a net importer of natural gas to a net exporter of natural gas is driven by the increased use of LNG in markets outside North America, strong domestic production, and relatively low U.S. natural gas prices in comparison with other global markets. Additionally, the EIA estimates that imports from Alaska will continue to decrease from 358 Bcf in 2010 to 231 Bcf in 2035 due to high capital costs and low natural gas wellhead prices making it uneconomical to proceed with future Alaskan pipeline projects to the lower 48 states in addition to increased consumption by Alaskan natural gas users. The following chart illustrates the trend of overall domestic natural gas net imports shifting to net exports after 2021.

Imports and Exports of Natural Gas: 2010-2035

Source: EIA, Annual Energy Outlook 2012 (January 2012).

  Natural Gas Production

        In response to increased domestic energy consumption, total domestic energy production is projected to grow significantly over the next 25 years. The EIA estimates that total domestic energy production will increase by 25%, from 75.5 to 94.6 quadrillion Btu, and natural gas production will increase by 29%, from 22.1 to 28.5 quadrillion Btu, between 2010 to 2035. The chart below shows the total production for fuel sources through 2035.

Energy Production by Domestic Fuel Source: 2010-2035

Source: EIA, Annual Energy Outlook 2012 (January 2012).

        Domestic natural gas consumption today is satisfied primarily by production from conventional and unconventional onshore and offshore production in the lower 48 states, and is supplemented by production from historically declining pipeline imports from Canada, imports of LNG from foreign sources, and some Alaska production. In order to maintain current levels of U.S. natural gas supply and to meet the projected increase in demand, new sources of domestic natural gas must continue to be developed to offset natural depletion associated with existing production.

        Over the past several years, a fundamental shift in production has emerged with the contribution of natural gas from unconventional resources (defined by the EIA as natural gas produced from shale formations and coalbeds) increasing from 9.5% of total U.S. natural gas supply in 2000 to 32% in 2010. According to the EIA, during the three-year period from January 15, 2007 through December 15, 2010 domestic production of natural gas increased by an average of approximately 3.8% per annum, largely due to continued development of shale resources. The emergence of shale plays has resulted primarily from advances in horizontal drilling and hydraulic fracturing technologies, which have allowed producers to extract significant volumes of natural gas from these plays at cost-advantaged per unit economics versus most conventional plays.

        As the depletion of conventional onshore and offshore resources continues, natural gas from unconventional resource plays is forecasted to fill the void and continue to gain market share from higher-cost sources of natural gas. As shown in the graph below, natural gas production from the major shale formations is forecast to provide the majority of the growth in domestically produced natural gas supply, increasing to approximately 49% in 2035 as compared with 23% in 2010. The increase in natural gas production from 2010 to 2035 results primarily from continued exploration and development of shale gas resources. Shale gas is the largest contributor to production growth, while production from tight sands, coalbed methane deposits, and offshore waters remains relatively stable.

Natural Gas Production by Source, 1990-2035

Source: EIA, Annual Energy Outlook 2012 (January 2012).

        The abundance of natural gas shale production as well as the divergence between U.S. domestic and international prices for natural gas has caused a renewed interest in exporting domestic natural gas through LNG export terminals. While these projects take many years to develop, some domestic producers and foreign consumers view them as attractive opportunities to improve their respective economics and provide for an alternative source of demand for natural gas.

  North American Midstream Infrastructure Buildout

        The advent of shale gas is projected to cause a continued build-out of gathering and pipeline infrastructure to support the additional supply. According to ICF International, approximately 43 Bcf per day of incremental natural gas pipeline capacity is needed to accommodate the increasing natural gas supply necessary to meet market demands from 2011 to 2035. Areas with growing shale production, such as the Marcellus Shale in the Northeast, will require significant amounts of new gathering lines. ICF International expects $186 billion of natural gas capital expenditures from 2010 to 2035, and approximately 50% of the total capital is expected to be spent on new transmission lines. The following chart illustrates the cumulative capital expenditures needed from 2010 to 2035.

Annual Infrastructure Capital Expenditures 2010-2035

Source: ICF International, North American Midstream Infrastructure through 2035—A Secure Energy Future (June 2011).

Overview of the Marcellus Shale Region

        The Marcellus Shale is the most expansive natural gas shale play in the United States, spanning six states in the northeastern United States. According to the EIA, dry gas production in the Northeast region (including the Marcellus Shale) is expected to nearly double from 2009 to 2035. The majority of the increase comes from the Marcellus Shale gas play, which has an estimated technically recoverable resource base of about 141 trillion cubic feet.

        As depicted below, the shale play is a Devonian age formation underlying much of the Appalachian region and spanning six states in the northeastern United States. The drilling activity is currently concentrated in two core regions of the Marcellus Shale: northeast Pennsylvania which contains mostly dry gas production and southwest Pennsylvania and northern West Virginia, which contains natural gas and some NGLs.

Marcellus Shale Gas Play, Appalachian Basin

Source: U.S. Energy Information Administration (June 2011).

        The Marcellus Shale is a black, organic rich shale formation located at depths between 5,000 and 8,500 feet, covering approximately 54,000 square miles at an average net thickness of 50 feet to 200 feet. The western portion has a higher organic content but is shallower and thinner, while the east section is relatively deeper and thicker, with lower organic content. The shallow depth of the Marcellus, its low permeability and expansive size have made it a top unconventional exploration target. Recent advancements in both horizontal drilling and hydraulic stimulation have produced promising results. These developments have resulted in increased leasing and drilling activity in the area, primarily focusing on natural gas and condensate.

        The first commercial well in the Marcellus Shale was drilled and completed in 2005 in Pennsylvania. According to Drillinginfo's Production Data Platform (HPDI), a service that provides drilling and permitting data, 9,952 wells have been permitted in Pennsylvania and West Virginia in the Marcellus Shale since the beginning of 2005 and 4,255 of the approved wells have been drilled. In 2011, 1,955 wells were drilled in the Marcellus Shale, making it one of the most active and prominent shale gas plays in the United States, and active, widespread drilling in this area is expected to continue. During 2011, there were more than 70 operators active in the play.

        According to Wood Mackenzie, Marcellus Shale production is expected to more than double from 2011 to 2015. Continued technological advances in drilling will also help contribute to the large expected production growth over the next ten years, as depicted in the below chart.

Marcellus Shale Natural Gas Production

Source: Wood Mackenzie (December 2011).

BUSINESS

Overview

        We are a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. We provide substantially all of our natural gas transmission, storage and gathering services under contracts with fixed reservation and/or usage fees, with a significant portion of our revenues being generated pursuant to long-term firm contracts. We will initially focus our operations in the Marcellus Shale fairway in southern Pennsylvania and northern West Virginia, a rapidly growing natural gas play and the core operating area of EQT. We believe that our strategically located assets and our relationship with EQT position us as a leading Appalachian Basin midstream energy company serving the Marcellus Shale.

        EQT is our largest customer and is one of the largest natural gas producers in the Appalachian Basin. For the year ended December 31, 2011, EQT reported 5.4 Tcfe of proved reserves and total production of 198.8 Bcfe, representing a 44% increase in production as compared to the year ended December 31, 2010. Approximately 42% of EQT's total production in 2011 was from wells in the Marcellus Shale. During the year ended December 31, 2011 and the three-month period ended March 31, 2012, approximately 64% and 65%, respectively, of our total natural gas transmission and gathering volumes were comprised of natural gas produced by EQT. In order to facilitate production growth in its areas of operation, EQT has invested $1.7 billion in midstream infrastructure from January 1, 2007 through March 31, 2012 and currently owns a substantial and growing portfolio of midstream assets, many of which have multiple interconnects into our system. We believe EQT's economic relationship with us incentivizes EQT to provide us with access to additional production growth in and around our existing assets and with acquisitions and organic growth opportunities, although EQT is under no obligation to do so.

        We provide midstream services to EQT and third parties in the Appalachian Basin across 22 counties in Pennsylvania and West Virginia through our two primary assets: our transmission and storage system, which serves as a header system transmission pipeline, and our gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines.

  Equitrans Transmission and Storage System

        Our transmission and storage system includes an approximately 700 mile FERC-regulated interstate pipeline system that connects to five interstate pipelines and multiple distribution companies, and is supported by 14 associated natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capability and 32 Bcf of working gas capacity. As of March 31, 2012, our transmission assets had total throughput capacity of approximately 1.0 TBtu per day. Revenues associated with our transmission and storage system represented approximately 85% and 87%, respectively, of our total revenues for the year ended December 31, 2011 and the three-month period ended March 31, 2012. As of March 31, 2012, the weighted average remaining contract life based on total revenues for our firm transmission and storage contracts was approximately 9.5 years.

        Our transmission and storage system was initially constructed to receive natural gas from interstate pipelines and local conventional natural gas producers for delivery to local distribution companies, or LDCs, and industrial end-users located in West Virginia and western Pennsylvania, including the city of Pittsburgh. Prompted by the rapid development of the Marcellus Shale beginning in 2007 and the resulting excess supply of natural gas in the region, we shifted the focus of our transmission and storage system and reengineered our pipeline to act as a header system receiving natural gas produced in the Marcellus Shale for delivery into interstate pipelines that serve customers throughout the Mid-Atlantic and Northeastern United States in addition to our continued deliveries to LDCs and end-users directly connected to our system.

        In 2010, we initiated an expansion of our transmission and storage system, which is now complete, to increase its ability to receive gas produced in the Marcellus Shale for delivery to high demand end-user markets through existing interconnects with several interstate transmission pipelines, which we refer to as the Equitrans 2010 Marcellus expansion project. The Equitrans 2010 Marcellus expansion project involved increasing the maximum allowable operating pressure of six miles of pipeline, installing emission controls and increasing horsepower on two engines at the Pratt Compressor Station, installing a delivery point interconnect with Texas Eastern and installing two receipt points with an affiliated Marcellus gathering system located in Greene County, Pennsylvania. The Equitrans 2010 Marcellus expansion project increased off-system capacity by over 200 BBtu per day at a cost of approximately $16 million.

        Pursuant to an acreage dedication to us from EQT, we have the right to elect to transport on our transmission and storage system all natural gas produced from wells drilled by EQT under an area covering approximately 60,000 acres in Allegheny, Washington and Greene Counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis Counties in West Virginia. EQT has a significant drilling program in these areas and is expanding its retained midstream infrastructure, which connects to our transmission and storage system, to meet expected production growth. For additional information on this acreage dedication, please see "Certain Relationships and Related Transactions—Contracts with Affiliates—Acreage Dedication."

  Equitrans Gathering System

        Our gathering system consists of approximately 2,100 miles of FERC-regulated low-pressure gathering lines that have multiple delivery interconnects with our transmission and storage system and a gathering and interstate pipeline system owned and operated by Dominion Transmission. Revenues associated with our gathering system, all of which were generated under interruptible gathering service contracts, represented approximately 15% and 13%, respectively, of our total revenues for the year ended December 31, 2011 and the three-month period ended March 31, 2012.

Business Strategies

        Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time while ensuring the ongoing stability of our business. We expect to achieve this objective through the following business strategies:

  •
  Pursuing accretive acquisitions from EQT.  We intend to seek opportunities to expand our existing natural gas transmission, storage and gathering operations primarily through accretive acquisitions from EQT. While we will review acquisition opportunities from third parties as they become available, we expect that the majority of our most significant opportunities will be sourced from EQT's existing portfolio of midstream assets or from expansion projects or acquisitions that EQT undertakes in the future as it builds additional midstream assets in support of its production growth. For a description of EQT's retained midstream asset portfolio, please read "—Our Relationship with EQT."

  •
  Capitalizing on economically attractive organic growth opportunities.  EQT's acreage dedication to our assets and EQT's economic relationship with us provide us with a platform for organic growth. We expect to achieve this growth by meeting EQT's midstream needs, which we expect to increase as a result of its anticipated drilling activity in our areas of operation. In addition, we intend to use EQT's knowledge of and expertise in the Marcellus Shale in order to target and efficiently execute economically attractive organic growth projects, although EQT is under no obligation to share with us such knowledge and expertise. We will evaluate organic expansion and greenfield construction opportunities in existing and new markets that we believe will increase the volume of transmission, storage and gathering capacity subscribed on our system.

    We are currently executing on expansion projects that we believe will increase the capacity of our transmission and storage system by approximately 550 BBtu per day at a total cost of approximately $60 million. Please see "—Our Assets—Internal Growth Projects."

  •
  Attracting additional third-party volumes to our system.  We actively market our midstream services to, and pursue strategic relationships with, third-party producers in order to attract additional volumes and/or expansion opportunities. We believe that our connectivity to interstate pipelines, which is a key feature of a header system transmission pipeline, as well as our position as an early developer of midstream infrastructure within certain areas of the Marcellus Shale, will allow us to capture additional third-party volumes in the future. We anticipate that organic growth projects that we pursue, or any assets we acquire from EQT, will be constructed in a manner that leverages economies of scale to allow for incremental third party volumes in excess of capacity amounts needed by EQT Production.

  •
  Focusing on stable, fixed-fee business.  We intend to pursue opportunities to provide fixed-fee transmission, storage and gathering services to EQT and third parties. We will focus on obtaining additional long-term firm commitments from customers, which may include reservation-based charges, volume commitments and acreage dedications.

  •
  Increasing access to existing and new delivery markets.  We are actively working to increase delivery interconnects with interstate pipelines, neighboring LDCs, large industrial facilities and electric generation plants in order to increase access to existing and new markets for natural gas consumption. Our transmission and storage system has the flexibility to accommodate significant additional throughput to service new end-user markets and we believe that our access to numerous supply sources, including Marcellus Shale production, five interstate pipelines and our on-system storage facilities, which can be used to balance volatile load swings, make us an attractive option for these end-user delivery markets.

Competitive Strengths

        We believe we are well-positioned to successfully execute our business strategies because of the following competitive strengths:

  •
  Our affiliation with EQT.  We believe that EQT, as the owner of our 2.0% general partner interest, all of our incentive distribution rights and a 62.7% limited partner interest in us, is motivated to promote and support the successful execution of our principal business objective through, for example, the following:

  —
  Acquisition opportunities. EQT owns and operates a large and growing portfolio of Appalachian Basin midstream assets, and we believe EQT will offer us the opportunity to purchase some or all of such assets in the future, although it is not obligated to do so.

  —
  EQT Production and Marketing. EQT Production Company, which is EQT's production affiliate, is one of the largest natural gas producers in the Appalachian Basin with 5.4 Tcfe of proved reserves as of December 31, 2011, a portion of which is dedicated to our transmission system. EQT Energy, LLC, EQT's marketing affiliate, is one of our largest customers and is an anchor tenant on a number of recently completed and ongoing midstream growth projects.

  —
  Equitable Gas Company. Equitable Gas Company, LLC, EQT's local distribution company, which serves approximately 275,000 customers in southwestern Pennsylvania and northern West Virginia, has multiple interconnects with our transmission and storage system.

    —
    Significant industry and management expertise. Through our relationship with EQT, we will have access to a significant pool of management talent, strong commercial relationships throughout the energy industry and the broad operational, commercial, technical, risk management and administrative infrastructure of EQT. We believe this access will, among other things, enhance the efficiency of our operations in areas such as pipeline and gathering expansion projects, an area where EQT has significant experience in the Appalachian Basin.

  •
  Strategically located asset base.  Our assets are strategically located in the fairway of the Marcellus Shale. Moreover, we own a header system transmission pipeline that has multiple connections to major interstate pipelines and provides access to natural gas end-user markets in the region as well as in the Mid-Atlantic and Northeastern United States. According to Wood Mackenzie, Marcellus Shale production is expected to more than double from 2011 to 2015. We believe that our positioning in this area will provide us with significant opportunities to grow organically and through acquisitions.

  •
  Stable cash flows underpinned by long-term, fixed-fee contracts.  Substantially all of our revenues are generated under long-term, fixed-fee contracts. In addition, for the year ended December 31, 2011, approximately 64% of our revenues were generated from capacity reservation charges under long-term firm contracts that our customers are required to pay regardless of the actual capacity utilized. This contract structure enhances the stability of our cash flows and minimizes our direct exposure to commodity price risk. The weighted average remaining contract life based on total revenues for our firm transmission and storage contracts was approximately 9.5 years as of March 31, 2012.

  •
  Operational flexibility of our transmission and storage system.  One of the key strengths of our transmission and storage system is that it is a header system transmission pipeline that contains valuable operational flexibility. This inherent flexibility, derived from our pipeline's multiple receipt and delivery interconnects, numerous pipeline segments and the diverse location of its storage reservoirs, enables us to leverage system pressures to optimize gas flows and expand capacity at a low cost, resulting in increased throughput and maximum system utilization. For these reasons and those described below, we believe that our operational flexibility will allow us to continue to attract suppliers and increase the utilization of our assets.

  —
  Low-cost capacity expansion. We believe that there are a number of projects that could be undertaken to selectively increase capacity on segments of the pipeline with limited capital expenditures in order to service the growth needs of producers and end use customers. For example, we are investing approximately $29 million at our Blacksville Compressor Station to create 200 BBtu of incremental firm transmission capacity.

  —
  Diversity of delivery options. In addition to the five interconnects with interstate pipelines, our transmission and storage system also services four LDCs through over 130 delivery interconnects. We believe that this diversity of end-user markets and access to on-system storage provides an attractive alternative to natural gas suppliers in the Marcellus Shale.

  —
  System balancing. The number of storage pools and their location provides us with numerous options to provide balancing services to producers and LDCs. Balancing services are provided to customers so they can manage the difference between the actual volumes received or delivered in the transmission system and the level of service requested by the customer. We provide producers with basic balancing service as part of their current service agreements. We believe additional balancing services may become necessary as more natural gas supply enters the system and new delivery markets are added to the system.

  •
  Financial flexibility and strong capital structure.  At the closing of this offering, we expect to have no outstanding indebtedness and undrawn borrowing capacity of $350 million under our new $350 million revolving credit facility, allowing us to competitively pursue acquisitions and organic-growth opportunities.

Our Relationship with EQT

        One of our principal attributes is our relationship with EQT. Headquartered in Pittsburgh, Pennsylvania in the heart of the Appalachian Basin, EQT is an integrated energy company, with an emphasis on natural gas production, gathering, transmission, distribution and marketing. EQT conducts its business through three business segments: EQT Production, EQT Midstream and Distribution. EQT Production is one of the largest natural gas producers in the Appalachian Basin with 5.4 Tcfe of proved reserves as of December 31, 2011 across three major plays: Marcellus Shale, Huron Shale and coalbed methane. EQT Midstream provides transmission, storage and gathering services for EQT's produced natural gas and to third parties in the Appalachian Basin. EQT also has a regulated natural gas distribution subsidiary, Equitable Gas Company, LLC, or Equitable Gas Company, which distributes and sells natural gas to residential, commercial and industrial customers in southwestern Pennsylvania and West Virginia.

        In order to facilitate production growth in its areas of operation, EQT has invested $1.7 billion in midstream infrastructure from January 1, 2007 through March 31, 2012. EQT has announced a capital expenditure forecast of $365 million for its midstream segment in 2012, inclusive of our projected capital expenditures. As it expands its exploration and production operations in the Marcellus Shale into areas that are currently underserviced by midstream infrastructure, we expect EQT will develop, either independently or in partnership with us, additional midstream assets to provide takeaway capacity for expected production growth, although EQT is under no obligation to do so.

        At the closing of this offering, EQT will own a 2.0% general partner interest in us, all of our incentive distribution rights and a 62.7% limited partner interest in us. Because of its ownership of the incentive distribution rights, EQT is positioned to directly benefit from committing additional natural gas volumes to our systems and facilitating accretive acquisitions and organic growth opportunities. However, EQT is under no obligation to make acquisition opportunities available to us, is not restricted from competing with us and may acquire, construct or dispose of midstream assets without any obligation to offer us the opportunity to purchase or construct these assets. Please read "Certain Relationships and Related Transactions—Omnibus Agreement."

        We believe that our relationship with EQT is advantageous for the following reasons:

  •
  EQT is a leader among exploration and production companies in the Appalachian Basin.  EQT had approximately 3.5 million acres as of December 31, 2011, of which approximately 530,000 acres were located in the Marcellus Shale. EQT's total proved reserves have more than doubled over the past five years. A substantial portion of EQT's drilling efforts in 2011 were focused on drilling horizontal wells in Marcellus Shale formations in Pennsylvania and northern West Virginia. In part due to this focus on the Marcellus Shale, EQT's production increased by 44% for the year ended December 31, 2011 to 198.8 Bcfe, as compared to the year ended December 31, 2010. EQT averaged 32% production sales volume growth per year for the three-year period ending December 31, 2011. Approximately 42% of EQT's total production in 2011 was from wells in the Marcellus Shale. EQT Production is focused on continuing its significant organic reserve and production growth through its drilling program.

  •
  EQT has a substantial and growing portfolio of midstream assets.  We expect to have the opportunity to purchase additional midstream assets from EQT in the future, although EQT is under no obligation to make the opportunities available to us. EQT's retained midstream assets include:

    —
    Sunrise Pipeline project.    EQT will retain ownership of the Sunrise Pipeline, which is currently under construction and is expected to be placed into service in the third quarter of 2012. The Sunrise Pipeline will provide access to liquids-rich Marcellus Shale acreage and will consist of 41.5 miles of 24-inch diameter pipeline that parallels and interconnects with the segment of our transmission and storage system from Wetzel County, West Virginia to Greene County, Pennsylvania. In addition, the Sunrise Pipeline project will include connecting to a new delivery point with Texas Eastern in Greene County and constructing the Jefferson compressor station. The Sunrise Pipeline project will provide 314 BBtu per day of additional firm capacity to the system at an estimated cost of approximately $220 million, approximately $205 million of which is expected to have been expended by June 30, 2012. Furthermore, the Jefferson compressor station can be expanded to provide in aggregate over 470 BBtu per day of additional firm capacity. Management of EQT has indicated to us that EQT currently anticipates that this system will be fully developed over the next several years through the addition of low-cost compression, including the expansion of the Jefferson compressor station.

    Initially, we will operate the Sunrise Pipeline under a lease agreement with EQT pursuant to which we will market the capacity, enter into all agreements for transportation service with customers and operate the Sunrise Pipeline pursuant to the terms of our tariff. We will make lease payments to EQT once the pipeline is placed into service based on revenues collected and the actual cost to operate the Sunrise Pipeline. As a result, the Sunrise Pipeline lease is not expected to have a net positive or negative impact on cash available for distribution. Upon termination of the lease agreement, we will be required to purchase the Sunrise Pipeline at a price to be negotiated between the parties. EQT has the ability to terminate the lease agreement early in its sole discretion. We expect that EQT will terminate the lease once this system is fully developed. For a description of this lease agreement, please read "Certain Relationships and Related Transactions—Contracts with Affiliates—Sunrise Pipeline Lease Agreement."

    —
    Other retained midstream assets.    At the completion of this offering, EQT will retain certain gathering systems in Kentucky, Pennsylvania, Virginia and West Virginia. EQT's retained midstream asset base in these areas consists of approximately 8,300 miles of gathering pipelines that gathered approximately 706 BBtu of natural gas per day for the three months ended March 31, 2012. These retained assets include approximately 100 miles of high pressure gathering lines serving both liquids-rich and dry areas in the Marcellus Shale, located in Greene, Washington, Armstrong and Tioga Counties in Pennsylvania and Doddridge and Taylor Counties in West Virginia.

    The following table provides information regarding EQT's retained gathering assets:

				Approximate Average Daily Throughput (BBtu/D)
System	Approximate Number of Miles	Approximate Number of Receipt Points	Approximate Compression (Horsepower)	Year Ended December 31, 2011	Three-Month Period Ended March 31, 2012
Marcellus	100	31	29,765	267	371
Non-Marcellus	8,200	13,273	192,165	363	335

      The following gathering systems, which will be retained by EQT, provide gathering services to EQT Production acreage located in the Marcellus Shale and interconnect with our transmission and storage system, which is EQT Production's primary outlet for produced natural gas in this area:

      •
      Jupiter gathering system.    The Jupiter gathering system is located in Greene County, Pennsylvania and consists of 32 miles of gathering pipe. The Jupiter system includes the Jupiter and Callisto compressor stations with an aggregate compression of 21,315 HP. This system provides gathering and compression services to EQT Production and delivers gas into our transmission and storage system. As of March 31, 2012, the gathering system had approximately 430 MMcf per day of gathering capacity. Management of EQT has indicated to us that EQT plans to expand this system in 2012 by adding 14 miles of gathering pipe and 100 MMcf per day of capacity.

      •
      Saturn gathering system.    The Saturn gathering system is located in a liquids-rich area of the Marcellus Shale in Doddridge County, West Virginia and consists of 24 miles of gathering pipe. The Saturn system includes the Saturn compressor station with 6,080 HP of compression. This system provides gathering and compression services to EQT Production and delivers gas into our transmission and storage and gathering systems. As of March 31, 2012, the Saturn gathering system had approximately 80 MMcf per day of gathering capacity. Management of EQT has indicated to us that EQT plans to expand this system in 2012 by adding 10 miles of gathering pipe, 60 MMcf per day of gathering capacity, and 5,770 HP of compression.

      •
      Pluto gathering system.    The Pluto gathering system is located in Taylor County, West Virginia and consists of 6 miles of gathering pipe. The Pluto system includes the Pluto compressor station with 2,370 HP of compression. This system provides gathering and compression services to EQT Production and delivers gas into our transmission and storage system. As of March 31, 2012, the Pluto gathering system had approximately 60 MMcf per day of gathering capacity.

      •
      Mercury gathering system.    Management of EQT has indicated to us that EQT intends to construct a new gathering system in 2012 called the Mercury gathering system, in a liquids-rich area of the Marcellus Shale in Wetzel County, West Virginia, which will consist of 12 miles of gathering pipe, 100 MMcf per day of gathering capacity, and approximately 9,470 HP of compression. This system will deliver natural gas into our transmission and storage system.

      Management of EQT has indicated to us that EQT intends to add 185 MMcf per day of gathering capacity in 2012 related to other new Marcellus gathering systems that provide gathering and compression services to EQT. As of March 31, 2012, approximately 65 MMcf per day of the 185 MMcf per day had been placed into service. These systems will be comprised of approximately 15 miles of gathering pipe and 4,740 HP of compression. These systems do not interconnect with our Equitrans transmission and storage system.

    —
    Development of additional midstream assets.    As EQT expands its exploration and production operations in the Appalachian Basin, primarily in the Marcellus and Utica Shales, into areas that are currently underserved by midstream infrastructure, we expect it will develop, either independently or in partnership with us, additional midstream assets to ensure takeaway capacity for expected production growth, although it is under no obligation to do so.

        While our relationship with EQT and its subsidiaries may provide significant benefits, it may also become a source of potential conflicts. For example, EQT is not restricted from competing with us. In addition, most of the executive officers and certain of the directors of our general partner also serve as officers and/or directors of EQT, and these officers and directors face conflicts of interest, including conflicts of interest regarding the allocation of their time between us and EQT. Please read "Conflicts of Interest and Duties."

Our Assets

        We own and operate a header system transmission pipeline, which we refer to as our transmission and storage system and is comprised of a FERC-regulated interstate pipeline with approximately 700 miles of transmission and storage lines, 14 associated natural gas storage reservoirs and 19 compressor units, and our gathering system, consisting of approximately 2,100 miles of low-pressure gathering lines and 31 compressor units, that has multiple delivery interconnects with our transmission and storage system and Dominion Transmission's interstate pipeline. Our assets are located in southwestern Pennsylvania and northern West Virginia. The following table provides information regarding our transmission, storage and gathering assets as of March 31, 2012 and for the periods indicated:

				Approximate Average Daily Throughput (BBtu/D)
System	Approximate Number of Miles	Approximate Number of Receipt Points	Approximate Compression (Horsepower)	Year Ended December 31, 2011	Three-Month Period Ended March 31, 2012
Transmission and Storage	700	62	17,000	397	462
Gathering	2,100	2,400	23,000	78	75

        Our transmission, storage and gathering rates and services are subject to regulation by the FERC, which reviews and approves the tariff that establishes our rates, cost recovery mechanisms and terms and conditions of service. The rates established under our tariff are a function of our costs of providing services to customers, including a reasonable return on invested capital. The authority of the FERC also extends to certification and construction of transmission and storage facilities, including, but not limited to acquisitions, facility maintenance, pipeline extensions such as the Sunrise Pipeline project and abandonment of services and facilities. Our gathering assets are not subject to FERC certification and construction authority.

        The following table provides a revenue breakdown of our contracts by business segment for the year ended December 31, 2011:

	Revenue Composition %
	Firm Contracts		Interruptible Contracts
	Capacity Reservation Charges	Usage Charges
			Usage Charges	Total
Transmission and Storage	64%	16%	5%	85%
Gathering	—	—	15%	15%

  Transmission and Storage

        Revenues associated with our transmission and storage system represented approximately 85% and 87%, respectively, of our total revenues for the year ended December 31, 2011 and the three-month period ended March 31, 2012. We operate transmission and storage assets throughout the Appalachian Basin serving western Pennsylvania and northern West Virginia as depicted on the map below, including approximately 700 miles of FERC-regulated transmission pipelines. Our transmission and storage system interconnects with interstate pipelines operated by Texas Eastern, Dominion Transmission, Columbia Gas Transmission, LLC, Tennessee Gas Pipeline Company, L.L.C. and National Fuel Gas Supply Corporation. In addition, we have 14 natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capability and 63 Bcf of storage capacity, of which 32 Bcf is working gas.

  Transmission and Storage Customers

        We provide natural gas transmission services for EQT and third parties, predominantly consisting of creditworthy LDCs, marketers, producers and commercial and industrial users. Our transmission system serves not only adjacent markets in Pennsylvania and West Virginia but also provides our customers access to high-demand end-user markets in the Mid-Atlantic and Northeastern United States through our 854 BBtu per day of delivery interconnect capacity with major interstate pipelines. We provide storage services to a broad mix of customers including marketers and LDCs.

        Our primary transportation and storage customer is EQT. For the year ended December 31, 2011 and the three-month period ended March 31, 2012, EQT and its affiliates accounted for approximately 83% and 81%, respectively, of transmission revenues and 77% and 74%, respectively, of storage revenues. Other than EQT, no customer accounted for more than 10% of our total transmission and storage revenue for the year ended December 31, 2011 or the three-month period ended March 31, 2012. Our other principal transmission customers include XTO Energy Inc., a wholly-owned subsidiary of ExxonMobil Corporation and PDC Mountaineer, LLC.

  Transmission and Storage Contracts

        Contract Type.    We generally provide transmission and storage services in two manners: firm service and interruptible service. We provide a significant portion of our transportation and storage services through firm service agreements. We generally do not take title to the natural gas transported or stored for our customers, which mitigates our direct commodity price risk.

        Approximately 1.0 TBtu per day of our transmission capacity and 20 TBtu of our storage capacity, respectively, was subscribed under firm transmission and storage contracts with a weighted average remaining contract life based on contracted revenues of approximately 9.9 years for transmission contracts and 3.7 years for storage contracts as of March 31, 2012.

        Firm Transmission.    Firm transmission contracts obligate our customers to pay a fixed monthly charge to reserve an agreed upon amount of pipeline capacity regardless of the actual pipeline capacity used by a customer during each month, which we refer to as a monthly reservation charge. In addition to monthly reservation charges, we also collect usage charges when a firm transmission customer uses the capacity it has reserved under these firm transmission contracts. These charges are assessed on the actual volume of natural gas transported on the transmission system.

        Firm storage contracts obligate our customers to pay a fixed monthly charge for the firm right to inject, withdraw and store a specified volume of natural gas regardless of the amount of storage capacity actually utilized by the customer. Firm storage customers are also assessed usage charges the actual quantities of natural gas injected into or withdrawn from storage. Firm service storage customers are charged an overrun usage charge when the level of gas withdrawn exceeds a customer's maximum daily withdrawal limit.

        We have several long-term firm transmission and storage contracts with Equitable Gas Company, a local distribution company and wholly-owned subsidiary of EQT. Equitable Gas Company has firm transmission agreements with winter peak firm transmission capacity of 448 BBtu per day and firm storage capacity of 13.5 TBtu, each of which expire in March of 2016. In addition, EQT Energy LLC, or EQT Energy, a wholly-owned marketing subsidiary of EQT, has a binding precedent agreement for firm transmission capacity of up to 450 BBtu per day to transport gas produced by EQT Production Company into the interstate transmission market. In accordance with the binding precedent agreement, we and EQT Energy have entered into a negotiated rate firm transmission agreement for 210 BBtu per day of firm transmission capacity with a primary term through June of 2023. The reserved capacity under this contract will increase periodically to a peak capacity of 450 BBtu pursuant to a binding precedent agreement, however, this peak capacity will be split between service on our transmission and storage system and service on the Sunrise Pipeline, which we will operate under a lease agreement with EQT pursuant to the terms of our tariff, such that 260 BBtu will be provided on our transmission and storage system and 190 BBtu will be provided on the Sunrise Pipeline. In addition to the contracts with affiliates of EQT, we have also entered into binding precedent agreements and associated long-term negotiated rate firm transmission agreements for an aggregate of 166 BBtu per day of firm transmission capacity with our three largest third-party customers, including XTO Energy Inc. and PDC Mountaineer, LLC.

        Interruptible Service.    Our transmission and storage system also derives a small portion of its revenues through interruptible service contracts under which our customers pay fees based on their actual utilization of assets for transmission and storage services. In addition to general interruptible transmission and storage contracts, firm transmission customers are charged an overrun usage charge when the level of natural gas received for delivery from a firm transmission customer exceeds its reserved capacity. Customers who have executed interruptible contracts are not assured capacity or service on the applicable pipeline and storage facilities. To the extent that physical capacity that is contracted for firm service is not being fully utilized or there is excess capacity that has not been contracted for firm service, the system can allocate such capacity to interruptible services. We also provide natural gas "park and loan" services to assist customers in managing short-term gas surpluses or deficits. Under our park and loan service agreements, customers are charged a usage fee based on the quantities of natural gas they store in (park), or borrow from (loan), our facilities.

        Contract Rates.    As of March 31, 2012 approximately 54% of our contracted transmission firm capacity was subscribed at the maximum recourse rate allowed under our tariff. The remaining 46% of contracted transmission firm capacity was subscribed by customers under negotiated rate agreements at rates generally above the maximum recourse rate under the tariff, some of which is under contracts pending execution with respect to binding precedent agreements and the remaining contracts have been filed with and accepted by the FERC.

  Transmission and Storage Competition

        Competition for natural gas transmission and storage volumes is primarily based on rates, customer commitment levels, timing, performance, commercial terms, reliability, services levels, location, reputation and fuel efficiencies. Our principal competitors in our natural gas transmission and storage market include companies that own major natural gas pipelines, such as Dominion Transmission, Columbia Gas Transmission Corp., National Fuel Gas Company and Texas Eastern. In addition, we compete with companies such as Caiman Energy, M3 Midstream, LLC, Williams Partners L.P., Superior Pipeline Company, LLC and MarkWest Energy Partners, who are building high pressure gathering facilities that are not subject to FERC jurisdiction to move volumes to interstate pipelines. EQT also owns and in the future may construct natural gas transmission pipelines and high-pressure gathering facilities. The major pipeline natural gas transmission companies mentioned above also have existing storage facilities connected to their transmission systems that compete with certain of our storage facilities. Pending and future construction projects, if and when brought on line, may also compete with our natural gas transmission and storage services and many of our competitors have capital and other resources far greater than ours. These projects may include FERC-certificated expansions and greenfield construction projects.

  Transmission and Storage Natural Gas Supply

        During the year ended December 31, 2011 and the three-month period ended March 31, 2012, approximately 69% and 68%, respectively, of natural gas supply, excluding storage withdrawals for our transmission and storage system, was produced by EQT. Our transmission and storage system has access to multiple natural gas supply sources in the Marcellus Shale, providing us with opportunities to access newly developed natural gas supplies.

        During the year ended December 31, 2011 and the three-month period ended March 31, 2012, third party natural gas production volumes on our transmission and storage system were on average approximately 57 BBtu per day and 81 BBtu, respectively, more than double the approximately 23 BBtu per day during the year ended December 31, 2009. Our top third-party producers by volume were XTO Energy Inc. and PDC Mountaineer, LLC. The following table shows the growth of our third-party volumes from 2009 through March 31, 2012:

	Year Ended December 31,
				Three-Month Period Ended March 31, 2012
	2009	2010	2011
	(BBtu per day)
Third Party Receipt Volumes
Marcellus Shale	9.8	25.8	42.5	67.6
Other	12.8	12.5	14.2	12.9

  Gathering

        Revenues associated with our gathering system represented approximately 15% and 13%, respectively, of our total revenues for the year ended December 31, 2011 and the three-month period ended March 31, 2012. Through a network of approximately 2,100 miles of gathering pipelines and 31 compressor units with approximately 23,000 horsepower of installed capacity, we gather natural gas from wells located in 15 counties in West Virginia and three counties in Pennsylvania as shown on the map below. Our gathering system is composed of pipelines ranging in diameter from one inch to 20 inches. We currently gather natural gas from approximately 2,400 active receipt points with delivery into our transmission and storage system and Dominion Transmission's gathering and interstate pipeline systems.

        Throughput volume on our gathering system was 30.4 TBtu for the year ended December 31, 2010 and 28.4 TBtu for the year ended December 31, 2011.

  Gathering Customers

        Our gathering system currently has approximately 2,400 receipt points with a number of natural gas producers, including EQT, EXCO Resources, Inc., XTO Energy Inc., Chevron, Energy Corporation of America, Stone Energy, CONSOL Energy and Waco Oil and Gas. The largest producer of natural gas delivered to our gathering system is EQT, which represented 45% of the 83 BBtu per day of natural gas supplied to the gathering system in 2010, approximately 46% of the 78 BBtu per day of natural gas supplied to the gathering system for the year ended December 31, 2011 and approximately 50% of the 75 BBtu per day of natural gas supplied to the gathering system for the three-month period ended March 31, 2012. We have gathering agreements conforming to our tariff with marketers and distribution companies that purchase natural gas from receipt points on our system for delivery to the interstate pipeline market, including EQT Energy, Equitable Gas Company and Dominion Field Services.

        Dominion Field Services generally provides any necessary processing for the gas gathered by our gathering system. In connection with our sale of certain processing plants to Dominion Field Services in 2000, we entered into an agreement with a primary term through December 31, 2014 pursuant to which Dominion Field Services is obligated to process any wet gas we deliver to certain processing facilities up to the individual operating capacity of each plant. During the year ended December 31, 2011, 76% of the natural gas supplied to our gathering system was processed by Dominion Field Services. Our gathering customers are responsible for the costs associated with treating and processing natural gas in order to meet pipeline specifications, and are required to have processing agreements in place with Dominion Field Services or another processor as a prerequisite to receiving transportation service on our gathering system.

  Gathering Contracts

        The primary term of a typical gathering agreement is one year with month-to-month roll over provisions terminable upon at least 30 days notice. The rates for gathering service are based on the maximum posted tariff rate and assessed on actual receipts into the gathering system. We also retain a fixed percentage of wellhead natural gas receipts to recover compressor fuel used and lost and unaccounted for gas experienced on our gathering system.

  Gathering Competition

        Key competitors for new low-pressure gathering systems include independent gas gatherers and integrated energy companies. Many of our competitors have capital resources and control supplies of natural gas greater than ours. Our major competitors for natural gas supplies and markets in our operating regions include Dominion Transmission, local distribution companies and small producers constructing their own gathering systems.

  Internal Growth Projects

        Our internal growth and system upgrade projects include:

  •
  Blacksville Compressor Station Project.  The Blacksville Compressor Station project involves the construction of a new booster compressor station in Monongalia County, West Virginia, including two compressor units with an aggregate compression of approximately 9,470 horsepower, at an estimated total cost of approximately $29 million, of which approximately $22 million is expected to have been expended by June 30, 2012. This project will enable us to provide approximately 200 BBtu per day of incremental firm transmission capacity to third parties, 100 BBtu of which is already under contract. The project has received all regulatory approvals, including FERC approval, and we expect it will be completed and placed into service in the third quarter of 2012.

  •
  Low Pressure East Expansion Project.  This project involves uprating or replacing 26 miles of existing Equitrans transmission pipeline in Greene, Washington and Allegheny counties, Pennsylvania, at a cost of approximately $26 million, of which approximately $0.2 million is expected to have been expended by June 30, 2012. We expect to complete and place this project into service in the fourth quarter of 2013. When complete, this project will triple the current maximum allowable operating pressure of the pipeline, thereby creating approximately 150 BBtu per day of incremental firm transmission capacity on the system.

  •
  New Delivery Interconnect Expansion.  This project includes three new interconnects, two with Texas Eastern and one with The Peoples Natural Gas Company. The first Texas Eastern interconnect has daily capacity of over 300 BBtu and was placed into service in the fourth quarter of 2011. The second Texas Eastern interconnect has 200 BBtu of immediate incremental daily capacity and was placed into service in the second quarter of 2012. Combined, the interconnects with Texas Eastern have over 800 BBtu per day of capacity at a cost of approximately $12 million, all of which is expected to have been expended by June 30, 2012. The Peoples Natural Gas Company Ginger Hill interconnect is expected to have 250 BBtu per day of interconnect capacity at an estimated cost of approximately $3 million, of which approximately $0.4 million is expected to have been expended by June 30, 2012. We expect this project will be placed into service in the fourth quarter of 2012.

  •
  Hartson Compression Upgrade.  In order to provide additional operational flexibility and increase transmission capacity, we are upgrading the existing compression at the Hartson Compressor Station to install emissions reduction technology, and adding 750 horsepower of compression at a cost of approximately $9 million, of which approximately $8 million is expected to have been expended by June 30, 2012. We expect this upgrade will be placed into service in the third quarter of 2012.

Regulatory Environment

  FERC Regulation

        Our interstate natural gas transportation and storage operations are regulated by the FERC under the Natural Gas Act of 1938, or the NGA, the Natural Gas Policy Act of 1978, or the NGPA, and the Energy Policy Act of 2005. Our system operates under a tariff approved by the FERC that establishes rates, cost recovery mechanisms, and the terms and conditions of service to our customers. Generally, the FERC's authority extends to:

  •
  rates and charges for our natural gas transmission, storage and gathering services;

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  certification and construction of new interstate transportation and storage facilities;

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  extension or abandonment of interstate transportation and storage services and facilities;

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  maintenance of accounts and records;

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  relationships between pipelines and certain affiliates;

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  terms and conditions of services and service contracts with customers;

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  depreciation and amortization policies;

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  acquisition and disposition of interstate transportation and storage facilities; and

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  initiation and discontinuation of interstate transportation and storage services.

        We hold certificates of public convenience and necessity for our transmission and storage system issued by the FERC pursuant to Section 7 of the NGA covering our rates, facilities, activities and services. These certificates require us to provide open-access services on our interstate pipeline and storage facilities on a non-discriminatory basis to all customers who qualify under our FERC gas tariff. In addition, under Section 8 of the NGA, the FERC has the power to prescribe the accounting treatment of items for regulatory purposes. Thus, the books and records of our interstate pipeline and storage facilities may be periodically audited by the FERC.

        FERC regulates the rates and charges for transportation and storage in interstate commerce. Under the NGA, rates charged by interstate pipelines must be just and reasonable. FERC's cost-of-service regulations generally limit the maximum recourse rates for transportation and storage services to the cost of providing service plus a reasonable rate of return. In each rate case, the FERC must approve service costs, the allocation of costs, the allowed rate of return on capital investment, rate design, and other rate factors. A negative determination on any of these rate factors could adversely affect our business, financial condition, results of operations and ability to make distributions.

        The maximum recourse rate that we may charge for our services is established through FERC's ratemaking process. Generally, the maximum filed recourse rates for interstate pipelines are based on the cost of providing that service including recovery of and a return on the pipeline's actual prudent historical cost of investment. Key determinants in the ratemaking process include the depreciated capital costs of the facilities, the costs of providing service, the allowed rate of return and volume throughput and contractual capacity commitment assumptions. The maximum applicable recourse rates and terms and conditions for service are set forth in the pipeline's FERC approved tariff. Rate design and the allocation of costs also can impact a pipeline's profitability. While the ratemaking process establishes the maximum rate that can be charged, interstate pipelines such as our transmission and storage system are permitted to discount their firm and interruptible rates without further FERC authorization down to the variable cost of performing service, provided they do not "unduly discriminate." In addition, pipelines are allowed to negotiate different rates with their customers, as described below.

        Pursuant to the NGA, changes to rates or terms and conditions of service can be proposed by a pipeline company under Section 4, or the existing interstate transportation and storage rates or terms and conditions of service may be challenged by a complaint filed by interested persons including customers, state agencies or the FERC under Section 5. Rate increases proposed by a pipeline may be allowed to become effective subject to refund, while rates or terms and conditions of service which are the subject of a complaint under Section 5 are subject to prospective change by FERC. Rate increases proposed by a regulated interstate pipeline may be challenged and such increases may ultimately be rejected by FERC. Any successful challenge against rates charged for our transportation and storage services could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions.

        Our interstate pipeline may also use "negotiated rates" which, in theory, could involve rates above or below the "recourse rate" or with a different rate structure, provided that the affected customers are willing to agree to such rates and that the FERC has approved the negotiated rate agreement. A prerequisite for allowing the negotiated rates is that negotiated rate customers must have had the option to take service under the pipeline's maximum recourse rates. As of March 31, 2012 approximately 46% of our system's contracted firm transportation capacity was committed under such "negotiated rate" contracts. Each negotiated rate transaction is designed to fix the negotiated rate for the term of the firm transportation agreement and the fixed rate is generally not subject to adjustment for increased or decreased costs occurring during the contract term.

        FERC regulations also extend to the terms and conditions set forth in agreements for transportation and storage services executed between interstate pipelines and their customers. These service agreements are required to conform, in all material respects, with the form of service agreements set forth in the pipeline's FERC-approved tariff. In the event that the FERC finds that an agreement, in whole or part, is materially non-conforming, it could reject the agreement or require us to seek modification, or alternatively require us to modify our tariff so that the non-conforming provisions are generally available to all customers.

  FERC Regulation of Gathering Rates and Terms of Service

        While the FERC does not generally regulate the rates and terms of service over facilities determined to be performing a natural gas gathering function, the FERC has traditionally regulated rates charged by interstate pipelines for gathering services performed on the pipeline's own gathering facilities when those gathering services are performed in connection with jurisdictional interstate transportation. We maintain rates and terms of service in our tariff for unbundled gathering services performed on our gathering facilities in connection with our transportation service. Just as with rates and terms of service for transmission and storage services, our rates and terms of services for our gathering system may be challenged by complaint and are subject to prospective change by the FERC. Rate increases and changes to terms and conditions of service we propose for our gathering service may be protested and such increases or changes may ultimately be rejected by the FERC.

  2005 Rate Case

        We filed our most recent rate case with FERC in the first quarter of 2005. A comprehensive settlement supported by all parties was approved by FERC in the second quarter of 2006. The settlement provided for a black box cost of service and rate base settlement with an assumed pre-tax return of fifteen percent. The settlement also included a provision allowing us to recover 7.1 Bcf of storage base gas through our transmission fuel retention percentage and established tariff language to place a Pipeline Safety Tracker into effect. Under the settlement, we agreed not to file for new rates for a period of three years which expired in the second quarter of 2009. The settlement does not require us to file for new rates within any specified time period.

  FERC Standards of Conduct for Transmission Providers

        In October 2008, the FERC issued new standards of conduct regulations for transmission providers that conduct transmission transactions with an affiliate engaging in marketing functions. After a series of rehearing orders issued between October 2009 and April 2011, the new regulations are now final. Because we conduct transactions with marketing affiliates, we are currently subject to FERC's standards of conduct regulations. FERC's standards of conduct require transmission providers to treat all transmission customers, affiliated and non-affiliated, on a not unduly discriminatory basis.

  FERC Policy Statement on Income Tax Allowances

        Under current policy, the FERC permits interstate pipelines to include an income tax allowance in the cost-of-service used as the basis for calculating their regulated rates. For pipelines owned by partnerships or limited liability companies taxes as partnerships for federal income tax purposes, the tax allowance will reflect the actual or potential income tax liability on the FERC-jurisdictional income attributable to all partnership or limited liability company interests if the ultimate owner of the interest has an actual or potential income tax liability on such income. This policy was upheld on May 29, 2007 by the Court of Appeals for the District of Columbia Circuit. FERC will determine, on a case-by-case basis, whether the owners of an interstate pipeline have such actual or potential income tax liability. In a future rate case, we may be required to demonstrate the extent to which inclusion of an income tax allowance in the applicable cost-of-service is permitted under the current income tax allowance policy. In addition, the FERC's income tax allowance policy is frequently the subject of challenge, and we cannot predict whether the FERC or a reviewing court will alter the existing policy. If the FERC's policy were to change and if the FERC were to disallow a substantial portion of our pipeline's income tax allowance, our regulated rates, and therefore our revenues and ability to make distributions, could be materially adversely affected.

  Energy Policy Act of 2005

        On August 8, 2005, Congress enacted the Energy Policy Act of 2005, or EP Act 2005. Among other matters, EP Act 2005 amends the NGA, to add an anti-manipulation provision which makes it unlawful for any entity to engage in prohibited behavior in contravention of rules and regulations prescribed by FERC and provides FERC with additional civil penalty authority. On January 19, 2006, FERC issued Order No. 670, a rule implementing the anti-manipulation provision of EP Act 2005, and subsequently denied rehearing. The rules make it unlawful: (1) in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC, or the purchase or sale of transportation services subject to the jurisdiction of FERC, for any entity, directly or indirectly, to use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (3) to engage in any act or practice that operates as a fraud or deceit upon any person. The new anti-manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but does apply to activities of gas pipelines and storage companies that provide interstate services, as well as otherwise non-jurisdictional entities to the extent the activities are conducted "in connection with" gas sales, purchases or transportation subject to FERC jurisdiction. EP Act 2005 also amends the NGA and the NGPA to give FERC authority to impose civil penalties for violations of these statutes up to $1,000,000 per day per violation for violations occurring after August 8, 2005. In connection with this enhanced civil penalty authority, FERC issued a policy statement on enforcement to provide guidance regarding the enforcement of the statutes, orders, rules and regulations it administers, including factors to be considered in determining the appropriate enforcement action to be taken. The anti-manipulation rule and enhanced civil penalty authority reflect an expansion of FERC's NGA enforcement authority. Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, FERC and the courts. The natural gas industry historically has been heavily regulated. Accordingly, we cannot assure you that present policies pursued by FERC and Congress will continue.

  Natural Gas Price Transparency

        In April 2007, the FERC issued a notice of proposed rulemaking, or NOPR, regarding price transparency provisions of the NGA and EP Act 2005. In the notice, the FERC proposed to revise its regulations to, among other things, require that buyers and sellers of more than a de minimis volume of natural gas report both annual and daily numbers and volumes of relevant transactions to the FERC. In December 2007, the FERC issued Order No. 704 implementing the annual reporting provisions of the NOPR with minimal changes to the original proposal, except the daily reporting requirement was separated from the annual reporting requirement and proposed in a new NOPR, eventually resulting in Order No. 720, which required certain major non-interstate natural gas pipelines to post daily scheduled volume information and design capacity for certain points. Order No. 704 became effective in February 2008. The FERC issued two orders on rehearing on Order No. 704 in 2008, and following a technical conference in March 2010, the FERC issued an order clarifying the reporting requirements in June 2010. We are subject to these annual reporting requirements. On October 24, 2011, the United States Court of Appeals for the Fifth Circuit vacated Order No. 720 as applied to non-interstate pipelines on the grounds that they exceeded FERC's authority under the NGA. We do not know whether FERC will seek rehearing of this decision from the Fifth Circuit or petition for writ of certiorari to the United States Supreme Court, or whether it will otherwise modify its regulations relating to natural gas reporting in the future.

  Pipeline Safety and Maintenance

        Our interstate natural gas pipeline system is subject to regulation by the Pipeline and Hazardous Materials Safety Administration, or PHMSA, office of the U.S. Department of Transportation, or DOT. PHMSA has established safety requirements pertaining to the design, installation, testing, construction, operation and maintenance of gas pipeline facilities, including requirements that pipeline operators develop a written qualification program for individuals performing covered tasks on pipeline facilities and implement pipeline integrity management programs. These integrity management plans require more frequent inspections and other preventative measures to ensure safe operation of oil and natural gas transportation pipelines and some gathering lines in "high consequence areas," such as high population areas or facilities that are hard to evacuate and areas of daily concentrations of people.

        Notwithstanding the investigatory and preventative maintenance costs incurred in our performance of customary pipeline management activities, we may incur significant additional expenses if anomalous pipeline conditions are discovered or more stringent pipeline safety requirements are implemented. For example, on August 25, 2011, PHMSA published an advanced notice of proposed rulemaking in which the agency is seeking public comment on a number of changes to its natural gas transmission pipeline regulations contained in 49 C.F.R. Part 192 including: (i) modifying the definition of high consequence areas; (ii) strengthening integrity management requirements as they apply to existing regulated operators and could be applied to currently exempt operators should the exemptions be removed; (iii) strengthening or expanding various non-integrity pipeline management standards relating to such matters as valve spacing, automatic or remotely-controlled valves, corrosion protection, and gathering lines; and (iv) adding new regulations to govern the safety of underground natural gas storage facilities including underground storage caverns and injection withdrawal wells piping that are not currently regulated under the Part 192 regulations. PHMSA has specifically indicated an intent in this rulemaking to address the need for standards governing the safety of underground natural gas storage facilities. Public comments on these matters were submitted to PHMSA in December 2011, and a final rule from PHMSA is forthcoming.

        On January 3, 2012, President Obama signed into law the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011. The Act increases the maximum civil penalties for administrative enforcement actions, requires the DOT to study and report on the sufficiency of existing gathering line regulations to ensure safety and the use of leak detection systems by hazardous liquid pipelines, requires pipeline operators to verify their records on maximum allowable operating pressure, and imposes new emergency response and incident notification requirements.

        States are largely preempted by federal law from regulating pipeline safety but may assume responsibility for enforcement of federal interstate pipeline safety regulations and inspection of interstate pipelines. For example, a Pennsylvania statute was enacted in 2012 authorizing the Pennsylvania Public Utilities Commission to enforce federal regulations applicable to intrastate gathering lines. In practice, states vary considerably in their authority and capacity to address pipeline safety. We do not anticipate any significant problems in complying with any state laws and regulations which are determined to be applicable to our operations. Our natural gas pipelines have inspection and compliance programs designed to maintain compliance with federal and state pipeline safety and pollution control requirements.

        We believe that our operations are in substantial compliance with all existing federal, state, and local pipeline safety laws and regulations and that our compliance with such laws and regulations will not have a material adverse effect on our business, financial position, or results of operations but we can provide no assurance that the adoption of new laws and regulations such as those proposed by PHMSA on August 25, 2011 will not result in significant added costs that could have such a material adverse effect in the future.

        Our operations are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes, whose purpose is to protect the health and safety of workers, both generally and within the pipeline industry. The OSHA hazard communication standard, the EPA community "right-to-know" regulations and comparable state laws and regulations require that information be maintained concerning hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities, and citizens. Our operations are also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. These regulations apply to any process which involves a chemical at or above specified thresholds, or any process which involves 10,000 pounds or more of a flammable liquid or gas in one location. We believe that our operations are in material compliance with all applicable laws and regulations relating to worker health and safety.

  Pipeline Safety Tracker

        Our Pipeline Safety Tracker, or PSCT, is a cost recovery mechanism for the recovery of qualifying costs incurred by us under the Pipeline Safety Improvement Act of 2002 (Pipeline Safety Improvement Act). The qualifying costs recoverable through the PSCT include a rate of return, taxes and depreciation associated with capital investments and actual operating and maintenance expenses incurred under the act. The PSCT surcharge is a usage charge expressed in dollars per MMBtu and is assessed to firm and interruptible transmission service customers. We are required to track all expenses and capital investments associated with the Pipeline Safety Act made on and after September 1, 2005. We make annual filings with the FERC to adjust the PSCT surcharge to reconcile actual historic costs incurred against actual PSCT revenues collected and to include new qualifying costs incurred over the past calendar year.

        On March 1, 2012, Equitrans made an annual filing with FERC to recover costs it incurs to comply with the Pipeline Safety Improvement Act of 2002. The filing provided for the recovery of $10.4 million in qualifying pipeline safety costs. One customer and the Independent Oil and Gas Association filed protests which assert, among other things, that Equitrans has not included all the appropriate volumes in calculating the level of the surcharge. Equitrans responded to the protests and in an order issued March 30, 2012 FERC accepted the filing and suspended it, allowing the surcharge to become effective on April 1, 2012. Equitrans submitted additional information to FERC on April 19, 2012; FERC will subsequently issue an order based on the material Equitrans submitted. To the extent the FERC ultimately agrees with the protestors, the level of the surcharge, and thus the amount of the anticipated cost recovery, could be significantly reduced. Pending such further FERC action, the surcharge proposed by Equitrans is in effect. At this time, we are unable to provide an evaluation of the likelihood of an unfavorable outcome. Pursuant to the omnibus agreement, for a period of five years after the closing of this offering, EQT has agreed to reimburse us for the amount by which the qualifying pipeline safety costs included in the applicable annual pipeline safety cost tracker filings made by Equitrans with the FERC exceed the qualifying pipeline safety costs actually recovered each year. Please read "Certain Relationships and Related Transactions—Omnibus Agreement."

        Since the inception of the PSCT surcharge in September 2005 through March 31, 2012, we have invested approximately $59 million and recognized approximately $30 million of revenues associated with the PSCT. During the year ended December 31, 2011, we recognized approximately $8 million of revenues associated with the PSCT.

Environmental Matters

  General

        Our natural gas transportation, storage and gathering activities are subject to stringent and complex federal, state, and local laws and regulations governing environmental protection, including air emissions, water quality, wastewater discharges, and solid waste management. Such laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, and other approvals. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and/or criminal penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations.

        We believe that compliance with existing federal, state and local environmental laws and regulations will not have a material adverse effect on our business, financial position, or results of operations. Nevertheless, environmental regulatory programs continue to evolve and future regulations may place more restrictions and limitations on activities that may affect the environment. As a result, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. The following is a discussion of some of the environmental laws and regulations that are applicable to our natural gas transportation, storage and gathering activities.

  Waste Management

        Some of our operations generate hazardous and non-hazardous solid wastes that are subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws, which impose detailed requirements for the handling, storage, treatment and disposal of hazardous and non-hazardous solid wastes. For instance, RCRA imposes on generators of hazardous wastes standards for the accumulation and storage of hazardous wastes, as well as recordkeeping and reporting requirements applicable to hazardous waste storage and disposal activities. State laws govern the handling, storage and disposal of hazardous and non-hazardous wastes.

  Site Remediation

        The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as "Superfund," and comparable state laws and regulations impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons considered to be responsible for the release of hazardous substances into the environment. These persons include the current and past owner or operator of the site where the release occurred, and anyone who disposed or arranged for the transport or disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several, strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the U.S. Environmental Protection Agency, or EPA, and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

        We currently own or lease properties that for many years have been used for the transportation, compression, storage or gathering of natural gas. While we have no knowledge of historical releases or spills at these operations that have not been remediated, due to the age of the facilities there may be legacy environmental contamination at one or more of these facilities. Under CERCLA, RCRA and analogous state laws, if contamination is found we could be required to remediate contaminated property, including groundwater contamination, whether from prior owners or operators or other historic activities or spills; or perform corrective actions to prevent future contamination.

  Air Emissions

        The Clean Air Act, or CAA, and comparable state laws regulate emissions of air pollutants from various industrial sources, including compressor stations, and also impose various air emission monitoring and reporting requirements. Such laws and regulations may require pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in an increase of existing air emissions; application for, and strict compliance with, air permits containing various emissions and operational limitations; or the utilization of specific emission control technologies to limit emissions. The requirement to obtain a permit before commencing construction on a new or modified source of air emissions must be incorporated into the project schedule and can be subject to permitting delays which may delay the development of the project. Failure to comply with the permitting requirements could result in monetary penalties, injunctions, conditions or restrictions on operations, and potentially criminal enforcement actions. On occasion, we have received notices of violations and associated fines for alleged non-compliance with air emission permits, none of which have had a material adverse effect on our operating results or financial conditions.

        We may incur expenditures in the future for air pollution control equipment in connection with obtaining or maintaining operating permits and approvals for air emissions. For instance, on April 7, 2012, the EPA issued final rules that establish new air emission controls for oil and natural gas production, processing, transmission and storage operations. Specifically, EPA's rule package includes standards to address emissions of sulfur dioxide and volatile organic compounds, or VOC, and a separate set of emission standards to address hazardous air pollutants frequently associated with oil and natural gas production and processing activities. The rules establish new or more stringent requirements regarding emissions from compressors, dehydrators, storage tanks and other production equipment in addition to leak detection requirements for natural gas processing plants. These rules may require modifications to certain of our operations, which could include the installation of new equipment to control emissions. Compliance with such rules could result in significant costs, including increased capital expenditures and operating costs, and could adversely affect our business. In addition, the EPA rules include New Source Performance Standards for completions of hydraulically-fractured natural gas wells, which may impact our customers. Before January 1, 2015, these standards require owners/operators to reduce VOC emissions from natural gas not sent to the gathering line during well completion either by flaring using a completion combustion device or by capturing the gas using green completions. Beginning January 1, 2015, operators must capture the gas and make it available for use or sale, which can be done through the use of green completions. The standards are applicable to newly fractured wells, as well as existing wells that are refractured. These requirements may cause our customers to experience increased operating and compliance costs that could make it more difficult for our customers to perform hydraulic fracturing, thereby reducing the volume of natural gas transported though our pipelines. For additional information about hydraulic fracturing and related environmental matters, please read "Risk Factors—Risks Related to Our Business—The adoption of legislation relating to hydraulic fracturing and the enactment of severance taxes and impact fees on natural gas wells could cause our current and potential customers to reduce the number of wells they drill in the Marcellus Shale. If drilling reductions are significant, the reductions would have a material adverse effect on our business, results of operations, financial condition and ability to make quarterly cash distributions to our unitholders."

  Water Discharges

        The Clean Water Act, or CWA, and analogous state laws impose strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including wetlands, unless authorized by permit. Spill prevention, control and countermeasure requirements under federal law and some state laws require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies may impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations. Our facilities do not discharge wastewater and thus we do not have any CWA discharge permits. Where applicable, we are in substantial compliance with federal and state spill prevention, control and countermeasure requirements.

        The Oil Pollution Act of 1990, or OPA, which amends and augments the CWA, establishes strict liability for owners and operators of facilities that are the site of a release of oil into waters of the United States. OPA and its associated regulations also impose a variety of requirements on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills. For example, operators of certain oil and gas facilities must develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance to cover costs that could be incurred in responding to a spill. The OPA assigns joint and several, strict liability, without regard to fault, to each liable party for all containment and oil removal costs and a variety of public and private damages including, but not limited to, the costs of responding to a release of oil, natural resource damages, and economic damages suffered by persons adversely affect by an oil spill.

  National Environmental Policy Act

        The construction of interstate natural gas transportation pipelines pursuant to the Natural Gas Act require authorization from the FERC. FERC actions are subject to the National Environmental Policy Act (NEPA). NEPA requires federal agencies, such as the FERC, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. Any proposed plans for future activities that require FERC authorization are subject to the requirements of NEPA.

  Endangered Species Act

        The federal Endangered Species Act, or ESA, restricts activities that may affect endangered and threatened species or their habitats. While some of our facilities may be located in areas that are designated as habitat for endangered or threatened species, we believe that we are in substantial compliance with the ESA. However, the designation of previously unprotected species as being endangered or threatened could cause us to incur additional costs or become subject to operating restrictions in areas where the species are known to exist.

  Employee Health and Safety

        We are subject to a number of federal and state laws and regulations, including OSHA and comparable state statutes, whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community "right-to-know" regulations and comparable state laws and regulations require that information be maintained concerning hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that we are in substantial compliance with all applicable laws and regulations relating to worker health and safety.

  Climate Change

        In December 2009, the EPA published its findings that emissions of greenhouse gases, or GHGs, present a danger to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the Earth's atmosphere and other climatic conditions. Based on these findings, the EPA adopted two sets of regulations that restrict emissions of GHGs under existing provisions of the federal Clean Air Act, including one that requires a reduction in emissions of GHGs from motor vehicles and another that regulates GHG emissions from certain large stationary sources under the Clean Air Act Prevention of Significant Deterioration and Title V permitting programs. The stationary source rule "tailors" these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. In addition, the EPA expanded its existing GHG emissions reporting rule to include onshore oil and natural gas processing, transmission, storage, and distribution activities, beginning in 2012 for emissions occurring in 2011. Congress has also from time to time considered legislation to reduce emissions of GHGs. The adoption of any legislation or regulations that restrict emissions of GHGs from our equipment and operations could require us to incur significant added costs to reduce emissions of GHGs or could adversely affect demand for the natural gas we transport, store and gather.

        Pursuant to the GHG Reporting Rule, we will submit a GHG emission report from our facilities in 2012. Currently none of our facilities are subject to the permitting requirements for GHGs. In the future, we may be subject to GHG permitting requirements if any new facilities or modifications to existing facilities result in an increase of GHG emissions above the permitting thresholds. If subject to GHG permitting requirements, there could be increased permit times or additional expenses for emission controls. It is not expected that the additional permit times or facility expenses will have a material adverse effect on our operating results or financial conditions.

Seasonality

        Because a high percentage of our revenues are derived from firm capacity reservation fees under long-term contracts, our revenues are not generally seasonal in nature, nor are they typically affected by weather and price volatility during the term of the contracts. Weather impacts natural gas demand for power generation and heating purposes, which in turn influences the value of transmission and storage across our systems. Price volatility also affects gas prices, which in turn influences drilling and production. Peak demand for natural gas typically occurs during the winter months, caused by the heating load.

Title to Properties and Rights-of-Way

        Our real property falls into two categories: (i) parcels that we own in fee and (ii) parcels in which our interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for our operations. Portions of the land on which our pipelines and facilities are located are owned by us in fee title, and we believe that we have satisfactory title to these lands. The remainder of the land on which our pipelines and facilities are located are held by us pursuant to surface leases between us, as lessee, and the fee owner of the lands, as lessors. We have leased or owned much of these lands for many years without any material challenge known to us relating to the title to the land upon which the assets are located, and we believe that we have satisfactory leasehold estates or fee ownership to such lands. We believe that we have satisfactory title to all of our material leases, easements, rights-of-way, permits and licenses, and we have no knowledge of any material challenge to our title to such assets or their underlying fee title.

        However, there are certain lands within our storage pools as to which we do not currently have real property rights. We have identified the lands as to which we believe we must obtain such rights and are in the midst of a program to acquire such rights. Since the beginning of this program in 2009 through March 31, 2012, we have successfully acquired such rights for approximately 13,179 acres out of a total 32,818 acres, and we expect to acquire the remainder within the next five years. In accordance with our FERC license, the geological formations within which our permitted storage facilities are located cannot be used by third parties in any way that would detrimentally affect our storage operations and we have the power of eminent domain with respect to the acquisition of necessary real property rights to use such storage facilities. We believe the cost to acquire such rights will be approximately $6 million over the next five years.

        Some of the leases, easements, rights-of-way, permits and licenses to be transferred to us at the closing of this offering require the consent of the grantor of such rights, which in certain instances is a governmental entity. We expect to obtain, prior to the closing of this offering, sufficient third-party consents, permits and authorizations for the transfer of the assets necessary to enable us to operate our business in all material respects as described in this prospectus.

        EQT, EQT Midstream or their affiliates may initially continue to hold record title to portions of certain assets until we make the appropriate filings in the jurisdictions in which such assets are located and obtain any consents and approvals that are not obtained prior to transfer. Such consents and approvals would include those required by federal and state agencies or political subdivisions. In some cases, EQT may, where required consents or approvals have not been obtained, temporarily hold record title to property as nominee for our benefit and in other cases may, on the basis of expense and difficulty associated with the conveyance of title, cause its affiliates to retain title, as nominee for our benefit, until a future date. We anticipate that there will be no material change in the tax treatment of our common units resulting from EQT holding the title to any part of such assets subject to future conveyance or as our nominee.

Insurance

        We generally share insurance coverage with EQT, for which we will reimburse EQT pursuant to the terms of the omnibus agreement. Our insurance program includes general liability insurance, auto liability insurance, workers' compensation insurance and property insurance. Our general partner will maintain director and officer liability insurance under a separate policy from EQT's corporate director and officer insurance. In addition, we have procured a separate general liability policy. All insurance coverage is in amounts which management believes are reasonable and appropriate.

Facilities

        EQT leases its corporate offices in Pittsburgh, Pennsylvania. We pay a proportionate share of the costs to operate the building to EQT pursuant to the omnibus agreement. Please read "Certain Relationships and Related Transactions—Omnibus Agreement."

Employees

        We do not have any employees. We are managed and operated by the directors and officers of our general partner. All of our executive management personnel will be employees of our general partner or EQT or an affiliate of EQT and will devote the portion of their time to our business and affairs that is required to manage and conduct our operations. Under the terms of the omnibus agreement, we will reimburse EQT for the provision of various general and administrative services for our benefit, for direct expenses incurred by EQT on our behalf and for expenses allocated to us as a result of our becoming a public entity. Please read "Certain Relationships and Related Transactions—Omnibus Agreement."

Legal Proceedings

        In connection with its construction of the Big Sandy Pipeline in 2007, Equitrans entered into an agreement related to mining operations on both sides of the Big Sandy Pipeline. The agreement provided that once mining was concluded, Equitrans would pay the coal owner, Prater Branch Resources, the fair market value of any recoverable, merchantable coal underlying the Big Sandy Pipeline which could not be recovered because of the existence of the pipeline. The agreement provided that any dispute related to the amount of unrecoverable coal and the value thereof would be submitted to arbitration. In April 2011, Prater Branch submitted its claim to Equitrans. Equitrans did not agree with the amount or the value of the alleged unrecovered coal and commenced an arbitration proceeding with the American Arbitration Association (AAA) pursuant to the terms of the agreement.

        In July 2011, Equitrans and Prater Branch agreed to forego an arbitration administered by AAA and to proceed with a private mediation or, in the event the private mediation was unsuccessful, to proceed with a private arbitration proceeding. The parties are still conducting discovery and the mediation date has not yet been set. The costs related to this claim are not currently determinable.

        The Big Sandy Pipeline was sold to an unrelated third party in 2011, but Equitrans retained the liability under the Prater Branch agreement. In connection with this offering, EQT has agreed to indemnify us for any liabilities, claims or losses associated with its prior ownership of the Big Sandy Pipeline, including this claim. The financial position and results of operations of the Big Sandy Pipeline have been excluded from the historical financial statements of the predecessor, included elsewhere in this prospectus, as described in Note 1 to the financial statements.

        In the ordinary course of business, various other legal and regulatory claims and proceedings are pending or threatened against us. While the amounts claimed may be substantial, we are unable to predict with certainty the ultimate outcome of such claims and proceedings. We accrue legal or other direct costs related to loss contingencies when actually incurred. We have established reserves which we believe to be appropriate for pending matters, and after consultation with counsel and giving appropriate consideration to available insurance, we believe that the ultimate outcome of any matter currently pending against us will not, individually or in the aggregate, materially affect our financial position, results of operations or liquidity.

MANAGEMENT

Management of EQT Midstream Partners, LP

        Our general partner, EQT Midstream Services, LLC, will manage our operations and activities on our behalf through its directors and officers. Our general partner is not elected by our unitholders and will not be subject to re-election in the future. Directors of our general partner will oversee our operations. Unitholders will not be entitled to elect the directors of our general partner, which will all be appointed by EQT, or directly or indirectly participate in our management or operations. However, our general partner owes a duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made expressly non-recourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are non-recourse to it.

        The directors of our general partner will oversee our operations. The board of directors of our general partner is comprised of six directors. We intend to increase the size of the board of directors to seven members following the closing of this offering. EQT will appoint all members to the board of directors of our general partner, and, when the size of our board increases to seven directors, we will have three directors who are independent as defined under the independence standards established by the NYSE. The NYSE does not require a publicly traded limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation or a nominating and corporate governance committee. We are, however, required to have an audit committee of at least three members within twelve months of the date our common units are first traded on the NYSE, and all of our audit committee members are required to meet the independence and experience tests established by the NYSE and the Exchange Act.

        In compliance with the requirements of the New York Stock Exchange, EQT has appointed two independent members to the board of directors of our general partner. EQT will appoint a third independent director within 12 months of the date of this prospectus. The independent members of the board of directors of our general partner will serve as two of the initial members of the audit committee and the initial members of the conflicts committee of the board of directors of our general partner.

        In identifying and evaluating candidates as possible director-nominees of our general partner, EQT will assess the experience and personal characteristics of the possible nominee against the following guidelines, which EQT may modify from time to time:

  Individual Qualifications

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  Possesses integrity, competence, insight, creativity and dedication together with the ability to work with colleagues while challenging one another to achieve superior performance;

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  Has attained prominent position in his or her field of endeavor;

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  Possesses broad business experience;

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  Has ability to exercise sound business judgment;

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  Is able to draw on his or her past experience relative to significant issues facing us;

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  Has experience in our industry or in another industry or endeavor with practical application to our needs;

  •
  Has sufficient time and dedication for preparation as well as participation in board and committee deliberations;

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  Meets such standards of independence and financial knowledge as may be required or desirable; and

  •
  Possesses attributes deemed appropriate given the then current needs of the board.

  Composition of the Board of our General Partner as a Whole

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  A diversity of background, perspective and skills related to our business goals; and

  •
  A diversity of race, gender and age.

        All of our general partner's executive officers will be employees of EQT and will devote such portion of their productive time to our business and affairs as is required to manage and conduct our operations. Our executive officers will manage the day-to-day affairs of our business and conduct our operations. We will also utilize a significant number of employees of EQT to operate our business and provide us with general and administrative services. We will reimburse EQT for allocated expenses of personnel who perform services for our benefit, and we will reimburse EQT for allocated general and administrative expenses. Please read "Management—Reimbursement of Expenses of Our General Partner."

Directors and Executive Officers of Our General Partner

        The following table shows information for the directors and executive officers of our general partner as of May 31, 2012.

Name	Age	Position with EQT Midstream Services, LLC
David L. Porges	54	Chairman, President and Chief Executive Officer
Philip P. Conti	52	Director, Senior Vice President and Chief Financial Officer
Randall L. Crawford	49	Director and Executive Vice President
Lewis B. Gardner	55	Director
Theresa Z. Bone	48	Vice President and Principal Accounting Officer
Julian M. Bott	49	Director
Michael A. Bryson	65	Director

        Our directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

        Mr. Porges was appointed as Chairman, President and Chief Executive Officer of our general partner in January 2012. Mr. Porges is currently the Chairman, President, and Chief Executive Officer of EQT and has held such positions since May 2011. Mr. Porges was President, Chief Executive Officer and Director of EQT from April 2010 through May 2011 and President, Chief Operating Officer and Director of EQT from February 2007 through April 2010. From January 2005 through February 2007, Mr. Porges was the Vice Chairman and Executive Vice President, Finance and Administration of EQT. Mr. Porges has served as a member of EQT's Board since May 2002.

        Mr. Porges brings extensive business, leadership, management and financial experience and extensive knowledge of our operations, culture and industry to the Board. Mr. Porges has served in a number of senior management positions since joining EQT as Senior Vice President and Chief Financial Officer in 1998. Prior to joining EQT, Mr. Porges held various senior positions within the investment banking industry and also held several managerial positions with Exxon Corporation (international oil and gas company). Mr. Porges served on the board of directors of Westport Resources Corp. (oil and natural gas production company) from April 2000 through 2004. Mr. Porges' strong financial and industry experience, along with his understanding of our business operations and culture, enables Mr. Porges to provide valuable perspectives on most issues we face.

        Mr. Conti was appointed as a director, Senior Vice President and Chief Financial Officer of our general partner in January 2012. Mr. Conti is currently the Senior Vice President and Chief Financial Officer of EQT and has held such positions since February 2007. Mr. Conti was Vice President and Chief Financial Officer of EQT from January 2005 to February 2007 and he was also Treasurer of EQT beginning in 2000 until January 2006.

        Mr. Conti brings significant energy industry management, finance and corporate development experience to the Board. Since joining EQT in 1996, Mr. Conti has served in a number of finance, business planning and business development senior management positions. Prior to joining EQT, Mr. Conti was vice president in the natural resources department at PNC Bank from 1992-1996. Previously, he was a banking officer in the energy and utilities department of Mellon Bank, N.A., and before that, senior production engineer at Tenneco Oil Company. Given his experience as Senior Vice President and Chief Financial Officer of EQT, Mr. Conti has a thorough understanding of our capital structure and financing requirements, enabling him to provide leadership to the Board in these areas. Mr. Conti also brings valuable industry financial expertise from his prior role as an energy industry banker, including experience with capital markets transactions.

        Mr. Crawford was appointed as a director and Executive Vice President of our general partner in January 2012. Mr. Crawford is currently the Senior Vice President and President, Midstream, Commercial and Distribution of EQT and has held such positions since April 2010. Mr. Crawford was Senior Vice President and President, Midstream and Distribution from January 2008 to April 2010. From February 2007 to December 2007, Mr. Crawford was Senior Vice President and President, Equitable Utilities, a former EQT business segment that was comprised of Equitable Gas Company, EQT Energy and Equitrans, and from February 2004 to February 2007 he was Vice President and President, Equitable Utilities.

        Mr. Crawford brings deep business, senior management and technical industry experience and in-depth knowledge of our business operations to the Board. Since 2007, Mr. Crawford has served as President of EQT's midstream operations, including our operations. In this role, Mr. Crawford is responsible for executing the growth strategy for EQT's natural gas midstream, distribution and production marketing companies operating in the rapidly growing Marcellus Shale natural gas supply region. Prior to joining EQT, Mr. Crawford held various financial and regulatory management positions with Consolidated Natural Gas Company in Pittsburgh, and started his career with Price Waterhouse LLC Utility Services Practice. Mr. Crawford's extensive understanding of our assets and operations will enable him to bring valuable perspectives to the Board, particularly with respect to setting and implementing our business strategy.

        Mr. Gardner was appointed as a director of our general partner in January 2012. Mr. Gardner is currently the General Counsel and Vice President, External Affairs of EQT and has held such positions since April 2008. From January 2008 to March 2008, Mr. Gardner was Managing Director, External Affairs and Labor Relations of EQT. Mr. Gardner was also Senior Counsel and Director, Employee and Labor Relations from March 2004 to December 2007.

        In his current role with EQT, Mr. Gardner oversees legal and external affairs, which includes the safety and environmental, governmental relations and corporate communications functions.            Prior to joining EQT in 2003, Mr. Gardner was a partner in the Houston and Austin, Texas offices of Brown, McCarroll & Oaks Hartline, general counsel to General Glass International Corp., a privately held glass manufacturing and trading company, and senior counsel, Employment Law with Northrop Grumman (formerly TRW, Inc.). Mr. Gardner's experiences enable him to provide insight to the Board with respect to legal and external affairs issues that we face, along with providing valuable perspectives with respect to business management and corporate governance issues.

        Ms. Bone was appointed as Vice President and Principal Accounting Officer of our general partner in January 2012. Ms. Bone is currently the Vice President and Corporate Controller of EQT and has

held such positions since July 2007. Ms. Bone was Vice President and Controller of Equitable Utilities from December 2004 until July 2007.

        Mr. Bott was appointed as a director of our general partner in May 2012. Mr. Bott is currently the Chief Financial Officer of Texas American Resources Company, a privately held oil and gas acquisition, exploration and production company, and has held such position since December 2009. From December 2008 to November 2009, Mr. Bott served as an advisor to Kensington Energy Partners, which is a firm that advised energy companies and their stakeholders on financial and operational restructuring transactions. From January 2005 to December 2008, Mr. Bott was a principal and Chief Financial Officer of 3DMD Technologies LTD, a company specializing in 3D data capturing technology and related applications for the biometric and medical industries. Prior to that, Mr. Bott held various senior energy industry focused positions within the investment banking industry.

        Mr. Bott has significant experience in energy company senior management, finance and corporate development. Mr. Bott is able to draw upon his diverse senior management and investment banking experience to provide guidance with respect to accounting matters, financial markets, financing transactions and energy company operations.

        Mr. Bryson was appointed as a director of our general partner in May 2012. Mr. Bryson retired in June 2008 as Executive Vice President of The Bank of New York Mellon Corporation, a financial services firm. He obtained such position in July 2007 following the merger of Mellon Financial Corporation and The Bank of New York. Prior to the merger, Mr. Bryson served in various senior management positions over a 33-year career with Mellon Financial Corporation, including his service as Executive Vice President and Chief Financial Officer from December 2001 to June 2007.

        Mr. Bryson brings to the Board over three decades of management and financial experience, having served as Treasurer and Chief Financial Officer of a major publicly traded financial institution. In these roles, Mr. Bryson obtained a wealth of experience related to financial statement preparation, auditing and accounting matters, financial markets, financing transactions and investor relations.

Board Leadership Structure

        As described in our corporate governance guidelines, the board of directors of our general partner believes that the functions of the Chairman of the Board are distinct from those of the Chief Executive Officer but that both functions, at the option of the board, may be effectively performed by the same individual. The board of directors of our general partner has no policy that the Chairman of the Board and the Chief Executive Officer should be separate, and if separate, whether the Chairman of the Board should be an outside director or an inside director. It is the policy of the board of directors of our general partner that this matter should be dealt with when appropriate. Directors of the board of directors of our general partner are designated or elected by EQT. Accordingly, unlike holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business or governance, subject in all cases to any specific unitholder rights contained in our partnership agreement.

Board Role in Risk Oversight

        Our corporate governance guidelines provide that the board of directors of our general partner is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility will be largely satisfied by the audit committee, which is responsible for reviewing and discussing with management and our registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

 Committees of the Board of Directors

  Audit Committee

        Our general partner has an audit committee comprised of three directors, two of whom meet the independence standards and all of whom meet the experience standards established by the NYSE and the Exchange Act. EQT will appoint a third independent director within one year following this offering. The non-independent member will step off the committee at that time. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.

  Conflicts Committee

        At least two members of the board of directors of our general partner will serve on our conflicts committee. The conflicts committee will determine if the resolution of any conflict of interest referred to it by our general partner is in the best interests of our partnership. There is no requirement that our general partner seek the approval of the conflicts committee for the resolution of any conflict. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, may not hold an ownership interest in the general partner or its affiliates other than common units or awards under any long-term incentive plan, equity compensation plan or similar plan implemented by the general partner or the partnership, and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors. Any matters approved by the conflicts committee in good faith will be deemed to be approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. Any unitholder challenging any matter approved by the conflicts committee will have the burden of proving that the members of the conflicts committee did not subjectively believe that the matter was in the best interests of our partnership. Moreover, any acts taken or omitted to be taken in reliance upon the advice or opinions of experts such as legal counsel, accountants, appraisers, management consultants and investment bankers, where our general partner (or any members of the board of directors of our general partner including any member of the conflicts committee) reasonably believes the advice or opinion to be within such person's professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith.

Executive Compensation

        We and our general partner were formed in January 2012. Accordingly, our general partner has not accrued any obligations with respect to management incentive or retirement benefits for its directors and executive officers for the 2011 fiscal year or prior periods. Because the executive officers of our general partner are employed by EQT, compensation of the executive officers, other than the long-term incentive plan benefits described below, will be set by EQT. The executive officers of our general partner will continue to participate in employee benefit plans and arrangements sponsored by EQT, including plans that may be established in the future. Our general partner has not entered into any employment agreements with any of its executive officers. We expect that compensation for our executive officers in 2012 will continue to be structured under EQT's compensation program. A portion of the long-term incentive compensation for our executive officers and our non-independent director who is not also an executive officer for 2013 has been granted, effective upon the closing of the offering, in the form of awards under both the EQT long-term incentive plan and the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan, as described below under "Long-Term Incentive Plan."

Compensation of Directors

        Officers or employees of EQT or its affiliates who also serve as directors of our general partner will not receive additional compensation for such service. Directors of our general partner who are not also officers or employees of EQT or its affiliates will receive cash compensation on a quarterly basis as a retainer and for attending meetings of the board of directors and committee meetings as follows:

  •
  An annual cash retainer of $40,000.

  •
  The cash meeting fee is $1,500 for each board and committee meeting attended in person. If a director participates in a meeting by telephone, the meeting fee is $750.

  •
  For the audit committee chair and the conflicts committee chair, an annual committee chair retainer of $15,000.

        In addition, each non-employee director will be reimbursed for out-of-pocket expenses in connection with attending meetings. We also provide non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for us. To further our support for charitable giving, all directors are eligible to participate in the Matching Gifts Program of the EQT Foundation on the same terms as EQT employees and directors. Under this program, the EQT Foundation will match gifts of at least $100 made by the director to eligible charities, up to an aggregate total of $25,000 in any calendar year.

        Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law pursuant to a director indemnification agreement and our partnership agreement.

        Directors of our general partner who are not also officers or employees of EQT or its affiliates will also receive phantom unit grants as described below. These non-employee directors are subject to unit ownership guidelines which require them to hold units (or unit equivalents, including phantom units) with a value equal to at least three times the annual cash retainer. Under the guidelines, directors have up to three years to acquire a sufficient number of units (or unit equivalents, including phantom units) to meet this requirement.

Long-Term Incentive Plan

        Our general partner has adopted the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan for employees and non-employee directors of our general partner and any of its affiliates. We may issue long-term equity based awards under the plan. We will be responsible for the cost of awards granted under the plan.

Purpose; Eligibility

        The purpose of the plan is to assist in attracting, retaining and motivating individuals of outstanding ability and to align their interests with those of our unitholders. Employees and non-employee directors of our general partner or any affiliate, including subsidiaries, are eligible to receive awards under the plan.

Units Available for Awards

        The aggregate number of units that may be issued under the plan is 2,000,000 units, subject to proportionate adjustment in the event of unit splits and similar events. Units underlying options and unit appreciation rights will count as one unit, and units underlying all other unit-based awards will count as two units, against the number of units available for issuance under the plan. Units subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and units underlying awards that are ultimately settled in cash, will again become available for future grants of awards under the plan. Units delivered by the participant or withheld from an award to satisfy tax withholding requirements, and units delivered or withheld to pay the exercise price of an option, will not be used to replenish the plan unit reserve.

Administration

        The plan will be administered by the board of directors of our general partner or such other committee of the board as may be designated by the board to administer the plan. Each member of such committee must be a "non-employee director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an independent director under the rules of the New York Stock Exchange.

        The board of directors of our general partner, or any such committee designated by the board, which we refer to herein as the "plan administrator," has full authority, in its discretion, to interpret the plan and to determine the persons who will receive awards and the number of units to be covered by each award. The plan administrator may delegate to the management development and compensation committee of the board of directors of EQT all of its powers under the plan with respect to awards granted under the plan to employees of EQT or its subsidiaries.

Permissible Awards

        The plan authorizes the granting of awards in any of the following forms:

  •
  phantom units, which represent the right to receive units (or an equivalent value in cash or other property, as specified in the award agreement) at a designated time in the future;

  •
  performance awards, which represent a right to receive units or cash, or any combination thereof, based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the plan administrator;

  •
  restricted units, which are subject to restrictions on transferability and subject to forfeiture on terms set by the plan administrator;

  •
  distribution equivalent rights, which entitle the participant to payments (or an equivalent value payable in units or other property) equal to any distributions paid on the units underlying an award other than an option or unit appreciation right; provided that no distribution equivalent rights shall be paid before the underlying award vests;

  •
  market-priced options to purchase units;

  •
  unit appreciation rights, which give the holder the right to receive the difference (payable in cash or units, as specified in the award agreement) between the fair market value per unit on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying unit as of the grant date);

  •
  other unit-based awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on units, including unrestricted unit grants, purchase rights, or other rights or securities that are convertible or exchangeable into units; and

  •
  cash-based awards, including performance-based annual bonus awards.

Limitations on Vesting Provisions

        In the case of awards to employees, the restriction period applicable to restricted units or phantom units may not be less than three years, with no more frequent than annual ratable vesting over such period, in the case of a time-based restriction, or one year in the case of a performance-based restriction, except that up to 50,000 restricted units or phantom units with no minimum vesting period may be granted.

Performance Awards

        Any award available under the long-term incentive plan may be structured as a performance award. Performance awards will be based on achievement of such goals and will be subject to such terms, conditions and restrictions as the plan administrator will determine.

Adjustments

        In the event of a unit dividend or distribution, the number of units then subject to any outstanding awards, the number of other units that may be issued under the plan, and the individual award limits for options, unit appreciation rights and performance awards, as described above, shall be appropriately adjusted.

        If the units are changed into or exchangeable for a different number or kind of units or other securities, or cash or other property, whether through reorganization, reclassification, recapitalization, unit split-up, combination of units, merger or consolidation, then appropriate substitutions shall be made for each unit subject to any then outstanding award, and for each other unit that may be issued under the plan.

        In case of any such adjustment or substitution, the aggregate exercise price for units subject to each then outstanding option, unit appreciation right and other purchase right, prior to such adjustment or substitution shall be the aggregate exercise price for all units or other securities, cash or other property to which such units shall have been adjusted or substituted.

        If the outstanding units will be changed in value by reason of any spin-off, split-off or split-up, or distribution in partial liquidation, distribution in property other than cash, or extraordinary distribution to unitholders, the plan administrator shall make any adjustments to any then outstanding awards that it determines are equitably required to prevent dilution or enlargement of the rights of participants that would otherwise result from any such transaction.

Prohibition on Repricing

        Outstanding options and unit appreciation rights cannot be repriced, directly or indirectly, without the prior consent of our unitholders. The exchange of an "underwater" option or unit appreciation right (i.e., an option or unit appreciation right having an exercise price or base price in excess of the current market value of the underlying units) for another award would be considered an indirect repricing and would, therefore, require the prior consent of our unitholders. In addition, we may not, without the prior consent of our unitholders, repurchase an option or unit appreciation right from a participant if the current fair market value of our units is less than the exercise price or base price of the option or unit appreciation right.

Additional Rights in Certain Events

        The plan provides for certain additional rights upon the occurrence of a change of control, as defined in the plan. Unless an award agreement otherwise provides or the plan administrator otherwise determines at the time of grant, in the event that a change of control occurs (1) all outstanding options, unit appreciation rights and other exercise rights will become immediately and fully exercisable, and (2) all restrictions, excluding performance-based restrictions, applicable to awards under the plan will lapse, and (3) all performance criteria and other conditions to payment of awards under which payments are subject to performance conditions shall be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control, and payment of such awards on that basis shall be made or otherwise settled at the time of the change of control, provided that if the awards constitute deferred compensation the awards shall vest on the basis described above and shall remain payable on the dates provided in the underlying award agreements.

        If within three years following the date of any change of control the employment or service of a participant is terminated voluntarily or involuntarily for any reason other than for "cause", as defined in the plan, then unless otherwise provided in the applicable award agreement, any option, unit appreciation right or other purchase right shall be exercisable for a period of 90 days following the date of such termination of employment or service but not later than the expiration date of the award.

Termination and Amendment

        The Board may amend, suspend or terminate the plan at any time, except that no amendment may be made without the approval of our unitholders if unitholder approval is required by any federal or state law or regulation or by the rules of any exchange on which the units may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of units available under the plan or modifies the requirements for participation under the plan, or if the Board in its discretion determines that obtaining such unitholder approval is for any reason advisable.

Source of Units

        Common units to be delivered pursuant to awards under the plan may be common units acquired by our general partner in the open market, from any other person, directly from us or any combination of the foregoing. If we issue new common units upon the grant, vesting or payment of awards under the plan, the total number of common units outstanding will increase.

Initial Awards

Director Awards

        At the closing of this initial public offering, our general partner has granted, subject to and effective upon the closing of the offering, to each of the non-employee directors of our general partner phantom units under the plan with a value of $50,000, with the number of phantom units determined by dividing the award amount by the initial offering price of our common units and rounding up to the next ten shares. The phantom units will be fully vested as of the grant date and distribution equivalents will accrue on such phantom units. The phantom units (and the accrued distribution equivalents) will be converted into common units on the date that the grantee ceases to be one of our directors. We also expect to make a grant of phantom units to individuals who become non-employee directors after the closing of this initial public offering, with the number of phantom units to be determined at the time such individual's service commences.

Employee Awards

        At the closing of this initial public offering, our general partner has granted, subject to and effective upon the closing of the offering, to our executive officers and certain other EQT employees, including our non-independent director who is not also an executive officer, performance awards under the plan as described in more detail below. These performance awards have also been approved by the compensation committee of EQT and are also intended to satisfy the requirements for qualified performance-based awards under the EQT long-term incentive plan.

        The performance condition related to the initial grants of performance awards will be satisfied on December 31, 2015 if the total unitholder return realized on our common units from the date of grant exceeds 10%, including the value of distributions received during this period. If the unitholder return measure is not achieved as of December 31, 2015, the performance condition will nonetheless be satisfied if the 10% unitholder return threshold is satisfied as of the end of any calendar quarter ending after December 31, 2015 and on or before December 31, 2017. For this purpose, total unitholder return, expressed as a percentage, equals (i) the value of a common unit (including the deemed reinvestment of all distributions received during the performance period) based on the average closing price over the 30 trading days ending on the end date of the performance period divided by (ii) the value of a common unit at the beginning of the performance period based on the average closing price over the first 30 trading days following the closing of the offering, minus 1.

        If a change of control (as defined in the plan and award agreement) of us or EQT occurs, or our units are delisted (each, an "Early Performance Period End Date"), the performance period will end as of such date. However, none of the performance awards will be payable unless the 10% unitholder return threshold is satisfied as of the Early Performance Period End Date.

        An employee generally must be employed on the payment date in order to receive payment of an award. The payment date will generally occur within 60 days after the end of the performance period in which the 10% unitholder return threshold is achieved. However, if an employee's employment is terminated involuntarily (including a termination resulting from death or disability), then depending on the date of such termination, a pro-rata portion of the performance award will nonetheless vest if the 10% total unitholder return performance condition is satisfied. If the involuntarily termination date is (i) prior to January 1, 2014, the pro-rata portion will be 0%, (ii) January 1, 2014 through December 31, 2014, the pro-rata portion will be 25% or (iii) January 1, 2015 and thereafter, the pro-rata portion will be 50%.

        The performance awards will generally be settled in common units. However, if the performance period ends due to the occurrence of an Early Performance Period End Date, the performance awards may be settled in cash or common units.

        These initial performance awards will also be subject to additional terms and conditions consistent with EQT's standard terms and conditions for equity awards.

Reimbursement of Expenses of Our General Partner

        Our general partner will not receive any management fee or other compensation for its management of our partnership under the omnibus agreement with EQT or otherwise. Under the terms of the omnibus agreement, we will reimburse EQT for the provision of various general and administrative services for our benefit. We will also reimburse EQT for direct expenses incurred on our behalf and expenses allocated to us as a result of our becoming a public entity. The partnership agreement provides that our general partner will determine the expenses that are allocable to us. Please read "Certain Relationships and Related Transactions—Omnibus Agreement."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our units that will be owned upon the consummation of this offering by:

  •
  each person known by us to be a beneficial owner of more than 5% of the units;

  •
  each of the directors of our general partner;

  •
  each of the named executive officers of our general partner; and

  •
  all directors and executive officers of our general partner as a group.

        The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

        Percentage of total units to be beneficially owned after this offering is based on 17,339,718 common units outstanding. The table assumes that the underwriters' option to purchase additional units is not exercised.

Name of Beneficial Owner(1)	Common Units To Be Beneficially Owned(2)	Percentage of Common Units To Be Beneficially Owned	Subordinated Units To Be Beneficially Owned	Percentage of Subordinated Units To Be Beneficially Owned	Percentage of Total Common and Subordinated Units To Be Beneficially Owned
EQT(3)	4,839,718	27.9%	17,339,718	100%	64.0%
David L. Porges	—	*	—	*	*
Philip P. Conti	—	*	—	*	*
Randall L. Crawford	—	*	—	*	*
Lewis B. Gardner	—	*	—	*	*
Theresa Z. Bone	—	*	—	*	*
Julian M. Bott	—	*	—	*	*
Michael A. Bryson	—	*	—	*	*
All directors and executive officers as a group (seven persons)	—	*	—	*	*

*
Less than 1%.

(1)
Unless otherwise indicated, the address for all beneficial owners in this table is c/o EQT Midstream Partners, LP, 625 Liberty Avenue, Pittsburgh, PA 15222, Attn: General Counsel.

(2)
Does not include any units that may be purchased in our directed unit program. For further information regarding our directed unit program, please read "Underwriting."

(3)
EQT is the ultimate parent company of EQT Investments Holdings, LLC, the sole owner of the member interests of our general partner. EQT Investments Holdings, LLC is also the owner of 4,839,718 common units and 17,339,718 subordinated units. EQT may, therefore, be deemed to beneficially own the units held by EQT Investments Holdings, LLC.

        The following table sets forth, as of May 31, 2012, the number of shares of common stock of EQT owned by each of the executive officers and directors of our general partner and all directors and executive officers of our general partner as a group.

Name of Beneficial Owner	Shares of Common Stock Owned Directly or Indirectly	Shares Underlying Options Exercisable Within 60 Days(1)	Total Shares of Common Stock Beneficially Owned	Percentage of Total Shares of Common Stock Beneficially Owned(2)
David L. Porges	480,392	343,050	823,442	*
Philip P. Conti	73,410	90,825	164,235	*
Randall L. Crawford	42,755	122,300	165,055	*
Lewis B. Gardner	22,618	53,575	76,193	*
Theresa Z. Bone	25,156	19,000	44,156	*
Julian M. Bott	—	—	—	—
Michael A. Bryson	—	—	—	—

All directors and executive officers as a group (seven persons)	644,331	628,750	1,273,081	*

*
Less than 1%.

(1)
The shares indicated represent stock options granted under EQT's current or previous stock option plans, which are currently exercisable or which will become exercisable within 60 days of May 31, 2012. Shares subject to options cannot be voted.

(2)
Based on 149,580,006 shares of common stock outstanding as of May 31, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        After this offering, EQT will indirectly own 4,839,718 common units and 17,339,718 subordinated units representing a 62.7% limited partner interest in us. In addition, our general partner will own a 2.0% general partner interest in us and the incentive distribution rights.

Distributions and Payments to Our General Partner and Its Affiliates

        The following information summarizes the distributions and payments made or to be made by us to our general partner and its affiliates in connection with our formation, ongoing operation and any liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

  Formation Stage

        The aggregate consideration received by our general partner and its affiliates for the contribution of certain assets and liabilities to us:

  •
  4,839,718 common units

  •
  17,339,718 subordinated units

  •
  707,744 general partner units representing a 2.0% general partner interest;

  •
  all of the incentive distribution rights; and

  •
  a cash payment of approximately $182 million from the proceeds of this offering.

  Operational Stage

        Distributions of available cash to our general partner and its affiliates.    We will generally make cash distributions 98.0% to unitholders pro rata, including our general partner and its affiliates as holders of an aggregate of 4,839,718 common units, all of the subordinated units and 2.0% to our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, our general partner will be entitled to increasing percentages of the distributions, up to 48.0% of the distributions above the highest target level.

        Payments to our general partner and its affiliates.    Our general partner does not receive a management fee or other compensation for managing us. Our general partner and its affiliates are reimbursed, however, for all direct and indirect expenses incurred on our behalf. Our general partner determines the amount of these expenses. In addition we will reimburse EQT and its affiliates for the payment of certain operating expenses and for the provision of various general and administrative services for our benefit.

        Withdrawal or removal of our general partner.    If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of Our General Partner."

  Liquidation Stage

        Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Agreements Governing the Transactions

        We have entered into or will enter into various documents and agreements with EQT that will effect the transactions relating to our formation, including the vesting of assets in us and our subsidiaries, and the application of the proceeds of this offering. While we believe our agreements with EQT are on terms no less favorable to either party than those that could have been negotiated with an unaffiliated party, these agreements will not be the result of arm's-length negotiations. All of the transaction expenses incurred in connection with our formation transactions will be paid from the proceeds of this offering.

 Omnibus Agreement

        Upon the closing of this offering, we will enter into an omnibus agreement with EQT, our general partner and certain of their affiliates that governs our relationship with them regarding the following matters:

  •
  our obligation to reimburse EQT and its affiliates for certain direct operating expenses they pay on our behalf;

  •
  our obligation to reimburse EQT and its affiliates for providing us corporate, general and administrative services and providing us operation and management services pursuant to the operation and management services agreement. Please read "—Operation and Management Services Agreement";

  •
  EQT's obligation to indemnify or reimburse us for losses or expenses relating to or arising from (i) certain plugging and abandonment obligations; (ii) certain bare steel replacement capital expenditures; (iii) certain pipeline safety costs; (iv) certain preclosing environmental liabilities; (v) certain title and rights-of-way matters; (vi) our failure to have certain necessary governmental consents and permits; (vii) certain preclosing tax liabilities; (viii) assets previously owned by us and retained by EQT and its affiliates, including the Sunrise Pipeline; (ix) any claims related to Equitrans' previous ownership of the Big Sandy Pipeline; and (x) any amounts owed to us by a third party that has exercised a contractual right of offset against amounts owed by EQT to such third party;

  •
  our obligation to indemnify EQT for losses attributable to (i) the ownership or operation of our assets after the closing of this offering, except to the extent EQT is obligated to indemnify us for such losses pursuant to the Operation and Management Services Agreement with EQT, as described below under "—Operation and Management Services Agreement;" and (ii) any amounts owed to EQT by a third party that has exercised a contractual right of offset against amounts owed by us to such third party; and

  •
  our use of the name "EQT" and related marks.

  Reimbursement of General and Administrative Expense

        Under the omnibus agreement, EQT will, or will cause its affiliates to, perform centralized corporate, general and administrative services for us, such as legal, corporate recordkeeping, planning, budgeting, regulatory, accounting, billing, business development, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, investor relations, cash management and banking, payroll, internal audit, taxes and engineering. In exchange, we will reimburse EQT and its affiliates for the expenses incurred by them in providing these services, except for any expenses associated with EQT's long-term incentive programs. The omnibus agreement will further provide that we will reimburse EQT and its affiliates for our allocable portion of the premiums on any insurance policies covering our assets.

        We will also reimburse EQT for any additional state income, franchise or similar tax paid by EQT resulting from the inclusion of us (and our subsidiaries) in a combined state income, franchise or similar tax report with EQT as required by applicable law. The amount of any such reimbursement will be limited to the tax that we (and our subsidiaries) would have paid had we not been included in a combined group with EQT.

  Indemnification

        EQT's indemnification obligations to us will include the following:

  •
  Plugging and abandonment liabilities.  For a period of ten years after the closing of this offering, EQT will reimburse us for plugging and abandonment expenditures and other expenditures for certain identified wells of EQT and third parties. The reimbursement obligation of EQT with respect to wells owned by third parties is capped at $1.2 million per year.

  •
  Bare steel replacement.  EQT has agreed to reimburse us for bare steel replacement capital expenditures in the event that ongoing maintenance capital expenditures (other than capital expenditures associated with plugging and abandonment liabilities to be reimbursed by EQT) exceed $17.2 million (with respect to our current assets) in any year. If such ongoing maintenance capital expenditures exceed $17.2 million during a year, EQT will reimburse us for the lesser of (i) the amount of bare steel replacement capital expenditures during such year and (ii) the amount by which such ongoing capital expenditures exceeds $17.2 million. This bare steel replacement reimbursement obligation is capped at an aggregate amount of $31.5 million over the next ten years. For more information on our bare steel replacement program, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Capital Requirements—Maintenance Capital Expenditures."

  •
  Pipeline Safety Cost Tracker Reimbursement.  For a period of five years after the closing of this offering, EQT will reimburse us for the amount by which the qualifying pipeline safety costs included in the applicable annual pipeline safety cost tracker filings made by Equitrans with the FERC exceed the qualifying pipeline safety costs actually recovered each year. For more information, please read "Business—Regulatory Environment—Pipeline Safety Tracker."

  •
  Environmental.  For a period of three years after the closing of this offering, EQT will indemnify us for certain potential environmental and toxic tort claims, losses and expenses associated with the operation of the assets retained by us and occurring before the closing date of this offering. The maximum liability of EQT for these indemnification obligations will not exceed $15 million and EQT will not have any obligation under these indemnification obligations until our aggregate losses exceed $250,000, after which EQT shall be liable for the full amount of such claims in excess of $250,000. EQT will have no indemnification obligations with respect to environmental or toxic tort claims made as a result of additions to, or modifications of, environmental laws promulgated after the closing of this offering.

  •
  Title.  For a period of three years after the closing of this offering, EQT will indemnify us for losses relating to our failure to have valid and indefeasible easement rights, rights-of-way, leasehold and/or fee ownership interests in and to the lands on which our assets are located, and such failure prevents us from using or operating our assets in substantially the same manner that our assets were used and operated immediately prior to the closing of this offering.

  •
  Governmental consents and permits.  For a period of three years after the closing of this offering, EQT will indemnify us for losses relating to our failure to have any consent or governmental permit where such failure prevents us from using or operating our assets in substantially the same manner that our assets were used and operated immediately prior to the closing of this offering.

  •
  Taxes.  Until 60 days after the expiration of any applicable statute of limitations, EQT will indemnify us for any income taxes attributable to operations or ownership of the assets prior to the closing of this offering, including any such income tax liability of EQT and its affiliates that may result from our formation transactions.

  •
  Retained liabilities.  EQT will indemnify us for any liabilities, claims or losses relating to or arising from assets owned or previously owned by us and retained by EQT and its affiliates following the closing of this offering.

  •
  Big Sandy Pipeline.  EQT will indemnify us for any claims related to Equitrans' previous ownership of the Big Sandy Pipeline, which was sold to a third party, including claims arising under the Big Sandy Purchase Agreement and those related to the current dispute with Prater Branch Resources, LLC. For more information see "Business—Legal Proceedings."

  •
  Contractual Offsets.  EQT will indemnify us for any amounts owed to us by a third party that has exercised a contractual right of offset against amounts owed by EQT to such third party.

        In no event will EQT be obligated to indemnify us for any claims, losses or expenses or income taxes referred to in the first seven bullets above to the extent either (i) reserved for in our financial statements as of December 31, 2011, or (ii) we recover any such amounts under available insurance coverage, from contractual rights or other recoveries against any third party or in the tariffs paid by the customers of our affected pipeline system.

        We will indemnify EQT for all losses attributable to (i) the post-closing operations of the assets retained by us, to the extent not subject to EQT's indemnification obligations; and (ii) any amounts owed to EQT by a third party that has exercised a contractual right of offset against amounts owed by us to such third party.

  Competition

        Under our partnership agreement EQT and its affiliates are expressly permitted to compete with us. EQT and any of its affiliates may acquire, construct or dispose of additional transportation and storage or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets.

  Amendment and Termination

        The omnibus agreement can be amended by written agreement of all parties to the agreement. However, we may not agree to any amendment or modification that would, in the determination of our general partner, be adverse in any material respect to the holders of our common units without the prior approval of the conflicts committee. In the event of (i) a "change in control" (as defined in the omnibus agreement) of us, our general partner or EQT or (ii) the removal of EQT Midstream Services, LLC as our general partner in circumstances where (a) "cause" (as defined in our partnership agreement) does not exist and the common units held by our general partner and its affiliates were not voted in favor of such removal or (b) cause exists, the omnibus agreement (other than the indemnification and reimbursement provisions therein) will be terminable by EQT, and we will have a 90-day transition period to cease our use of the name "EQT" and related marks.

Operation and Management Services Agreement

        Upon the closing of this offering, we will enter into an operational services agreement with EQT Gathering, LLC, or EQT Gathering, an indirect, wholly-owned subsidiary of EQT, under which EQT Gathering will provide our pipelines and storage facilities with certain operational and management services, such as operation and maintenance of flow and pressure control, maintenance and repair of our pipeline and storage facilities, conducting routine operational activities, managing transportation and logistics, contract administration, gas control and measurement, engineering support and such other services as we and EQT Gathering may mutually agree upon from time to time. We will reimburse EQT Gathering for such services pursuant to the terms of the omnibus agreement as described above. Please read "—Omnibus Agreement."

        The operation and management services agreement will terminate upon the termination of the omnibus agreement. If a force majeure event prevents a party from carrying out its obligations (other than to make payments due), such party's obligations under the agreement, to the extent affected by force majeure, will be suspended during the continuation of the force majeure event. These force majeure events include acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, explosions, terrorist acts, breakage or accident to machinery or lines of pipe and inability to obtain or unavoidable delays in obtaining material, equipment or supplies and similar events or circumstances, so long as such events or circumstances are beyond the reasonable control of the party claiming force majeure and could not have been prevented or overcome by such party's reasonable diligence.

        Under the agreement, EQT Gathering will indemnify us from claims, losses or liabilities incurred by us, including third party claims, arising out of EQT Gathering's gross negligence or willful misconduct. We will indemnify EQT Gathering from any claims, losses or liabilities incurred by EQT Gathering, including any third-party claims, arising from the performance of the agreement, but not to the extent of losses or liabilities caused by EQT Gathering's gross negligence or willfull misconduct. Neither party is liable for any consequential, incidental or punitive damages under the agreement, except to the extent such damages are included in a third party claim for which a party is obligated to indemnify the other party pursuant to the agreement. Neither party may assign its rights or obligations under the agreement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.

Contracts with Affiliates

  Transportation Service and Precedent Agreements

        Equitable Gas Company and EQT Energy, each of which is a wholly-owned subsidiary of EQT, have contracted for an aggregate peak winter firm transmission capacity of 898 BBtu per day on our transmission and storage system, including the Sunrise Pipeline project, pursuant to firm contracts. All of Equitable Gas Company's agreements have a primary term through March of 2016 and are contracted at the maximum rate specified in our tariff, including two service agreements under our no-notice firm transportation rate schedule, which features a higher maximum tariff rate than our customary firm transportation service. EQT Energy has an agreement reserving 450 BBtu per day, which is contracted at a negotiated rate above the maximum rate allowed under our tariff with a primary term through June of 2023. The reserved capacity under this contract is currently 210 BBtu per day and will increase periodically until it reaches its peak capacity of 450 BBtu pursuant to a binding precedent agreement. This peak capacity will be split between service on our transmission and storage system and service on the Sunrise Pipeline, which we will operate under a lease agreement with EQT pursuant to the terms of our tariff, such that 260 BBtu will be provided on our transmission and storage system and 190 BBtu will be provided on the Sunrise Pipeline.

        These firm transportation agreements will automatically renew for one year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate. In addition, we have also entered into an agreement with EQT Energy to provide interruptible transmission service, which is currently renewing automatically for one month periods, subject to 30 days prior written notice by either party to terminate. For the years ended December 31, 2009, 2010 and 2011, our transportation agreements with EQT accounted for approximately 74%, 82% and 84%, respectively, of the natural gas throughput on our transmission system and 83%, 86% and 83%, respectively, of our transmission revenues. We expect that Equitable Gas Company will continue to renew its firm transmission agreements with us because the proximity of our assets to its operations and the current lack of alternatives in the area make us an economical choice.

  Storage Agreements

        We have entered into four agreements with Equitable Gas Company to provide firm storage services. Of these firm storage service agreements, two are contracted under a rate schedule filed with our tariff that limits the maximum daily amount that may be withdrawn from storage by a customer to 1/115th of 110% of such customer's total annual storage quantity as specified in their service agreement. The remaining firm storage service agreements are contracted under a similar rate schedule that limits the maximum daily amount that may be withdrawn from storage by a customer to 1/60th of 110% of such customer's total annual storage quantity as specified in their service agreement. These agreements have a primary term through March of 2016 and will automatically renew for one year periods upon the expiration of the primary term, subject to 12 months prior written notice by either party to terminate. The aggregate annual storage capacity subscribed under these firm storage agreements with EQT is equal to 13.5 TBtu. In addition, we have also entered into an agreement with Equitable Gas Company to provide interruptible storage services with a primary term of one year, which will automatically renew for one month periods, subject to 30 days prior written notice by either party to terminate. For the years ended December 31, 2009, 2010 and 2011, EQT accounted for approximately 82%, 82% and 77%, respectively, of our storage revenues.

  Gas Gathering Agreements

        We have entered into three gas gathering agreements with Equitable Gas Company and EQT Energy. These agreements have a primary term of one year and renew automatically for one month periods, subject to 30 days prior written notice by either party to terminate. Service provided under these gathering agreements is fee-based at the rate specified in our tariff. These gathering agreements accounted for approximately 57%, 64% and 63%, respectively, of our gathering throughput for the years ended December 31, 2009, 2010 and 2011. Approximately 74% of this throughput came from volumes of natural gas owned by EQT and the remainder was comprised of volumes from third parties. For the years ended December 31, 2009, 2010 and 2011, EQT accounted for approximately 58%, 64% and 64%, respectively, of our gathering revenues.

  EQT Corporation Guaranty

        EQT has entered into a guaranty agreement to guarantee all payment obligations, plus interest and any other charges, due and payable by EQT Energy to Equitrans pursuant to the agreements discussed above, up to an amount of $50 million. This guaranty will terminate on November 30, 2023 unless terminated earlier by EQT by providing 10 days written notice.

  Acreage Dedication

        Pursuant to an acreage dedication to us by EQT, effective as of March 1, 2011, we have the right to elect to transport, at a negotiated rate, which will be the higher of a market or cost of service rate, all natural gas produced from wells drilled by EQT on the dedicated acreage, which is an area covering approximately 60,000 acres surrounding our storage assets in Allegheny, Washington and Greene counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis counties in West Virginia. The acreage dedication is contained in a sublease agreement in which we granted to EQT all of the oil and gas interests, including the exclusive rights to drill, explore for, produce and market such oil and gas, we had received as part of certain of our oil and gas leasehold estates we use for gas storage and protection. Furthermore, if EQT acquires acreage with natural gas storage rights within the area of mutual interest established by the acreage dedication, then EQT will enter into an agreement with us to permit us to store natural gas on such acreage. Likewise, if we acquire acreage within the area of mutual interest with natural gas or oil production, development, marketing and exploration rights, such acreage will automatically become subject to EQT's rights under the acreage dedication.

  Sunrise Pipeline Lease Agreement

        Contemporaneously with our transfer of the Sunrise Pipeline to EQT, we will enter into a lease agreement with EQT for the lease of the Sunrise Pipeline and we will operate the facilities as part of our transmission and storage system under the rates, terms, and conditions of our FERC-approved tariff. While this lease agreement will be effective upon the transfer of the Sunrise Pipeline, no lease payments will be due pursuant to this lease agreement until the Sunrise Pipeline is placed into service. The lease payment due in any given month will be the lesser of the following alternatives: (1) a revenue-based payment reflecting the revenues generated by the operation of the Sunrise Pipeline minus our actual costs of operating the Sunrise Pipeline and (2) a payment based on depreciation expense and pre-tax return on invested capital for the Sunrise Pipeline. The first alternative is designed to pass through to EQT the revenues we collect for service, including reservation charges and usage charges, on the Sunrise Pipeline net of our costs of operating and maintaining such facilities. This alternative is intended to protect us from adverse economic consequences in the event we do not subscribe all of the available capacity on the Sunrise Pipeline, a possibility that may persist for the first few years following the in-service date of the Sunrise Pipeline until production in the Marcellus Shale region ramps up. The second lease payment alternative is designed to reflect the actual cost of service to operate the Sunrise Pipeline.

        The lease agreement has a primary term of 15 years from the date the Sunrise Pipeline is placed into service, unless EQT requests an early termination at its sole discretion. Upon termination of the lease agreement, we are required to purchase the Sunrise Pipeline at a price to be negotiated between the parties. We have obtained FERC approval to transfer the Sunrise Pipeline to EQT and to contemporaneously lease those facilities. We have also obtained pre-granted authorization from the

FERC for the termination of the lease agreement and our acquisition of the Sunrise Pipeline at the end of the primary term or such other time as EQT requests, which may be prior to the end of the primary term. The lease agreement requires EQT to transfer ownership of the Sunrise Pipeline to us at a price to be negotiated between the parties. If we cannot come to an agreement with EQT on the terms under which we will acquire the Sunrise Pipeline, the lease agreement will remain in full force and effect, beyond the primary term if necessary, until an agreement can be reached.

Review, Approval or Ratification of Transactions with Related Persons

        The board of directors of our general partner has adopted a Related Person Transaction Approval Policy that establishes procedures for the identification, review and approval of related person transactions. Pursuant to the policy, the management of our general partner is charged with primary responsibility for determining whether, based on the facts and circumstances, a proposed transaction is a related person transaction. For the purposes of the policy, a "related person" is any director or executive officer of our general partner, any nominee for director, any unitholder known to us to be the beneficial owner of more than 5% of any class of our voting securities, and any immediate family member of any such person and a "Related Person Transaction" is generally a transaction in which we are, or our general partner or any of our subsidiaries is, a participant, the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest. Transactions resolved under the conflicts provision of the partnership agreement are not required to be reviewed or approved under the policy. Please read "Conflicts of Interest and Duties—Conflicts of Interest."

        To assist management in making this determination, the policy sets forth certain categories of transactions that are deemed to be pre-approved by the board under the policy The transactions which are automatically pre-approved include (i) transactions involving employment of our executive officers, as long as the executive officer is not an immediate family member of another of our executive officers or directors and the compensation paid to such executive officer was approved by the board; (ii) transactions involving compensation and benefits paid to our directors for service as a director; (iii) transactions on competitive business terms with another company in which a director or immediate family member of the director's only relationship is as an employee or executive officer, a director, or beneficial owner of less than 10% of that company's shares, provided that the amount involved does not exceed the greater of $1,000,000 or 2% of the other company's consolidated gross revenues; (iv) transactions where the interest of the Related Person arises solely from the ownership of a class of equity securities of the company, and all holders of that class of equity securities receive the same benefit on a pro rata basis; (v) transactions where the rates or charges involved are determined by competitive bids; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services; and (viii) any charitable contribution, grant or endowment by the Partnership or any affiliated charitable foundation to a charitable or non-profit organization, foundation or university in which a Related Person's only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient's consolidated gross revenues. If, after applying these categorical standards and weighing all of the facts and circumstances, management determines that a proposed transaction is a related person transaction, management must present the proposed transaction to the board of directors of our general partner for review or, if impracticable under the circumstances, to the chairman of the board. The board must then either approve or reject the transaction in accordance with the terms of the policy taking into account all facts and circumstances including, (i) the benefits to the Partnership of the transaction; (ii) the terms of the transaction; (iii) the terms available to unaffiliated third parties and employees generally; (iv) the extent of the affected director or executive officer's interest in the transaction; and (v) the potential for the transaction to affect the individual's independence or judgment. The board of our general partner may, but is not required to, seek the approval of the conflicts committee for the resolution of any related person transaction.

CONFLICTS OF INTEREST AND DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including EQT, on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a duty to manage us in a manner beneficial to us and our limited partners. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership. Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. Our partnership agreement also specifically defines the remedies available to limited partners for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. Our general partner may seek the approval of such resolution from the conflicts committee of the board of directors of our general partner. There is no requirement that our general partner seek the approval of the conflicts committee for the resolution of any conflict, and, under our partnership agreement, our general partner may decide to seek such approval or resolve a conflict of interest in any other way permitted by our partnership agreement, as described below, in its sole discretion. Our general partner will decide whether to refer the matter to the conflicts committee on a case-by-case basis. An independent third party is not required to evaluate the fairness of the resolution.

        Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if the resolution of the conflict is:

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  approved by the conflicts committee;

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

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  determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        If our general partner does not seek approval from the conflicts committee and our general partner's board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee of our general partner's board of directors may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to subjectively believe that he is acting in the best interests of the partnership or meets the specified standard, for example, a transaction on terms no less favorable to the partnership than those generally being provided to or available from unrelated third parties. Please read "Management—Committees of our

Board of Directors—Conflicts Committee" for information about the conflicts committee of our general partner's board of directors.

        Conflicts of interest could arise in the situations described below, among others.

  Neither our partnership agreement nor any other agreement requires EQT to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. EQT's directors and officers have a fiduciary duty to make these decisions in the best interests of EQT, which may be contrary to our interests.

        Because some of the officers and directors of our general partner are also directors and/or officers of EQT, such directors and officers have fiduciary duties to EQT that may cause them to pursue business strategies that disproportionately benefit EQT or which otherwise are not in our best interests.

  Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm's-length negotiations.

        Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates that does not receive unitholder or conflicts committee approval, must be determined by the board of directors of our general partner to be:

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  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

        Our general partner and its affiliates have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

  Our general partner's affiliates may compete with us and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

        Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than those incidental to its ownership of interests in us. However, affiliates of our general partner are permitted to engage in other businesses or activities, including those that might be in direct competition with us. EQT may acquire, construct or dispose of interstate pipeline, storage or other assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the general partner and its affiliates. As a result, neither the general partner nor any of its affiliates have any obligation to present business opportunities to us.

  Our general partner is allowed to take into account the interests of parties other than us, such as EQT, in resolving conflicts of interest.

        Our partnership agreement contains provisions that permissibly modify and reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner or otherwise, free of any duty or obligation whatsoever to us and our unitholders, including any duty to act in the best interests of us or our unitholders, other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples of decisions that our general partner may make in its individual capacity include the allocation of corporate opportunities among us and our affiliates, the exercise of its limited call right, its voting rights with respect to the units it owns, whether to reset target distribution levels, whether to transfer the incentive distribution rights or any units it owns to a third party and whether or not to consent to any merger, consolidation or conversion of the partnership or amendment to the partnership agreement.

  We do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates.

        Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. There could be material competition for the time and effort of the officers and employees who provide services to our general partner.

        Most of the officers of our general partner are also officers and/or directors of EQT. These officers will devote such portion of their productive time to our business and affairs as is required to manage and conduct our operations. These officers are also required to devote time to the affairs of EQT or its affiliates and are compensated by them for the services rendered to them. Our non-executive directors devote as much time as is necessary to prepare for and attend board of directors and committee meetings.

  Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties and limits our general partner's liabilities and the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty under applicable Delaware law.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our limited partners for actions that might constitute breaches of fiduciary duty under applicable Delaware law. For example, our partnership agreement:

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  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

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  provides that the general partner shall not have any liability to us or our limited partners for decisions made in its capacity so long as such decisions are made in good faith;

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  generally provides that in a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our public common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest is either on terms no less favorable to us than those generally being provided to or available from unrelated third parties or is "fair and reasonable" to us, considering the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us, then it will be presumed that in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such decision, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the cases may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

        By purchasing a common unit, a common unitholder will be deemed to have agreed to become bound by the provisions in the partnership agreement, including the provisions discussed above.

  Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

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  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for equity interests of the partnership, and the incurring of any other obligations;

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  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

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  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

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  the negotiation, execution and performance of any contracts, conveyances or other instruments;

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  the distribution of cash held by the Partnership;

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  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

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  the maintenance of insurance for our benefit and the benefit of our partners and indemnitees;

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  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other entities;

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  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

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  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

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  the purchase, sale or other acquisition or disposition of our equity interests, or the issuance of additional options, rights, warrants and appreciation rights relating to our equity interests; and

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  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

        Please read "The Partnership Agreement" for information regarding the voting rights of unitholders.

  Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

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  amount and timing of asset purchases and sales;

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  cash expenditures;

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  borrowings;

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  issuance of additional units; and

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  the creation, reduction or increase of reserves in any quarter.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

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  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

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  hastening the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates, but may not lend funds to our general partner or its affiliates.

  We reimburse our general partner and its affiliates for expenses.

        We reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read "Certain Relationships and Related Transactions—Omnibus Agreement."

  Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party to such agreements has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement permits our general partner to limit its or our liability, even if we could have obtained terms that are more favorable without the limitation on liability.

  Common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us free of any liability or obligation to us or our partners. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

  Limited partners have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the limited partners, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

  We may not choose to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may also perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

  Our general partner may elect to cause us to issue common units to it in connection with a resetting of the minimum quarterly distribution and the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of our general partner or our unitholders. This may result in lower distributions to our common unitholders in certain situations.

        Our general partner has the right, at any time when there are no subordinated units outstanding, it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters and the amount of each such distribution did not exceed the adjusted operating surplus for such quarter, respectively, to reset the initial minimum quarterly distribution and cash target distribution levels at higher levels based on the average cash distribution amount per common unit for the two fiscal quarters prior to the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution amount. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may be expected to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels related to our general partner incentive distribution rights. Please read "Provisions of Our Partnership Agreement Related to Cash Distributions—General Partner Interest and Incentive Distribution Rights."

 Duties of the General Partner

        The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited or restricted by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owner, EQT, as well as to our limited partners. Without these provisions, the general partner's ability to make decisions involving conflicts of interests would be restricted. These provisions benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These provisions also strengthen the ability of our general partner to attract and retain experienced and capable directors. These provisions represent a detriment to the limited partners, however, because they restrict the remedies available to limited partners for actions that, without those provisions, might constitute breaches of fiduciary duty, as described below and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicted interests. The following is a summary of:

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  the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary;

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  the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware law on our general partner; and

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  certain rights and remedies of limited partners contained in the Delaware Act.

  State law fiduciary duty standards

        Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner of a Delaware limited partnership to use that amount of care that an ordinarily careful and prudent person would use in similar circumstances and to consider all material information reasonably available in making business decisions. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present unless such transaction were entirely fair to the partnership.

  Partnership agreement standards

        Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith," meaning that it subjectively believed that the decision was in our best interests, and will not be subject to any other standard under applicable law, other than the implied contractual covenant of good faith and fair dealing. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation whatsoever to us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. These standards reduce the obligations to which our general partner would otherwise be held under applicable Delaware law.

        Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the public common unitholders or the conflicts committee of the board of directors of our general partner must be determined by the board of directors of our general partner to be:

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  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

        If our general partner does not seek approval from the public common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held. In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us or, our limited partners for losses sustained or liabilities incurred as a result of any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

  Rights and remedies of limited partners

        The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has wrongfully refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties, if any, or of the partnership agreement.

        A transferee of or other person acquiring a common unit will be deemed to have agreed to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Description of the Common Units—Transfer of Common Units." The failure of a limited partner to sign our partnership agreement does not render the partnership agreement unenforceable against that person.

        Under the partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and therefore unenforceable. If you have questions regarding the duties of our general partner, please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "Our Cash Distribution Policy and Restrictions on Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

  Duties

        American Stock Transfer & Trust Company, LLC will serve as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a common unitholder; and

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  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer or admission is reflected in our register and such limited partner becomes the record holder of the common units so transferred. Each transferee:

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  will become bound and will be deemed to have agreed to be bound by the terms and conditions of our partnership agreement;

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  represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

  •
  makes the consents, acknowledgements and waivers contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering; and

  •
  automatically certifies:

  —
  that the transferee is an individual or is an entity subject to United States federal income taxation on the income generated by us; or

  —
  that, if the transferee is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity's owners are subject to United States federal income taxation on the income generated by us all with or without executing our partnership agreement.

        We are entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on our register, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions";

  •
  with regard to the duties of our general partner, please read "Conflicts of Interest and Duties";

  •
  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Federal Income Tax Consequences."

Organization and Duration

        Our partnership was organized on January 18, 2012 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of transporting, storing and gathering natural gas, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

        For a discussion of our general partner's right to contribute capital to maintain its 2.0% general partner interest if we issue additional units, please read "—Issuance of Additional Securities."

Voting Rights

        The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a "unit majority" require:

  •
  during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the outstanding common units.

        In voting their common and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval right.
Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Termination and Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of the general partner	Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2022 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of the General Partner."
Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of the General Partner."
Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2022. Please read "—Transfer of General Partner Units."
Transfer of incentive distribution rights	Our general partner may transfer any or all of the incentive distribution rights without a vote of our unitholders to an affiliate or another person. Please read "—Transfer of Incentive Distribution Rights."
Reset of incentive distribution levels	No approval right.
Transfer of ownership interests in our general partner	No approval right. Please read "—Transfer of Ownership Interests in the General Partner."

 Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace the general partner;

  •
  to approve some amendments to the partnership agreement; or

  •
  to take other action under the partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a limited partner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of limited partners or members for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If, by virtue of our limited partner interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

 Issuance of Additional Partnership Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

        Upon issuance of additional limited partner interests (other than the issuance of common units upon exercise by the underwriters of their option, or the expiration of the option, to purchase additional common units, the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of common units upon conversion of outstanding partnership interests), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's 2.0% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The other holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

  Prohibited Amendments

        No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

        The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, our general partner and its affiliates will own approximately 64.0% of the outstanding common and subordinated units.

  No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  •
  a change in our name, the location of our principal office, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  •
  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

  •
  an amendment that our general partner determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

  •
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  •
  any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

  •
  a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

  •
  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

  •
  do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

  •
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

  •
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Unitholder Approval

        For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain such an opinion.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

        In addition, the partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction, and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

        If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

  •
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  •
  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

  •
  the entry of a decree of judicial dissolution of our partnership; or

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50.0% of the outstanding units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Units" and "—Transfer of Incentive Distribution Rights."

        Upon voluntary withdrawal of our general partner by giving written notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. Please read "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units voting as a separate class, and subordinated units, voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner's removal. At the closing of this offering, our general partner and its affiliates will own 64.0% of the outstanding common and subordinated units.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end, and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

        In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

        Except for transfer by our general partner of all, but not less than all, of its general partner units to:

  •
  an affiliate of our general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of our general partner with or into such entity or the transfer by our general partner of all or substantially all of its assets to such entity,

our general partner may not transfer all or any of its general partner units to another person prior to June 30, 2022 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may at any time, transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

        At any time, EQT and its affiliates may sell or transfer all or part of their membership interest in our general partner, or their membership interest in EQT Investments Holdings, LLC, the sole member of our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        At any time, our general partner may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of our unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove EQT Midstream Services, LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

  •
  the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Federal Income Tax Consequences—Disposition of Common Units."

Redemption of Ineligible Holders

        In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by our subsidiaries on assets that are subject to rate regulation by FERC or analogous regulatory body, each transferee of common units, upon becoming the record holder of such common units, will automatically certify, and the general partner at any time can request such unitholder to re-certify:

  •
  that the transferee or unitholder is an individual or an entity subject to United States federal income taxation on the income generated by us; or

  •
  that, if the transferee unitholder is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity's owners are subject to United States federal income taxation on the income generated by us.

        Furthermore, in order to avoid a substantial risk of cancellation or forfeiture of any property in which we have an interest as the result of any federal, state or local law or regulation concerning the nationality, citizenship or other related status of any unitholder, our general partner may at any time request unitholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

        The certifications as to taxpayer status and nationality, citizenship or other related status can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

        If a unitholder fails to furnish the certification or other requested information with 30 days or if our general partner determines, with the advice of counsel, upon review of such certification or other information that a unitholder does not meet the status set forth in the certification, we will have the right to redeem all of the units held by such unitholder at the market price as of the date three days before the date the notice of redemption is mailed.

        The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner and its affiliates or a transferee of such direct transferee who is notified by our general partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our register. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of a general partner or any departing general partner;

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  any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of our subsidiaries, us or any entity set forth in the preceding three bullet points;

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  any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates; and

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  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us. Please read "Certain Relationships and Related Transactions—Omnibus Agreement."

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will mail or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each record holder;

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  copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

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  certain information regarding the status of our business and financial condition.

        Our general partner may, and intends to, keep confidential from the limited partners, trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of EQT Midstream Services, LLC as general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered hereby and assuming that the underwriters do not exercise their option to purchase additional common units, our general partner and its affiliates, including EQT, will hold an aggregate of 4,839,718 common units and 17,339,718 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. All of the common units and subordinated units held by EQT are subject to the lock-up restrictions described below. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

Rule 144

        The 12,500,000 common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act other than any units purchased in this offering through the directed unit program, which will be subject to the lock-up restrictions described below. None of the directors or officers of our general partner own any common units prior to this offering; however they may purchase common units through the directed unit program or otherwise. Assuming all of the units reserved for issuance under the directed unit program are sold to participants in the program, 1,000,000 common units will be held by persons who have contractually agreed not to sell such units for 180 days following the date of this prospectus. Additionally, any common units owned by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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  1.0% of the total number of the common units outstanding, which will equal approximately 173,397 units immediately after this offering; or

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  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        At the closing of this offering, the following common units will be restricted and may not be resold publicly except in compliance with the registration requirements of the Securities Act, Rule 144 or otherwise:

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  4,839,718 common units owned by EQT and its affiliates; and

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  any units acquired by any of our affiliates, including the directors and executive officers of our general partner under the directed unit program or otherwise.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our Partnership Agreement and Registration Rights

        Our partnership agreement provides that we may issue an unlimited number of partnership interests of any type without a vote of the unitholders. Any issuance of additional common units or other equity interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. See "The Partnership Agreement—Issuance of Additional Securities."

        Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold, which, immediately after this offering, will equal 4,839,718 common units and 17,339,718 subordinated units. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units or other partnership securities to require registration of any of these units or other partnership securities and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years after it ceases to be our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts. Our general partner and its affiliates also may sell their units or other partnership interests in private transactions at any time, subject to compliance with applicable laws.

Lock-Up Agreements

        We, EQT, our general partner and the directors and executive officers of our general partner as well as all participants in the directed unit program have agreed with the underwriters not to sell or offer to sell any common units for a period of 180 days from the date of this prospectus. For a description of these lock-up provisions, please read "Underwriting."

Registration Statement on Form S-8

        We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all common units issued or reserved for issuance under our long-term incentive plan. We expect to file this registration statement as soon as practicable after this offering. Common units covered by the registration statement on Form S-8 will be eligible for sale in the public market, subject to applicable vesting requirements and the terms of applicable lock-up agreements described above.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated under the Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to EQT Midstream Partners, LP and our operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, partnerships and entities treated like partnerships for federal income tax purposes, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, IRAs, real estate investment trusts (REITs), employee benefit plans or mutual funds. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Baker Botts L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Pursuant to Code Section 731, distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90.0% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and other products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 7% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90.0% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, we will rely on the opinion of Baker Botts L.L.P. on such matters. It is the opinion of Baker Botts L.L.P. that, based upon the Code, its regulations, published revenue rulings and court decisions and the representations described below that:

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  We will be classified as a partnership for federal income tax purposes; and

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  Each of our operating subsidiaries will be disregarded as an entity separate from us or will be treated as a partnership for federal income tax purposes.

        In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Baker Botts L.L.P. has relied are:

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  Neither we nor the operating subsidiaries has elected or will elect to be treated as a corporation; and

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  For every taxable year, more than 90.0% of our gross income has been and will be income of the type that Baker Botts L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Code.

        We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxed as a corporation for federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, pursuant to Code Section 301, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Baker Botts L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

 Limited Partner Status

        Unitholders who are admitted as limited partners of EQT Midstream Partners, LP will be treated as partners of EQT Midstream Partners, LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of EQT Midstream Partners, LP for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the tax consequences of holding common units in EQT Midstream Partners, LP. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in EQT Midstream Partners, LP for federal income tax purposes.

Tax Consequences of Unit Ownership

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections," we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. The income we allocate to common unitholders will generally be taxable as ordinary income. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Pursuant to Code Section 731, distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, Section 465 of the Code requires the recapture of any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities under Section 752 of the Code, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, depletion recapture and/or substantially appreciated "inventory items," each as defined in the Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

  Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2014, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed with respect to that period. However, the ratio of taxable income to distributions for any single year in the projection period may be higher or lower. Thereafter, we anticipate that the ratio of taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the initial quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of taxable income to cash distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

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  gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

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  we make a future offering of common units and use the proceeds of this offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

  Basis of Common Units

        A unitholder's initial tax basis for his common units will be determined under Sections 722, 742 and 752 of the Code and will generally equal the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased under Section 705 of the Code by his share of our income and by any increases in his share of our nonrecourse liabilities and decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner's "net value," as defined in Treasury Regulations under Section 752 of the Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        Under Sections 704 and 465 of the Code, the deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50.0% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations of Code Section 469 generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitations on Interest Deductions

        Section 163 of the Code generally limits the deductibility of a non-corporate taxpayer's "investment interest expense" to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated in Notice 88-75, 1988-2 C.B. 386, that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, under Section 704 of the Code, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of those distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        Section 704(c) of the Code requires us to assign each asset contributed to us in connection with this offering a "book" basis equal to the fair market value of the asset at the time of this offering. Purchasers of units in this offering are entitled to calculate tax depreciation and amortization deductions and other relevant tax items with respect to our assets based upon that "book" basis, which effectively puts purchasers in this offering in the same position as if our assets had a tax basis equal to their fair market value at the time of this offering. In this context, we use the term "book" as that term is used in Treasury regulations under Section 704 of the Code. The "book" basis assigned to our assets for this purpose may not be the same as the book value of our property for financial reporting purposes.

        Upon any issuance of units by us after this offering, rules similar to those of Section 704(c) described above will apply for the benefit of recipients of units in that later issuance. This may have the effect of decreasing the amount of our tax depreciation or amortization deductions thereafter allocated to purchasers of units in this offering or of requiring purchasers of units in this offering to thereafter recognize "remedial income" rather than depreciation and amortization deductions.

        In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required under the Section 704(c) principles described above, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

  •
  his relative contributions to us;

  •
  the interests of all the partners in profits and losses;

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  the interests of all the partners in cash flows; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election," "—Disposition of Common Units—Allocations Between Transferors and Transferees," and "Uniformity of Units," allocations under our partnership agreement will be given effect under Section 704 of the Code for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those units would be fully taxable; and

  •
  all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Baker Botts L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced in the preamble to certain temporary regulations, 53 FR 34488-01, 1988-2 C.B. 346, that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

  Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26.0% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28.0% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Tax Rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35.0% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 15.0%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20.0%, respectively. Moreover, these rates are subject to change by new legislation at any time.

        Section 1411 of the Code will impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Section 754 Election

        We will make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election will generally permit us to adjust a common unit purchaser's tax basis in our assets, or inside basis, under Section 743(b) of the Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us, including a purchaser of units in this offering. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets, or common basis, and (ii) his Section 743(b) adjustment to that basis.

        The timing of deductions attributable to a Section 743(b) adjustment to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Section 704(c) principles with respect to an asset with respect to which the adjustment is allocable. Please read "—Allocation of Income, Gain, Loss and Deduction." The timing of these deductions may affect the uniformity of our units. Please read "—Uniformity of Units."

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. Under Section 704 of the Code, the federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by our general partner and its affiliates, and (ii) any other offering will be borne by our general partner and all of our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Part or all of the goodwill, going concern value and other intangible assets we acquire in connection with this offering may not produce any amortization deductions because of the application of the anti-churning restrictions of Section 197 of the Code. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules under Section 1245 or Section 1250 of the Code and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized under Section 709 of the Code and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15.0% through December 31, 2012 and 20.0% thereafter (absent new legislation extending or adjusting the current rate). However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS ruled in Rev. Rul. 84-53,1984-1 C.B. 159, that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Section 1259 of the Code can affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations under Section 706 of the Code that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who disposes of units prior to the record date set for a cash distribution for any quarter will be allocated items of our income, gain, loss and deductions attributable to the month of sale but will not be entitled to receive that cash distribution.

  Notification Requirements

        A unitholder who sells any of his units is generally required by regulations under Section 6050K of the Code to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required under Section 743 of the Code to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a sale may lead to the imposition of penalties under Section 6723 of the Code. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered under Section 708 of the Code to have terminated our tax partnership for federal income tax purposes upon the sale or exchange of our interests that, in the aggregate, constitute 50.0% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50.0% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending

December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced in an Industry Director Communication, LMSB-04-0210-006, a relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have an impact upon the value of our units. The timing of deductions attributable to Section 743(b) adjustments to the common basis of our assets with respect to persons purchasing units from another unitholder may affect the uniformity of our units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        For example, some types of depreciable assets are not subject to the typical rules governing depreciation (under Section 168 of the Code) or amortization (under Section 197 of the Code). If we were to acquire any assets of that type, the timing of a unit purchaser's deductions with respect to Section 743(b) adjustments to the common basis of those assets might differ depending upon when and to whom the unit he purchased was originally issued. We do not currently expect to acquire any assets of that type. However, if we were to acquire a material amount of assets of that type, we intend to adopt tax positions as to those assets that will not result in any such lack of uniformity. Any such tax positions taken by us might result in allocations to some unitholders of smaller depreciation deductions than they would otherwise be entitled to receive. Baker Botts L.L.P. has not rendered an opinion with respect to those types of tax positions. Moreover, the IRS might challenge those tax positions. If we took such a tax position and the IRS successfully challenged the position, the uniformity of our units might be affected, and the gain from the sale of our units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax under Section 511 of the Code on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it. Please read "Investment in EQT Midstream Partners, LP By Employee Benefit Plans."

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered under Section 875 of the Code to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax under Section 884 of the Code at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under Rev. Rul. 91-32, 1991-1 C.B. 107, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5.0% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50.0% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50.0% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker Botts L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities under Section 6221 of the Code for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1.0% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1.0% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS pursuant to Section 6222 of the Code identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional Withholding Requirements

        Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States ("FDAP Income") or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States paid to (i) a foreign financial institution (for which purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding. Although this legislation currently applies to payments made after December 31, 2012, the Department of the Treasury and the IRS have issued administrative guidance indicating that they plan to issue Treasury Regulations that will delay the effective date of the withholding regime so that withholding will only apply to payments of FDAP Income which are made after December 31, 2013, and to payments of relevant gross proceeds which are made after December 31, 2014. In addition, proposed Treasury Regulations have been issued which, if finalized, would confirm the extension of the effective dates for withholding. Non U.S. and U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of this legislation on their investment in our common units.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required under Section 6031 of the Code to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  a statement regarding whether the beneficial owner is:

  —
  a person that is not a U.S. person;

  —
  a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

  —
  a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required under Section 6031 of the Code to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by Section 6722 of the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

        An additional tax equal to 20.0% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed under Section 6662 of the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10.0% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150.0% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Section 482 of the Code is 200.0% or more (or 50.0% or less) of the amount determined under Code Section 482 to be the correct amount of such price, or (c) the net Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10.0% of the taxpayer's gross receipts.

        No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200.0% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40.0%. We do not anticipate making any valuation misstatements.

        In addition, the 20.0% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40.0%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

  Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required under Treasury regulations under Section 6011 of the Code and related provisions to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any "reportable transactions."

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in several states, most of which impose personal income taxes on individuals. Most of these states also impose an income tax on corporations and other entities. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder may be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN EQT MIDSTREAM PARTNERS, LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors."

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or IRA.

        Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (1)
  the equity interests acquired by employee benefit plans are publicly offered securities (i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws);

  (2)
  the entity is an "operating company" (i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries); or

  (3)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, and IRAs that are subject to ERISA or Section 4975 of the Code.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above.

        Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

        Citigroup Global Markets Inc. and Barclays Capital Inc. are acting as representatives of the underwriters named below, and Citigroup Global Markets Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter's name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
RBC Capital Markets, LLC

Total	12,500,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the underwriters' over-allotment option described below) if they purchase any of the common units.

        Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $            per common unit. After the common units are released for sale to the public, if all the common units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more common units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,875,000 additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter's initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

        We, EQT, our general partner and the directors and executive officers of our general partner have agreed that, subject to certain exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of each of Citigroup Global Markets Inc. and Barclays Capital Inc., offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise.

        Citigroup Global Markets Inc. and Barclays Capital Inc., in their sole discretion, may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our partnership occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Neither Citigroup Global Markets Inc. nor Barclays Capital Inc. has any present intention or any understanding, implicit or explicit, to release any of the common units or other securities subject to the lock-up agreement prior to the expiration of the 180-day restricted period described above.

        At our request, the underwriters have reserved up to 8% of the common units for sale at the initial public offering price to the officers, directors and employees of our general partner and its affiliates and certain other persons associated with us, as designated by us, through a directed unit program. The number of common units available for sale to the general public will be reduced by the number of directed units purchased by participants in the program. Except for certain directors and executive officers of our general partner who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person purchasing common units through the directed unit program has agreed that, for a period of 180 days from the date of this prospectus, he or she will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any common units or any securities convertible into or exchangeable for our common units with respect to units purchased in the program. For certain directors and executive officers of our general partner purchasing common units through the directed unit program, the lock-up agreements contemplated in the immediately preceding paragraph shall govern with respect to their purchases. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of executive officers and directors of our general partner, shall be with notice. Any directed units not purchased will be offered by the underwriters to the general public on the same basis as all other common units offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed units.

        Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

        We have been approved to list our common units on the NYSE, subject to official notice of issuance, under the symbol "EQM."

        The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units.

Paid by EQT Midstream Partners, LP
	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        We will pay Citigroup Global Markets Inc. and Barclays Capital Inc. an aggregate structuring fee equal to 0.60% of the gross proceeds of this offering for the evaluation, analysis and structuring of our partnership.

        We estimate that the expenses of this offering, not including the underwriting discount and structuring fee, will be approximately $4.0 million, all of which will be paid by us.

        In connection with this offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in this offering.

  —
  "Covered" short sales are sales of common units in an amount up to the number of common units represented by the underwriters' option to purchase additional common units.

  —
  "Naked" short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters' option to purchase additional common units.

  •
  Covering transactions involve purchases of common units either pursuant to the underwriters' over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

  —
  To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering.

  —
  To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the underwriters' over-allotment option.

  •
  Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Conflicts of Interest

        Certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking and advisory services for us, EQT and our respective affiliates from time to time in the ordinary course of their business for which they have received customary fees and reimbursement of expenses. Affiliates of each of the underwriters will be lenders under our new revolving credit facility and will receive a portion of the net proceeds from any exercise of the underwriters' over-allotment option. Certain of the underwriters or their affiliates have performed or will perform commercial banking, investment banking and advisory services for EQT during the 180-day period prior to, or the 90-day period following, the date of this prospectus, for which they have received or will receive customary fees and reimbursement or expenses.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

        Because the Financial Industry Regulatory Authority, Inc., or FINRA, views the common units offered hereby as interests in a direct participation program, there is no conflict of interest between us and the underwriters under Rule 5121 of the FINRA Rules and this offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        We, our general partner and certain of our affiliates, including EQT, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

        We may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognized collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

  (i)
  if we are a CIS and are marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

  (ii)
  otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

  (iii)
  in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as "relevant persons"). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

 Notice to Prospective Investors in Germany

        This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        This offering of our common units does not constitute an offer to sell or the solicitation of an offer to buy the common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

        The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

        We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        The financial statements of EQT Midstream Partners Predecessor at December 31, 2010 and 2011 and for each of the three years in the period ended December 31, 2011 appearing in this prospectus and in the registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The balance sheet of EQT Midstream Partners, LP as of May 31, 2012 included in this prospectus and in the registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-l regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        Upon completion of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. Our website is located at www.eqtmidstreampartners.com and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        We intend to furnish or make available to our unitholders annual reports containing our audited financial statements and furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

 FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "could," "will," "may," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "plan," "estimate," "anticipate," "believe," "project," "budget," "potential," or "continue," and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including guidance regarding our and EQT's infrastructure programs, revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

        A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

  •
  changes in general economic conditions;

  •
  competitive conditions in our industry;

  •
  actions taken by third-party operators, processors and transporters;

  •
  the demand for natural gas storage and transportation services;

  •
  our ability to successfully implement our business plan;

  •
  our ability to complete internal growth projects on time and on budget;

  •
  the price and availability of debt and equity financing;

  •
  the availability and price of natural gas to the consumer compared to the price of alternative and competing fuels;

  •
  competition from the same and alternative energy sources;

  •
  energy efficiency and technology trends;

  •
  operating hazards and other risks incidental to transporting, storing and gathering natural gas;

  •
  natural disasters, weather-related delays, casualty losses and other matters beyond our control;

  •
  interest rates;

  •
  labor relations;

  •
  large customer defaults;

  •
  changes in the availability and cost of capital;

  •
  changes in tax status;

  •
  the effects of existing and future laws and governmental regulations;

  •
  the effects of future litigation; and

  •
  certain factors discussed elsewhere in this prospectus.

        Forward-looking statements speak only as of the date on which they are made. While we may update these statements from time to time, we are not required to do so other than pursuant to the securities laws.

EQT MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Introduction

        The unaudited pro forma financial statements of EQT Midstream Partners LP (the Partnership) for the year ended December 31, 2011 and as of and for the three months ended March 31, 2012, are derived from the historical audited and unaudited financial statements of Equitrans, L.P., our predecessor for accounting purposes (the Predecessor), excluding the results of operations of Big Sandy Pipeline, a FERC-regulated transmission pipeline sold by Equitrans, L.P. to an unrelated party in July 2011, set forth elsewhere in this prospectus and are qualified in their entirety by reference to such historical financial statements and related notes contained therein. These pro forma financial statements have been prepared to reflect the formation, initial public offering (the Offering) and related transactions of the Partnership.

        In connection with the closing of the Offering, EQT Corporation will contribute all of the partnership interests in Equitrans, L.P. to the Partnership, which contribution will be recorded at historical cost as it is considered to be a reorganization of entities under common control. The pro forma adjustments have been prepared as if the transactions to be effected at the closing of the Offering had taken place on March 31, 2012, in the case of the pro forma balance sheet, and as of January 1, 2011, in the case of the pro forma income statement for the year ended December 31, 2011 and for the three months ended March 31, 2012. The unaudited pro forma financial statements have been prepared on the assumption that the Partnership will be treated as a partnership for federal income tax purposes. The unaudited pro forma financial statements should be read in conjunction with the notes accompanying such unaudited pro forma financial statements and with the historical audited and unaudited financial statements and related notes set forth elsewhere in this prospectus.

        The unaudited pro forma balance sheet and the unaudited pro forma statements of income were derived by adjusting the historical audited and unaudited financial statements of the Predecessor. The adjustments are based upon currently available information and certain estimates and assumptions. Actual effects of these transactions may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments are factually supportable and give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial data.

        The unaudited pro forma financial statements give pro forma effect to:

  •
  the distribution of Equitrans, L.P.'s interest in the Sunrise Pipeline to EQT;

  •
  the retirement by Equitrans, L.P. of all outstanding intercompany indebtedness and certain amounts due to/from related parties with EQT with the proceeds of a capital contribution by EQT;

  •
  the assignment of trade and other accounts receivable by Equitrans, L.P.;

  •
  the contribution by EQT of all of the partnership interests in Equitrans, L.P. to us;

  •
  the issuance to a subsidiary of EQT of 4,839,718 common units and 17,339,718 subordinated units, representing an aggregate 62.7% limited partner interest in us;

  •
  the issuance to our general partner of 707,744 general partner units representing a 2.0% general partner interest in us and all of our incentive distribution rights;

  •
  the issuance of 12,500,000 common units to the public in this offering, representing a 35.3% limited partner interest in us;

  •
  our entry into a new $350 million revolving credit facility;

  •
  the use of proceeds of this offering as described in "Use of Proceeds"; and

  •
  our entry into a lease agreement with EQT pursuant to which we will lease and operate the Sunrise Pipeline.

EQT MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA BALANCE SHEET

March 31, 2012

	Predecessor Historical	Pro Forma adjustments		Pro Forma as adjusted
	(in thousands)
ASSETS
Cash and cash equivalents	$—	$250,000	(a)	$45,800
		(16,250)	(b)
		(4,000)	(c)
		(1,900)	(d)
		(182,050)	(e)
Accounts receivable, net	14,001	(14,001)	(f)	—
Due from related party	39,147	(39,147)	(g)	—
Other current assets	1,781	(1,513)	(h)	268
Property plant & equipment	662,039	(135,595)	(i)	662,039
		135,595	(j)
Accumulated depreciation	(140,073)	—		(140,073)

Net property plant & equipment	521,966	—		521,966
Regulatory assets	18,027	—		18,027
Other	2,984	1,900	(d)	2,484
		(2,400)	(g)

TOTAL ASSETS	$597,906	$(9,361)		$588,545

LIABILITIES AND CAPITAL
Accounts payable	$18,511	$—		$18,511
Due to related party	108,470	(108,470)	(g)	—
Income tax payable	7,704	(7,704)	(h)	—
Accrued liabilities	6,516	(1,606)	(k)	4,910
Notes payable	135,235	(135,235)	(k)	—
Deferred income taxes	130,768	(130,768)	(h)	—
Other long-term liabilities	5,946	135,595	(j)	141,328
		(213)	(h)
Parent's net investment	184,756	(182,050)	(e)	—
		(14,001)	(f)
		66,923	(g)
		137,172	(h)
		(135,595)	(j)
		136,841	(k)
		(194,046)	(l)
Common unitholders—public (12,500,000 units issued and outstanding)	—	250,000	(a)	229,750
	—	(16,250)	(b)	—
	—	(4,000)	(c)	—
Common unitholders—EQT (4,839,718 units issued and outstanding)	—	41,033	(l)	41,033
Subordinated unitholders—EQT (17,339,718 units issued and outstanding)	—	147,013	(l)	147,013
General partner interest (707,744 general partner units issued and outstanding)	—	6,000	(l)	6,000

Total partners' equity	184,756	239,040		423,796

TOTAL LIABILITIES AND CAPITAL	$597,906	$(9,361)		$588,545

See accompanying notes to unaudited pro forma financial data.

EQT MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

Year Ended December 31, 2011

	Predecessor Historical	Pro Forma Adjustments		Pro Forma As Adjusted
	(in thousands, except per unit data)
Total operating revenues	$109,613	$—		$109,613
Operating expenses:
Operating and maintenance	26,221	—		26,221
Selling, general and administrative	17,302	—		17,302
Depreciation and amortization	11,470	—		11,470

Total operating expenses	54,993	—		54,993

Operating income	54,620	—		54,620

Other income	3,826	(3,819 3,819	)(i) (j)	3,826
Net interest charges	5,050	1,305 759 (759 759 (5,809	(d) (i) )(j) (k) )(k)	1,305
Income taxes	20,807	(20,807	)(h)	—

Net income	$32,589	$24,552		$57,141

General partner interest in net income				$1,143
Common unitholders' interest in net income				$27,999
Subordinated unitholders' interest in net income				$27,999
Net income per common unit (basic and diluted)				$1.61
Net income per subordinated unit (basic and diluted)				$1.61
Weighted average number of limited partners' units outstanding
Common units				17,340
Subordinated units				17,340

See accompanying notes to unaudited pro forma financial data.

 EQT MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

Three Months Ended March 31, 2012

	Predecessor Historical	Pro Forma Adjustments		Pro Forma As Adjusted
	(in thousands, except per unit data)
Total operating revenues	$31,003	$—		$31,003
Operating expenses:
Operating and maintenance	7,024	—		7,024
Selling, general and administrative	4,549	—		4,549
Depreciation and amortization	3,038	—		3,038

Total operating expenses	14,611	—		14,611

Operating income	16,392	—		16,392

Other income	2,471	(2,445) 2,445	(i) (j)	2,471
Net interest charges	1,539	326 435 (435) 435 (1,974)	(d) (i) (j) (k) (k)	326
Income taxes	6,201	(6,201)	(h)	—

Net income	$11,123	$7,414		$18,537

General partner interest in net income				$371
Common unitholders' interest in net income				$9,083
Subordinated unitholders' interest in net income				$9,083
Net income per common unit (basic and diluted)				$0.52
Net income per subordinated unit (basic and diluted)				$0.52
Weighted average number of limited partners' units outstanding
Common units				17,340
Subordinated units				17,340

See accompanying notes to unaudited pro forma financial data.

EQT MIDSTREAM PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

1. Basis of Presentation, Transactions and this Offering

        The historical financial information is derived from the audited and unaudited interim historical financial statements of the Predecessor. The pro forma adjustments have been prepared as if the Offering and the transactions described in this prospectus had taken place on March 31, 2012, in the case of the pro forma balance sheet, and as of January 1, 2011, in the case of the pro forma statements of operations for the year ended December 31, 2011 and for the three months ended March 31, 2012. The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments.

        Upon completion of this offering, the Partnership anticipates incurring incremental selling, general and administrative expenses of approximately $3.0 million per year as a result of becoming a publicly traded partnership, including expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation. The unaudited pro forma financial statements do not reflect these incremental selling, general and administrative expenses.

        The Partnership also expects to issue upon the closing of the offering phantom units to its independent directors and performance units to certain key employees of EQT, including its executive officers, which will result in compensation expense of approximately $1 million per year, based on the estimated public offering price of the units, the number of units to be issued, and the vesting period of the awards. The historical financial statements of the Predecessor include long-term incentive compensation plan expenses associated with the EQT long-term incentive plan which will not be an expense of the Partnership going forward. As a result, the issuance of EQM phantom and performance units associated with the EQM long-term incentive plan will not represent incremental expense of the Partnership and no additional expense related to such equity based compensation is included in the pro forma income statement.

2. Pro Forma Adjustments and Assumptions

        The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments is provided as follows:

  (a)
  The gross proceeds of $250.0 million from the issuance and sale of 12,500,000 common units at an assumed initial public offering price of $20.00 per unit. If the underwriters were to exercise their option to purchase additional common units in full, gross proceeds to the Partnership would equal $287.5 million.

  (b)
  The payment of estimated underwriting discounts and commissions and structuring fees.

  (c)
  The payment of offering expenses.

  (d)
  The payment of an estimated $1.9 million of origination fees on the Partnership's revolving credit facility, which will be amortized over the life of the facility, and an estimated $0.9 million of annual commitment fees. In total, the amortization and commitment fees are estimated to be $1.3 million and $0.3 million for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively.

EQT MIDSTREAM PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

2. Pro Forma Adjustments and Assumptions (Continued)

  (e)
  The $182.1 million distribution of net proceeds to EQT.

  (f)
  The assignment of trade and other accounts receivable by Equitrans, L.P. to EQT.

  (g)
  The repayment of net amounts due to related parties of $66.9 million, which is net of $2.4 million reimbursement to EQT for offering expenses, with proceeds of a capital contribution by EQT prior to the initial public offering.

  (h)
  The elimination of the impact of federal and state taxes as the Partnership is a non-taxable entity. As of March 31, 2012, $1.5 million adjustment to other current assets eliminates the current deferred tax asset, $7.7 million eliminates the income tax payable to EQT, $130.8 million eliminates the deferred income taxes and investment tax credits, and $0.2 million eliminates the unrecognized tax benefits recorded in other long-term liabilities. Income taxes expense of $20.8 million and $6.2 million are eliminated for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively.

  (i)
  The transfer of $135.6 million of under construction transmission assets associated with the Sunrise Pipeline project to a wholly-owned subsidiary of EQT Corporation, as well as the removal in the year ended December 31, 2011 of $3.8 million of related allowance for funds used during construction (AFUDC) equity and $0.8 million of AFUDC debt and the removal in the three months ended March 31, 2012 of $2.4 million of AFUDC equity and $0.4 million of AFUDC debt.

  (j)
  The signing of a capital lease agreement for the Sunrise Pipeline project with EQT. The construction of the property will not be completed until the third quarter of 2012. Lease payments and depreciation of the leased assets will not begin until the construction is complete. The $135.6 million adjustment reflects the current book value of the assets under construction. We currently project the total cost of the Sunrise Pipeline project will be $220 million when complete. The $3.8 million adjustment to other income in the year ended December 31, 2011 and the $2.4 million adjustment to other income in the three months ended March 31, 2012 reflects the reestablishment of the associated AFUDC equity and the $0.8 million for the year ended December 31, 2011 and $0.4 million for the three months ended March 31, 2012 reflects the reestablishment of the associated AFUDC debt.

  (k)
  The retirement of $135.2 million of long-term debt and $1.6 million of accrued interest at March 31, 2012 and associated interest expense of $5.8 million for the year ended December 31, 2011 and $2.0 million for the three months ended March 31, 2012 with the proceeds of a capital contribution by EQT prior to the initial public offering. This capital structure change reduces AFUDC debt by $0.8 million for the year ended December 31, 2011 and $0.4 million for the three months ended March 31, 2012.

  (l)
  Reflects the conversion of the adjusted parent net investment in the Predecessor of $194.0 million to common and subordinated units and the 2.0% general partner interest in EQT Midstream Partners.

3. Pro Forma Net Income per Unit

        Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the net income and loss allocation provisions of the

EQT MIDSTREAM PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

3. Pro Forma Net Income per Unit (Continued)

partnership agreement, to the common and subordinated unitholders under the two-class method, after deducting the general partner's interest of 2% in the pro forma net income, by the number of common and subordinated units expected to be outstanding at the closing of the Offering. For purposes of this calculation, we assumed that the minimum quarterly distribution was made to all unitholders for each quarter during the periods presented.

        Pro forma EQT Midstream Partners, LP earnings (loss) per unit was calculated using 17,339,718 common units and 17,339,718 subordinated units. The common and subordinated unit holders represent an aggregate 98% limited partner interest in EQT Midstream Partners, LP. All units were assumed to have been outstanding since January 1, 2011.

        Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of the initial public offering of the common units of EQT Midstream Partners, LP. Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the general partner than to the holders of common and subordinated units. The pro forma net income (loss) per unit calculations assume that no incentive distributions were made to the general partner because no such distribution would have been paid based upon the pro forma available cash from operating surplus for the period.

Report of Independent Registered Public Accounting Firm

The Board of Directors of EQT Corporation

        We have audited the accompanying balance sheets of EQT Midstream Partners Predecessor (the Predecessor) as of December 31, 2011 and 2010 and the related statements of operations, partners' capital, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Predecessor's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor at December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 30, 2012

EQT MIDSTREAM PARTNERS PREDECESSOR

BALANCE SHEETS

DECEMBER 31,

	2010	2011
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$14,341	$—
Accounts receivable, (net of allowance for doubtful accounts of $49 in 2010 and $77 in 2011)	4,655	5,147
Accounts receivable—affiliate	10,029	9,283
Due from related party	23,282	40,369
Other	8,475	1,661

Total current assets	60,782	56,460
Property, plant, and equipment	487,861	608,231
Accumulated depreciation	(150,643)	(137,339)

Net property, plant, and equipment	337,218	470,892
Regulatory assets	16,504	18,247
Other	497	843

Total assets	$415,001	$546,442

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$6,052	$20,522
Due to related party	10,261	68,161
Income taxes payable	15,421	17,498
Accrued liabilities	17,163	11,247

Total current liabilities	48,897	117,428
Long-term liabilities:
Notes payable—affiliate	135,235	135,235
Deferred income taxes and investment tax credits	97,373	112,218
Other long-term liabilities	7,973	7,928

Total long-term liabilities	240,581	255,381
Partners' capital	125,523	173,633

Total liabilities and partners' capital	$415,001	$546,442

The accompanying notes are an integral part of these financial statements.

EQT MIDSTREAM PARTNERS PREDECESSOR

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,

	2009	2010	2011
	(in thousands, except per unit data)
REVENUES:
Operating revenues—affiliate	$62,485	$74,028	$86,556
Operating revenues—third party	17,572	17,572	23,057

Total operating revenues	80,057	91,600	109,613

OPERATING EXPENSES:
Operating and maintenance	18,433	24,300	26,221
Selling, general, and administrative	23,268	18,477	17,302
Depreciation and amortization	9,652	10,886	11,470

Total operating expenses	51,353	53,663	54,993
OPERATING INCOME:	28,704	37,937	54,620
Other income, net	1,115	498	3,826
Interest expense, net	(5,187)	(5,164)	(5,050)

Income before income taxes	24,632	33,271	53,396
Income taxes	10,601	14,030	20,807

NET INCOME	$14,031	$19,241	$32,589

Unaudited pro forma basic earnings per common unit (See Note 2)			$1.23
Unaudited pro forma diluted earnings per common unit (See Note 2)			$1.23

The accompanying notes are an integral part of these financial statements.

EQT MIDSTREAM PARTNERS PREDECESSOR

STATEMENTS OF PARTNERS' CAPITAL

(in thousands)
BALANCE AT JANUARY 1, 2009	$91,585
Investment by partners	10,600
Distributions paid	(13,560)
Net income	14,031

BALANCE AT DECEMBER 31, 2009	102,656
Investment by partners	8,601
Distributions paid	(4,975)
Net income	19,241

BALANCE AT DECEMBER 31, 2010	125,523
Investment by partners	27,250
Distributions paid	(11,729)
Net income	32,589

BALANCE AT DECEMBER 31, 2011	$173,633

The accompanying notes are an integral part of these financial statements.

EQT MIDSTREAM PARTNERS PREDECESSOR

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

	2009	2010	2011
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,031	$19,241	$32,589
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,652	10,886	11,470
Deferred taxes	12,811	11,115	12,506
Other income	(1,115)	(498)	(3,826)
Non-cash long term compensation expense	1,044	1,292	2,249
Changes in other assets and liabilities:
Accounts receivable	(101)	(1,885)	(492)
Accounts payable	(1,084)	(1,727)	14,470
Regulatory assets	4,942	1,929	(1,743)
Due (to)/from EQT affiliates	5,414	(10,509)	(16,846)
Other assets and liabilities	2,599	(1,128)	(2,813)

Net cash provided by operating activities	48,193	28,716	47,564

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(32,143)	(36,404)	(135,831)

Net cash used in investing activities	(32,143)	(36,404)	(135,831)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions paid	(13,560)	(4,975)	(11,729)
Partners' investments	10,600	8,601	27,250
Due (to)/from EQT	(46,312)	(875)	58,405
Notes payable-affiliate	52,500	—	—

Net cash provided by financing activities	3,228	2,751	73,926

Net increase (decrease) in cash and cash equivalents	19,278	(4,937)	(14,341)
Cash and cash equivalents, beginning of the period	—	19,278	14,341

Cash and cash equivalents, end of the period	$19,278	$14,341	$—

CASH PAID (RECEIVED) DURING THE YEAR FOR:
Interest paid	$5,000	$5,199	$5,663

The accompanying notes are an integral part of these financial statements.

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS

1. Description of the Business

Organization

        Equitrans, L.P. (Equitrans or the Company), is a Pennsylvania limited partnership and the predecessor for accounting purposes (the Predecessor) of EQT Midstream Partners LP (the Partnership or EQT Midstream Partners). The accompanying financial statements and related notes include the assets, liabilities and results of operations of Equitrans presented on a carve-out basis, excluding the financial position and results of operations of the Big Sandy Pipeline (as described below), prior to the contribution of all of the partnership interests in Equitrans to EQT Midstream Partners, in connection with the Partnership's proposed initial public offering (IPO). The Partnership was formed in January 2012 as a Delaware limited partnership. As used in these financial statements, the terms "we," "our," "us," or like terms refer to the Predecessor. References in these financial statements to "EQT" refer collectively to EQT Corporation and its consolidated subsidiaries, other than the Predecessor.

        As of January 1, 2009, Equitrans was owned 97.25% by EQT Corporation, 2.50% by EQT Gathering, Inc., a subsidiary of EQT Corporation that owns EQT's non-regulated retained midstream assets, and 0.25% by ET Blue Grass, LLC, a subsidiary of EQT Corporation. Effective December 31, 2010, ET Blue Grass, LLC acquired the 2.50% limited partner interest in Equitrans previously held by EQT Gathering, Inc. for cash.

        Equitrans does not have any employees. Operational support for Equitrans is provided by EQT Gathering, LLC (EQT Gathering), one of EQT Gathering, Inc.'s operating subsidiaries engaged in certain midstream business operations. EQT Gathering's employees manage and conduct Equitrans' daily business operations.

        Prior to July 2011, Equitrans owned an approximately 70-mile FERC-regulated transmission pipeline located in eastern Kentucky (Big Sandy Pipeline). Construction on the Big Sandy Pipeline began in 2006 and was completed in 2008. Equitrans operated the pipeline until April 2011, when it was transferred to an affiliate. Such affiliate was subsequently sold in July 2011 to an unrelated third party pipeline operator. Equitrans has no continuing operations in Kentucky or any retained interest in the Big Sandy Pipeline.

        Effective March 1, 2011, pursuant to a sublease of mineral rights from us to EQT Production Company, an oil and gas exploration subsidiary of EQT, and an acreage dedication to us by EQT Production, we have the right to transport on our transmission and storage system, all natural gas produced from wells drilled by EQT on the dedicated acreage, which is an area covering approximately 60,000 acres in Pennsylvania and West Virginia. EQT has gathering systems that service this acreage and interconnect with our transmission and storage system.

        On September 8, 2011, Equitrans received approval from the Federal Energy Regulatory Commission (FERC) to proceed with construction of the Sunrise Pipeline project. The Sunrise Pipeline project consists of 41.5 miles of 24-inch diameter pipeline that parallels and interconnects with the segment of our transmission and storage system from Wetzel County, West Virginia to Greene County, Pennsylvania. In addition, the Sunrise Pipeline project will include connecting to a new delivery point with Texas Eastern Transmission in Greene County and constructing a new compressor station.

        On December 16, 2011, Equitrans filed with the FERC an application under Section 7 of the Natural Gas Act (NGA) requesting an order from the FERC: (1) amending the certificate of public convenience and necessity issued to Equitrans by order of the FERC on July 21, 2011 (Equitrans, L.P., 136 FERC ¶ 61,046 (2011)) for the Sunrise Pipeline to permit Equitrans to transfer a passive ownership

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS (Continued)

1. Description of the Business (Continued)

interest in the facilities that have yet to be constructed to a wholly-owned subsidiary of EQT and a non-jurisdictional entity; (2) authorizing the abandonment of the Sunrise Pipeline facilities that have already been constructed and placed into service by transfer of a passive ownership of the facilities to EQT; (3) granting to Equitrans certificate authority to lease all of the Sunrise Pipeline facilities from EQT and to operate the facilities; and (4) issuing pre-granted abandonment and certificate authority to allow the termination of the lease and the acquisition of the Sunrise Pipeline facilities upon the expiration of the term of the lease arrangement.

Nature of Business

        We are a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. We provide midstream services to EQT and third parties in the Appalachian Basin across 22 counties in Pennsylvania and West Virginia through our two primary assets: our transmission and storage system and our gathering system. These assets constitute the operations of the Predecessor and are being contributed to EQT Midstream Partners.

        Equitrans Transmission and Storage System.    Our transmission and storage system includes an approximately 700 mile FERC-regulated interstate pipeline system that connects to five long-haul interstate pipelines and multiple distribution companies, and is supported by 14 associated natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capability and 32 Bcf of working gas capacity. Revenues are primarily driven by our firm transmission and storage contracts.

        Equitrans Gathering System.    Our gathering system consists of approximately 2,100 miles of FERC-regulated low-pressure gathering lines. Substantially all of the revenues associated with our gathering system were generated under interruptible gathering service contracts.

2. Summary of Significant Accounting Policies

Use of Estimates

        We prepare our financial statements in conformity with United States generally accepted accounting principles (GAAP), which requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassification

        Certain previously reported amounts have been reclassified to conform to current year presentation.

Cash and Cash Equivalents

        We consider all highly liquid instruments with an original maturity of three months or less when purchased, to be cash equivalents. Interest earned on cash equivalents is included in interest expense in the accompanying statements of operations.

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Trade and Other Receivables

        Trade and other receivables are stated at their historical carrying amount. Judgment is required to assess the ultimate realization of our accounts receivable, including our assessing the probability of collection and the creditworthiness of customers. Based upon management's assessments, allowances for doubtful accounts of approximately $0.1 million were provided at December 31, 2010 and 2011. We also maintain certain receivables due from EQT. Refer to Note 4 for further discussion.

Property, Plant, and Equipment

        Property, plant and equipment are stated at amortized cost. Maintenance projects that do not increase the overall life of the related assets are expensed as incurred. Expenditures that extend the useful life of the underlying asset are capitalized.

	As of December 31,
	2010	2011
	(in thousands)
Transmission and storage assets	$395,023	$511,089
Accumulated depreciation	(129,632)	(114,485)

Net transmission and storage assets	265,391	396,604
Gathering assets	92,838	97,142
Accumulated depreciation	(21,011)	(22,854)

Net gathering assets	71,827	74,288

Net property, plant and equipment	$337,218	$470,892

        Depreciation is recorded using composite rates on a straight-line basis. The overall rate of depreciation for the years ended December 31, 2009, 2010 and 2011 were approximately 1.9%, 2.1% and 1.9%, respectively. We estimate our pipelines have useful lives ranging from 37 years to 65 years and our compression equipment has a useful life of 45 years. Depreciation rates are re-evaluated each time we file with the FERC for a change in our transportation and storage rates.

        Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, we review our long-lived assets for impairment by first comparing the carrying value of the assets to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. The transmission, storage and gathering systems are evaluated as one asset group for impairment purposes because the cash flows are not independent of one another. If the carrying value exceeds the sum of the assets' undiscounted cash flows, we estimate an impairment loss equal to the difference between the carrying value and fair value of the assets.

Natural Gas Imbalances

        We experience natural gas imbalances when the actual amount of natural gas delivered from a pipeline system or storage facility differs from the amount of natural gas scheduled to be delivered. We value these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in-kind, subject to the terms of our FERC tariff.

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Imbalances as of December 31, 2010 and 2011 were $6.9 million and $(0.1) million, respectively, and are reported as other in 2010 and accrued liabilities in 2011 in the accompanying balance sheet. In addition, we classify all imbalances as current as we expect to settle them within a year.

Regulatory Accounting

        Our regulated operations consist of interstate pipeline, intrastate gathering and storage operations subject to regulation by the FERC. Rate regulation provided by the FERC is designed to enable us to recover the costs of providing the regulated services plus an allowed return on invested capital. The application of regulatory accounting allows us to defer expenses and income in our balance sheets as regulatory assets and liabilities when it is probable that those expenses and income will be allowed in the rate setting process in a period different from the period in which they would have been reflected in the statements of operations for a non-regulated company. The deferred regulatory assets and liabilities are then recognized in the statements of operations in the period in which the same amounts are reflected in rates. The amounts deferred are to be recovered over the regulated period. The amounts deferred in the balance sheets relate primarily to the accounting for income taxes, allowance for funds used during construction (AFUDC) and post-retirement benefit costs. We believe that we will continue to be subject to rate regulation that will provide for the recovery of deferred costs.

        On April 5, 2006, the FERC approved a settlement to Equitrans' consolidated 2005 and 2004 rate case filings. The settlement became effective on June 1, 2006. This settlement (i) increased our base tariff rates, (ii) implemented an annual surcharge for the tracking and recovery of certain pipeline safety costs among other programs and (iii) implemented a mechanism for recovering migrated base gas.

Revenue Recognition

        Revenues relating to the transmission, storage and gathering of natural gas are recognized in the period service is provided. Reservation revenues on firm contracted capacity are recognized ratably over the contract period regardless of the amount of natural gas that is transported. Revenues associated with interruptible services are recognized as physical deliveries of natural gas are made. Revenue is recognized for gathering activities when deliveries of natural gas are made.

Income Taxes

        Our income is currently reported and included as part of EQT's consolidated federal tax return. Equitrans is a Pennsylvania limited partnership that was a tax partnership through December 31, 2010 at which time as a result of an internal restructuring it was deemed to be solely owned by EQT and became a disregarded entity for federal income tax purposes. The current provision for income taxes represents amounts paid or estimated to be payable, net of amounts refunded or estimated to be refundable, by or to EQT as a result of our operations. Current federal income tax balances of all subsidiary companies are periodically settled with EQT, which makes all consolidated tax payments. The consolidated federal income tax is allocated among the group's members on a separate-return basis with tax credits allocated to those members who generate the credits. Following the initial public offering of the Partnership, our operations will be treated as a partnership for federal income tax purposes, with each partner being separately taxed on its share of the taxable income.

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized. Where deferred tax liabilities will be passed through to customers in regulated rates, we record a corresponding regulatory asset for the increase in future revenues. Investment tax credits realized in prior years were deferred and are being amortized over the estimated service lives of the related properties where required by ratemaking rules.

        In accounting for uncertainty in income taxes of a tax position taken or expected to be taken in a tax return, we utilize a recognition threshold and measurement attribute for the financial statement recognition and measurement. The recognition threshold requires us to determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. If it is more likely than not that a tax position will be sustained, then we must measure the tax position to determine the amount of benefit to recognize in its financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense.

Allowance for Funds Used During Construction

        We capitalize the carrying costs for the construction of certain regulated long-term assets and amortize the costs over the life of the related assets. The calculated AFUDC includes capitalization of the cost of financing construction of assets subject to regulation by the FERC. A computed interest cost and a designated cost of equity for financing the construction of these regulated assets are recorded in our financial statements. AFUDC applicable to equity funds recorded in other income in the statement of operations for the years ended December 31, 2009, 2010 and 2011, were $1.1 million, $0.1 million and $3.8 million, respectively. AFUDC applicable to interest cost is included as a reduction of interest expense in the statement of operations for the years ended December 31, 2009, 2010 and 2011 was $0.4 million, $0.1 million and $0.8 million, respectively.

Asset Retirement Obligations

        We operate and maintain our transmission and storage system and our gathering system, and we intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, we believe that we cannot reasonably estimate the asset retirement obligations for our system assets as these assets have indeterminate lives.

Recently Issued Accounting Standards

        In May 2011, the Financial Accounting Standards Board (FASB) issued a standard update intended to enhance the fair value disclosure requirements to result in common fair value measurement in accordance with GAAP and International Financial Reporting Standards (IFRS). The amendments are to be applied prospectively, and are effective during interim and annual periods beginning after December 15, 2011. We are currently evaluating the impact this standard will have on our financial statements.

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (Continued)

        In June 2011, the FASB issued a standard update to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We are currently evaluating the impact this standard will have on our financial statements.

        Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or coincident with an initial public offering be considered as distributions in contemplation of that offering. Upon completion of this offering, the Partnership intends to distribute approximately $182.1 million in cash to EQT. Unaudited basic and diluted pro forma earnings per common unit for EQT Midstream Partners, LP for the year ended December 31, 2011 assumed 707,744 general partner units, 17,339,718 subordinated units and 12,971,437 common units were outstanding in the period. The 12,971,437 common units consists of 4,839,718 common units issued to EQT plus an additional 8,131,719 units, which is the number of common units that we would have been required to issue to fund the $182.1 million distribution of net proceeds to EQT. The number of common units that EQM would have been required to issue to fund the $182.1 million distribution was calculated as $182.1 million minus the EQT Midstream Partners Predecessor net earnings of $32.6 million for the year ended December 31, 2011 divided by an issue price per unit of $18.38, which is the assumed initial public offering price of $20.00 per common unit less the estimated underwriting discounts, structuring fee and offering expenses. There were no potential common units outstanding to be considered in the pro forma diluted earnings per unit calculation.

3. Financial Information by Business Segment

        Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate resources.

        We report our operations in two segments, which reflect our lines of business. Transmission and Storage includes our FERC-regulated interstate pipeline and storage business. Gathering includes our FERC-regulated low pressure gathering system. The operating segments are evaluated on their contribution to our results based on operating income.

        All of our operating revenues, income from continuing operations and assets are generated or located in the United States.

	Years Ended December 31,
	2009	2010	2011
	(in thousands)
Operating Revenues:
Transmission and storage	$65,521	$74,393	$93,707
Gathering	14,536	17,207	15,906

Total	$80,057	$91,600	$109,613

Operating income:
Transmission and storage	$28,745	$42,280	$60,906
Gathering	(41)	(4,343)	(6,286)

Total operating income	$28,704	$37,937	$54,620

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Financial Information by Business Segment (Continued)

	Years Ended December 31,
	2009	2010	2011
	(in thousands)
Reconciliation of operating income to net income:
Other income	1,115	498	3,826
Interest expense	(5,187)	(5,164)	(5,050)
Income tax expense	(10,601)	(14,030)	(20,807)

Net income	$14,031	$19,241	$32,589

	As of December 31,
	2010	2011
	(in thousands)
Segment assets:
Transmission and storage	$327,825	$461,002
Gathering	87,176	85,440

Total assets	$415,001	$546,442

	Years Ended December 31,
	2009	2010	2011
	(in thousands)
Depreciation and amortization:
Transmission and storage	$7,438	$8,212	$8,850
Gathering	2,214	2,674	2,620

Total	$9,652	$10,886	$11,470

Expenditures for segment assets:
Transmission and storage	$22,203	$33,158	$131,902
Gathering	9,940	3,246	3,929

Total	$32,143	$36,404	$135,831

4. Related-Party Transactions

        In the ordinary course of business, we have transactions with affiliated companies.

        Accounts receivable—affiliate represents amounts due from subsidiaries of EQT, primarily related to transmission, storage and gathering services. For the years ended December 31, 2009, 2010 and 2011, we generated revenues of approximately $62.5 million, $74.0 million and $86.6 million, respectively, from services provided to subsidiaries of EQT.

        The accompanying balance sheets include amounts due from related parties as of December 31, 2010 and 2011 of $23.3 million and $40.4 million, respectively. Amounts due to related parties as of December 31, 2010 and 2011 totaled $10.3 million and $68.1 million, respectively. These amounts represent transactions with subsidiaries of EQT outside of transmission, storage and gathering services.

        As discussed in Note 7, EQT provides financing directly or indirectly through EQT Capital Corporation (EQT Capital), EQT's subsidiary finance company, predominantly through intercompany

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS (Continued)

4. Related-Party Transactions (Continued)

term and demand loans. In addition, operating and administrative expenses and capital expenditures incurred on our behalf by EQT Corporation result in intercompany advances recorded as amounts due to or due from EQT Corporation on our balance sheet. These advances are related to changes in working capital, cash used for capital expenditures, as well as other cash flow needs. We view these as financing transactions as we would have otherwise obtained demand notes or term loans from EQT Capital to fund these transactions. Of the total due to and due from related parties in the accompanying balance sheets discussed above, $0.6 million and $(57.8) million are due from and due to EQT Corporation at December 31, 2010 and 2011 respectively.

        The personnel who operate our assets are employees of EQT. EQT directly charges us for the payroll and benefit costs associated with employees and carries the obligations for other employee related benefits in its financial statements. We are allocated a portion of EQT's defined benefit pension plan liability for the retirees of Equitrans based on an actuarial assessment of that liability. Our share of those costs is charged through due to related parties and reflected in operations and maintenance expense in the accompanying statement of operations. See Note 8.

        We are allocated a portion of the indirect operating and maintenance expense incurred by EQT Gathering, a subsidiary of EQT that incurs certain costs that are shared by us. For the years ended December 31, 2009, 2010 and 2011 operating and maintenance expenses allocated to us were approximately $0.5 million, $0.4 million and $2.5 million respectively. The allocation in 2009 and 2010 was based on our percentage of labor hours for certain operations and maintenance departments. In 2011, EQT Gathering began allocating certain engineering and gas control expenses to Equitrans that were not previously allocated. The allocation in 2011 is based on our percentage of a calculation based upon net plant, revenue and headcount. EQT management believes allocating these expenses to Equitrans was necessary and appropriate due to the amount of such costs that were directly attributable to Equitrans as a result of its expansion efforts.

        For the years ended December 31, 2009, 2010 and 2011 selling, general and administrative expenses allocated to us were approximately $4.5 million, $3.9 million and $3.7 million, respectively. We are allocated a portion of the selling, general and administrative expense incurred by EQT Gathering. The allocation is based on our percentage of a calculation based upon net plant, revenue and headcount.

        Included in the accompanying statements of operations operating expenses is stock-based compensation of $7.6 million, $2.9 million and $3.1 million during the years ended December 31, 2009, 2010 and 2011, respectively. EQT's stock-based compensation programs consist of restricted stock, stock options, and performance based units issued to employees. To the extent compensation cost relates to employees directly involved in transmission and storage or gathering operations, such amounts are charged to us by EQT and are reflected as operating expenses. To the extent compensation cost relates to employees indirectly involved in transmission and storage or gathering operations, such amounts are charged to us from EQT and reflected as general and administrative expenses.

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS (Continued)

5. Income Taxes

        The components of the federal income tax expense (benefit) for the years ended December 31, 2009, 2010 and 2011 are as follows:

	Years Ended December 31,
	2009	2010	2011
	(in thousands)
Current:
Federal	$(2,027)	$1,962	$6,473
State	31	1,163	2,026

Subtotal	(1,996)	3,125	8,499

Deferred:
Federal	10,239	8,782	9,849
State	2,572	2,333	2,657

Subtotal	12,811	11,115	12,506
Amortization of deferred investment tax credit	(214)	(210)	(198)

Total	$10,601	$14,030	$20,807

        Current federal tax obligations are settled with EQT. EQT's consolidated federal income tax is allocated among the group's members on a separate return basis with tax credits allocated to the members generating the credits.

        Income tax expense differs from amounts computed at the federal statutory rate of 35% on pre-tax book income from continuing operations as follows:

	Years Ended December 31,
	2009	2010	2011
	(in thousands)
Tax at statutory rate:	$8,621	$11,645	$18,689
State income taxes	1,692	2,272	3,044
Regulatory Assets	(271)	21	(1,057)
Other	559	92	131

Income tax expense	$10,601	$14,030	$20,807

Effective tax rate	43.0%	42.2%	39.0%

        Our effective tax rate for the year ended December 31, 2011 was 39.0% compared to 42.2% for the year ended December 31, 2010. The lower rate in 2011 was primarily the result of an increased benefit related to AFUDC applicable to equity funds. Our effective tax rate for the year ended December 31, 2010 was 42.2% compared to 43.0% for the year ended December 31, 2009. The lower tax rate in 2010 was primarily the result of lower reserves required for uncertain tax positions.

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS (Continued)

5. Income Taxes (Continued)

        The following table reconciles the beginning and ending amount of reserve for uncertain tax positions (excluding interest and penalties):

	Years Ended December 31,
	2009	2010	2011
	(in thousands)
Beginning Balance	$139	$1,953	$2,044
Additions for the current year	—	581	15
Additions for the prior year	1,814	—	59
Reductions for the prior years	—	(490)	(215)
Settlements and statute expiration	—	—	—

Ending Balance	$1,953	$2,044	$1,903

        In accounting for uncertainty in income taxes, EQT utilizes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Included in the tabular reconciliation above at December 31, 2009, 2010 and 2011 are $1.8 million, $1.9 million and $1.7 million respectively, for tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. We recognized interest and penalties accrued related to unrecognized tax benefits in income tax expense. Interest of $0.2 million, $0.3 million and $0.3 million is included in unrecognized tax benefits at December 31, 2009, 2010 and 2011, respectively. The total amount of unrecognized tax benefits, inclusive of interest, was $2.2 million, $2.4 million and $2.2 million as of December 31, 2009, 2010 and 2011, respectively, and is included in other long-term liabilities on the balance sheet. The total amount of unrecognized tax benefits (excluding interest and penalties) that, if recognized, would affect the effective tax rate was $0.1 million, $0.1 million and $0.2 million as of December 31, 2009, 2010 and 2011. As of December 31, 2011, it is reasonably possible that the total amount of unrecognized tax benefits could decrease by up to $1.9 million within the next 12 months due to potential settlements, legal or administrative guidance by relevant taxing authorities or the lapse of applicable statutes of limitations. There were no material changes to our methodology for determining unrecognized tax benefits during 2009, 2010 and 2011.

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS (Continued)

5. Income Taxes (Continued)

        The following table summarizes the source and tax effects of temporary differences between financial reporting and tax basis of assets and liabilities.

	December 31,
	2010	2011
	(in thousands)
Deferred Income Taxes:
Total deferred income tax assets	$(4,697)	$(4,590)
Total deferred income tax liabilities	99,649	114,620

Total net deferred income tax liabilities (including amounts classified as current assets of $(1,419) in 2010 and $(1,513) in 2011)	$94,952	$110,030

Total Deferred Income Tax (Assets)/Liabilities:
PP&E tax deductions in excess of book deductions	92,624	105,104
Regulatory temporary differences	7,025	9,516
Postretirement benefits	(1,433)	(1,813)
Other	(3,264)	(2,777)

Total	$94,952	$110,030

        There is no valuation allowance relating to deferred tax assets as the entire balance is expected to be realized. The deferred tax liabilities principally consist of temporary differences between financial and tax reporting for our property, plant and equipment (PP&E) and regulatory assets. Included in the deferred income taxes and investment tax credits on the balance sheet are investment tax credits of $1.0 million and $0.7 million at December 31, 2010 and December 31, 2011, respectively.

        The IRS has completed its audit of EQT Corporation and Subsidiaries' federal income tax filings through 2005. The IRS began its audit and review of EQT's federal income tax filings for the 2006 through 2009 years during the second quarter of 2010. Equitrans, LP is also under audit by the IRS for the 2008 and 2009 tax years. EQT also is the subject of various state income tax examinations.

6. Regulatory Assets

        The table below summarizes our regulatory assets, net of amortization, as of December 31, 2010 and 2011. The regulatory assets are recoverable or reimbursable over various periods. We believe that we will continue to be subject to rate regulation that will provide for the recovery of our regulatory assets.

	December 31,
Description	2010	2011
	(in thousands)
Deferred taxes	$7,025	$6,479
Post-retirement benefits other than pension	5,054	3,994
AFUDC	2,594	5,053
Other recoverable costs	1,831	2,721

Total regulatory assets	$16,504	$18,247

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS (Continued)

6. Regulatory Assets (Continued)

        Deferred taxes:    The regulatory asset associated with deferred taxes primarily represents deferred income taxes recoverable through future rates once the taxes become current. We expect to recover the amortization of this asset through rates.

        Post-retirement benefits other than pensions:    The actuarially determined cost of post-retirement benefits is recovered through rates that are set through periodic rate filings. Differences between the annual actuarially determined costs and amounts currently being recovered in rates are recorded as regulatory assets or liabilities and collected or refunded through future rate adjustments. We amortize post-retirement benefits other than pensions previously deferred and recognizes expense for ongoing post-retirement benefits other than pensions, which are subject to recovery in approved rates. The reduction in our regulatory asset for amortization of post-retirement benefits other than pensions previously deferred was approximately $1.4 million and $0.7 million for the years ended December 31, 2009 and December 31, 2010, respectively. The previously deferred amounts were fully amortized in 2010.

        AFUDC:    The regulatory asset associated with AFUDC represents the offset to the deferred taxes associated with the equity component of the allowance for funds used during the construction of long-lived assets. Taxes on capitalized funds used during construction and the offsetting deferred income taxes are included in the rate base and are recovered over the depreciable lives of the long-lived assets to which they relate.

        Other recoverable costs:    Other recoverable costs primarily represent the recovery of operation and maintenance expenses incurred in connection with the pipeline safety program. We have been approved by the FERC to institute an annual surcharge for the tracking and recovery of all costs incurred. The remaining balance represents the recovery of storage base gas. We are entitled to recover certain migrated storage base gas. A regulatory asset was established by multiplying the recoverable volume of migrated base gas by the average cost of the base gas. The regulatory asset is reduced by the volumes of base gas recovered through a component of the transmission system retention factor assessed to transmission service customers.

        The following regulatory assets do not earn a return on investment: deferred taxes, other post-retirement benefits and base gas migration.

7. Notes Payable—Affiliate

        EQT provides financing to its affiliates directly or indirectly through EQT Capital. Such financing is generally provided through intercompany term and demand loans that are entered into between EQT Capital and EQT's subsidiaries. We have notes payable due to EQT Capital of approximately

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS (Continued)

7. Notes Payable—Affiliate (Continued)

$135.2 million as of December 31, 2010 and 2011. The interest rate on the demand notes is equal to a commercial rate plus 100 basis points.

	December 31,
	2010	2011
	(in thousands)
Demand notes	$78,128	$78,128
8.057% notes, due July 1, 2012	37,500	37,500
5.50% notes, due July 1, 2012	9,000	9,000
5.060% notes, due January 22, 2014	10,607	10,607

	135,235	135,235
Less debt payable within one year	—	—

Total long-term debt	$135,235	$135,235

        There are no maturities of long-term debt scheduled through 2015. Demand notes were payable on notification from EQT Capital prior to being refinanced subsequent to December 31, 2011.

        Interest expense on long-term debt and demand loans amounted to $5.5 million, $5.2 million and $5.8 million for the years ended December 31, 2009, 2010 and 2011, respectively.

8. Pension and Other Postretirement Benefit Plans

        The personnel who operate our assets are employees of EQT. EQT directly charges us for the payroll and benefit costs associated with these employees and retirees. EQT carries the obligations for pension and other employee-related benefits in its financial statements.

        Equitrans' retirees participate in a defined benefit pension plan that is sponsored by EQT. For the years ended December 31, 2010 and 2011, we reimbursed approximately $0.1 million and $0.3 million, respectively, to the plan sponsor in order to meet certain funding targets. We expect to make cash payments to EQT Corporation of approximately $0.3 million in 2012 to reimburse for defined benefit pension plan funding. Pension plan contributions are designed to meet minimum funding requirements and keep plan assets at least equal to 80% of projected liabilities. Our reimbursements to EQT are based on the proportion of the plan's total liabilities allocable to Equitrans retirees. We received a positive adjustment of $0.1 million in 2009 of the expenses associated with the plan. We were allocated $0.1 million of the expenses associated with the plan in 2010 and 2011, respectively. The dollar amount of a cash reimbursement to the plan sponsor in any particular year will vary as a result of gains or losses sustained by the pension plan assets during the year due to market conditions. We do not expect the variability of contribution requirements to have a significant effect on our financial position, results of operations or liquidity.

        We contribute to a defined contribution plan sponsored by EQT. The contribution amount is a percentage of each employee's base salary to an individual investment account for such employee. The amount of such contributions was $0.1 million and $0.1 million in 2009 and 2010, respectively. In 2011, we did not make direct contributions, but were charged through the EQT payroll and benefit costs discussed in Note 4.

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS (Continued)

8. Pension and Other Postretirement Benefit Plans (Continued)

        The employees who operate our assets and Equitrans retirees participate in certain other post-employment benefit plans sponsored by EQT. We were allocated $0.2 million, $0.4 million and $0.3 million in 2009, 2010 and 2011, respectively, of the expenses associated with these plans.

        Under the July 1, 2005 Equitrans rate case settlement, we began amortizing post-retirement benefits other than pensions previously deferred over a five-year period. Currently, we recognize expenses for ongoing post-retirement benefits other than pensions, which are now subject to recovery in the approved rates. Expenses recognized by us for the years ended December 31, 2009 and 2010 for amortization of post-retirement benefits other than pensions previously deferred were approximately $1.4 million and $0.7 million, respectively. The previously deferred amounts were fully amortized in 2010. Expenses recognized by us for the years ended December 31, 2009, 2010 and 2011 for ongoing post-retirement benefits other than pensions were approximately $1.2 million per year.

9. Fair Value of Financial Instruments

        The carrying value of cash equivalents and demand notes approximates fair value due to the short maturity of the instruments. The estimated fair values of the notes payable—affiliate on the accompanying balance sheets at December 31, 2010 and 2011 were approximately $145 million and $155 million respectively. The fair value was estimated based on market rates reflective of the remaining maturity and risk.

10. Commitments and Contingencies

        We are subject to federal, state and local environmental laws and regulations. These laws and regulations, which are constantly changing, can require expenditures for remediation and in certain instances result in assessment of fines. We have established procedures for ongoing evaluation of our operations to identify potential environmental exposures and assure compliance with regulatory policies and procedures. The estimated costs associated with identified situations that require remedial action are accrued. However, when recoverable through regulated rates, certain of these costs are deferred as regulatory assets. Ongoing expenditures for compliance with environmental law and regulations, including investments in plant and facilities to meet environmental requirements, have not been material. Management believes that any such required expenditures will not be significantly different in either nature or amount in the future and does not know of any environmental liabilities that will have a material effect on our financial position or results of operations.

        In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against the Company. While the amounts claimed may be substantial, the Company is unable to predict with certainty the ultimate outcome of such claims and proceedings. The Company accrues legal or other direct costs related to loss contingencies when actually incurred. The Company has established reserves it believes to be appropriate for pending matters and after consultation with counsel and giving appropriate consideration to available insurance, the Company believes that the ultimate outcome of any matter currently pending against the Company will not materially affect the financial position, results of operations or liquidity of the Company.

        In connection with construction of the Sunrise Pipeline project and Blacksville Compressor Station project, we entered into agreements with pipeline construction and other contractors to provide services to us. These obligations total approximately $250 million. Both projects are expected to be completed in the third quarter 2012.

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO FINANCIAL STATEMENTS (Continued)

10. Commitments and Contingencies (Continued)

        Equitrans had no operating or capital leases as of December 31, 2011.

11. Concentrations of Credit Risk

        Our transmission and storage and gathering operations include FERC-regulated interstate pipelines and storage service for Equitable Gas, a subsidiary of EQT Corporation, as well as other utility and end users customers located in the northeastern United States. We also provide service to customers engaged in commodity procurement and delivery, including large industrial, utility, commercial, institutional customers and certain marketers primarily in the Appalachian and mid-Atlantic regions.

        Approximately 42% and 49% of third party accounts receivable balances of $4.7 million and $5.1 million as of December 31, 2010 and 2011, respectively, represent amounts due from marketers. We manage the credit risk of sales to marketers by limiting our dealings to those marketers who meet specified criteria for credit and liquidity strength and by actively monitoring these accounts. We may require a letter of credit, guarantee, performance bond or other credit enhancement from a marketer in order for that marketer to meet our credit criteria. We did not experience any significant defaults on accounts receivable during the years ended December 31, 2009, 2010 and 2011.

12. Subsequent Event Disclosure

        Subsequent events have been evaluated through March 30, 2012, the date our financial statements were available to be issued.

        On February 3, 2012, we refinanced with EQT Capital our intercompany term debt and our demand loans into a 10 year term note maturing on February 1, 2022 at an interest rate of 6.01%. Accordingly, since we intended and arranged to finance such amounts on a long-term basis, the related obligations are reflected as long-term debt at December 31, 2011 in the accompanying balance sheet.

EQT MIDSTREAM PARTNERS PREDECESSOR

BALANCE SHEETS

	December 31, 2011	March 31, 2012	Pro Forma March 31, 2012
		(unaudited)	(unaudited)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—
Accounts receivable, (net of allowance for doubtful accounts of $77 as of December 31, 2011 and $41 as of March 31, 2012)	5,147	4,795	4,795
Accounts receivable-affiliate	9,283	9,206	9,206
Due from related party	40,369	39,147	39,147
Other	1,661	1,781	1,781

Total current assets	56,460	54,929	54,929
Property, plant, and equipment	608,231	662,039	662,039
Accumulated depreciation	(137,339)	(140,073)	(140,073)

Net property, plant, and equipment	470,892	521,966	521,966
Regulatory assets	18,247	18,027	18,027
Other	843	2,984	2,984

Total assets	$546,442	$597,906	597,906

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$20,522	$18,511	18,511
Due to related party	68,161	108,470	290,520
Income taxes payable	17,498	7,704	7,704
Accrued liabilities	11,247	6,516	6,516

Total current liabilities	117,428	141,201	323,251
Long-term liabilities:
Notes payable-affiliate	135,235	135,235	135,235
Deferred income taxes and investment tax credits	112,218	130,768	130,768
Other long-term liabilities	7,928	5,946	5,946

Total long-term liabilities	255,381	271,949	271,949
Partners' capital (Note 2)	173,633	184,756	2,706

Total liabilities and partners' capital	$546,442	$597,906	597,906

The accompanying notes are an integral part of these financial statements.

EQT MIDSTREAM PARTNERS PREDECESSOR

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2011	2012
	(in thousands, except per unit data)
REVENUES:
Operating revenues—affiliate	$21,470	$24,234
Operating revenues—third party	5,156	6,769

Total operating revenues	26,626	31,003

OPERATING EXPENSES:
Operating and maintenance	4,887	7,024
Selling, general, and administrative	3,802	4,549
Depreciation and amortization	2,841	3,038

Total operating expenses	11,530	14,611

OPERATING INCOME	15,096	16,392
Other income, net	346	2,471
Interest expense, net	(1,294)	(1,539)

Income before income taxes	14,148	17,324
Income taxes	5,513	6,201

NET INCOME	$8,635	$11,123

Unaudited pro forma basic earnings per common unit (See Note 2)		$0.42
Unaudited pro forma diluted earnings per common unit (See Note 2)		$0.42

EQT MIDSTREAM PARTNERS PREDECESSOR

STATEMENT OF PARTNERS' CAPITAL

(UNAUDITED)

(in thousands)
Balance at January 1, 2012	$173,633
Net income	11,123

Balance at March 31, 2012	$184,756

The accompanying notes are an integral part of these financial statements

EQT MIDSTREAM PARTNERS PREDECESSOR

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2011	2012
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,635	$11,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,841	3,038
Deferred taxes	3,314	16,179
Other income	(346)	(2,471)
Non-cash long-term compensation expense	456	641
Changes in other assets and liabilities:
Accounts receivable	255	352
Accounts payable	(1,131)	(2,011)
Regulatory assets	53	220
Due from EQT affiliates	2,321	1,974
Income taxes payable	391	(9,794)
Other assets	963	(2,661)
Other liabilities	(4,274)	(4,984)

Net cash provided by operating activities	13,478	11,606

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,992)	(51,240)

Net cash used in investing activities	(10,992)	(51,240)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions paid	(11,729)	—
Due to EQT	9,309	39,634

Net cash (used in)/provided by financing activities	(2,420)	39,634

Net increase in cash and cash equivalents	66	—
Cash and cash equivalents, beginning of the period	14,341	—

Cash and cash equivalents, end of the period	$14,407	$—

CASH PAID DURING THE YEAR FOR:
Interest paid	$2,388	$2,581

The accompanying notes are an integral part of these financial statements

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

1. Financial Statements

        The accompanying unaudited financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by United States general accepted accounting principles for complete financial statements. In our opinion, these statements include all adjustments (consisting of only normal recurring accruals, unless otherwise disclosed) necessary for a fair presentation of the financial position of the EQT Midstream Partners Predecessor as of March 31, 2012, and the results of its operations and cash flows for the three month periods ended March 31, 2011 and 2012.

        For further information, refer to the historical audited financial statements and footnotes thereto included elsewhere in this prospectus.

2. Basis of Presentation

        Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or coincident with an initial public offering be considered as distributions in contemplation of that offering. Upon completion of this offering, the Partnership intends to distribute approximately $182.1 million in cash to EQT. Unaudited basic and diluted pro forma earnings per common unit for EQT Midstream Partners, LP for the three months ended March 31, 2012 assumed 707,744 general partner units, 17,339,718 subordinated units and 12,971,437 common units were outstanding in the period. The 12,971,437 common units consists of 4,839,718 common units issued to EQT plus an additional 8,131,719 units, which is the number of common units that we would have been required to issue to fund the $182.1 million distribution of net proceeds to EQT. The number of common units that EQT Midstream Partners would have been required to issue to fund the $182.1 million distribution was calculated as $182.1 million minus the EQT Midstream Partners Predecessor net earnings of $32.6 million for the period ended December 31, 2011 divided by an issue price per unit of $18.38, which is the assumed initial public offering price of $20.00 per common unit less the estimated underwriting discounts, structuring fee and offering expenses. There were no potential common units outstanding to be considered in the pro forma diluted earnings per unit calculation.

        The unaudited pro forma balance sheet as of March 31, 2012 gives pro forma effect to the assumed dividend discussed in the preceding paragraph, as though it had been declared and was payable as of that date.

3. Description of the Business

Organization

        Equitrans, LP (Equitrans or the Company), is a Pennsylvania limited partnership and the predecessor for accounting purposes (the Predecessor) of EQT Midstream Partners. The accompanying financial statements and related notes include the assets, liabilities and results of operations of Equitrans presented on a carve-out basis, excluding the financial position and results of operations of the Big Sandy Pipeline (as described below), prior to the contribution of all of the partnership interests in Equitrans to EQT Midstream Partners, in connection with the Partnership's proposed initial public offering. The Partnership was formed in January 2012 as a Delaware limited partnership. As used in these financial statements, the terms "we," "our," "us," or like terms refer to the Predecessor. References in these financial statements to "EQT" refer collectively to EQT Corporation and its consolidated subsidiaries, other than the Predecessor.

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3. Description of the Business (Continued)

        As of January 1, 2011, Equitrans was owned 97.25% by EQT Corporation and 2.75% by ET Blue Grass, LLC, a subsidiary of EQT Corporation.

        Equitrans does not have any employees. Operational support for Equitrans is provided by EQT Gathering, LLC (EQT Gathering), one of EQT Gathering, Inc.'s operating subsidiaries engaged in certain midstream business operations. EQT Gathering's employees manage and conduct Equitrans' daily business operations.

        Prior to July 2011, Equitrans owned an approximately 70 mile FERC-regulated transmission pipeline located in eastern Kentucky (Big Sandy Pipeline). Construction on the Big Sandy Pipeline began in 2006 and was completed in 2008. Equitrans operated the pipeline until April 2011, when it was transferred to an affiliate. Such affiliate was subsequently sold in July 2011 to an unrelated third party pipeline operator. Equitrans has no continuing operations in Kentucky or any retained interest in the Big Sandy Pipeline.

        Effective March 1, 2011, pursuant to a sublease of mineral rights from us to EQT Production Company, an oil and gas exploration subsidiary of EQT, and an acreage dedication to us by EQT Production, we have the right to transport on our transmission and storage system, all natural gas produced from wells drilled by EQT on the dedicated acreage, which is an area covering approximately 60,000 acres in Pennsylvania and West Virginia, subject to mutual agreement on the rate to be paid. EQT has gathering systems that service this acreage and interconnect with our transmission and storage system.

        On September 8, 2011, Equitrans received approval from the Federal Energy Regulatory Commission (FERC) to proceed with construction of the Sunrise Pipeline project. The Sunrise Pipeline project consists of 41.5 miles of 24-inch diameter pipeline that parallels and interconnects with the segment of our transmission and storage system from Wetzel County, West Virginia to Greene County, Pennsylvania. In addition, the Sunrise Pipeline project will also include connecting to a new delivery point with Texas Eastern Transmission in Greene County and constructing a new compressor station.

        On June 12, 2012, Equitrans obtained from the FERC an order authorizing: (1) the amendment of the certificate of public convenience and necessity issued to Equitrans by order of the FERC on July 21, 2011 (Equitrans, L.P., 136 FERC ¶ 61,046 (2011)) for the Sunrise Pipeline to permit Equitrans to transfer a passive ownership interest in the facilities that have yet to be constructed to a wholly-owned subsidiary of EQT and a non-jurisdictional entity; (2) the abandonment of the Sunrise Pipeline facilities that have already been constructed and placed into service by transfer of a passive ownership of the facilities to EQT; (3) the grant to Equitrans of certificate authority to lease all of the Sunrise Pipeline facilities from EQT and to operate the facilities; and (4) pregranted abandonment and certificate authority to allow the termination of the lease and the acquisition of the Sunrise Pipeline facilities upon the expiration of the term of the lease arrangement.

        Management intends to distribute all assets and liabilities related to the Sunrise Pipeline to EQT Corporation prior to the conveyance of Equitrans to EQT Midstream Partners. Equitrans will then operate the Sunrise Pipeline under a lease agreement with EQT pursuant to which Equitrans will market the capacity, enter into all agreements for transportation service with customers and operate the Sunrise Pipeline pursuant to the terms of their tariff. Equitrans will make lease payments to EQT once the pipeline is placed into service based on revenues collected and the actual cost to operate the

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3. Description of the Business (Continued)

Sunrise Pipeline. The assets of the Sunrise Pipeline are currently reflected in the accompanying balance sheets.

Nature of Business

        We are a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. We provide midstream services to EQT and third parties in the Appalachian Basin across 22 counties in Pennsylvania and West Virginia through our two primary assets: our transmission and storage system and our gathering system. These assets constitute the operations of the Predecessor and are being contributed to EQT Midstream Partners.

        Equitrans Transmission and Storage System.    Our transmission and storage system includes an approximately 700 mile FERC-regulated interstate pipeline system that connects to five long-haul interstate pipelines and multiple distribution companies, and is supported by 14 associated natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capability and 32 Bcf of working gas capacity. Revenues are primarily driven by our firm transmission and storage contracts.

        Equitrans Gathering System.    Our gathering system consists of approximately 2,100 miles of FERC-regulated low-pressure gathering lines. Substantially all of the revenues associated with our gathering system were generated under interruptible gathering service contracts.

4. Financial Information by Business Segment

        Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate resources.

        We report our operations in two segments, which reflect our lines of business. Transmission and Storage includes our FERC regulated interstate pipeline and storage business. Gathering includes our FERC regulated low pressure gathering system. The operating segments are evaluated on their contribution to our results based on operating income.

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED) (Continued)

4. Financial Information by Business Segment (Continued)

        All of our operating revenues, income from continuing operations and assets are generated or located in the United States.

	Three Months Ended March 31,
	2011	2012
	(in thousands)
Operating Revenues:
Transmission and storage	$23,386	$27,098
Gathering	3,240	3,905

Total	$26,626	$31,003

Operating income:
Transmission and storage	$16,126	$17,391
Gathering	(1,030)	(999)

Total operating income	$15,096	$16,392

Reconciliation of operating income to net income:
Other income, net	346	2,471
Interest expense, net	(1,294)	(1,539)
Income tax expense	(5,513)	(6,201)

Net income	$8,635	$11,123

	December 31, 2011	March 31, 2012
	(in thousands)
Segment assets:
Transmission and storage	$461,002	$511,724
Gathering	85,440	86,182

Total assets	$546,442	$597,906

	Three Months Ended March 31,
	2011	2012
	(in thousands)
Depreciation and amortization:
Transmission and storage	$2,183	$2,363
Gathering	658	675

Total	$2,841	$3,038

Expenditures for segment assets:
Transmission and storage	$10,377	$50,823
Gathering	615	417

Total	$10,992	$51,240

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5. Related-Party Transactions

        In the ordinary course of business, we have transactions with affiliated companies.

        Accounts receivable—affiliate represents amounts due from subsidiaries of EQT, primarily related to transmission, storage and gathering services. For the three months ended March 31, 2011 and 2012, we generated revenues of approximately $21.5 million and $24.2 million, respectively, from services provided to subsidiaries of EQT.

        The accompanying balance sheets include amounts due from related parties of $40.4 million as of December 31, 2011 and $39.1 million as of March 31, 2012. Amounts due to related parties as of December 31, 2011 totaled $68.2 million and $108.5 million as of March 31, 2012. These amounts represent transactions with subsidiaries of EQT outside of transmission, storage and gathering services.

        As discussed in Note 7, EQT provides financing directly or indirectly through EQT Capital Corporation (EQT Capital), EQT's subsidiary finance company, predominantly through intercompany term and demand loans. In addition, operating and administrative expenses and capital expenditures incurred on our behalf by EQT result in intercompany advances recorded as amounts due to or due from EQT on our balance sheet. These advances are related to changes in working capital, cash used for capital expenditures, as well as our cash flow needs. We view these as financing transactions as we would have otherwise obtained demand notes or term loans from EQT Capital to fund these transactions. Of the total due from and due to related parties in the accompanying balance sheets discussed above, $(57.8) million and $(97.5) million are due to EQT at December 31, 2011 and March 31, 2012, respectively.

        The personnel who operate our assets are employees of EQT. EQT directly charges us for the payroll and benefit costs associated with employees and carries the obligations for other employee-related benefits in its financial statements. We are allocated a portion of EQT's defined benefit pension plan liability for the retirees of Equitrans based on an actuarial assessment of that liability. Our share of those costs is charged through due to related parties and reflected in operations and maintenance expense in the accompanying statement of operations.

        We are allocated a portion of the indirect operating and maintenance expense incurred by EQT Gathering, a subsidiary of EQT that incurs certain costs that are shared by us. For the three months ended March 31, 2011 and 2012, operating and maintenance expenses allocated to us were approximately $0.5 million and $1.2 million, respectively. The allocation is based on our percentage of a calculation based upon net plant, revenue and headcount.

        For the three months ended March 31, 2011 and 2012 selling, general and administrative expenses allocated to us were approximately $0.9 million and $1.2 million, respectively. We are allocated a portion of the selling, general and administrative expense incurred by EQT Gathering. The allocation is based on a calculation of our percentage of net plant, revenue and headcount.

        Included in the accompanying statements of operations operating expenses is stock based compensation of $0.5 million and $0.7 million during the three months ended March 31, 2011 and 2012, respectively. EQT's stock-based compensation programs consist of restricted stock, stock options and performance-based units issued to employees. To the extent compensation cost relates to employees directly involved in transmission and storage or gathering operations, such amounts are charged to us by EQT and are reflected as operating expenses. To the extent compensation cost relates to employees indirectly involved in transmission and storage or gathering operations, such amounts are charged to us from EQT and reflected as general and administrative expenses.

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5. Related-Party Transactions (Continued)

        As discussed further in Note 7, we had demand and term notes due to EQT Capital of approximately $135.2 million at December 31, 2011 and March 31, 2012.

6. Income Taxes

        We estimate an annual effective income tax rate based on projected results for the year and apply this rate to income before taxes to calculate income tax expense. Any refinements made due to subsequent information that affects the estimated annual effective income tax rate are reflected as adjustments in the current period. Separate effective income tax rates are calculated for net income from continuing operations and any other separately reported net income items, such as discontinued operations.

        Current federal tax obligations of all subsidiary companies are settled with EQT. The consolidated federal income tax is allocated among the group's members on a separate return basis with tax credits allocated to the members generating the credits.

        The estimated annual effective income tax rate as of March 31, 2011 was 39.0%. The effective income tax rate for the three months ended March 31, 2012 was 35.8%. The Company currently estimates the 2012 annual effective income tax rate to be approximately 37.1%. The annual effective tax rate was higher than the federal statutory rate primarily as a result of state income taxes partially offset by benefit recorded for allowance for funds used during construction (AFUDC). The difference between the annual effective tax rate projected for 2012 and the effective tax rate for the three months ending March 31, 2012 was related to tax reserve adjustments and an update to the Company's estimate of the future impact of a statutory state rate change. The 2012 rate was lower than 2011 primarily as a result of a decrease to tax reserves and an increase in the benefit recorded for AFUDC.

        There were no material changes to the Company's methodology for determining unrecognized tax benefits during the three months ended March 31, 2012. During the first quarter of 2012, the Company effectively settled its prior years' uncertain tax positions with respect to repairs deductions. The uncertain tax position balance has been reduced accordingly.

        The IRS has completed its audit of EQT Corporation and Subsidiaries' federal income tax filings through 2005. The IRS began its audit and review of EQT's federal income tax filings for the 2006 through 2009 years during the second quarter of 2010. Equitrans, L.P. is also under audit by the IRS for the 2008 and 2009 tax years. EQT also is the subject of various state income tax examinations.

7. Notes Payable Affiliate/Long-Term Debt

        EQT provides financing to its affiliates directly or indirectly through EQT Capital. Such financing is generally provided through intercompany term and demand loans that are entered into between EQT Capital and EQT's subsidiaries. We have notes payable due to EQT Capital of approximately

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED) (Continued)

7. Notes Payable Affiliate/Long-Term Debt (Continued)

$135.2 million as of December 31, 2011 and as of March 31, 2012. The interest rate on the demand notes is equal to a commercial rate plus 200 basis points.

	December 31, 2011	March 31, 2012
	(in thousands)
Demand notes	$78,128	$—
8.057% notes, due July 1, 2012	37,500	—
5.50% notes, due July 1, 2012	9,000	—
5.060% notes, due January 22, 2014	10,607	—
6.01% note, due February 1, 2022	—	135,235

	135,235	135,235
Less debt payable within one year	—	—

Total long-term debt	$135,235	$135,235

        On February 3, 2012, we refinanced with EQT Capital our intercompany term debt and our demand loans into a 10-year term note maturing on February 1, 2022 at an interest rate of 6.01%. Accordingly, since we intended and arranged to finance such amounts on a long-term basis, the related obligations are reflected as long-term debt at December 31, 2011 in the accompanying balance sheet.

        Pursuant to the February 2012 refinancing, there were no maturities of long-term debt scheduled through 2015. Demand notes were payable upon notification from EQT Capital prior to being refinanced.

        Interest expense on long-term debt and demand loans amounted to $1.4 million and $1.9 million for the three months ended March 31, 2011 and 2012, respectively.

8. Fair Value of Financial Instruments

        The carrying value of cash equivalents and demand notes approximates fair value due to the short maturity of the instruments; these are considered Level 1 fair value measurements. The estimated fair values of the notes payable—affiliate on the accompanying balance sheets at December 31, 2011 and March 31, 2012 were approximately $155 million and $158 million, respectively. The fair value was estimated based on market rates reflective of the remaining maturity and risk and, as a result, were considered Level 2 fair value measurements.

9. Commitments and Contingencies

        We are subject to federal, state and local environmental laws and regulations. These laws and regulations, which are constantly changing, can require expenditures for remediation and in certain instances result in assessment of fines. We have established procedures for ongoing evaluation of our operations to identify potential environmental exposures and assure compliance with regulatory policies and procedures. The estimated costs associated with identified situations that require remedial action are accrued. However, when recoverable through regulated rates, certain of these costs are deferred as regulatory assets. Ongoing expenditures for compliance with environmental law and regulations, including investments in plant and facilities to meet environmental requirements, have not been material. Management believes that any such required expenditures will not be significantly different in

EQT MIDSTREAM PARTNERS PREDECESSOR

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED) (Continued)

9. Commitments and Contingencies (Continued)

either nature or amount in the future and does not know of any environmental liabilities that will have a material effect on our financial position or results of operations.

        In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against the Company. While the amounts claimed may be substantial, the Company is unable to predict with certainty the ultimate outcome of such claims and proceedings. The Company accrues legal or other direct costs related to loss contingencies when actually incurred. The Company has established reserves it believes to be appropriate for pending matters and after consultation with counsel and giving appropriate consideration to available insurance, the Company believes that the ultimate outcome of any matter currently pending against the Company will not materially affect the financial position, results of operations or liquidity of the Company.

        In connection with construction of the Sunrise Pipeline project and Blacksville Compressor Station project, we entered into agreements with pipeline construction and other contractors to provide services to us. These obligations total approximately $250 million. Both projects are expected to be completed in the third quarter 2012.

        On March 1, 2012, Equitrans made an annual filing with the FERC to recover costs it incurs to comply with the Pipeline Safety Improvement Act of 2002; however the amount of such recovery is subject to FERC approval on an annual basis and it has not yet been approved and is subject to two protests. For a period of five years after the closing of this offering, EQT will indemnify us for the difference in the amount of qualifying pipeline safety costs included in the applicable annual pipeline safety cost tracker filings made by Equitrans with the FERC less the amount of the qualifying pipeline safety costs actually recovered each year.

10. Accounting Policy

        In June 2011, the FASB issued a standard update to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. This standard did not have an impact on our financial statements because we did not have any items in other comprehensive income.

        In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we remain an "emerging growth company" as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may in the future determine to take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.0 billion of revenues in a fiscal year, have more than $700 million in market value of our limited partner interests held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to "opt out" of this exemption and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of EQT Midstream Services, LLC

        We have audited the accompanying balance sheet of EQT Midstream Partners, LP (the Partnership) as of May 31, 2012. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Oversight Accounting Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of EQT Midstream Partners, LP at May 31, 2012 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
June 1, 2012

EQT MIDSTREAM PARTNERS, LP

BALANCE SHEET

May 31, 2012

ASSETS
Cash	$1,000

Total assets	$1,000

PARTNERS' EQUITY
Partners' Equity
Limited partner's equity	$980
General partner's equity	20

Total partners' equity	$1,000

The accompanying note is an integral part of this balance sheet.

EQT MIDSTREAM PARTNERS, LP

NOTE TO BALANCE SHEET

1. Nature of Operations

        EQT Midstream Partners, LP (the Partnership) is a Delaware limited partnership formed on January 18, 2012 to acquire certain assets of EQT Corporation (EQT).

        The Partnership intends to offer common units, representing limited partner interests, pursuant to a public offering and to concurrently issue common units and subordinated units, representing additional limited partner interests in the Partnership to EQT Midstream Investments, LLC, an indirect wholly-owned subsidiary of EQT, and general partner units representing an aggregate 2% general partner interest in the Partnership to EQT Midstream Services, LLC, an indirect wholly-owned subsidiary of EQT.

        EQT Midstream Services LLC, as general partner, contributed $20 and EQT Midstream Investments, LLC, as the organizational limited partner, contributed $980, all in the form of cash, to the Partnership on January 31, 2012. There have been no other transactions involving the Partnership as of May 31, 2012.

Appendix A

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

EQT MIDSTREAM PARTNERS, LP

A Delaware Limited Partnership

Dated as of

                        , 2012

A-i

A-ii

A-iii

FIRST AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF EQT MIDSTREAM PARTNERS, LP

        THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EQT MIDSTREAM PARTNERS, LP dated as of                        , 2012, is entered into by and between EQT Midstream Services, LLC, a Delaware limited liability company, as the General Partner, and EQT Midstream Investments, LLC, a Delaware limited liability company, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, "long-term" generally refers to a period of not less than twelve months.

        "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

          (a)   Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event; and

          (b)   If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

        "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Adjusted Operating Surplus" means, with respect to any period, (a) Operating Surplus generated with respect to such period (b) less (i) the amount of any net increase in Working Capital Borrowings (or the Partnership's proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any reimbursements by EQT Corp pursuant to Section 3.3 of the Omnibus Agreement and (iii) the amount of any net decrease in cash reserves (or the Partnership's proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (c) plus (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership's proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(iii) above and (iii) the amount of any net increase in cash reserves (or the Partnership's proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Quantity of IDR Reset Common Units" has the meaning given such term in Section 5.11(a).

        "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this First Amended and Restated Agreement of Limited Partnership of EQT Midstream Partners, LP, as it may be amended, supplemented or restated from time to time.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, member, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

          (a)   the sum of:

            (i)    all cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

            (ii)   if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less;

          (b)   the amount of any cash reserves established by the General Partner (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

            (i)    provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures for anticipated future debt service requirements of the Partnership Group and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings) subsequent to such Quarter;

            (ii)   comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

            (iii)  provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a

Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

        Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

        "Book Basis Derivative Items" means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

        "Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Pennsylvania shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Capital Contribution" means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.

        "Capital Improvement" means (a) the construction or development of new capital assets by a Group Member, (b) the replacement, improvement or expansion of existing capital assets by a Group Member or (c) a Capital Contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such Capital Contribution will have, directly or indirectly, an equity interest, to fund such Group Member's pro rata share of the cost of the construction or development of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, development, replacement, improvement or expansion is made to increase over the long-term, the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such construction, development, replacement, improvement, expansion or Capital Contribution. For purposes of this definition, "long-term" generally refers to a period of not less than twelve months.

        "Capital Surplus" means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

        "Carrying Value" means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means a certificate in such form (including global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "claim" (as used in Section 7.12(g)) has the meaning given such term in Section 7.12(g).

        "Closing Date" means the first date on which Common Units are sold by the Partnership to the IPO Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" for any day, means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" has the meaning given such term in Section 11.3(a).

        "Commences Commercial Service" means the date upon which a Capital Improvement is first put into commercial service by a Group Member following completion of construction, replacement, improvement or expansion and testing, as applicable.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

        "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

        "Conflicts Committee" means a committee of the Board of Directors of the General Partner composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than (i) Common Units and (ii) awards that are granted to such director in his capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors of the General Partner to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).

        "Construction Debt" means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions (including incremental Incentive Distributions) on Construction Equity.

        "Construction Equity" means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions (including incremental Incentive Distributions) on other Construction Equity. Construction Equity does not include equity issued in the Initial Public Offering.

        "Construction Period" means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of                        , 2012, among the Partnership, the General Partner, the Operating Company, Equitrans Services, LLC, Equitrans, EQT Midstream Investments, ETBG, EQT Investments Holdings, LLC and EQT Corp, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

        "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

        "Current Market Price" as of any date of any class of Limited Partner Interests, means the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

        "Deferred Issuance and Distribution" means both (a) the issuance by the Partnership of a number of additional Common Units that is equal to the excess, if any, of (x) 1,875,000, over (y) the aggregate number, if any, of Common Units actually purchased by and issued to the IPO Underwriters pursuant to the Over-Allotment Option on the Option Closing Date(s), and (b) distribution(s) of cash, pursuant to the Contribution Agreement, in an amount equal to the total amount of cash contributed by the IPO Underwriters to the Partnership on or in connection with any Option Closing Date with respect to Common Units issued by the Partnership upon the applicable exercise of the Over-Allotment Option in accordance with Section 5.3(b), if any.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.

        "Derivative Partnership Interests" means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

        "Disposed of Adjusted Property" has the meaning given such term in Section 6.1(d)(xii)(B).

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Eligibility Certificate" means a certificate the General Partner may request a Limited Partner to execute as to such Limited Partner's (or such Limited Partner's beneficial owners') federal income tax status or nationality, citizenship or other related status for the purpose of determining whether such Limited Partner is an Ineligible Holder.

        "Eligible Taxable Holder" means (a) a Limited Partner subject to United States federal income taxation on the income generated by the Partnership or (b) an entity not subject to United States federal income taxation on the income generated by the Partnership, so long as all of the entity's owners are subject to such taxation.

        "EQT Corp" means EQT Corporation, a Pennsylvania corporation.

        "EQT Midstream Investments" means EQT Midstream Investments, LLC, a Delaware limited liability company.

        "Equitrans" means Equitrans, L.P., a Pennsylvania limited partnership.

        "Estimated Incremental Quarterly Tax Amount" has the meaning assigned to such term in Section 6.9.

        "ETBG" means ET Blue Grass, LLC, a Delaware limited liability company.

        "Event of Withdrawal" has the meaning given such term in Section 11.1(a).

        "Excess Additional Book Basis" has the meaning given such term in the definition of "Additional Book Basis Derivative Items."

        "Excess Distribution" has the meaning given such term in Section 6.1(d)(iii)(A).

        "Excess Distribution Unit" has the meaning given such term in Section 6.1(d)(iii)(A).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

        "Expansion Capital Expenditures" means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

        "FERC" means the Federal Energy Regulatory Commission, or any successor to the powers thereof.

        "Final Subordinated Units" has the meaning given such term in Section 6.1(d)(x)(A).

        "First Liquidation Target Amount" has the meaning given such term in Section 6.1(c)(i)(D).

        "First Target Distribution" means $0.4025 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2012, it means the product of $0.4025 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

        "Fully Diluted Weighted Average Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes (a) the weighted average number of Outstanding Units during such period plus (b) all Partnership Interests and Derivative Partnership Interests (i) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (ii) whose conversion, exercise or exchange price, if any, is less than the Current Market Price on the date of such calculation, (iii) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (iv) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Interests and Derivative Partnership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (x) the number of Units issuable upon such conversion, exercise or exchange and (y) the number of Units that such consideration would purchase at the Current Market Price.

        "General Partner" means EQT Midstream Services, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacity as general partner of the Partnership (except as the context otherwise requires).

        "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

        "General Partner Unit" means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

        "Gross Liability Value" means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm's-length transaction.

        "Group" means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

        "Hedge Contract" means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of hydrocarbons, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.

        "Holder" means any of the following:

          (a)   the General Partner who is the record holder of Registrable Securities;

          (b)   any Affiliate of the General Partner who is the Record Holder of Registrable Securities (other than natural persons who are Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates);

          (c)   any Person that has been the General Partner within the prior two years and who is the Record Holder of Registrable Securities;

          (d)   any Person that has been an Affiliate of the General Partner within the prior two years and who is the Record Holder of Registrable Securities (other than natural persons who were Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates); and

          (e)   a transferee and current Record Holder of Registrable Securities to whom the transferor of such Registrable Securities, who was a Holder at the time of such transfer, assigns its rights and obligations under this Agreement; provided such transferee agrees in writing to be bound by the terms of this Agreement and provides its name and address to the Partnership promptly upon such transfer.

        "IDR Reset Common Units" has the meaning given such term in Section 5.11(a).

        "IDR Reset Election" has the meaning given such term in Section 5.11(a).

        "Incentive Distribution Right" means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

        "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and Sections 6.4(b)(iii), (iv) and (v).

        "Incremental Income Taxes" has the meaning given such term in Section 6.9.

        "Indemnified Persons" has the meaning given such term in Section 7.12(g).

        "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement because such Person's status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group's business and affairs.

        "Ineligible Holder" means a Limited Partner who is not an Eligible Taxable Holder or whose nationality, citizenship or other related status the General Partner determines, upon receipt of an Eligibility Certificate or other requested information, has created or would create under any federal, state or local law or regulation to which a Group Member is subject, a substantial risk of cancellation or forfeiture of any property in which a Group Member has an interest.

        "Initial Common Units" means the Common Units sold in the Initial Public Offering.

        "Initial Limited Partners" means the Organizational Limited Partner, EQT Midstream Investments (with respect to the Common Units and Subordinated Units received by it pursuant to Section 5.2(a)), the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2) and the IPO Underwriters upon the issuance by the Partnership of Common Units as described in Section 5.3(a) in connection with the Initial Public Offering.

        "Initial Public Offering" means the initial offering and sale of Common Units to the public (including the offer and sale of Common Units pursuant to the Over-Allotment Option), as described in the IPO Registration Statement.

        "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Common Units were first offered to the public for sale as set forth on the cover page of the IPO Prospectus or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

        "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering) to anyone other than the Partnership Group; and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

        "Investment Capital Expenditures" means capital expenditures that are neither Expansion Capital Expenditures nor Maintenance Capital Expenditures.

        "IPO Prospectus" means the final prospectus relating to the Initial Public Offering dated                        and filed by the Partnership with the Commission pursuant to Rule 424 under the Securities Act on            .

        "IPO Registration Statement" means the Registration Statement on Form S-1 (File No. 333-179487) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

        "IPO Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Liability" means any liability or obligation of any nature, whether accrued, contingent or otherwise.

        "Limited Partner" means, unless the context otherwise requires, the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership.

        "Limited Partner Interest" means an interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests (other than a General Partner Interest) or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the third sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "Maintenance Capital Expenditure" means cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) by a Group Member made to maintain, over the long-term, the operating capacity or operating income of the Partnership Group. For purposes of this definition, "long-term" generally refers to a period of not less than twelve months.

        "Merger Agreement" has the meaning given such term in Section 14.1.

        "Minimum Quarterly Distribution" means $0.3500 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on September 30, 2012, it means the product of $0.3500 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property or other consideration reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other consideration is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

        "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

        "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

        "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

        "Net Termination Gain" means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Net Termination Loss" means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized by the

Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(b); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Notice" means a written request from a Holder pursuant to Section 7.12 which shall (i) specify the Registrable Securities intended to be registered, offered and sold by such Holder, (ii) describe the nature or method of the proposed offer and sale of Registrable Securities, and (iii) contain the undertaking of such Holder to provide all such information and materials and take all action as may be required or appropriate in order to permit the Partnership to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.12.

        "Notice of Election to Purchase" has the meaning given such term in Section 15.1(b).

        "Omnibus Agreement" means that certain Omnibus Agreement, dated as of                        , 2012, among EQT Corp, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.

        "Operating Company" means Equitrans Investments, LLC, a Delaware limited liability company, and any successors thereto.

        "Operating Expenditures" means all Partnership Group cash expenditures (or the Partnership's proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees and directors of the General Partner, reimbursement of expenses of the General Partner and its Affiliates, debt service payments, Maintenance Capital Expenditures, repayment of Working Capital Borrowings, payments made in the ordinary course of business under any Hedge Contracts, subject to the following:

          (a)   repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

          (b)   payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

          (c)   Operating Expenditures shall not include (i) Expansion Capital Expenditures or Investment Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners, (iv) repurchases of Partnership Interests, other than repurchases of Partnership Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans, or (v) any other expenditures or payments using the proceeds of the Initial Public Offering as described under "Use of Proceeds" in the IPO Registration Statement; and

          (d)   (i) amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract.

        "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

          (a)   the sum of (i) $30 million, (ii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions paid during the Construction Period (including incremental Incentive Distributions) on Construction Equity, less

          (b)   the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings, and (iv) any cash loss realized on disposition of an Investment Capital Expenditure; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but return of principal shall not be treated as cash receipts.

        "Operation and Management Services Agreement" means that certain Operation and Management Services Agreement, dated as of                        , 2012, between EQT Gathering, LLC, a Delaware limited liability company, and Equitrans as such agreement may be amended, supplemented or restated from time to time.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other person selecting such counsel or obtaining such opinion.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the IPO Underwriters upon exercise of the Over-Allotment Option.

        "Organizational Limited Partner" means EQT Midstream Investments in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding in the Register as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, all Partnership Interests owned by such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

        "Over-Allotment Option" means the over-allotment option to purchase additional Common Units granted to the IPO Underwriters by the Partnership pursuant to the Underwriting Agreement.

        "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means EQT Midstream Partners, LP, a Delaware limited partnership.

        "Partnership Group" means, collectively, the Partnership and its Subsidiaries.

        "Partnership Interest" means any class or series of equity interest in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

        "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

        "Percentage Interest" means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, as the case may be, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

        "Person" means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Plan of Conversion" has the meaning given such term in Section 14.1.

        "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder, and (d) when used with respect to Holders who have requested to include Registrable Securities in a Registration Statement pursuant to Section 7.12(a) or 7.12(b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Notice relating to such request.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent and the Register as of the Partnership's close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered in the Register as of the Partnership's close of business on a particular Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

        "Register" has the meaning given such term in Section 4.5(a) of this Agreement.

        "Registrable Security" means any Partnership Interest other than the General Partner Interest and General Partner Units; provided any Registrable Security shall cease to be a Registrable Security (a) at the time a Registration Statement covering such Registrable Security is declared effective by the Commission or otherwise becomes effective under the Securities Act, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) at the time such Registrable Security has been disposed of pursuant to Rule 144 (or any successor or similar rule or regulation under the Securities Act); (c) when such Registrable Security is held by a Group Member; and (d) at the time such Registrable Security has been sold in a private transaction in which the transferor's rights under Section 7.12 of this Agreement have not been assigned to the transferee of such securities.

        "Registration Statement" has the meaning given such term in Section 7.12(a) of this Agreement.

        "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

        "Required Allocations" means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

        "Reset MQD" has the meaning given such term in Section 5.11(e).

        "Reset Notice" has the meaning given such term in Section 5.11(b).

        "Retained Converted Subordinated Unit" has the meaning given such term in Section 5.5(c)(ii).

        "Second Liquidation Target Amount" has the meaning given such term in Section 6.1(c)(i)(E).

        "Second Target Distribution" means $0.4375 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2012, it means the product of $0.4375 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

        "Selling Holder" means a Holder who is selling Registrable Securities pursuant to the procedures in Section 7.12 of this Agreement.

        "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee acting in good faith.

        "Subordinated Unit" means a Limited Partner Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

        "Subordination Period" means the period commencing on the Closing Date and expiring on the first to occur of the following dates:

          (a)   the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending June 30, 2015 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages.

          (b)   the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending June 30, 2013 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis, plus the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages.

          (c)   the date on which the General Partner is removed in a manner described in Section 11.4.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Surviving Business Entity" has the meaning given such term in Section 14.2(b).

        "Target Distributions" means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

        "Third Target Distribution" means $0.5250 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2012, it means the product of $0.5250 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

        "Trading Day" means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

        "Transaction Documents" has the meaning given such term in Section 7.1(b).

        "transfer" has the meaning given such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

        "Treasury Regulation" means the United States Treasury regulations promulgated under the Code.

        "Underwriting Agreement" means that certain Underwriting Agreement dated as of                        , 2012 among the IPO Underwriters, EQT Corp, the Partnership, the General Partner and the Operating Company providing for the purchase of Common Units by the IPO Underwriters.

        "Underwritten Offering" means (a) an offering pursuant to a Registration Statement in which Partnership Interests are sold to an underwriter on a firm commitment basis for reoffering to the public (other than the Initial Public Offering), (b) an offering of Partnership Interests pursuant to a Registration Statement that is a "bought deal" with one or more investment banks, and (c) an "at-the-market" offering pursuant to a Registration Statement in which Partnership Interests are sold to the public through one or more investment banks or managers on a best efforts basis.

        "Unit" means a Partnership Interest that is designated by the General Partner as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

        "Unit Majority" means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

        "Unitholders" means the Record Holders of Units.

        "Unpaid MQD" has the meaning given such term in Section 6.1(c)(i)(B).

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

        "Unrecovered Initial Unit Price" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

        "Unrestricted Person" means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an "Unrestricted Person" for purposes of this Agreement from time to time.

        "U.S. GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

        "Withdrawal Opinion of Counsel" has the meaning given such term in Section 11.1(b).

        "Working Capital Borrowings" means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

        Section 1.2    Construction.    Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include," "includes," "including" or words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof," "herein" or "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II
ORGANIZATION

        Section 2.1    Formation.    The General Partner and the Organizational Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of EQT Midstream Partners, LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the record owner thereof for all purposes.

        Section 2.2    Name.    The name of the Partnership shall be "EQT Midstream Partners, LP." Subject to applicable law, the Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.    Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Trust Company. The principal office of the Partnership shall be located at 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        Section 2.4    Purpose and Business.    The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.

        Section 2.5    Powers.    The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6    Term.    The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        Section 2.7    Title to Partnership Assets.    Title to the assets of the Partnership, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such assets of the Partnership or any portion thereof. Title to any or all assets of the Partnership may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any assets of the Partnership for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership's designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All assets of the Partnership shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such assets of the Partnership is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

        Section 3.1    Limitation of Liability.    The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

        Section 3.2    Management of Business.    No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

        Section 3.3    Rights of Limited Partners.

          (a)   Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner's own expense:

            (i)    to obtain from the General Partner either (A) the Partnership's most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act or any successor or similar rule or regulation under the Securities Act (provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Partnership's or the Commission's website);

            (ii)   to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

            (iii)  to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

          (b)   The rights to information granted the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in Partnership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).

          (c)   The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner determines is in the nature of trade secrets or (ii) other information the disclosure of which the General Partner determines (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or regulation or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

          (d)   Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP
INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

        Section 4.1    Certificates.    Owners of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests and Derivative Partnership Interests, Partnership Interests and Derivative Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.8(e). The signatures of such officers upon a certificate may be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Partnership with the same effect as if he were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b) and Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing the Common Units into which such Record Holder's Subordinated Units converted, or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing the Common Units into which such

Record Holders' Subordinated Units converted. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

          (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests or Derivative Partnership Interests as the Certificate so surrendered.

          (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

            (i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

            (ii)   requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

            (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

            (iv)  satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

  If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

          (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders.    The names and addresses of Unitholders as they appear in the Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Partner hereunder as, and to the extent, provided herein, including Section 10.1(c).

        Section 4.4    Transfer Generally.

          (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest (represented by General Partner Units) to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

          (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect or recognize any such transfer or purported transfer.

          (c)   Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person's shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term "transfer" shall not include any such disposition.

        Section 4.5    Registration and Transfer of Limited Partner Interests.

          (a)   The General Partner shall keep, or cause to be kept by the Transfer Agent on behalf of the Partnership, one or more registers in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the registration and transfer of Limited Partner Interests, and any Derivative Partnership Interests as applicable, shall be recorded (the "Register").

          (b)   The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Register.

          (c)   Upon the receipt by the General Partner of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Register.

          (d)   Except as provided in Section 4.9, by acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, or agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the Register and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee has the capacity, power and authority to enter into this Agreement, (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement and (v) shall be deemed to certify that the transferee is an Eligible Taxable Holder, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

          (e)   Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law, including the Securities Act, Limited Partner Interests shall be freely transferable.

          (f)    The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

        Section 4.6    Transfer of the General Partner's General Partner Interest.

          (a)   Subject to Section 4.6(c) below, prior to June 30, 2022, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

          (b)   Subject to Section 4.6(c) below, on or after June 30, 2022, the General Partner may transfer all or any part of its General Partner Interest without Unitholder approval or the approval of the holders of the Incentive Distribution Rights.

          (c)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

        Section 4.7    Transfer of Incentive Distribution Rights.    The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval.

        Section 4.8    Restrictions on Transfers.

          (a)   Except as provided in Section 4.8(d), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

          (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Partnership's becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

          (c)   The transfer of a Subordinated Unit that has converted into a Common Unit or a Common Unit issued upon conversion of a Subordinated Unit shall be subject to the restrictions imposed by Section 6.7(b) and Section 6.7(c).

          (d)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

          (e)   Each certificate or book entry evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

  THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF EQT MIDSTREAM PARTNERS, LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF EQT MIDSTREAM PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE EQT MIDSTREAM PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF EQT MIDSTREAM PARTNERS, LP MAY IMPOSE ADDITIONAL

  RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF EQT MIDSTREAM PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        Section 4.9    Eligibility Certificates; Ineligible Holders.

          (a)   The General Partner may upon demand or on a regular basis require Limited Partners, and transferees of Limited Partner Interests in connection with a transfer, to execute an Eligibility Certificate or provide other information as is necessary for the General Partner to determine if any such Limited Partners or transferees are Ineligible Holders.

          (b)   If any Limited Partner (or its beneficial owners) falsely certifies its status as an Eligible Taxable Holder or fails to furnish to the General Partner within 30 days of its request an Eligibility Certificate and other information related thereto, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner or a transferee of a Limited Partner is an Ineligible Holder, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10 or the General Partner may refuse to effect the transfer of the Limited Partner Interests to such transferee. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of the Ineligible Holder's Limited Partner Interests.

          (c)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

          (d)   Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).

          (e)   At any time after an Ineligible Holder can and does certify that it no longer is an Ineligible Holder, it may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder upon approval of the General Partner, shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.

          (f)    If at any time a transferee of a Partnership Interest fails to furnish an Eligibility Certificate or any other information requested by the General Partner pursuant to Section 4.9 within 30 days of such request, or if upon receipt of such Eligibility Certificate or such other information the General Partner determines, with the advice of counsel, that such transferee is an Ineligible Holder, the Partnership may, unless the transferee establishes to the satisfaction of the General Partner that such transferee is not an Ineligible Holder, prohibit and void the transfer, including by placing a stop order with the Transfer Agent.

        Section 4.10    Redemption of Partnership Interests of Ineligible Holders.

          (a)   If at any time a Limited Partner falsely certifies its status as an Eligible Taxable Holder or fails to furnish an Eligibility Certificate or any other information requested by the General Partner pursuant to Section 4.9 within 30 days of such request, or if upon receipt of such Eligibility Certificate or such other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his Limited Partner Interests to a Person who is not an Ineligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

            (i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated in the Register, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

            (ii)   The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

            (iii)  The Limited Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or Transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

            (iv)  After the redemption, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

          (b)   The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee, agent or representative of a Person determined to be an Ineligible Holder.

          (c)   Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement and the transferor provides notice of such transfer to the General Partner. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that such transferee is not an Ineligible Holder. If the transferee fails to make such certification within 30 days after the request and, in any event, before the redemption date, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1    Organizational Contributions.    In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00 in exchange for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 in exchange for a 98% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interests of the General Partner and Organizational Limited Partner shall be redeemed as provided in the Contribution Agreement and the initial Capital Contributions of the General Partner and the Organizational Limited Partner shall be refunded, and all interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the General Partner and the Organizational Limited Partner, respectively.

        Section 5.2    Contributions by the General Partner and its Affiliates.

          (a)   On the Closing Date and pursuant to the Contribution Agreement, the General Partner contributed to the Partnership, as a Capital Contribution, a            % and             % limited partner interest and general partner interest, respectively, in Equitrans, in exchange for (i) 707,744 General Partner Units representing a continuation of its 2% General Partner Interest (after giving effect to any exercise of the Over-Allotment Option and the Deferred Issuance and Distribution), subject to all of the rights, privileges and duties of the General Partner under this Agreement, (ii) the Incentive Distribution Rights, and (iii) a right to receive $             million in part as a reimbursement for certain capital expenditures incurred with respect to the assets of Equitrans pursuant to Treasury Regulation Section 1.707-4(d). On the Closing Date and pursuant to the Contribution Agreement, EQT Midstream Investments contributed to the Partnership, as a Capital Contribution, a            % and            % limited partner interest and general partner interest, respectively, in Equitrans, in exchange for (i) 4,839,718 Common Units, (ii) 17,339,718 Subordinated Units, (iii) a right to receive $             million in part as a reimbursement for certain capital expenditures incurred with respect to the assets of Equitrans pursuant to Treasury Regulation Section 1.707-4(d), and (iv) the right to receive the Deferred Issuance and Distribution upon the earlier to occur of (A) the expiration of the Over-Allotment Option or (B) the exercise in full of the Over-Allotment Option.

          (b)   Upon the issuance of any additional Limited Partner Interests by the Partnership (other than (i) the Common Units issued in the Initial Public Offering, (ii) the Common Units, Subordinated Units and Incentive Distribution Rights issued pursuant to Section 5.2(a) (including any Common Units issued pursuant to the Deferred Issuance and Distribution), (iii) any Common

  Units issued pursuant to Section 5.11 and (iv) any Common Units issued upon the conversion of any Partnership Interests), the General Partner may, in order to maintain the Percentage Interest with respect to its General Partner Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (A) the quotient determined by dividing (x) the Percentage Interest with respect to the General Partner Interests immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (y) 100% less the Percentage Interest with respect to the General Partner Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (B) the gross amount contributed to the Partnership by the Limited Partners (before deduction of underwriters' discounts and commissions) in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

        Section 5.3    Contributions by Limited Partners.

          (a)   On the Closing Date and pursuant to the Underwriting Agreement, each IPO Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the Underwriting Agreement.

          (b)   Upon the exercise, if any, of the Over-Allotment Option, each IPO Underwriter shall contribute cash to the Partnership on the Option Closing Date in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the Underwriting Agreement.

          (c)   No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units and Subordinated Units issued to EQT Midstream Investments pursuant to subparagraph (a) of Section 5.2, (ii) the Common Units issued to the IPO Underwriters as described in subparagraphs (a) and (b) of this Section 5.3 and (iii) the Incentive Distribution Rights issued to the General Partner.

          (d)   No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

        Section 5.4    Interest and Withdrawal.

        No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

        Section 5.5    Capital Accounts.

          (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such beneficial owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account balance attributable to the General Partner Units issued to the General Partner pursuant to Section 5.2(a) shall equal the Net Agreed Value of the Capital Contribution specified in Section 5.2(a), which shall be deemed to equal the product of the number of General Partner Units issued to the General Partner pursuant to Section 5.2(a) and the Initial Unit Price for each

  Common Unit (and the initial Capital Account balance attributable to each General Partner Unit shall equal the Initial Unit Price for each Common Unit). The initial Capital Account balance attributable to the Common Units and Subordinated Units issued to EQT Midstream Investments pursuant to Section 5.2(a) shall equal the respective Net Agreed Value of the Capital Contributions specified in Section 5.2(a), which shall be deemed to equal the product of the number of Common Units and Subordinated Units issued to EQT Midstream Investments pursuant to Section 5.2(a) and the Initial Unit Price for each such Common Unit and Subordinated Unit (and the initial Capital Account balance attributable to each such Common Unit and Subordinated Unit shall equal its Initial Unit Price). The initial Capital Account balance attributable to the Common Units issued to the IPO Underwriters pursuant to Section 5.3(a) shall equal the product of the number of Common Units so issued to the IPO Underwriters and the Initial Unit Price for each Common Unit (and the initial Capital Account balance attributable to each such Common Unit shall equal its Initial Unit Price). The initial Capital Account attributable to the Incentive Distribution Rights shall be zero. Thereafter, the Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

          (b)   For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

            (i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

            (ii)   All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

            (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

            (iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

            (v)   An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.5(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.5(b).

            (vi)  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

            (vii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

          (c)   (i)  The transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

            (ii)   Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any converted Subordinated Units ("Retained Converted Subordinated Units") or Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

          (d)   (i)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, derived from the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

            (ii)   In accordance with Treasury Regulation Section 1.704- 1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

        Section 5.6    Issuances of Additional Partnership Interests.

          (a)   The Partnership may issue additional Partnership Interests (other than General Partner Interests) and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

          (b)   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

          (c)   The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.6, including Common Units issued in connection with the Deferred Issuance and Distribution, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) reflecting admission of such additional Limited Partners in the Register as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

          (d)   No fractional Units shall be issued by the Partnership.

        Section 5.7    Conversion of Subordinated Units.

          (a)   All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the expiration of the Subordination Period.

          (b)   A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7.

        Section 5.8    Limited Preemptive Right.    Except as provided in this Section 5.8 and in Section 5.2 and Section 5.11 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

        Section 5.9    Splits and Combinations.

          (a)   Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted.

          (b)   Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

          (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

          (d)   The Partnership shall not issue fractional Units or General Partner Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units and General Partner Units but for the provisions of Section 5.6(d) and this Section 5.9(d), each fractional Unit and General Partner Units shall be rounded to the nearest whole Unit or General Partner Unit (with fractional Units or General Partner Units equal to or greater than a 0.5 Unit or General Partner Unit being rounded to the next higher Unit or General Partner Unit).

        Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.    All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

        Section 5.11    Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

          (a)   Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the "IDR Reset Election") to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the "IDR Reset Common Units") derived by dividing (i) the average amount of cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the "Aggregate Quantity of IDR Reset Common Units"). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. Upon the issuance of such IDR Reset Common Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest by (y) the number of such IDR Reset Common Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in this Section 5.11 shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units and the General Partner will become entitled to receive General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders other than as set forth in this Section 5.11(a), at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

          (b)   To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the "Reset Notice") to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership's determination of the Aggregate Quantity of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

          (c)   The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units and the General Partner will be entitled to receive the related additional General Partner Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

          (d)   If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership's receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership's receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Interests into Common Units within not more than 12 months following the Partnership's receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

          (e)   The Minimum Quarterly Distribution and the Target Distributions, shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the

  Partnership's receipt of the Reset Notice (the "Reset MQD"), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

          (f)    Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a), the Capital Account maintained with respect to the Incentive Distribution Rights will (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, as to any remaining balance in such Capital Account, will be retained by the holder of the Incentive Distribution Rights. If there is not sufficient capital associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.11(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations for Capital Account Purposes.    For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

          (a)    Net Income.    After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

            (i)    First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for the current and all previous taxable periods; and

            (ii)   The balance, if any, (x) to the General Partner in accordance with its Percentage Interest, and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x).

          (b)    Net Loss.    After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

            (i)    First, to the General Partner and the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

            (ii)   The balance, if any, 100% to the General Partner.

          (c)    Net Termination Gains and Losses.    After giving effect to the special allocations set forth in Section 6.1(d), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

            (i)    Except as provided in Section 6.1(c)(iv), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

              (A)  First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for all previous taxable periods;

              (B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the "Unpaid MQD") and (3) any then existing Cumulative Common Unit Arrearage;

              (C)  Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

              (D)  Fourth, 100% to the General Partner and all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter referred to as the "First Liquidation Target Amount");

              (E)  Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter referred to as the "Second Liquidation Target Amount");

              (F)  Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv); and

              (G)  Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G).

            (ii)   Except as otherwise provided by Section 6.1(c)(iii), Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

              (A)  First, if Subordinated Units remain Outstanding, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

              (B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

              (C)  Third, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(C) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account); and

              (D)  Fourth, the balance, if any, 100% to the General Partner.

            (iii)  Any Net Termination Loss deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

              (A)  First, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

              (B)  The balance, if any, to the General Partner.

            (iv)  If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), subsequent Net Termination Gain deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

              (A)  First, to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(B);

              (B)  Second, to the General Partner and the Unitholders, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(A); and

              (C)  The balance, if any, pursuant to the provisions of Section 6.1(c)(i).

          (d)    Special Allocations.    Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

            (i)    Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704- 2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

            (ii)   Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) and other than an allocation pursuant to Section 6.1(d)(i), Section 6.1(d)(vi) and Section 6.1(d)(vii) with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

            (iii)  Priority Allocations.

              (A)  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an "Excess Distribution" and the Unit with respect to which the greater distribution is paid, an "Excess Distribution Unit"), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess

      Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner's Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner's Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

              (B)  After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner's Percentage Interest by (y) the sum of 100 less the General Partner's Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

            (iv)  Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704- 1(b)(2)(ii)(d)(5), or 1.704- 1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

            (v)   Gross Income Allocation.    In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

            (vi)  Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

            (vii) Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

            (viii)  Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

            (ix)  Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

            (x)   Economic Uniformity; Changes in Law.

              (A)  At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

              (B)  With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.11 equaling the product of (A) the

      Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit.

              (C)  With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

              (D)  For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

            (xi)  Curative Allocation.

              (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

              (B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

            (xii) Corrective and Other Allocations.    In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

              (A)  Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate such Additional Book Basis Derivative Items to (1) the holders of Incentive Distribution Rights and the General Partner to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d) and (2) all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d).

              (B)  In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property ("Disposed of Adjusted Property"), the General Partner shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

              (C)  In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

              (D)  For purposes of this Section 6.1(d)(xii), the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement. In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the "lower tier partnership"), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A) - (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership's allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

            (xiii)  Special Curative Allocation in Event of Liquidation Prior to End of Subordination Period.    Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit, then items of income, gain, loss and deduction for the taxable period that includes the Liquidation Date (and, if necessary, items arising in previous taxable periods to the extent the General Partner determines such items may be so allocated), shall be specially allocated among the Partners in the manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

        Section 6.2    Allocations for Tax Purposes.

          (a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

          (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined to be appropriate by the General Partner (taking into account the General Partner's discretion under Section 6.1(d)(x)(D)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

          (c)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

          (d)   In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

          (e)   All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

          (f)    Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the last Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

          (g)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

        Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

          (a)   Within 45 days following the end of each Quarter commencing with the Quarter ending on September 30, 2012, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. The Record Date for the first distribution of Available Cash shall not be prior to the final closing of the Over-Allotment Option or the Deferred Issuance and Distribution. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

          (b)   Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

          (c)   The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

          (d)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        Section 6.4    Distributions of Available Cash from Operating Surplus.

          (a)    During the Subordination Period.    Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.6(b):

            (i)    First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

            (ii)   Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

            (iii)  Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

            (iv)  Fourth, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

            (v)   Fifth, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

            (vi)  Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

            (vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all

    Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

          (b)    After the Subordination Period.    Available Cash with respect to any Quarter after the Subordination Period (which Quarter may include the date on which the Subordination Period ends) that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.6(b):

            (i)    First, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

            (ii)   Second, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

            (iii)  Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

            (iv)  Fourth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

            (v)   Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

        Section 6.5    Distributions of Available Cash from Capital Surplus.    Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, to the General Partner and the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a). Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

        Section 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

          (a)   The Minimum Quarterly Distribution, Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution and Target Distributions shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

          (b)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

        Section 6.7    Special Provisions Relating to the Holders of Subordinated Units.

          (a)   Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(x)(A), Section 6.7(b) and Section 6.7(c).

          (b)   A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

          (c)   The holder of a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are represented by Certificates) and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 5.5(c)(ii) and Section 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

        Section 6.8    Special Provisions Relating to the Holders of Incentive Distribution Rights.    Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), Sections 6.4(b)(iii), (iv) and (v), and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

        Section 6.9    Entity-Level Taxation.    If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, at its option, reduce the Minimum Quarterly Distribution and the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the "Incremental Income Taxes"), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution and the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Management.

          (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner in its capacity as such shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

            (i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

            (ii)   the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

            (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

            (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

            (v)   the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

            (vi)  the distribution of cash held by the Partnership;

            (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

            (viii)  the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

            (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

            (x)   the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

            (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

            (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

            (xiii)  the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

            (xiv) the undertaking of any action in connection with the Partnership's participation in the management of any Group Member; and

            (xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

          (b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Operation and Management Services Agreement, and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the "Transaction Documents") (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty or any other obligation of any type whatsover that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

        Section 7.2    Certificate of Limited Partnership.    The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

        Section 7.3    Restrictions on the General Partner's Authority to Sell Assets of the Partnership Group.

        Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

        Section 7.4    Reimbursement of the General Partner.

          (a)   Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

          (b)   Subject to the Omnibus Agreement and the Operation and Management Services Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group's business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. This provision does not affect the ability of the General Partner and its Affiliates to enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

          (c)   The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or Derivative Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or Derivative Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

          (d)   The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

        Section 7.5    Outside Activities.

          (a)   The General Partner, for so long as it is the General Partner of the Partnership, (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, or (C) subject to the limitations contained in the Omnibus Agreement, the performance of its obligations under the Omnibus Agreement.

          (b)   Except as provided in the Omnibus Agreement and subject to the terms of Section 7.5(c), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner; provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

          (c)   Subject to the terms of Sections 7.5(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty otherwise existing at law, in equity or otherwise, of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). Except as provided in the Omnibus Agreement, no Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty otherwise existing at law, in equity or otherwise, by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

          (d)   The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term "Affiliates" when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

        Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

          (a)   The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member.

          (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

          (c)   No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty or any other obligation of any type whatsoever, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner's Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

        Section 7.7    Indemnification.

          (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Indemnitee (other than a Group Member) with respect to any such Affiliate's obligations pursuant to the Transaction Documents. Any indemnification pursuant to this

  Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

          (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

          (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

          (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

          (e)   For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

          (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

          (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

          (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.8    Liability of Indemnitees.

          (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who have acquired interests in the Partnership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

          (b)   The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

          (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

          (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

          (a)   Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) determined by the Board of Directors of the General Partner to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors of the General Partner to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek

  Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, seek Unitholder Approval or adopt a resolution or course of action that has not received Special Approval or Unitholder Approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination or taking or declining to take such other action shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any action by the Board of Directors of the General Partner in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or whether a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors of the General Partner, as applicable, acted in good faith; in all cases subject to the provisions for conclusive determination in Section 7.9(b). Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

          (b)   Whenever the General Partner or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in "good faith" for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Partnership Group; provided, that if the Board of Directors of the General Partner is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.9(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in "good faith" for all purposes of this Agreement if the members of the Board of Directors of the General Partner making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.9(a), as applicable; provided further, that if the Board of Directors of the General Partner is making a determination that a director satisfies the eligibility requirements to be a member of a Conflicts Committee, then in lieu thereof, such determination will conclusively be deemed to be in "good faith" for all purposes of this Agreement if the members of the Board of Directors of the General Partner making such determination subjectively believe that the director satisfies the eligibility requirements to be a member of the Conflicts Committee.

          (c)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrase, "the General Partner at its option," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

          (d)   The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a partnership.

          (e)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

          (f)    Except as expressly set forth in this Agreement or required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

          (g)   The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a general partner or managing member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

        Section 7.10    Other Matters Concerning the General Partner.

          (a)   The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

          (b)   The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

          (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

        Section 7.11    Purchase or Sale of Partnership Interests.    The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

        Section 7.12    Registration Rights of the General Partner and its Affiliates.

          (a)    Demand Registration.    Upon receipt of a Notice from any Holder at any time after the 180th day after the Closing Date, the Partnership shall file with the Commission as promptly as reasonably practicable a registration statement under the Securities Act (each, a "Registration Statement") providing for the resale of the Registrable Securities identified in such Notice, which may, at the option of the Holder giving such Notice, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act. The Partnership shall not be required pursuant to this Section 7.12(a) to file more than one Registration Statement in any twelve-month period nor to file more than three Registration Statements in the aggregate. The Partnership shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the earlier of (i) six months following such Registration Statement's effective date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold. In the event one or more Holders request in a Notice to dispose of Registrable Securities pursuant to a Registration Statement in an Underwritten Offering and such Holder or Holders reasonably anticipate gross proceeds from such Underwritten Offering of at least $20,000,000 in the aggregate, the Partnership shall retain underwriters that are reasonably acceptable to such Selling Holders in order to permit such Selling Holders to effect such disposition through an Underwritten Offering; provided the Partnership shall have the exclusive right to select the bookrunning managers. The Partnership and such Selling Holders shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Partnership Interests therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. In the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering.

          (b)    Piggyback Registration.    At any time after the 180th day after the Closing Date, if the Partnership shall propose to file a Registration Statement (other pursuant to a demand made pursuant to Section 7.12(a)) for an offering of Partnership Interests for cash (other than an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Partnership shall notify all Holders of such proposal at least five business days before the proposed filing date. The Partnership shall use commercially reasonable efforts to include such number of Registrable Securities held by any Holder in such Registration Statement as each Holder shall request in a Notice received by the Partnership within two business days of such Holder's receipt of the notice from the Partnership. If the Registration Statement about which the Partnership gives notice under this Section 7.12(b) is for an Underwritten Offering, then any Holder's ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned on such Holder's inclusion of all such Registrable Securities in the Underwritten Offering; provided that, in the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. In connection with any such Underwritten Offering, the Partnership and the Selling Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Partnership Interests therein. No Holder may participate in the Underwritten Offering unless it agrees to sells its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering. The Partnership shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 7.12(b) prior to the pricing date of the Underwritten Offering.

          (c)    Sale Procedures.    In connection with its obligations under this Section 7.12, the Partnership shall:

            (i)    furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (B) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided that the Partnership will not have any obligation to provide any document pursuant to clause (B) hereof that is available on the Commission's website;

            (ii)   if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

            (iii)  promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (B) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

            (iv)  immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 7.12(f), the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; and

            (v)   enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are customary in such securities offerings.

          (d)    Suspension.    Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 7.12(c)(iv), shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by such subsection or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

          (e)    Expenses.    Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Partnership, all costs and expenses of a Registration Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Section 7.12 (other than underwriting discounts and commissions on Registrable Securities and fees and expenses of counsel and advisors to Selling Holders) shall be paid by the Partnership.

          (f)    Delay Right.    Notwithstanding anything to the contrary herein, if the Conflicts Committee determines that the Partnership's compliance with its obligations in this Section 7.12 would be detrimental to the Partnership because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone compliance with such obligations for a period of not more than six months; provided that such right may not be exercised more than twice in any 24-month period.

          (g)    Indemnification.

            (i)    In addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(g) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold by such Selling Holder under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Selling Holder specifically for use in the preparation thereof.

            (ii)   Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Partnership, the General Partner's officers and directors and each Person who controls the Partnership (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in such Registration Statement, preliminary prospectus, final prospectus or free writing prospectus.

            (iii)  The provisions of this Section 7.12(g) shall be in addition to any other rights to which an Indemnified Person may be entitled under law, equity, contract or otherwise.

          (h)    Specific Performance.    Damages in the event of breach of Section 7.12 by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

        Section 7.13    Reliance by Third Parties.    Notwithstanding anything to the contrary in this Agreement, any Person (other than the General Partner and its Affiliates) dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person (other than the General Partner and its Affiliates) dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.    The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including the Register and all other books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

        Section 8.2    Fiscal Year.    The fiscal year of the Partnership shall be a fiscal year ending December 31.

        Section 8.3    Reports.

          (a)   Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership's or the Commission's website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

          (b)   Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership's or the Commission's website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

        Section 9.1    Tax Returns and Information.    The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

        Section 9.2    Tax Elections.

          (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

          (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        Section 9.3    Tax Controversies.    Subject to the provisions hereof, the General Partner is designated as the "tax matters partner" (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

        Section 9.4    Withholding.    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS

        Section 10.1    Admission of Limited Partners.

          (a)   Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, EQT Midstream Investments and the IPO Underwriters in connection with the Initial Public Offering as described in Article V, such Persons shall, by acceptance of such Partnership Interests, and upon becoming the Record Holders of such Partnership Interests, be admitted to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

          (b)   By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, which nominee, agent or representative shall be subject to Section 10.1(c) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement, (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement and (v) shall be deemed to certify that the transferee or acquirer is an Eligible Taxable Holder, all with or without execution of this

  Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

          (c)   With respect to Units that are held for a Person's account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the rights of a Limited Partner in respect of such Units, including the right to vote, on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Units in accordance with the direction of the Person who is the beneficial owner of such Units, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 10.1(c) are subject to the provisions of Section 4.3.

          (d)   The name and mailing address of each Record Holder shall be listed in the Register. The General Partner shall update the Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

          (e)   Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

        Section 10.2    Admission of Successor General Partner.    A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

        Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.    To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the Register and any other records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1    Withdrawal of the General Partner.

          (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

            (i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

            (ii)   The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

            (iii)  The General Partner is removed pursuant to Section 11.2;

            (iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

            (v)   A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

            (vi)  (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

          (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Time, on June 30, 2022 the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on June 30, 2022 the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

        Section 11.2    Removal of the General Partner.    The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and Unitholders holding a majority of the outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

        Section 11.3    Interest of Departing General Partner and Successor General Partner.

          (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates' general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates' Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

          (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

          (c)   If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

        Section 11.4    Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.    Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.

        Section 11.5    Withdrawal of Limited Partners.    No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution.    The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

          (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

          (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

          (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

          (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

        Section 12.2    Continuation of the Business of the Partnership After Dissolution.    Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

            (i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

            (ii)   if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

            (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

        Section 12.3    Liquidator.    Upon dissolution of the Partnership in accordance with the provisions of Article XII, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.4    Liquidation.    The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

          (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

          (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

          (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704- 1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

        Section 12.5    Cancellation of Certificate of Limited Partnership.    Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.6    Return of Contributions.    The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Partnership.

        Section 12.7    Waiver of Partition.    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        Section 12.8    Capital Account Restoration.    No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        Section 13.1    Amendments to be Adopted Solely by the General Partner.    Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

          (a)   a change in the name of the Partnership, the location of the principal office of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

          (b)   admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

          (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

          (d)   a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

          (e)   a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

          (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

          (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6;

          (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

          (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

          (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

          (k)   a merger, conveyance or conversion pursuant to Section 14.3(c); or

          (l)    any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures.    Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership's or the Commission's website.

        Section 13.3    Amendment Requirements.

          (a)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

          (b)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

          (c)   Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

          (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

          (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

        Section 13.4    Special Meetings.    All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        Section 13.5    Notice of a Meeting.    Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.

        Section 13.6    Record Date.    For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

        Section 13.7    Postponement and Adjournment.    Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless the aggregate amount of such postponement shall be for more than 45 days after the original meeting date. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No vote of the Limited Partners shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8    Waiver of Notice; Approval of Meeting.    The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after call and notice in accordance with Sections 13.4 and 13.5, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

        Section 13.9    Quorum and Voting.    The presence, in person or by proxy, of holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner and its Affiliates) shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote at such meeting shall be deemed to constitute the act of all Limited Partners, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement.

        Section 13.10    Conduct of a Meeting.    The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

        Section 13.11    Action Without a Meeting.    If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

        Section 13.12    Right to Vote and Related Matters.

          (a)   Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

          (b)   With respect to Units that are held for a Person's account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and in accordance with the direction of, the Person who is the beneficial owner of such Units, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

        Section 13.13    Voting of Incentive Distribution Rights.

          (a)   For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law, and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

          (b)   For so long as less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments to this Agreement and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Subordinated Units, prior to the end of the Subordination Period, or together with the Common Units, thereafter, in either case as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Subordinated Units or Common Units, as applicable, when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Subordinated Units or Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

          (c)   Notwithstanding Section 13.13(b), in connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of the holders of the Incentive Distribution Rights.

ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION

        Section 14.1    Authority.    The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation ("Merger Agreement") or a written plan of conversion ("Plan of Conversion"), as the case may be, in accordance with this Article XIV.

        Section 14.2    Procedure for Merger, Consolidation or Conversion.

          (a)   Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

          (b)   If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

            (i)    name and state of domicile of each of the business entities proposing to merge or consolidate;

            (ii)   the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

            (iii)  the terms and conditions of the proposed merger or consolidation;

            (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

            (v)   a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

            (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

            (vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

          (c)   If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

            (i)    the name of the converting entity and the converted entity;

            (ii)   a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

            (iii)  a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

            (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

            (v)   in an attachment or exhibit, the certificate of limited partnership of the Partnership;

            (vi)  in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

            (vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

            (viii)  such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

        Section 14.3    Approval by Limited Partners.    Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

          (a)   Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

          (b)   Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

          (c)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

          (d)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

          (e)   Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

        Section 14.4    Certificate of Merger or Certificate of Conversion.    Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

        Section 14.5    Effect of Merger, Consolidation or Conversion.

          (a)   At the effective time of the merger:

            (i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

            (ii)   the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

            (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

            (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

          (b)   At the effective time of the conversion:

            (i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

            (ii)   all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

            (iii)  all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

            (iv)  all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

            (v)   a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

            (vi)  the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        Section 15.1    Right to Acquire Limited Partner Interests.

          (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

          (b)   If the General Partner any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, in the Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as

  the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

          (c)   In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI
GENERAL PROVISIONS

        Section 16.1    Addresses and Notices; Written Communications.

          (a)   Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown in the Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

          (b)   The terms "in writing," "written communications," "written notice" and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

        Section 16.2    Further Action.    The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 16.3    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 16.4    Integration.    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 16.5    Creditors.    None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 16.6    Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 16.7    Third-Party Beneficiaries.    Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

        Section 16.8    Counterparts.    This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) or (b) without execution hereof.

        Section 16.9    Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

          (a)   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

          (b)   Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

            (i)    irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

            (ii)   irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;

            (iii)  agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

            (iv)  expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

            (v)   consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

        Section 16.10    Invalidity of Provisions.    If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

        Section 16.11    Consent of Partners.    Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

        Section 16.12    Facsimile and Email Signatures.    The use of facsimile signatures and signatures delivered by email in portable document (.pdf) or similar format affixed in the name and on behalf of the Transfer Agent of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
EQT MIDSTREAM SERVICES, LLC
By:

Name: Title:
ORGANIZATIONAL LIMITED PARTNER:
EQT MIDSTREAM INVESTMENTS, LLC
By:

Name: Title:

Signature Page to First Amended and Restated
Agreement of Limited Partnership of EQT Midstream Partners, LP

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
EQT Midstream Partners, LP

Certificate Evidencing Common Units
Representing Limited Partner Interests in
EQT Midstream Partners, LP

No.	Common Units

        In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of EQT Midstream Partners, LP, as amended, supplemented or restated from time to time (the "Partnership Agreement"), EQT Midstream Partners, LP, a Delaware limited partnership (the "Partnership"), hereby certifies that                          (the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF EQT MIDSTREAM PARTNERS, LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF EQT MIDSTREAM PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE EQT MIDSTREAM PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF EQT MIDSTREAM PARTNERS, LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF EQT MIDSTREAM PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

A-1

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware

Dated:	EQT Midstream Partners, LP

	By:	EQT Midstream Services, LLC
By:

By:

Countersigned and Registered by:

American Stock Transfer & Trust Company, LLC
as Transfer Agent and Registrar

By:

Authorized Signature

A-2

[Reverse of Certificate]

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT TRANSFERS MIN ACT
TEN ENT—as tenants by the entireties		Custodian

	(Cust)		(Minor)
JT TEN—as joint tenants with right of survivorship under Uniform Gifts/Transfers to CD Minors Act (State) and not as tenants in common

Additional abbreviations, though not in the above list, may also be used.

A-3

ASSIGNMENT OF COMMON UNITS OF
EQT MIDSTREAM PARTNERS, LP

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

                            Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                                      as its attorney-in-fact with full power of substitution to transfer the same on the books of EQT Midstream Partners, LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
(Signature)
(Signature)

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

        No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

A-4

APPENDIX B—GLOSSARY OF TERMS

        Adjusted EBITDA:    A supplemental non-GAAP financial measure defined by us as net income (loss) plus net interest expense, income tax expense, depreciation and amortization expense and non-cash long-term compensation expense less other income and the Sunrise Pipeline lease payment.

        BBtu:    One billion British Thermal Units.

        Bcf:    One billion cubic feet.

        condensate:    A natural gas liquid with a low vapor pressure, mainly composed of propane, butane, pentane and heavier hydrocarbon fractions.

        end-user markets:    The ultimate users and consumers of transported energy products.

        FERC:    Federal Energy Regulatory Commission.

        GAAP:    Generally accepted accounting principles.

        HP:    Horsepower.

        local distribution company or LDC:    LDCs are companies involved in the delivery of natural gas to consumers within a specific geographic area

        LNG:    Natural gas that has been cooled to minus 161 degrees Celsius for transportation, typically by ship. The cooling process reduces the volume of natural gas by 600 times.

        Mcf:    One thousand cubic feet.

        MMcf:    One million cubic feet.

        NGA:    Natural Gas Act of 1938.

        NGLs:    Those hydrocarbons in natural gas that are separated from the natural gas as liquids through the process of absorption, condensation, adsorption or other methods in natural gas processing or cycling plants. Generally such liquids consist of propane and heavier hydrocarbons and are commonly referred to as lease condensate, natural gasoline and liquefied petroleum gases. Natural gas liquids include natural gas plant liquids (primarily ethane, propane, butane and isobutane) and lease condensate (primarily pentanes produced from natural gas at lease separators and field facilities).

        park and loan services:    Those services pursuant to which customers receive the right to store natural gas in (park), or borrow gas from (loan), our facilities on a seasonal basis.

        play:    A proven geological formation that contains commercial amounts of hydrocarbons.

        PHMSA:    Pipeline and Hazardous Materials Safety Administration.

        receipt point:    The point where production is received by or into a gathering system or transportation pipeline.

        reservoir:    A porous and permeable underground formation containing an individual and separate natural accumulation of producible hydrocarbons (crude oil and/or natural gas) which is confined by impermeable rock or water barriers and is characterized by a single natural pressure system.

        shale gas:    Natural gas produced from organic (black) shale formations.

        TBtu:    One trillion British Thermal Units.

B-1

        Tcf:    One trillion cubic feet.

        throughput:    The volume of natural gas transported or passing through a pipeline, plant, terminal or other facility during a particular period.

        wellhead:    The equipment at the surface of a well used to control the well's pressure; also, the point at which the hydrocarbons and water exit the ground.

B-2

12,500,000 Common Units

Representing Limited Partner Interests

PROSPECTUS

                        , 2012

Citigroup

Barclays

BofA Merrill Lynch

Credit Suisse

J.P. Morgan

Wells Fargo Securities

Deutsche Bank Securities

Goldman, Sachs & Co.

RBC Capital Markets

        Through and including                        , 2012 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and the structuring fee) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$34,595
FINRA filing fee	30,688
NYSE listing fee	125,000
Printing and engraving expenses	250,000
Fees and expenses of legal counsel	2,750,000
Accounting fees and expenses	700,000
Transfer agent and registrar fees	3,500
Miscellaneous	106,217

Total	$4,000,000

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers.

EQT Midstream Partners, LP

        Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled "The Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

        The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of EQT Midstream Partners, LP and our general partner, their officers and directors, and any person who controls our general partner, including indemnification for liabilities under the Securities Act.

EQT Midstream Services, LLC

        Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        Under the limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

  •
  any person who is or was an affiliate of our general partner (other than us and our subsidiaries);

  •
  any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any affiliate of our general partner;

  •
  any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; and

  •
  any person designated by our general partner.

        Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Item 15.    Recent Sales of Unregistered Securities.

        On January 18, 2012, in connection with our formation, we issued to (i) our general partner a 2.0% general partner interest in us in exchange for $20 and (ii) EQT Midstream Investments, LLC a 98.0% limited partner interest in us in exchange for $980. These transactions were exempt from registration under Section 4(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

        The following documents are filed as exhibits to this registration statement:

INDEX TO EXHIBIT

Number		Description
1.1	**	—Form of Underwriting Agreement
3.1	**	—Certificate of Limited Partnership of EQT Midstream Partners, LP
3.2	**	—Form of Amended and Restated Agreement of Limited Partnership of EQT Midstream Partners, LP (included as Appendix A to the prospectus)
3.3	**	—Certificate of Formation of EQT Midstream Services, LLC
3.4	**	—Form of Amended and Restated Limited Liability Company Agreement of EQT Midstream Services, LLC
5.1	**	—Opinion of Baker Botts L.L.P. as to the legality of the securities being registered
8.1	**	—Opinion of Baker Botts L.L.P. relating to tax matters
10.1	**	—Form of Contribution, Conveyance and Assumption Agreement
10.2	**	—Form of Omnibus Agreement
10.3	**	—Form of Operation and Management Services Agreement
10.4	**	—Form of Revolving Credit Agreement
10.5	**	—Form of EQT Midstream Services, LLC 2012 Long-Term Incentive Plan
10.6	**	—Form of Phantom Unit Award Agreement
10.7	**	—Form of TSR Performance Award Agreement
10.8	**	—Transportation Service Agreement Applicable to Firm Transportation Service Under Rate Schedule FTS between Equitrans, L.P. and EQT Energy LLC, dated September 21, 2010

Number		Description
10.9	**	—Form of Transportation Service Agreement Applicable to Firm Transportation Service Under Rate Schedule FTS between Equitrans, L.P. and Equitable Gas Company, LLC
10.10	**	—Form of Transportation Service Agreement Applicable to No-Notice Firm Transportation Service Under Rate Schedule NOFT between Equitrans, L.P. and Equitable Gas Company, LLC
10.11	**	—EQT Guaranty dated April 25, 2012, executed by EQT Corporation in favor of Equitrans, L.P.
10.12	**	—Sublease Agreement between Equitrans, L.P. and EQT Production Company, effective March 1, 2011
10.13	**	—Amendment of Sublease Agreement between Equitrans, L.P. and EQT Production Company, dated April 5, 2012
10.14	**	—Form of Sunrise Facilities Lease Agreement by and between Equitrans, L.P. and Sunrise Pipeline, L.L.C.
10.15	**	—Form of Director Indemnification Agreement
21.1	**	—List of Subsidiaries of EQT Midstream Partners, LP
23.1		—Consent of Ernst & Young LLP
23.2	**	—Consent of Baker Botts L.L.P. (contained in Exhibit 5.1)
23.3	**	—Consent of Baker Botts L.L.P. (contained in Exhibit 8.1)
24.1	**	—Powers of Attorney

**
Filed previously

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to this offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with EQT, our general partner, or any of their affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to EQT, our general partner, or any of their affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on June 18, 2012.

EQT Midstream Partners, LP
By:	EQT Midstream Services, LLC its general partner
By:	/s/ PHILIP P. CONTI
	Name:	Philip P. Conti
	Title:	Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Name	Title	Date

* David L. Porges	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	June 18, 2012
/s/ PHILIP P. CONTI Philip P. Conti	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 18, 2012
* Theresa Z. Bone	Vice President and Principal Accounting Officer	June 18, 2012
* Randall L. Crawford	Director	June 18, 2012
* Lewis B. Gardner	Director	June 18, 2012
* Michael A. Bryson	Director	June 18, 2012
* Julian M. Bott	Director	June 18, 2012

*By:	/s/ PHILIP P. CONTI

Philip P. Conti Attorney-in-fact

 INDEX TO EXHIBIT

Number		Description
1.1	**	—Form of Underwriting Agreement
3.1	**	—Certificate of Limited Partnership of EQT Midstream Partners, LP
3.2	**	—Form of Amended and Restated Agreement of Limited Partnership of EQT Midstream Partners, LP (included as Appendix A to the prospectus)
3.3	**	—Certificate of Formation of EQT Midstream Services, LLC
3.4	**	—Form of Amended and Restated Limited Liability Company Agreement of EQT Midstream Services, LLC
5.1	**	—Opinion of Baker Botts L.L.P. as to the legality of the securities being registered
8.1	**	—Opinion of Baker Botts L.L.P. relating to tax matters
10.1	**	—Form of Contribution, Conveyance and Assumption Agreement
10.2	**	—Form of Omnibus Agreement
10.3	**	—Form of Operation and Management Services Agreement
10.4	**	—Form of Revolving Credit Agreement
10.5	**	—Form of EQT Midstream Services, LLC 2012 Long-Term Incentive Plan
10.6	**	—Form of Phantom Unit Award Agreement
10.7	**	—Form of TSR Performance Award Agreement
10.8	**	—Transportation Service Agreement Applicable to Firm Transportation Service Under Rate Schedule FTS between Equitrans, L.P. and EQT Energy LLC, dated September 21, 2010
10.9	**	—Form of Transportation Service Agreement Applicable to Firm Transportation Service Under Rate Schedule FTS between Equitrans, L.P. and Equitable Gas Company, LLC
10.10	**	—Form of Transportation Service Agreement Applicable to No-Notice Firm Transportation Service Under Rate Schedule NOFT between Equitrans, L.P. and Equitable Gas Company, LLC
10.11	**	—EQT Guaranty dated April 25, 2012, executed by EQT Corporation in favor of Equitrans, L.P.
10.12	**	—Sublease Agreement between Equitrans, L.P. and EQT Production Company, effective March 1, 2011
10.13	**	—Amendment of Sublease Agreement between Equitrans, L.P. and EQT Production Company, dated April 5, 2012
10.14	**	—Form of Sunrise Facilities Lease Agreement by and between Equitrans, L.P. and Sunrise Pipeline, L.L.C.
10.15	**	—Form of Director Indemnification Agreement
21.1	**	—List of Subsidiaries of EQT Midstream Partners, LP
23.1		—Consent of Ernst & Young LLP
23.2	**	—Consent of Baker Botts L.L.P. (contained in Exhibit 5.1)
23.3	**	—Consent of Baker Botts L.L.P. (contained in Exhibit 8.1)
24.1	**	—Powers of Attorney

**
Filed previously